       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY 13, 1996


                                                       REGISTRATION NO. 33-64573
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                              AMENDMENT NO. THREE

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       PACIFICAMERICA MONEY CENTER, INC.
                 (FORMERLY KNOWN AS PACIFIC UNITED GROUP, INC.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         6162                        95-4465729
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
      OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
          ORGANIZATION)

                            ------------------------

                       21031 VENTURA BOULEVARD, SUITE 102
                        WOODLAND HILLS, CALIFORNIA 91364
                                 (818) 992-8999
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

               JOEL R. SCHULTZ                        CATHERINE DEBONO HOLMES, ESQ.
      21031 VENTURA BOULEVARD, SUITE 102          JEFFER, MANGELS, BUTLER & MARMARO LLP
       WOODLAND HILLS, CALIFORNIA 91364                  2121 AVENUE OF THE STARS
                (818) 992-8999                            LOS ANGELES, CA 90067
     (NAME, ADDRESS, INCLUDING ZIP CODE,                      (310) 201-3553
     AND TELEPHONE NUMBER, INCLUDING AREA
         CODE, OF AGENT FOR SERVICE)

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as possible after the effective date of the Registration Statement.
                            ------------------------


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /



                                                  (Cover continued on next page)


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF           AMOUNT TO BE     OFFERING PRICE          AGGREGATE         AMOUNT OF
   SECURITIES TO BE REGISTERED           REGISTERED           PER UNIT     OFFERING PRICE  REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share(1)........................     1,690,000          $ 10.00          $16,900,000          $5,828
Common Stock Issuable Upon
  Exercise of General Partner
  Warrants(2).....................       563,333          $ 15.00          $ 8,449,995          $2,914
Subscriber Warrants(3)............       160,000              -0-                  -0-             -0-
Common Stock Issuable Upon
  exercise of Subscriber
  Warrants(3).....................       160,000          $ 12.50          $ 2,000,000          $  690
Total Registration Fee............                                                              $9,432*
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------



(1) Includes (i) 890,000 shares of Common Stock to be issued to partners of Presidential Mortgage Company (the "Partnership") in the Restructuring, including 41,591 shares which the general partner of the Partnership (the "General Partner") has committed to accept for its interest in the Partnership, which the General Partner will distribute to its partners, and which are being registered for resale by those partners; and (ii) up to 800,000 shares which may be sold in a Rights Offering, including (a) 80,000 shares which the General Partner has committed to purchase and distribute to its creditors and partners, and which are being registered for resale by such creditors and partners, and (b) 145,500 shares which the officers, directors and proposed directors of the Corporation have committed to purchase in the Rights Offering and which are being registered for resale by such persons.


(2) All shares of Common Stock issuable upon exercise of General Partner Warrants are being registered for resale by the partners of the General Partner.


(3) Includes up to 160,000 Subscriber Warrants and Common Stock issuable under Subscriber Warrants which may be issued to subscribers in the Rights Offering, including (a) 16,000 Subscriber Warrants and Common Stock issuable under Subscriber Warrants issuable to the General Partner in connection with its commitment to purchase 80,000 shares in the Rights Offering, which will be distributed to the partners of the General Partner and which are being registered for resale by such partners and (b) 29,100 Subscriber Warrants and Common Stock issuable under Subscriber Warrants issuable to the officers, directors and proposed directors who have committed to purchase shares in the Rights Offering, which are being registered for resale by such persons.



 *  Previously paid.


                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



     Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends and similar adjustments as set forth in the provisions of the Subscriber Warrants, the General Partner Warrants and the Bank Warrant.

                       PACIFICAMERICA MONEY CENTER, INC.

                 (FORMERLY KNOWN AS PACIFIC UNITED GROUP, INC.)

                             CROSS-REFERENCE SHEET
                                      FOR

       REGISTRATION STATEMENT ON FORM S-4 AND PROXY STATEMENT/PROSPECTUS


               FORM S-4 REGISTRATION STATEMENT                         CAPTION OR
                   ITEM NUMBER AND HEADING                       LOCATION IN PROSPECTUS
      --------------------------------------------------  -------------------------------------
  1.  Forepart of the Registration Statement and Outside
        Front Cover Page of Prospectus..................  Front Cover Page
  2.  Inside Front, Outside Back Cover Pages of
        Prospectus......................................  Available Information
  3.  Risk Factors, Ratio of Earnings to Fixed Charges,
        and Other Information...........................  Summary; Selected Financial Data;
                                                          Unaudited Pro Forma Consolidated
                                                          Financial Statements of the
                                                          Corporation; The Restructuring
                                                          Plan -- Conditions to the
                                                          Restructuring Plan
  4.  Terms of the Transaction..........................  The Restructuring Plan; Comparison of
                                                          Rights of Limited Partners of the
                                                          Partnership and Stockholders of the
                                                          Corporation; Federal Income Tax
                                                          Consequences; Fairness of the
                                                          Restructuring Plan
  5.  Pro Forma Financial Information...................  Unaudited Pro Forma Consolidated
                                                          Financial Statements of the
                                                          Corporation
  6.  Material Contracts with the Company Being
        Acquired........................................  Not applicable
  7.  Additional Information Required for Reoffering by
        Persons and Parties Deemed to be Underwriters...  Not applicable
  8.  Interests of Named Experts and Counsel............  Legal Matters
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.....................................  Fiduciary Responsibility
 10.  Information with Respect to S-3 Registrants.......  Not Applicable
 11.  Incorporation of Certain Information by
        Reference.......................................  Not Applicable
 12.  Information With Respect to S-2 or S-3
        Registrants.....................................  Not Applicable
 13.  Incorporation of Certain Information by
        Reference.......................................  Not Applicable
 14.  Information With Respect to Registrants Other than
        S-3 or S-2 Registrants..........................  Business; Dividend Policy; Market for
                                                          Limited Partnership Units and Common
                                                          Stock of the Corporation; Financial
                                                          Statements; Selected Financial Data;
                                                          Management's Discussion and Analysis
                                                          of Financial Condition and Results of
                                                          Operations; Change in and
                                                          Disagreements with Accountants
 15.  Information With Respect to S-3 Companies.........  Not Applicable
 16.  Information With Respect to S-2 or S-3
        Companies.......................................  Not Applicable

               FORM S-4 REGISTRATION STATEMENT                         CAPTION OR
                   ITEM NUMBER AND HEADING                       LOCATION IN PROSPECTUS
      --------------------------------------------------  -------------------------------------
 17.  Information With Respect to Companies Other Than
        S-3 or S-2 Companies............................  Business; Dividend Policy; Market for
                                                          Limited Partnership Units and Common
                                                          Stock of the Corporation; Financial
                                                          Statements; Selected Financial Data;
                                                          Management's Discussion and Analysis
                                                          of Financial Conditions and Results
                                                          of Operations; Change in and
                                                          Disagreements with Accountants
 18.  Information if Proxies, Consents or Authorizations
        are to be Solicited.............................  Voting Requirements; Conflicts of
                                                          Interest; Fiduciary Responsibility;
                                                          Beneficial Ownership of Common Stock;
                                                          Management; Certain Transactions
 19.  Information if Proxies, Consents or Authorizations
        are not to be Solicited or in an Exchange
        Offer...........................................  Not Applicable
 20.  Indemnification of Directors and Officers.........  Part II -- Item 20
 21.  Exhibits and Financial Statement Schedules........  Part II -- Item 21
 22.  Undertakings......................................  Part II -- Item 22

                         PRESIDENTIAL MORTGAGE COMPANY
                            21031 VENTURA BOULEVARD
                        WOODLAND HILLS, CALIFORNIA 91364
                                                                    May   , 1996

Dear Limited Partner:

     From 1981 through 1992, Presidential Mortgage Company (the "Partnership") operated a profitable real estate lending business and made regular quarterly distributions to all of the Limited Partners and the General Partner (collectively, the "Partners") of the Partnership. Changes in business conditions since 1990, however, resulted in net losses for the three years ended December 31, 1995, and have necessitated changes in the Partnership's lending business. The Partnership made substantial progress in its goal of returning to profitable operations in 1995, and management believes that the Partnership's business will continue to improve based on results of the first quarter of 1996. However, restrictions under the Partnership's bank loan agreement will require that the Partnership continue the current suspension of distributions and withdrawal payments until at least June 30, 1997. Thereafter, even if the Partnership operates profitably, the General Partner believes that it will be difficult for the Partnership to make quarterly distributions comparable to the amounts paid from 1981 through 1992, or to allow partners to withdraw capital upon request as previously permitted. The General Partner therefore believes that it is necessary for all of the Partners to consider whether a change in the business structure of the Partnership would result in greater benefits to the Partners than the current structure.

     The General Partner has given substantial consideration to several alternative business plans, including liquidation of the business and various restructuring plans. Based upon its analysis of the Partnership's business prospects, the General Partner believes that a restructuring of the business into a corporation with publicly traded common stock would result in the highest potential value to all of the partners of the Partnership. Accordingly, the General Partner has determined to propose a restructuring plan (the "Restructuring Plan") to the Limited Partners, the terms of which are described in the Proxy Statement/Prospectus which accompanies this letter. If approved by the necessary vote of Limited Partners, the terms of the Restructuring Plan, as described herein, will allow each Limited Partner to choose whether to accept publicly traded common stock in a corporate holding company that will acquire all of the assets and liabilities of the Partnership and continue its business under the same management, or to accept cash in the amount of $10 times the number of shares that Limited Partner would have received in the corporate holding company (the "Cash Out Option").


     The terms of the Restructuring Plan provide for the Partnership to transfer all of its assets and liabilities to PacificAmerica Money Center, Inc. (the "Corporation"), a Delaware corporation wholly-owned by the Partnership, in exchange for an amount of shares of the common stock (the "Common Stock") of the Corporation equal to the Net Tangible Equity of the Partnership (as defined below), as of the last day of the month preceding the closing date of the Restructuring Plan, divided by 10, provided that the total number of shares to be issued may not be less than 890,000, less any shares that would have been issued to Limited Partners who elect the Cash Out Option. The Corporation will further issue cash in lieu of shares that would otherwise be issued to all Limited Partners who elect the Cash Out Option. "Net Tangible Equity" for purposes of the Restructuring Plan will be determined as total assets minus total liabilities, goodwill and capitalized organization costs, other than costs of the offering of additional shares described herein, as adjusted for a payment of $1,185,000 of the debt which the Partnership anticipates will be owed by it to the General Partner by May 31, 1996, intended to be used by the General Partner to purchase certain warrants, as described below, and Common Stock in a Rights Offering (as described below). Based on management's estimate that the Net Tangible Equity of the Partnership will be approximately $8.9 million by May 31, 1996, it is anticipated that a total of 890,000 shares will be issuable in connection with the Restructuring Plan, less any cash distributable to Limited Partners who elect the Cash Out Option.


     The Partnership will distribute all of the shares of Common Stock received by it pro rata to the Partners of the Partnership (other than Limited Partners who have elected the Cash Out Option) based upon their respective capital accounts (the "Capital Accounts") in the Partnership. The Capital Account of each

Limited Partner is determined under the partnership agreement of the Partnership (the "Partnership Agreement") as that Limited Partner's initial capital contribution, less capital withdrawals, distributions received in excess of distributable net profits of the Partnership (as defined in the Partnership Agreement) and that Limited Partner's allocated share of the net losses of the Partnership.


     The Restructuring Plan must be approved by Limited Partners holding at least 51% of the capital contributions in the Partnership (voting as a single class), without considering the capital contributions of the General Partner. There are no appraisal rights offered in connection with the Restructuring Plan. However, each Limited Partner who votes in favor of the Restructuring Plan may elect the Cash Out Option with respect to all partnership interests owned by that Limited Partner, which will entitle that Partner to receive cash in lieu of shares of Common Stock equal to $10 times the number of shares of Common Stock that Limited Partner would have received based on his, her or its Capital Account in the Partnership. The vote of the Limited Partners on the Restructuring Plan will be conducted by written Ballot in lieu of a meeting. The Ballot of each Limited Partner accompanies this letter. Ballots will be
solicited during the period beginning on the date hereof and ending on June   ,
1996 (the "Solicitation Period"), provided that the General Partner may, in its sole discretion, extend the Solicitation Period for one or more periods not to exceed July 31, 1996.



     In order to raise additional capital to fund the Corporation's growth plan, subject to the approval of the Restructuring Plan, the Corporation will simultaneously offer (the "Rights Offering") to all of the existing Partners of the Partnership, pro rata in accordance with their respective Capital Accounts in the Partnership, the right (the "Basic Subscription Right") to purchase an aggregate of 800,000 additional shares of Common Stock (the "Additional Shares"), subject to reduction if and to the extent necessary to permit the Corporation to sell a minimum of 200,000 shares in the Public Offering (as described below) at a purchase price of $10 per share (the "Subscription Price"). All Partners will also have the right to subscribe (the "Oversubscription Privilege") for any Additional Shares not purchased by other Partners through the exercise of their Basic Subscription Rights, subject to allocation in the event subscriptions are received for an amount in excess of the Additional Shares. No investor may purchase more than seven percent of the shares to be issued by the Corporation in the Restructuring, the Rights Offering and the Public Offering. Partners who wish to purchase Additional Shares in the Rights Offering must return a Subscription Agreement, in the form which accompanies this letter, together with a check for the Subscription Price for all Additional Shares subscribed for, by the end of the Solicitation Period.


     For every five shares of Common Stock purchased by Partners in the Rights Offering, the Corporation will issue a transferable warrant (collectively, "Subscriber Warrants") for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at an exercise price equal to 125% of the price per share of Common Stock sold in the Public Offering (as described below). Subscriber Warrants will not be issued to investors in the Public Offering.

     LIMITED PARTNERS WHO WISH TO EXERCISE BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGES, OR TO EXERCISE THE CASH OUT OPTION, MUST VOTE "FOR" THE RESTRUCTURING PLAN. LIMITED PARTNERS WHO ELECT THE CASH OUT OPTION WILL NOT RECEIVE CASH UNLESS THE RESTRUCTURING IS COMPLETED.

     The Basic Subscription Right allocable to the General Partner will be exercisable by each partner of the General Partner, pro rata in accordance with each partner's interest in the General Partner, and each such partner will also have the right to exercise the Oversubscription Privilege. In addition, the Corporation has extended the Oversubscription Privilege to all officers, directors and employees of the Partnership and its subsidiaries, so that these employees will be entitled to subscribe for shares of Common Stock to the extent existing Partners do not exercise their Basic Subscription Rights or the Oversubscription Privilege. These subscribers will also receive Subscriber Warrants. To the extent that shares are available, certain officers and directors of the Partnership and its subsidiaries and proposed directors of the Corporation have committed to subscribe for 180,000 shares ($1,800,000) in the Rights Offering and the Public Offering. The General Partner will also purchase 80,000 shares in the Rights Offering with the proceeds of repayment of $800,000 of the debt which the Partnership anticipates it will owe to the General Partner by May 31, 1996.

     If the Restructuring Plan is approved by the requisite vote of Limited Partners, as soon as possible following the end of the Solicitation Period, but not later than 60 days from the Solicitation Period Expiration Date, the Corporation will conduct a public offering (the "Public Offering") of the Additional Shares not sold in the Rights Offering plus an amount equal to the number of shares which Limited Partners electing the Cash Out Option would have received for their interests in the Partnership (the "Public Offering Shares"). Friedman, Billings, Ramsey & Co., Inc. has agreed to act as representative (the "Representative") of a group of underwriters in a firm underwriting of the Public Offering Shares. The price per share of the Public Offering Shares (the "Public Offering Price") is expected to be $10 per share, and will be determined by negotiation between management of the Corporation and the Representative immediately prior to the commencement of the Public Offering. If the Public Offering Price per share is less than $10 per share, the vote of the Limited Partners on the Restructuring Plan will be re-solicited, and a new Rights Offering will be conducted during the re-solicitation period.

     As a condition to completion of the Restructuring Plan, the Corporation must achieve a minimum market capitalization (total number of shares issued times Public Offering Price) of $16.9 million (the "Minimum Market Capitalization"). If the Minimum Market Capitalization is not achieved, the Restructuring Plan will not be completed and no shares will be sold by the Corporation. In that event, the Partnership will continue in business under its current structure.


     If the Restructuring Plan is completed, the General Partner will terminate all management fees and other compensation it receives from the Partnership, effective as of the closing date of the Restructuring and will not receive any management fees or other compensation from the Corporation. The General Partner will receive no additional consideration for its general partner's interest in the Partnership other than its pro rata interest in shares of Common Stock based upon its capital account in the Partnership. However, the General Partner will purchase warrants ("General Partner Warrants") exercisable for additional shares of the Common Stock equal to 25% of the total outstanding shares of Common Stock on the closing date of the Restructuring Plan on a fully diluted basis assuming all General Partner Warrants are exercised. The General Partner Warrants will be exercisable at any time after issuance for a period of 18 months at an exercise price per share equal to 150% of the Public Offering Price. The General Partner will pay $385,000 for the General Partner Warrants, which management believes is equal to the fair value of the General Partner Warrants based upon the Black-Scholes method of option valuation.


     If the Restructuring Plan is completed, the business of the Partnership will be transferred to the Corporation. Two organizational charts illustrating the changes from the partnership to the corporate holding company structure appear on page 5 of the Proxy Statement/Prospectus accompanying this letter. The managing officers of the Corporation will be the same as the current managing officers of the Partnership.

     After the Restructuring, management intends to pursue a national expansion strategy for the Corporation's lending business. While there can be no assurance that management of the Corporation will be successful in executing its business strategy, principal strategic objectives include:

     --  CONTINUE TO EMPHASIZE FEE INCOME FROM LOANS ORIGINATED FOR
         SALE. Pacific Thrift has substantially increased the monthly volume of mortgage loans originated and sold to larger mortgage lenders for securitization. For the year ended December 31, 1995, Pacific Thrift increased gains on sale of loans originated for sale by $7.7 million (890%), to $8.6 million from $.9 million for the prior year.


     -- INCREASE VOLUME OF LOANS ORIGINATED FOR SALE IN STATES IN WHICH PACIFIC THRIFT HAS RECENTLY COMMENCED LENDING OPERATIONS. In 1994, management of Pacific Thrift began to implement a geographic expansion strategy to increase the volume of loans originated for sale. As of April 30, 1996, Pacific Thrift had loan representatives in the 22 states of Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Kansas, Maryland, Massachusetts, Minnesota, Missouri, Nevada, New York, Oregon, Pennsylvania, Texas, Utah, Virginia and Washington. In addition, as of April 30, 1996, Pacific Thrift was in the early stages of operations in Indiana, New Hampshire, New Mexico, North Carolina, Ohio, Rhode Island, South Carolina, Washington, D.C. and Wisconsin.

     -- EXPAND LOAN OPERATIONS INTO NEW STATES. As of April 30, 1996, management had taken steps to qualify or confirm exemption from licensing requirements in the states of Hawaii, Iowa, Kentucky, Louisiana, Michigan, Montana, Oklahoma, Tennessee, and West Virginia.



     --  MINIMIZE OVERHEAD COSTS BY OPERATING WITHOUT OFFICES IN MOST
         AREAS. Pacific Thrift hires local loan representatives in each state, who operate without offices. These loan representatives typically have contacts with local mortgage loan brokers, which provide sources of loan referrals. All loan applications and supporting documentation are delivered to Pacific Thrift's California loan review office for all processing and underwriting.


     -- CONTINUE TO EVALUATE POSSIBLE SECURITIZATION PROGRAMS. Management believes that Pacific Thrift may reach loan volume levels sufficient to support direct securitization programs by Pacific Thrift by the end of 1996 or the first half of 1997. Management will continue to evaluate possible programs to securitize loans to the extent that future lending volume permits.

     -- GRADUALLY REBUILD PACIFIC THRIFT'S LOAN PORTFOLIO BALANCE. Although management intends to emphasize loans originated for sale, it also intends to gradually rebuild Pacific Thrift's loan portfolio balance with residential and commercial mortgage loans.

     -- CONTINUE TO IMPROVE ASSET QUALITY. In 1994, management of Pacific Thrift began an ongoing effort to improve loan underwriting policies and procedures for portfolio loans. While loan delinquencies over 60 days on portfolio loans originated prior to January 1, 1994 were approximately 9.23% of all such loans at December 31, 1995, loan delinquencies over 60 days on portfolio loans originated after January 1, 1994 were only .93% of all of those loans as of December 31, 1995. There can be no assurance that the level of delinquencies experienced with respect to loans originated after January 1, 1994 will not increase as the pool of loans continues to age.


     The Common Stock of the Corporation has been conditionally approved for trading on the Nasdaq National Market, subject to completion of the Restructuring Plan and notification of issuance of the Common Stock. It is anticipated that the Common Stock will be listed for trading immediately upon issuance to the Limited Partners. If, for any reason, the Common Stock is not accepted for listing for trading on the Nasdaq National Market, the American Stock Exchange or the Pacific Stock Exchange, the Limited Partners will be notified and a new vote will be required as a condition to the closing of the Restructuring Plan.



     THE GENERAL PARTNER RECOMMENDS THAT LIMITED PARTNERS VOTE FOR THE RESTRUCTURING PLAN BECAUSE THE GENERAL PARTNER BELIEVES THAT IT REPRESENTS THE BEST AVAILABLE ALTERNATIVE FOR MAXIMIZING THE VALUE AND LIQUIDITY OF THE LIMITED PARTNERS' EXISTING INVESTMENT IN THE PARTNERSHIP. IF THE RESTRUCTURING PLAN IS APPROVED, THE GENERAL PARTNER WILL HAVE NO RIGHT TO RECEIVE MANAGEMENT FEES OR ANY OTHER COMPENSATION FROM THE PARTNERSHIP OR THE CORPORATION, BUT THE GENERAL PARTNER WILL RECEIVE PAYMENT OF $1,185,000 OF THE DEBT WHICH THE PARTNERSHIP ANTICIPATES IT WILL OWE TO THE GENERAL PARTNER BY MAY 31, 1996, WHICH THE GENERAL PARTNER INTENDS TO USE TO PURCHASE GENERAL PARTNER WARRANTS FROM THE CORPORATION FOR $385,000, EXERCISABLE FOR UP TO 25% OF THE TOTAL OUTSTANDING COMMON STOCK OF THE CORPORATION ON THE CLOSING DATE OF THE RESTRUCTURING PLAN AND TO PURCHASE 80,000 SHARES OF COMMON STOCK FOR $800,000. IN ADDITION, THE MANAGING OFFICERS OF THE CORPORATION WILL BE ENTITLED TO SALARIES AND BENEFITS, INCLUDING STOCK OPTIONS, WHICH MAY EXCEED THEIR CURRENT COMPENSATION IF THE CORPORATION SUBSTANTIALLY INCREASES ITS EARNINGS. FURTHER, THE CORPORATION HAS ADOPTED CERTAIN PROVISIONS WHICH WOULD MAKE IT MORE DIFFICULT TO CHANGE MANAGEMENT IN THE FUTURE. SINCE THE MANAGING OFFICERS OF THE PARTNERSHIP AND THE GENERAL PARTNER ARE THE SAME AS THE MANAGING OFFICERS OF THE CORPORATION, THE GENERAL PARTNER HAD A CONFLICT OF INTEREST IN STRUCTURING THE TERMS OF THE RESTRUCTURING PLAN.



     Only Limited Partners as of the record date of April 30, 1996, will be entitled to vote on the Restructuring Plan. To indicate your vote FOR or AGAINST the proposed Restructuring Plan, a form of Ballot (which is included herewith) properly completed and signed, must be received by U.S. Stock Transfer
Corporation by 5:00 P.M. (California time), June   , 1996 (the "Expiration
Date"). The General Partner may, in its sole discretion, extend the Expiration Date for one or more periods, not to exceed July 31, 1996.

See "Restructuring Plan -- Voting Procedures" in the Proxy Statement/Prospectus for the exact procedure. Please complete, sign, date and return your Ballot in the enclosed envelope.


     FAILURE TO RETURN YOUR BALLOT BY THE SOLICITATION PERIOD EXPIRATION DATE WILL BE TREATED AS A VOTE AGAINST THE RESTRUCTURING PLAN.



     Georgeson & Company Inc. has been retained by Presidential Mortgage Company as the Information Agent to assist in connection with the solicitation of votes on the Restructuring Plan. Questions and requests for assistance regarding the Restructuring Plan, requests for additional copies of this Proxy Statement/Prospectus and the Ballot may be directed to the Information Agent for PacificAmerica, at Wall Street Plaza, New York, New York 10005, telephone (800) 223-2064. In addition, please feel free to call Richard Fremed, a managing officer of the Partnership, at (818) 992-8999 ext. 250.


                                          Very truly yours,

                                          JOEL R. SCHULTZ,
                                          President, Presidential Services
                                          Corporation, the general partner of
                                          Presidential Management Company, the
                                          general partner of the Partnership

PROXY STATEMENT/PROSPECTUS

                       PACIFICAMERICA MONEY CENTER, INC.

              RESTRUCTURING PLAN OF PRESIDENTIAL MORTGAGE COMPANY
                                      AND
                    RIGHTS OFFERING OF UP TO 800,000 SHARES
                        OF COMMON STOCK AT $10 PER SHARE

     The General Partner of Presidential Mortgage Company, a California limited partnership ("Presidential" or the "Partnership"), hereby proposes the adoption of a restructuring plan (the "Restructuring Plan"), a copy of which is included as Exhibit A in this Proxy Statement/Prospectus. The terms of the Restructuring Plan provide for the Partnership to transfer all of its assets and liabilities to PacificAmerica Money Center, Inc. (the "Corporation"), a Delaware corporation wholly-owned by the Partnership, in exchange for an amount of shares of the common stock (the "Common Stock") of the Corporation equal to the Net Tangible Equity of the Partnership (as defined herein), as of the last day of the month preceding the closing date of the Restructuring Plan, divided by 10, provided that the total number of shares to be issued may not be less than 890,000, less any shares that would otherwise be issued to Limited Partners who elect to exercise a cash out option (the "Cash Out Option"). The Corporation will further issue cash in lieu of shares that would otherwise be issued to all Limited Partners who elect the Cash Out Option, in an amount equal to $10 times the number of shares each of those Limited Partners would have been entitled to receive for their interests in the Partnership. The Partnership will distribute all of the shares of Common Stock received by it pro rata to the Partners of the Partnership (other than Limited Partners electing the Cash Out Option) based upon their respective capital accounts (the "Capital Accounts") in the Partnership. The terms of the Restructuring Plan, including a rights offering (the "Rights Offering") and a public offering (the "Public Offering") by the Corporation, are described herein. Following the Partnership's transfer of assets and liabilities, the Corporation will continue all of the existing business operations of the Partnership. As a result of the transfer of all of its assets and liabilities, the Partnership will be deemed dissolved as of the effective date of the Restructuring Plan.

     The Restructuring Plan must be approved by Limited Partners holding at least 51% of the total capital contributions ("Capital Contributions") in the Partnership, as required by the Partnership Agreement. Because of the interest of the General Partner and its affiliates in the Restructuring Plan, the Capital Contributions of the General Partner representing either its general partner's interest or its limited partner's interests will not be counted for the vote.

     The proposed Restructuring Plan involves a number of risks, as described in detail under the heading "Risk Factors" at pages 10 through 16 hereof, including but not limited to the following:

     --  No entitlement to distributions of net profits

     --  No right to withdraw capital

     --  Uncertainties of trading market for Common Stock

     --  Additional management control provisions of the Corporation

     --  Limitation on annual use of net operating loss carryforward benefits

     --  Taxation of all corporate earnings

     --  Lack of independent representation of limited partners


     There has been no previous trading market for limited partnership interests in the Partnership or the Common Stock. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "PAMM," subject to completion of the Restructuring Plan and official notice of issuance of the Common Stock. The trading price of the Common Stock will be subject to fluctuation, and initially may be less than the net equity per share of the Corporation. There can be no assurance of the trading value of the Common Stock at any future date, or that the Common Stock will continue to be traded on the Nasdaq National Market, or that an active and liquid market for the Common Stock will develop.


NEITHER THIS TRANSACTION NOR THE SHARES OF COMMON STOCK TO BE ISSUED UNDER THE
  RESTRUCTURING PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE
       SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
       COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS
         TRANSACTION OR THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The Date of this Proxy Statement/Prospectus is May   , 1996.

                             AVAILABLE INFORMATION

     The Corporation has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Corporation and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements made in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fee.

     The Partnership is (and, following the Restructuring Plan the Corporation will be) subject to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, each files (or will file) reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the public reference facilities at the offices of the Commission. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     The Corporation will be required to furnish its stockholders with annual reports containing financial statements audited by its independent accountants. In addition, the Corporation will file quarterly reports containing unaudited financial statements, which will be furnished to stockholders upon request.

     THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE COMMON STOCK MAY NOT BE USED TO SECURE A LOAN FROM PACIFIC THRIFT AND LOAN COMPANY.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        -----
AVAILABLE INFORMATION...................................................................     2
SUMMARY.................................................................................     3
  Risk Factors..........................................................................     3
  Comparison of Ownership of Limited Partnership Units of the Partnership and Common
     Stock of the Corporation...........................................................     3
     The Partnership....................................................................     3
     The Corporation....................................................................     4
  Current Organizational Structure of the Partnership...................................     5
  Proposed Organizational Structure of the Corporation..................................     5
  Summary of The Restructuring Plan.....................................................     6
  Fairness of Restructuring Plan........................................................     9
RISK FACTORS............................................................................    10
  Risk Factors if the Restructuring Plan is Completed...................................    10
  Changes in Nature of Investment.......................................................    10
  Conflicts of Interest.................................................................    11
  Risk Factors if the Restructuring Plan is Not Completed and the Partnership Continues
     Under Its Present Structure........................................................    12
  Risk Factors Which Apply Whether or Not the Restructuring Plan is Approved............    12
COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AND COMMON STOCK
  OF THE CORPORATION....................................................................    17
  Form of Organization..................................................................    17
  Length of Investment..................................................................    17
  Distribution of Net Profits...........................................................    18
  Withdrawal of Capital.................................................................    18
  Permitted Investments.................................................................    19
  Additional Equity.....................................................................    19
  Borrowing Policies....................................................................    20
  Restrictions Upon Related Party Transactions..........................................    20
  Management Control and Responsibility.................................................    21
  Management Liability and Indemnification..............................................    22
  Anti-Takeover Provisions..............................................................    23
  Voting Rights.........................................................................    24
  Special Meetings and Action Without a Meeting.........................................    24
  Compensation, Fees and Distributions..................................................    25
  Limited Liability of Investors........................................................    25
  Review of Investor Lists..............................................................    26
  Taxation..............................................................................    26
THE RESTRUCTURING PLAN..................................................................    27
  Changes in Business Conditions Which Necessitate Restructuring........................    27
  Transfer of Assets and Liabilities and Distribution of Common Stock...................    28
  Rights Offering.......................................................................    29
  Public Offering.......................................................................    33
  General Partner Warrants..............................................................    33
  Conditions to Restructuring Plan......................................................    34

                                                                                        PAGE
                                                                                        -----
  Manner of Effecting the Restructuring Plan............................................    34
  Accounting Treatment of the Restructuring Plan........................................    34
  Expenses of the Restructuring Plan....................................................    35
  Right to Inspect List of Limited Partners.............................................    36
USE OF PROCEEDS.........................................................................    36
CAPITALIZATION..........................................................................    37
FAIRNESS OF THE RESTRUCTURING PLAN......................................................    38
  General Partner Conclusions...........................................................    38
  Alternatives to the Restructuring Plan................................................    38
  Fairness Opinion......................................................................    41
  Experience of Houlihan Lokey..........................................................    41
  Summary of Methodology................................................................    41
  Assumptions...........................................................................    42
  Limitations and Qualifications........................................................    42
  Compensation..........................................................................    42
VOTING REQUIREMENTS.....................................................................    43
  Distribution of Solicitation Materials................................................    42
  Vote Required.........................................................................    42
  Voting Procedures and Ballots.........................................................    43
  Ballot Completion Instructions........................................................    44
  Withdrawal and Change of Election Rights..............................................    44
  Solicitation of Ballots by Information Agent..........................................    44
  Tabulation of Ballots.................................................................    44
CONFLICTS OF INTEREST...................................................................    44
  Benefits and Detriments to the General Partner in Completing the Restructuring Plan...    45
  Directors and Officers of the Corporation.............................................    45
  Lack of Independent Representation of Limited Partners................................    45
FIDUCIARY RESPONSIBILITY................................................................    46
  Directors and Officers of the Corporation.............................................    46
  General Partner of the Partnership....................................................    46
SELECTED FINANCIAL DATA.................................................................    47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...    48
  General...............................................................................    48
  Financial Condition...................................................................    49
  Results of Operations.................................................................    50
  Liquidity and Capital Resources.......................................................    54
  Asset/Liability Management............................................................    56
  Effect of Federal Laws and Regulations................................................    57
  Impact of Inflation and Changing Prices...............................................    57
  Effect of New Accounting Standards....................................................    57
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF THE CORPORATION................    60
CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS............................................    64

                                                                                        PAGE
                                                                                        -----
BUSINESS................................................................................    66
  The Partnership.......................................................................    66
  The Corporation.......................................................................    66
  Pacific Thrift........................................................................    66
  CRC, CRC Washington and LPPC..........................................................    67
  PacificAmerica Mortgage...............................................................    67
  Business Strategy.....................................................................    68
  Lending Activities....................................................................    69
  Lending Policies......................................................................    72
  Maturities and Rate Sensitivities of Loan Portfolio...................................    76
  Classified Assets and Loan Losses.....................................................    76
  Investment Activities.................................................................    80
  Sources of Funds......................................................................    80
  Deposit Analysis......................................................................    81
  Deposit Maturities....................................................................    81
  Competition...........................................................................    83
  Employees.............................................................................    83
  Properties............................................................................    83
  Legal Proceedings.....................................................................    84
DIVIDEND POLICY.........................................................................    85
MARKET FOR LIMITED PARTNERSHIP UNITS AND COMMON STOCK OF THE CORPORATION................    88
  Limited Partnership Units.............................................................    88
  Common Stock..........................................................................    89
SUPERVISION AND REGULATION..............................................................    89
  Consumer Protection Law...............................................................    89
  State Law.............................................................................    89
  Federal Law...........................................................................    91
BENEFICIAL OWNERSHIP OF COMMON STOCK....................................................   100
MANAGEMENT..............................................................................   103
  Directors and Executive Officers......................................................   103
  Board of Directors and Committees.....................................................   105
  Compensation of Board of Directors....................................................   106
  Executive Compensation................................................................   106
  Employment Agreements.................................................................   107
  1995 Stock Option Plan................................................................   109
  Retirement Plan.......................................................................   113
  Stock Purchase Plan...................................................................   113
  Supplemental Executive Retirement Plan................................................   114
  Limitation of Liability and Indemnification of Directors..............................   116
  Director and Officer Indemnification..................................................   117
CERTAIN TRANSACTIONS....................................................................   117
  Management and Other Fees and Reimbursements Paid to the General Partner..............   117
  Payments to General Partner Related to Purchase of CRC and LPPC.......................   118

                                                                                        PAGE
                                                                                        -----
  Payments for Purchase of Equipment....................................................   118
  General Partner Capital Note..........................................................   118
  Amounts Owed From and to the General Partner and the Partnership......................   118
  Payments to Managing Officers.........................................................   118
  Personal Guaranty of Partnership Debt by Managing Officers............................   119
  Consulting Agreement with Director of Pacific Thrift..................................   119
DESCRIPTION OF CAPITAL STOCK............................................................   120
  Common Stock..........................................................................   120
  Preferred Stock.......................................................................   120
  Transfer Agent........................................................................   121
  Certain Anti-Takeover Provisions......................................................   121
  Effect of Quasi-California Corporation Law............................................   123
  Market for Common Stock...............................................................   124
  Subscriber Warrants...................................................................   124
  General Partner Warrants..............................................................   124
  Bank Warrant..........................................................................   124
SHARES ELIGIBLE FOR FUTURE SALE.........................................................   125
UNDERWRITING OF THE PUBLIC OFFERING.....................................................   126
REGISTRATION OF CERTAIN SHARES FOR RESALE...............................................   127
SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING PLAN....................   129
  Introduction..........................................................................   129
  Summary of Tax Consequences...........................................................   129
  Qualification of Restructuring Plan under Code Section 351............................   130
  Tax Consequences to the Limited Partners..............................................   132
  Allocation of Final Items.............................................................   133
  Net Operating Losses..................................................................   133
  Potential Application of Section 304 to Transfer of Stock of Subsidiary...............   133
  Treatment of Stockholders of Corporation..............................................   134
  Collapsible Corporation Rules.........................................................   134
  State, Local and Other Taxation.......................................................   135
LEGAL MATTERS...........................................................................   135
EXPERTS.................................................................................   135
GLOSSARY................................................................................   137
INDEX TO FINANCIAL STATEMENTS...........................................................   139
Exhibit A  The Restructuring Plan
Exhibit B  Fairness Opinion of Houlihan, Lokey, Howard & Zukin regarding the
  Restructuring Plan

                       PACIFIC THRIFT LENDING OPERATIONS

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- ------------
- ------------
- ------------

- ------------                  [MAP OF UNITED STATES HERE]

- ------------
- ------------
- ------------
- ------------


          Loan representatives in Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois,
          Kansas, Maryland, Massachusetts, Minnesota, Missouri, Nevada, New York, Oregon, Pennsylvania, Texas, Utah, Virginia and Washington.


          Early stages of operation in Indiana, New Hampshire, New Mexico, North Carolina, Ohio, Rhode Island, South Carolina, Washington D.C. and Wisconsin.


          Applications pending in Hawaii, Iowa, Kentucky, Louisiana, Michigan, Montana, Oklahoma, Tennessee and West Virginia.


          For future consideration in Alabama, Arkansas, Maine, Mississippi, Nebraska, New Jersey, North Dakota, South Dakota and Wyoming.

                                         SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements and notes thereto set forth elsewhere in this Proxy Statement/Prospectus. The term "Presidential" as used herein refers to Presidential Mortgage Company on an unconsolidated basis, and the term the "Partnership" refers to Presidential Mortgage Company on a consolidated basis with all of its subsidiaries. Other capitalized terms referred to in this summary and elsewhere herein are defined in the Glossary section appearing at the end of this Proxy Statement/Prospectus.

RISK FACTORS

     The completion of the Restructuring Plan involves a number of risk factors for Partners of the Partnership, as described in detail under the heading "Risk Factors" at pages 10 through 16 hereof, including but not limited to the following:

     -- Partners of the Partnership will no longer be entitled to distributions of net profits, but may receive dividends from the Corporation, as and when declared by the Board of Directors;

     -- Partners of the Partnership will no longer have the right to withdraw capital upon request and approval of the General Partner, but may sell their Common Stock in the Corporation in the public trading market;

     -- The Common Stock of the Corporation will be subject to an uncertain trading market;

     -- The Corporation's organization documents contain a number of anti-takeover provisions which reduce the ability of investors to change the management of the Corporation;

     -- It is likely that the completion of the Restructuring Plan or trading in Common Stock following the Restructuring Plan will cause the Corporation to be subject to limitation on the annual amount of net operating loss carryforward benefits that may be used to offset future net income of the Corporation;

     -- The Corporation will be subject to taxation on all of its net earnings, whereas the Partnership is currently subject to taxation only on the earnings of Pacific Thrift and Loan Company ("Pacific Thrift"), and Consolidated Reconveyance Corporation ("CRC Washington"), its two corporate operating subsidiaries; and

     -- The terms of the Restructuring Plan were proposed by the General Partner, which has a conflict of interest with the Limited Partners, and such terms have been determined without independent representation of the existing Limited Partners of the Partnership.

COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AND COMMON STOCK OF THE CORPORATION

     THE PARTNERSHIP. The Partnership is a California limited partnership, organized on June 15, 1981, terminating on December 31, 2025, or sooner upon the occurrence of certain events. The Partnership currently owns 100% of the outstanding stock of PacificAmerica Money Center, Inc. (the "Corporation"), Pacific Thrift and Loan Company ("Pacific Thrift"), a California corporation, PacificAmerica Mortgage, Inc., ("PacificAmerica Mortgage") a Delaware corporation, and Consolidated Reconveyance Company ("CRC Washington"), a Washington corporation. The Partnership also owns 100% of the limited partnership interests and 99% of the income, gain and loss of Consolidated Reconveyance Company ("CRC") and Lenders Posting and Publishing Company ("LPPC"), both California limited partnerships, the other 1% of which is owned by the General Partner, as general partner of each entity.

     The Partnership's General Partner is Presidential Management Company, a California limited partnership with 39 limited partners. The Partnership currently has 2,493 Limited Partners holding six classes of Limited Partnership Units. All classes of Units are treated equally under the Restructuring Plan. No single Limited Partner or group of Limited Partners owns more than 5% of the total Limited Partnership Units, and the largest owner of Limited Partnership Units is the General Partner, which owns 4.57% of the total Limited Partnership Units, based on original capital contributions less withdrawals. The principal executive offices of the Partnership are located at 21031 Ventura Boulevard, Woodland Hills, California 91364, telephone number (818) 992-8999.

     The terms of the Partnership Agreement of the Partnership provide for quarterly distributions of the net profits of the Partnership; however, there have been no distributions since 1993 due to a lack of distributable net profits. The Partnership Agreement also provides a right of Limited Partners to withdraw capital upon request, provided that the General Partner may withhold approval of requests if necessary to prevent impairment of the capital or operations of the Partnership; however, there have been no capital withdrawals approved since 1993 due to restrictions imposed on the Partnership under its bank loan agreement. The Partnership is managed exclusively by the General Partner; the General Partner may be removed by the vote of Limited Partners holding at least 51% of the total Capital Contributions in the Partnership. The General Partner receives certain management fees from the Partnership based upon the amount of loan fees generated on all loans originated by the Partnership and Pacific Thrift. See "COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AND COMMON STOCK OF THE CORPORATION -- Compensation, Fees and Distributions."

     THE CORPORATION. The Corporation is a Delaware corporation organized on February 22, 1994. Presidential is currently the sole stockholder of the Corporation. The principal executive offices of the Corporation are located at 21031 Ventura Boulevard, Woodland Hills, California 91364, telephone number
(818) 992-8999. The Corporation is not a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC" Act") or a savings and loan association holding company under the Home Owners Loan Act of 1933, as amended (the "HOLA"), and therefore is not regulated or supervised by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or the Office of Thrift Supervision (the "OTS").

     The Corporation may continue in existence in perpetuity. The Corporation may, but is not required to, pay dividends from its net earnings, subject to certain regulatory and legal limitations. There is no right to withdraw capital from the Corporation, and investors wishing to liquidate their investment in the Corporation will be required to sell their Common Stock in the public trading market. The Corporation will be managed by its Board of Directors, who will be subject to election by the stockholders in accordance with the terms of the Corporation's Restated Certificate of Incorporation. The Corporation's organizational documents contain a number of anti-takeover provisions which limit the ability of investors to change the management of the Corporation. The Corporation will pay no management or other fees to the General Partner or any other affiliate, but the Corporation has entered into employment and other agreements with certain executive officers pursuant to which the Corporation will pay salaries and benefits including stock options, which may exceed the amounts currently payable to such officers if the Corporation substantially increases its earnings. See "COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AND COMMON STOCK OF THE CORPORATION" and
"MANAGEMENT -- Compensation, Fees, and Distributions."

     Following are two organizational charts, one illustrating the current structure of the Partnership (assuming the completion of a pending transfer of the stock of Pacific Thrift and CRC Washington), and the other illustrating the proposed structure of the Corporation after the Restructuring Plan is completed.





               CURRENT ORGANIZATIONAL STRUCTURE OF THE PARTNERSHIP

                        -----------------------
                         Presidential Services
                          Company ("Services")
                        -----------------------
                                 |
                        -----------------------
                        Presidential Management
                         Company (the "General
                               Partner")
                        -----------------------
                                 |
                        ---------------------
                        Presidential Mortgage
                               Company
                         (the "Partnership")
           ------------------------------------
           |               |                  |
- --------------   --------------   -----------------------
 Consolidated    Pacific United       Lenders Posting
 Reconveyance      Group, Inc.              and
   Company         ("United")     Publishing Co. ("LPPC")
   ("CRC")
- --------------   --------------   -----------------------
                       |
          ---------------------------------
          |            |                   |
- --------------   --------------   -------------------------------
Pacific Thrift   Pacific United     Consolidated Reconveyance
   and Loan      Mortgage, Inc.   Corporation, a Washington corp.
   Company        ("Unified")           ("CRC Washington")
  ("Pacific
   Thrift")
- --------------   --------------   -------------------------------

              PROPOSED ORGANIZATIONAL STRUCTURE OF THE CORPORATION

                                  --------------------------
                                  Pacific United Group, Inc.
                                   (the "Corporation"),
                                       a Del. Corp.
         -----------------------------------------------------------------------------
         |            |                   |                      |                   |
- --------------   ----------------   --------------------   ---------------   ----------------
Pacific Thrift   CRC Reconveyance     LPPC Posting and     Pacific Unified     Consolidated
   and Loan          Company           Publishing Co.       Mortgage, Inc.     Reconveyance
   Company           ("CRC")              ("LPPC")           ("Unified")      Corporation, a
  ("Pacific                                                                  Washington corp.
   Thrift")                                                                       ("CRC
                                                                               Washington")
- --------------   ----------------   --------------------   ---------------   ----------------



     Upon completion of the Restructuring Plan, the Corporation will own 100% of the stock of Pacific Thrift, CRC Washington, and PacificAmerica Mortgage, and 99% of the partnership interests of CRC and LPPC. The Corporation may also form other corporate subsidiaries in the future for specific lending or related business operations. The Corporation intends to conduct business exclusively through its subsidiaries.

SUMMARY OF THE RESTRUCTURING PLAN

     Following is a summary of the proposed Restructuring Plan:


The Restructuring.......The Partnership will transfer all of its assets and liabilities to the Corporation, in exchange for shares of Common Stock of the Corporation equal to the Partnership's Net Tangible Equity as of the last day of the month preceding the Closing Date of the Restructuring Plan, divided by 10, provided that the number of shares shall not be less than 890,000, less the shares that would otherwise be issued to Limited Partners electing the Cash Out Option. The Partnership will then liquidate, making a final distribution of the Common Stock to all of the Partners (other than Limited Partners electing the Cash Out Option), pro rata in accordance with their respective Capital Accounts, and a final distribution of cash to the Limited Partners electing the Cash Out Option equal to $10 times the number of shares that would otherwise have been received by Limited Partners electing the Cash Out Option. Capital Accounts are determined as initial capital contributions less distributions in excess of distributable net profits and net losses.


Cash Out Option.........Any Limited Partner may elect to receive cash in lieu of shares of Common Stock of the Corporation, in an amount equal to $10 times the shares of Common Stock that Limited Partner would be entitled to receive based on his, her or its Capital Account. Limited Partners electing the Cash Out Option must make the election as to all of their shares, and may not revoke the election.

Fractional Shares.......No fractional shares will be issued. Any fractional shares issuable to the Limited Partners will be sold by the Corporation and cash equal to the proceeds of sale will be delivered to the Limited Partners based on their fractional interests.

Rights Offering.........The Corporation will concurrently make a Rights Offering to all Partners, entitling them to purchase up to 800,000 Additional Shares of Common Stock subject to adjustment if and to the extent necessary to allow the Corporation to sell a minimum of 200,000 shares in the Public Offering, at a purchase price of $10 per share. In order to exercise subscription rights, each Partner must send a check equal to $10 per share subscribed for in the Rights Offering, which must be received by the end of the Solicitation Period.


                        Each Partner will have the right (the "Basic
                        Subscription Right") to subscribe for a percentage of the total Additional Shares offered in the Rights Offering equal to that Partner's percentage interest in the Partnership based on his, her or its Capital Account. Each Partner will also have the right to subscribe (the "Oversubscription Privilege") for shares in excess of the Partner's Basic Subscription Privilege, to the extent available after the exercise of Basic Subscription Rights and the intended purchase of 80,000 shares by the General Partner (as described below), subject to proration in the event there are insufficient shares available to satisfy all oversubscriptions received, in amounts proportionate to the amount of Basic Subscription Rights exercised by each Partner. For example, if a Partner with a Basic Subscription Right to purchase 50 shares subscribed for 100 shares, but the total shares subscribed for by all Partners exercising the Oversubscription Privilege exceeded the remaining shares available, then the Partner subscribing for 100 shares would be allocated 50 shares plus that number of shares in excess of 50 shares as would equal the total remaining available shares times a fraction, the numera-tor of which is that Partner's Capital Account and the denominator of which is the total Capital Accounts of all Partners exercising the Oversubscription Privilege. No investor may purchase shares in excess of seven percent of the total shares to be issued by the Corporation in connection with the Restructuring, the Rights Offering and the Public Offering.

Subscriber Warrants.....For every five shares of Common Stock purchased by
                        Partners in the Rights Offering, the Corporation will issue a transferable warrant (collectively, the "Subscriber Warrants") for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at an exercise price equal to 125% of the Public Offering Price per share.


General Partner
Participation...........The General Partner will receive Common Stock based upon its Capital Account, on the same basis as all other Partners. The Basic Subscription Rights and Oversubscription Privileges of the General Partner will be exercisable by the individual partners of the General Partner. In addition, the General Partner will be paid $800,000 of the debt which the Partnership anticipates will be owed by the Partnership to the General Partner on May 31, 1996, which the General Partner intends to use to purchase Common Stock of the Corporation, on the same basis as shares offered in the Rights Offering. The General Partner will distribute all shares and General Partner Warrants received by it to its partners and to certain creditors of the General Partner.


Oversubscription
Privilege
Extended to Officers,
Directors and
Employees...............The Partnership will extend the Oversubscription
                        Privilege to all officers, directors and employees of the Partnership and its subsidiaries, to the extent that Basic Subscription Rights and the Oversubscription Privilege are not exercised by existing Partners and partners of the General Partner. Officers, directors and employees who subscribe for shares will also receive Subscriber Warrants.

Commitment to Purchase
Common Stock............Certain officers and directors of the Partnership and its subsidiaries and proposed directors of the Corporation have indicated their intention to purchase 180,000 shares of Common Stock in the Rights Offering and the Public Offering.

Public Offering.........If the Restructuring Plan is approved by the requisite vote of Limited Partners, as soon as possible following the Solicitation Period Expiration Date, but not later than 60 days thereafter, the Corporation will conduct a Public Offering of the Additional Shares not sold in the Rights Offering, plus an additional number of shares equal to the shares that would otherwise have been issued to Limited Partners exercising the Cash Out Option. In addition, the Corporation will grant an option to the underwriters of the Public Offering to sell additional shares equal to 15% of the shares sold by the Corporation in the Public Offering to cover overallotments. Friedman, Billings, Ramsey & Co., Inc. has agreed to act as representative (the "Representative") of a group of underwriters in a firm commitment underwriting of the Public Offering Shares. No investor may purchase shares in excess of seven percent of the total shares to be issued by the Corporation in connection with the Restructuring, the Rights Offering and the Public Offering. The Public Offering Price per share is anticipated to be $10 per share, to be determined by negotiation between management of the Corporation and the Representative immediately prior to the Public Offering. If the Public Offering Price is lower than $10 per share, the vote of the Limited Partners will be re-solicited, and the Restructuring Plan will not be completed unless the requisite number of Limited Partners consent to the modified terms of the Public Offering. If the Corporation does not achieve a minimum market capitalization (total outstanding shares times Public Offering Price) of $16.9 million, the Restructuring Plan will not be completed, and the Partnership will continue under its current structure.


Market for
Common Stock............The Corporation has obtained conditional approval for listing of the Common Stock on the Nasdaq National Market. The Common Stock must be approved for listing on the Nasdaq National Market, the American Stock Exchange or Pacific Stock Exchange as a condition to the completion of the Restructuring Plan.



General Partner
Warrants................The General Partner will purchase from the Corporation
                        General Partner Warrants to purchase 25% of the total outstanding Common Stock of the Corporation on the Closing Date, on a fully diluted basis assuming the exercise of all General Partner Warrants, at an exercise price equal to 150% of the Public Offering Price per share. The General Partner Warrants will be exercisable at any time after issuance for a period of eighteen months. The General Partner will be paid $385,000 of the debt which the Partnership anticipates will be owed by the Partnership to the General Partner on May 31, 1996, which the General Partner intends to use to purchase General Partner Warrants. Management believes that the purchase price represents the fair market value of the General Partner Warrants, based on the Black-Scholes method of option valuation.



Bank Warrant............In connection with an extension of an existing bank loan
                        (the "Bank Loan") owed by the Partnership to Fleet Bank, N.A. ("Fleet") (into which NatWest Bank, N.A., the original lender, merged as of May 1, 1996) in November 1995, the Corporation has agreed to grant to Fleet a five-year warrant (the "Bank Warrant") to purchase 2% of the outstanding Common Stock of the Corporation on the Closing Date, exercisable at a price equal to 25% of the book value per share of the Common Stock at December 31, 1995, as adjusted for the increase in book value after the completion of the Restructuring Plan. The Corporation will have the right to redeem the Bank Warrant at any time within one year after the date of issuance for $200,000, and the Corporation intends to redeem the Bank Warrant promptly after the Closing of the Restructuring.


Use of Proceeds.........The net proceeds of the additional capital raised in the
                        Rights Offering and the Public Offering, which management estimates will total $7,307,000 if 800,000 shares are sold at $10.00 per share, net of underwriters' discounts and offering expenses, will be used as follows:

                        --  approximately $1 million to pay down the Bank Loan;

                        -- approximately $1.3 million, to pay the amount owing to former Limited Partners who are now creditors of the Partnership, whose withdrawal requests were approved prior to June 30, 1993; and

                        --  $200,000 to redeem the Bank Warrant;

                        -- the balance of the net proceeds will be added to working capital of the Corporation, which may be contributed from time to time as additional capital to Pacific Thrift and/or used to pay down the Bank Loan as management deems appropriate.

                        Any additional proceeds raised from offering shares in the Public Offering equal to the number of shares that would otherwise be issued to Limited Partners electing the Cash Out Option will be used to pay the Limited Partners electing the Cash Out Option.

Fairness Opinion........The consideration to be received by the Limited Partners collectively has been reviewed by Houlihan, Lokey Howard & Zukin ("Houlihan Lokey") and determined to be fair, from a financial point of view, to the Limited Partners collectively, and the value of the General Partner Warrants has been determined by Houlihan Lokey to be not more than $385,000. See "FAIRNESS OF THE RESTRUCTURING PLAN."


Information Agent.......Georgeson & Company, Inc., Wall Street Plaza, New York,
                        New York 10005, telephone (800) 223-2064.



Transfer Agent and
Subscription Agent......U.S. Stock Transfer Corporation, 1745 Gardena Avenue,
                        Suite 200, Glendale, California 91204, telephone (818) 502-1404.



Record Date.............April 30, 1996


Distribution Date.......Certificates representing the Common Stock will be mailed to Partners within two business days after the Closing Date.

Solicitation Period.....Commencing on the date of distribution of this Proxy
                        Statement/Prospectus and expiring on June   , 1996, or
                        such later date, not to exceed July 31, 1996, as the General Partner determines in its sole discretion.

Tax Consequences........See "FEDERAL INCOME TAX CONSEQUENCES."

Dissolution of the
Partnership.............If the proposed Restructuring Plan is approved, all of the assets and business operations of the Partnership will be transferred to the Corporation, which will result in the dissolution of the Partnership.

FAIRNESS OF RESTRUCTURING PLAN


     The General Partner believes that the Restructuring Plan is fair to the Limited Partners of the Partnership because it will increase liquidity and potential for capital appreciation of the Partner's existing investment in the Partnership. The Partnership has obtained a fairness opinion (the "Fairness Opinion"), a copy of which is included as Exhibit B to this Proxy Statement/Prospectus, from Houlihan Lokey that the consideration to be received by all of the Limited Partners collectively in connection with the Restructuring Plan is fair, from a financial point of view, to the Limited Partners collectively, and, based on the assumed Public Offering Price of $10 per share, the fair market value of the General Partner Warrants has been determined by Houlihan Lokey to be not more than $385,000. The full text of the opinion, which contains a detailed description of the assumptions and qualifications made, matters considered and limitations on the review and opinion, should be read in its entirety. Houlihan Lokey is a nationally recognized provider of financial advisory services that regularly engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, going-private transactions, and in valuations for estate, corporate and other purposes. See "FAIRNESS OF THE RESTRUCTURING PLAN."

                                  RISK FACTORS

     In evaluating the Restructuring Plan, Limited Partners should carefully consider the contents of this Proxy Statement/Prospectus and should give particular consideration to the following risk factors. The risk factors described herein have been classified into three categories: (1) risk factors which apply only if the Restructuring Plan is completed; (2) risk factors which apply if the Restructuring Plan is not completed, and Limited Partners continue to hold Limited Partnership Units in the Partnership as currently structured; and (3) risk factors which apply generally to the lending business of either the Partnership or the Corporation, regardless of whether or not the Restructuring Plan is completed.

RISK FACTORS IF THE RESTRUCTURING PLAN IS COMPLETED

     If the Restructuring Plan is completed, the Limited Partners will no longer hold limited partnership Units of the Partnership, but Common Stock of the Corporation. The nature of an investment in the Common Stock is different in many respects from an investment in limited partnership Units, which Limited Partners should consider when determining whether to approve the Restructuring Plan. In addition, Limited Partners should consider whether the terms of the Restructuring Plan are fair. The terms of the Restructuring Plan were determined by the General Partner, which has conflicts of interest with the Limited Partners, as further described below in this section, with respect to the determination of the terms of the Restructuring Plan. The terms of the Restructuring Plan were not negotiated at arm's-length with any representative of the Limited Partners or any other third party.

CHANGES IN NATURE OF INVESTMENT


     NO ENTITLEMENT TO DISTRIBUTIONS OF NET PROFITS. If the Restructuring Plan is completed, Limited Partners will no longer have the right to receive quarterly distributions of the net profits, if any, earned by the Partnership or the Corporation. The Partnership has suspended all distributions since June 1993, and distributions will continue to be suspended due to restrictions under the Bank Loan until at least June 30, 1997. To the extent that the Corporation earns net profits in the future, the Board of Directors may, but is not required to, declare dividends on the Common Stock. The Board of Directors does not intend to consider the payment of any dividends until at least the fourth quarter of 1997, depending upon the earnings and financial condition of the Corporation and its operating subsidiaries. Payment of future dividends will be subject to the discretion of the Board of Directors and will depend upon the consolidated earnings and financial condition of the Corporation, the capital requirements of Pacific Thrift, applicable governmental policies and regulations and such other matters as the Board deems appropriate. See "DIVIDEND POLICY". Pacific Thrift's ability to pay cash dividends is limited by the provisions of California law with respect to licensed industrial loan companies and by regulatory policies of the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Corporations ("DOC"). See "SUPERVISION AND REGULATION."


     NO RIGHT TO WITHDRAW CAPITAL. If the Restructuring Plan is approved, no further requests to withdraw capital will be approved by the Partnership, and all Limited Partners will receive Common Stock in liquidation of their interests in the Partnership. Stockholders will thereafter be required to sell their Common Stock in order to liquidate their investment in the Corporation.

     UNCERTAINTIES OF COMMON STOCK TRADING MARKET. The Common Stock has been conditionally approved, subject to completion of the Restructuring Plan, for listing on the Nasdaq National Market, under the symbol "PAMM." Friedman, Billings, Ramsey & Co., Inc. has indicated an intention to make a market in the Common Stock. That firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time. No assurance can be given that the Common Stock will continue to be quoted on the Nasdaq National Market, or that an active and liquid market for the Common Stock will develop. There has been no prior public market for either the Common Stock or the Limited Partnership Units of the Partnership. Furthermore, there is substantial uncertainty as to the price at which the Common Stock will trade following the completion of the Restructuring Plan. It is possible that the Common Stock will initially trade below the net equity per share of the Corporation. Historically, equity securities of new companies formed through the consolidation of partnerships have traded below, and in many cases substantially below, the net equity per share of the consolidated entity. Among the factors that might adversely affect the initial trading prices of the Common Stock are the following: potential pent-up selling pressure as a result of the historic illiquidity of the Limited Partnership Units; the recent net operating losses of the Partnership; the absence of an active market for the Common Stock; and the unfamiliarity of institutional investors, financial analysts and broker/dealers with the Corporation and its prospects as an investment when compared against other equity securities (including securities issued by other financial institution holding companies).

     ADDITIONAL MANAGEMENT CONTROL PROVISIONS. Limited Partners currently have the right to remove the General Partner, elect a new general partner, amend the Partnership Agreement, sell all or substantially all the assets of the Partnership, or dissolve the Partnership by vote of a majority interest. The Corporation, which has the same management as the General Partner, has a number of provisions in its Certificate of Incorporation and its Bylaws which limit the right of the Stockholders to change the management of the Corporation or approve certain business combinations, including the election of only one-third of the total number of directors annually, the requirement that an elected director be removed only for cause and only upon the vote of the holders of 66 2/3% of the total outstanding Common Stock, the requirement that the number of directors may be increased or decreased only by a majority vote of the directors then in office, the requirement that any vacancy on the Board of Directors be filled only by a majority vote of directors then in office, the requirement that certain business combinations be approved by the holders of 66 2/3% of the outstanding Common Stock unless the transaction is first approved by the Board of Directors, and the requirement that amendments to these provisions be adopted by the holders of 66 2/3% of the outstanding Common Stock. In addition, Stockholders have no right to call special meetings, and no right to take actions by written consent unless approved by the Board of Directors. See "DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION -- Anti-Takeover Provisions."


     LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARD. Management believes that it is likely the completion of the Restructuring Plan or trading in Common Stock after the Restructuring Plan will limit the Corporation's ability to utilize federal net operating loss carryforwards ("NOL") of Pacific Thrift equal to approximately $4.0 million at December 31, 1995, which management anticipates will be reduced to approximately $1.2 million by May 31, 1996. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") provides that, if an "ownership change" occurs with respect to Pacific Thrift, the ability to use NOL to offset future taxable income of the Corporation is limited annually to the product of the value of Pacific Thrift immediately prior to the ownership change times the long term tax exempt rate determined by the Treasury Department (currently 5.68%). Assuming that the Corporation does become subject to the annual limitation, the future use of the remaining net operating loss carryforward will be limited to approximately $.4 million per year, which would not be fully utilized until 1999. See "FEDERAL INCOME TAX CONSEQUENCES -- Net Operating Loss Carryforward."


     TAXATION OF THE CORPORATION. The Corporation is subject to taxation at corporate income tax rates under federal and state tax laws. The earnings of Presidential, CRC and LPPC are not subject to entity-level taxation, although the earnings of Pacific Thrift, and CRC Washington are subject to taxation, and the Partners are each subject to taxation of their allocated shares of taxable income of the Partnership. The future tax liability of the Corporation will decrease the net operating income of Presidential, CRC and LPPC. However, Limited Partners should note that, since a substantial portion of the anticipated earnings of the Corporation is expected to be earned by Pacific Thrift, which is already a corporation subject to federal and state taxation at the rates applicable to corporations, the increased tax on the consolidated earnings of the Corporation is not expected to be substantially different than if the Partnership were to continue under its present structure. In addition, the Stockholders will be subject to income tax liability for any dividends that may be paid by the Corporation in the future. See "FEDERAL INCOME TAX CONSEQUENCES -- Taxation of Stockholders of the Corporation."

CONFLICTS OF INTEREST

     LACK OF INDEPENDENT REPRESENTATION. The terms of the Restructuring Plan have been established by the General Partner, which has the same management as the Corporation, and the Limited Partners were not separately represented in structuring and negotiating the terms of the Restructuring Plan, by representative groups of Limited Partners or outside experts and consultants, such as investment bankers, legal counsel, accountants and financial experts, who would have been engaged solely to represent the independent interests of the Limited Partners. Had separate representation been arranged for the Limited Partners, the terms of the Restructuring Plan might have been different and possibly more favorable to the Limited Partners. See "CONFLICTS OF INTEREST."

     COMPENSATION OF DIRECTORS AND OFFICERS OF THE CORPORATION. Certain executive officers of the General Partner will receive salaries and benefits from the Corporation, including incentive stock options, a stock purchase plan and a supplemental executive retirement plan, if the Restructuring Plan is approved. Most of the executive officers could receive higher bonus compensation from the Corporation than from the Partnership if the earnings of the Corporation substantially increase. In addition, these officers could also receive additional compensation in connection with the exercise of stock options if the value of the Corporation's stock increases, as well as benefits payable under the supplemental executive retirement plan. Had the Limited Partners been separately represented, the terms of management compensation might have been different and possibly more favorable to the Limited Partners. See
"MANAGEMENT -- Executive Compensation."

RISK FACTORS IF THE RESTRUCTURING PLAN IS NOT COMPLETED AND THE PARTNERSHIP CONTINUES UNDER ITS PRESENT STRUCTURE

     If the Restructuring Plan is not completed, the Partnership will continue under its present structure unless and until an alternative plan is presented by either the General Partner or the Limited Partners. If the Partnership is continued under its present structure, Limited Partners should consider the following risk factors that will affect their investment in Limited Partnership Units.

     CONTINUING SUSPENSION OF DISTRIBUTIONS. The Partnership has suspended all distributions of net profits (as defined under the Partnership Agreement) since July 1993 due to restrictions under the Bank Loan and the fact that no distributable net profits have been earned by the Partnership. The terms of the Bank Loan will restrict the payment of all distributions through June 30, 1997. Thereafter, there can be no assurance of the amount of distributable net profits that will be earned by the Partnership for distribution to the Partners.

     CONTINUING SUSPENSION OF WITHDRAWAL PAYMENTS AND APPROVAL OF REQUESTS TO WITHDRAW CAPITAL. The Partnership has suspended all withdrawal payments to Limited Partners whose requests to withdraw capital were previously approved, and the General Partner has not approved any requests to withdraw capital received since July 1993. If the Restructuring Plan is not approved and the Partnership continues under its present structure, the terms of the Bank Loan will restrict all payments of capital to withdrawing Limited Partners through June 30, 1997. There can be no assurance that additional requests to withdraw capital will be approved in the future.

     UNCERTAINTY AS TO GOING CONCERN. The Partnership's independent certified public accountants included an explanatory paragraph in their report for the year ended December 31, 1995, which indicated a substantial doubt as to the ability of the Partnership to continue as a going concern due primarily to substantial debt service requirements and restrictions on dividend payments by Pacific Thrift to the Partnership. Since the date of the report, however, a regulatory order, which restricted the payment of dividends by Pacific Thrift, has been terminated. As of March 31, 1996, the only restrictions on payment of dividends by Pacific Thrift are those imposed on all California corporations under California law and the requirement that Pacific Thrift maintain the capital ratios required under the regulations of the FDIC and the DOC, as modified by the terms of a Memorandum of Understanding with the FDIC and the DOC. (See "Supervision and Regulation -- Regulatory Actions" and Successor Independent Certified Public Accountants' Report, page F-1, and Note 1 of the Notes to Financial Statements.)

RISK FACTORS WHICH APPLY WHETHER OR NOT THE RESTRUCTURING PLAN IS APPROVED

     There are certain risk factors inherent in the lending business and other risk factors particular to the Partnership's existing lending business, which apply whether the lending business continues to be conducted by the Partnership or is transferred to the Corporation, as described below.

     RISK OF CONTINUING LOAN LOSSES. For the years ended December 31, 1995, 1994 and 1993, the Partnership sustained consolidated net losses of $1.7 million, $9.5 million and $5.9 million, respectively. These losses were due in part to losses on portfolio loans secured by California real property originated prior to 1994. At December 31, 1995, the Partnership continued to hold a combined gross loan portfolio of approximately $19.0 million (net of specific reserves of approximately $1.0 million) originated prior to 1994, all of which is secured by California real property. In addition, 90.5% of the total loan portfolio at December 31, 1995 was secured by California real property. The Corporation may continue to experience high levels of loan losses on loans originated prior to 1994, because of declines in the value of real property securing these loans since their origination. Further, there can be no assurance that California real property values will not continue to decline, which could cause additional loan losses. See "BUSINESS -- Classified Assets and Loan Losses."

     RISK OF REGULATORY ACTIONS. On April 1, 1996, a Memorandum of Understanding ("MOU") was entered into between Pacific Thrift, the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Corporations ("DOC"). The MOU provides that Pacific Thrift shall: (i) maintain Tier I capital of 8% or more of its total assets; (ii) maintain an adequate reserve for loan losses, which shall be reviewed quarterly by its board of directors; (iii) eliminate assets classified "loss" as of September 30, 1995, reduce assets classified "substandard" as of September 30, 1995 to not more than $4,000,000 within 180 days, and reduce all assets classified substandard, doubtful and loss to no more than 50% of capital and reserves by September 30, 1996; (iv) obtain FDIC approval before opening additional offices; (v) develop strategies to stabilize its net interest margin on portfolio loans and develop procedures to implement these strategies; and (vi) furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the MOU. Management believes that Pacific Thrift has the ability to meet the requirements of the MOU within the time specified therein. However, if the conditions of the MOU were not met, Pacific Thrift could be subject to further regulatory enforcement action which could have a material adverse effect upon its business. Pacific Thrift will remain subject to the MOU until it is terminated by the FDIC and the DOC; the FDIC and the DOC may determine to retain the MOU, even after the conditions have been met, for any length of time which it determines to be appropriate. See "SUPERVISION AND REGULATION -- Regulatory Actions."

     RELIANCE ON PRIMARY LOAN PURCHASER. For the year ended December 31, 1995, Aames Capital Corporation ("Aames") was the largest purchaser of loans originated for sale by Pacific Thrift, representing 85.2% of all loans sold by Pacific Thrift. Management believes that it has a good working relationship with Aames, and anticipates this relationship to continue in the future. In the event that Pacific Thrift were to terminate sales of loans to Aames, management believes that Pacific Thrift could develop relationships with other purchasers, including some to whom it currently sells loans, which could replace the volume of loans sold to Aames. However, there can be no assurance that this would occur, or that the pricing or other terms would be as favorable as current arrangements with Aames.

     COMPETITION IN THE LENDING INDUSTRY. For the past four years, the lending industry has experienced substantial consolidation, as large banks and mortgage banks have acquired smaller lending operations. In addition, the residential lending market has substantially changed as a result of the proliferation of securitization of residential loans. Larger institutions often are able to reduce loan origination costs, and thereby reduce rates to borrowers, which increases price competition among lenders. In addition, as more loans have become eligible for securitization, competition for loan product has driven interest margins down on residential loans. To meet these challenges, Pacific Thrift has changed its lending business to emphasize the origination of loans eligible for sale or securitization. There are many mortgage lenders which are also seeking to increase the volume of loans they originate for sale and securitization. There can be no assurance that Pacific Thrift will continue to increase the volume of loans originated for sale, which is necessary for the

Corporation to operate profitably. Further, there can be no assurance that future changes will not occur in the lending industry which make it more difficult for Pacific Thrift to operate profitably.

     Pacific Thrift has significant competition for all loans from other thrift and loans, commercial banks, savings and loan associations, credit companies, mortgage bankers and, to a lesser extent, life insurance companies and pension funds. Pacific Thrift also faces competition for depositors' funds from banks, savings and loans, other thrift and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. See "BUSINESS -- Competition."

     EXPOSURE TO INTEREST RATE RISK. Although interest rate risks are minimized on loans originated for sale, the Corporation's profitability on portfolio loans may be adversely affected by rapid changes in interest rates. Presidential and Pacific Thrift have sought to limit interest rate risk by generally maintaining over 75% of the combined loan portfolio in adjustable rate loans that can adjust upward when interest rates increase. Management attempts to match interest sensitive assets with interest sensitive liabilities to minimize the impact on profitability of fluctuations in interest rates. Nonetheless, fluctuations in interest rates due to general economic conditions and other economic factors beyond management's control can have adverse effects on borrowers' abilities to repay loans and on the Corporation's future profitability. A rise in interest rates could result in more defaults and loan losses if borrowers are unable to pay the higher rates. A reduction in interest rates, on the other hand, could increase prepayments, which could reduce the value of certain securitization fees retained by Pacific Thrift on loans sold to Aames.

     In addition, rapid changes in interest rates could result in an adverse impact on net interest income earned on the Corporation's combined loan portfolio. For example, if interest rates rise rapidly, variable rate loans will stop repricing as interest rate caps on such loans take effect, The Corporation's variable rate loans typically have lifetime interest rate caps that limit rate increases to five percent (or 10 percent in some cases). Conversely, if interest rates decline, because the Corporation is currently asset sensitive, its assets will tend to reprice downward more rapidly than its liabilities, causing a decrease in net interest income. Management believes a prolonged decline in interest rates, however, would tend to increase net interest income, as variable rate loans would reach their interest rate floors, which are typically at their origination rate, while rates paid on liabilities would continue to decline. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financial Condition -- Asset/ Liability Management."

     RISKS OF REAL ESTATE SECURED LENDING. The Corporation's primary business will be real estate secured lending, including loans secured by residential, multi-family and commercial property. Although the Corporation's predecessors have historically focused on residential lending, since 1994 portfolio lending has included a higher amount of commercial lending. At December 31, 1995, properties securing the combined loan portfolio, based on aggregate principal balances, consisted of 33% residential property, 21% multi-family property and 46% commercial property. Income producing properties, including primarily multi-family and commercial property, are generally viewed as exposing the lender to a greater risk of loss than residential one-to-four family lending. Income producing property values are also generally subject to greater volatility than residential property values. The liquidation values of income producing properties may be adversely affected by risks generally incident to interests in real property, including changes or continued weakness in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental, room or occupancy rates; increases in interest rates, real estate and personal property tax rates and other operating expenses (including energy costs); the availability of refinancing; changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation and taxation; and other factors beyond the control of the borrower or the lender. For a more detailed discussion of the specific characteristics of the Corporation's real estate loan portfolio, see "BUSINESS -- Lending Activities -- Portfolio Lending."

     CONCENTRATION OF CALIFORNIA REAL PROPERTY SECURING LOAN PORTFOLIO. At December 31, 1995, approximately 94% of all loans in the combined loan portfolio, on an aggregate principal balance basis, were secured by real property located in California, including approximately 74% in Southern California and approximately 20% in Northern California. The remaining 6% of all loans are secured by real property located in Washington

(5%) and Oregon (1%). However, Pacific Thrift's policy is to limit the concentration of loans in any one zip code area to no more than 5% of all loans held in its portfolio. Concentration of collateral in any one geographic area may increase the risk of loss should conditions in that geographic area deteriorate. The California economy suffered a serious economic recession from 1990 through 1994. While the California economy exhibited positive trends in 1995, residential property values continued to decline in some parts of the state, including Southern California. A worsening of economic conditions in the state could have an adverse effect on the Corporation's business, including reducing the demand for new loans, limiting the ability of borrowers to pay existing loans and impairing the value of real property collateral and real property acquired in foreclosure ("OREO"). In addition, California real property is subject to the risk of earthquake damage, which may result in higher loan losses on loans secured by California real property.

     MANAGEMENT CONTROL. The Corporation has a number of provisions in its Certificate of Incorporation and its Bylaws which limit the right of the Stockholders to change the management of the Corporation or approve certain business combinations, including the election of only one-third of the total number of directors annually, the requirement that an elected director be removed only for cause and only upon the vote of the holders of 66 2/3% of the total outstanding Common Stock, the requirement that the number of directors may be increased or decreased only by a majority vote of the directors then in office, the requirement that any vacancy on the Board of Directors be filled only by a majority vote of directors then in office, the requirement that certain business combinations be approved by the holders of 66 2/3% of the outstanding Common Stock unless the transaction is first approved by the Board of Directors, and the requirement that amendments to these provisions be adopted by the holders of 66 2/3% of the outstanding Common Stock. In addition, Stockholders have no right to call special meetings, no right to exercise cumulative voting and no right to take actions by written consent unless approved by the Board of Directors. See "DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION -- Anti-Takeover Provisions."

     ENVIRONMENTAL RISKS. Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous substances on, under or in such property. In addition, any person or entity who arranges for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Such laws and regulations often impose liability regardless of fault and liability has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Pursuant to these laws and regulations, under certain circumstances, a lender may become liable for the environmental liabilities in connection with its borrowers' properties, if, among other things, it either forecloses or participates in the management of its borrowers' operation or hazardous substances handling or disposal practices. Although the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and certain state counterparts provide exemptions for secured lenders, the scope of such exemptions is limited and a rule issued by the Environmental Protection Agency clarifying such exemption under CERCLA has recently been held invalid. In addition, CERCLA and certain state counterparts impose a statutory lien, which may be prior to a lender's interest securing a loan, for certain costs incurred in connection with removal or remediation of hazardous substances. Other laws and regulations may also require the removal or remediation of hazardous substances located on a property before such property may be sold or transferred.

     In 1993, Presidential and Pacific Thrift acquired two properties in foreclosure which were used by borrowers unaffiliated with the Partnership for metal plating operations involving hazardous materials. After acquisition of the two properties, Presidential and Pacific Thrift each received notices from local government authorities requiring removal of hazardous materials left by the prior owners of each of the properties and remediation of soil contamination. Presidential has completed remediation of one property, and has obtained government agency approval of its closure report. The property is now listed for sale. Pacific Thrift has completed remediation of the other property, and the closure report on that property was not subject to government approval. That property is now listed for sale. Although management believes that the Corporation should have no further liability with respect to the two properties, there can be no assurance that additional contamination will not be discovered, for which the Corporation may be obligated for the cost of additional remediation. In addition, although management is not aware of any other properties containing contamination or hazardous substances, there can be no assurance that such contamination or substances will not be discovered on any property in the future, or that the cost of any required removal or remediation or related liabilities on any such property would not be material or substantially exceed the value of the property, or that the Corporation's ability to sell the property would not be adversely affected.

     Since 1994, it has been Pacific Thrift's policy to identify and review certain environmental issues pertaining to its borrowers and the properties securing the loans of its borrowers prior to making any loan and foreclosing on property. If such review reveals any environmental issues, a Phase I environmental audit (which generally involves a physical inspection without any sampling) and under certain circumstances, a Phase II environmental audit (which generally involves sampling) may be conducted by an independent environmental consultant. It is also Pacific Thrift's current policy with respect to loans secured by income producing property to conduct a toxic screen or Phase I environmental audit prior to foreclosing on such property if a Phase I audit was not done at the time of loan origination. Under certain circumstances, Pacific Thrift may decide not to foreclose on a property. There can be no assurances that such a review, toxic screen, Phase I environmental audits or Phase II environmental audits have identified or will identify all potential environmental liabilities that may exist with respect to a foreclosed property or a property securing any loan or that historical, current or future uses of such property or surrounding properties will not result in the imposition of environmental liability on Pacific Thrift.

     GOVERNMENT REGULATION. Pacific Thrift is subject to extensive governmental supervision, regulation and control. Future legislation may have the effect of increasing the cost of doing business, limiting or expanding permissible activities of, or affecting the competitive balance between banks and other financial institutions. Other applicable laws, regulations, interpretations and enforcement policies have been subject to significant and sometimes retroactively applied changes in recent years and may be subject to significant future changes. There can be no assurance that future changes will not adversely affect the business of Pacific Thrift, and thereby negatively impact either the Partnership or the Corporation. See "SUPERVISION AND REGULATION."

     NO PRIOR MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE. Prior to this Offering, there has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market. However, there can be no assurance that, following this offering, an active trading market for the Common Stock will develop or be sustained. The Representative has indicated its intention to make a market in the Common Stock; however, the Representative has no obligation to make such a market and may discontinue making a market at any time. The initial public offering price of the Common Stock offered hereby has been determined by negotiation between the Corporation and the Representative, and will not necessarily reflect the market price of the Common Stock after this Offering. See "UNDERWRITING OF THE PUBLIC OFFERING."


     ABSENCE OF DIVIDENDS. To the extent that the Corporation has net income in the future, the Board of Directors may, but is not required to, declare dividends on the Common Stock. The Board of Directors does not intend to consider the payment of any dividends until at least the fourth quarter of 1997, depending upon the earnings and financial condition of the Corporation and its operating subsidiaries. Payment of future dividends will be subject to the discretion of the Board of Directors and will depend upon the consolidated earnings and financial condition of the Corporation, the capital requirements of Pacific Thrift, applicable governmental policies and regulations and such other matters as the Board deems appropriate. See "DIVIDEND POLICY". Pacific Thrift's ability to pay cash dividends is limited by the provisions of California law with respect to licensed industrial loan companies and by regulatory policies of the FDIC and the DOC. See "SUPERVISION AND REGULATION."

                           COMPARISON OF OWNERSHIP OF
                  LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP
                      AND COMMON STOCK OF THE CORPORATION

     The information below highlights a number of the significant differences between the Partnership and the Corporation relating to, among other things, form of organization, distribution policies, liquidity of investment, management structure, compensation and fees and investor rights. These comparisons are intended to assist Limited Partners in understanding how their investments will be changed if, as a result of the Restructuring Plan, their investment in Limited Partnership Units of the Partnership becomes an investment in Common Stock of the Corporation. Following the captioned sections is a summary discussion of the expected effects of the Restructuring Plan upon Limited Partners as a result of the change in their investment from Limited Partnership Units to Common Stock.

                              FORM OF ORGANIZATION

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
The Partnership is a limited partnership         The Corporation is a recently organized
  organized under California law, formed for     Delaware corporation formed for the purpose
the purpose of engaging in the business of       of engaging in the business of originating,
originating, purchasing and selling real         purchasing and selling real estate secured
estate secured loans and loan partic-            loans and loan participations and related
ipations and related business activities.        business activities. The Corporation will be
The Partnership has not been subject to tax      a taxable corporation for federal and state
under federal tax laws. The Partnership may      income tax purposes. The Corporation may
continue in existence until December 31,         remain in existence in perpetuity.
2025 under the Partnership Agreement.

     The Partnership and the Corporation are each vehicles recognized as appropriate for investing in business enterprises by passive investors, such as Limited Partners and Stockholders. The Partnership is under the control of the General Partner, while the Corporation is governed by its Board of Directors. There are significant differences in the tax treatment of the Partnership and the Corporation, as summarized below under the caption "Federal Income Tax Consequences."

                              LENGTH OF INVESTMENT

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
The Partnership is engaged in an ongoing         The Corporation will engage in an ongoing
  business operation, and reinvests the          lending business, and will reinvest all
proceeds from loan repayments and loan sales     revenues in new lending activity and related
in new lending activity and related              businesses, except to the extent the Board
businesses. The Limited Partners are             of Directors may declare dividends from the
entitled to receive distributions of Net         earnings of the Corporation. The Corpora-
Profits earned from Partnership operations.      tion could continue in business in
Under the Partnership Agreement, the             perpetuity.
Partnership's stated term of existence is
for approximately 40 years.

     The Partnership could continue in business for a substantial period of time unless sooner dissolved by the vote of the Limited Partners, whereas the Corporation could continue in business for an indefinite period of time unless liquidated or merged into another entity by its Board of Directors.

                          DISTRIBUTION OF NET PROFITS

The Partnership Agreement provides for           The Corporation is not required to
  regular quarterly distributions of the net     distribute net profits except as dividends
profits (as defined therein), if any, earned     may be declared by its Board of Directors.
by the Partnership, to the Partners in           The Board of Directors does not intend to
accordance with Specified Annual Return          consider the payment of dividends until at
Rates. If the Partnership were to continue       least the fourth quarter of 1997, depending
as presently structured, distributions of        upon the future earnings of the Corporation.
net profits will be suspended until at least     The Corporation's earnings will be dependent
June 30, 1997 under the Loan Agreement.          upon the earnings of its subsidiaries. In
Thereafter the General Partner believes that     the case of Pacific Thrift, dividends
it will be difficult for the Partnership to      payable to the Corporation will be limited
earn or distribute net profits at the levels     by statutory and regulatory requirements.
distributed from 1981 through 1992.              See "DIVIDEND POLICY."

     Limited Partners have the right to receive distributions of the net profits (as defined in the Partnership Agreement), if any, earned by the Partnership, although distributions have been suspended since July 1993, and are expected to remain suspended until at least June 30, 1997. If Limited Partners receive Common Stock upon completion of the Restructuring Plan, they will have no right to receive distributions of net profits, although the Board of Directors intends to consider the payment of dividends in approximately the fourth quarter of 1997. Neither the Partnership nor the Corporation provides the right to its investors to receive distributions of loan repayment proceeds, which are reinvested by both the Partnership and the Corporation into continuing business operations.

                             WITHDRAWAL OF CAPITAL

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
The Partnership Agreement provides that any      Stockholders of the Corporation will have no
  Limited Partner may request a withdrawal       right to request a return of their capital
of his, her or its capital account at any        from the Corporation. However, Stockholders
time, which request may be disapproved by        will have the ability to sell their Common
the General Partner if, in the opinion of        Stock in a public trading market, as the
the General Partner, it will impair the          Common Stock will be listed for trading on
capital or operations of the Partnership. In     the Nasdaq National Market. The value of the
addition, the Partnership Agreement limits       Common Stock, however, will be subject to
the total amount of capital that may be          fluctuation as a result of a number of
withdrawn during any calendar year to no         factors, and could be less than the net
more than 10% of the total capital of the        equity per share of the Common Stock, as
Partnership. However, all capital withdrawal     shown on the books of the Corporation. See
payments have been suspended since June 1993     "RISK FACTORS -- Change in Nature of
due to restrictions imposed under the Bank       Investment -- Uncertainties of Common Stock
Loan, and no new requests to withdraw            Trading Market" and "MARKET FOR LIMITED
capital have been approved since June 1993       PARTNERSHIP UNITS AND COMMON STOCK."
due to the restrictions under the Bank Loan.
Under the current terms of the Bank Loan,
withdrawal payments will continue to be
suspended until at least June 30, 1997.
Thereafter, the General Partner does not
believe that the Partnership will have the
ability to allow capital withdrawals upon
request for the forseeable future.

     The Partnership Agreement provides limited rights to withdraw capital from the Partnership, but these rights have been restricted since 1993. There is no public trading market for the Limited Partnership Units, so it is very difficult for the Limited Partners to liquidate their investment in the Partnership without the ability to withdraw capital. If the Restructuring Plan is not completed, it cannot be predicted when the Partnership will resume payment of capital withdrawals or begin approving new requests to withdraw capital. In contrast, the Common Stock of the Corporation is expected to be listed for trading on the Nasdaq National Market. Although no assurance can be given, it is anticipated that there will be substantially increased liquidity for the

Common Stock compared to the current liquidity of Limited Partnership Units. However, the market price for the Common Stock will be subject to all of the risks normally attendant to a publicly traded security, including fluctuations in price due to market conditions and the future value of the Corporation's business operations.

                             PERMITTED INVESTMENTS

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
The Partnership is permitted to engage in        Under its Bylaws, the Corporation may engage
  the business of originating, purchasing        in any lawful business activity. The
and selling loans and loan participations        Corporation intends to engage in the same
and related business activities. The             lending and trust deed service businesses as
Partnership has engaged in lending               the Partnership, and has no intention of
activities directly and through Pacific          conducting any other business activities at
Thrift, and has engaged in the trust deed        this time. However, the Corporation will
servicing business through CRC and LPPC. The     have the authority to engage in other
Partnership is required to obtain the            business activities unrelated to the lending
consent of the Limited Partners before           business if approved by its Board of
engaging in any other business activities.       Directors.

     The Partnership's business is limited under the Partnership Agreement to real estate secured lending and related businesses. The Corporation expects to engage only in the businesses of real estate secured lending and related businesses, but the Corporation is not limited in its authority to engage in other businesses which the Board of Directors determine to be in the best interests of the Corporation.

                               ADDITIONAL EQUITY

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
The Partnership is authorized to issue and       The Board of Directors of the Corporation
  sell new classes of Limited Partnership        may, in its discretion, issue additional
Units in the discretion of the General           equity securities consisting of Common Stock
Partner. The Partnership has sold six            or Preferred Stock, provided that the total
classes of Limited Partnership Units over        number of shares issued does not exceed the
the past twelve years of its operations. The     authorized number of shares of Common Stock
consent of the Limited Partners is not           or of Preferred Stock set forth in the
required to sell new classes of Limited          Corporation's Certificate of Incorporation.
Partnership Units unless the return or other     The rights of any Preferred Stock could be
rights granted to the new Limited Partners       more favorable than the rights of the Common
would be more favorable than the return or       Stockholders, without the consent of the
the rights of any existing class of Limited      Stockholders. The Corporation expects to
Partners.                                        issue options to its officers, directors and
                                                 employees to acquire Common Stock pursuant
                                                 to the Corporation's Stock Option Plan. See
                                                 "MANAGEMENT -- 1995 Stock Option Plan." In
                                                 addition, the Corporation may raise
                                                 additional equity from time to time to
                                                 increase its available capital as necessary
                                                 to fund its business operations.

     Both the Partnership and the Corporation have substantial flexibility to raise equity to finance their businesses. The issuance of additional equity securities by the Corporation would dilute the percentage ownership interest of the Limited Partners and, if new equity interests were issued at a price below the net equity value of the Corporation, it would dilute the book value per share of the Common Stock. In addition, the rights of the holders of any Preferred Stock may be senior to the holders of the Common Stock, without the consent of the holders of the Common Stock, whereas the consent of the Partners is currently required for the Partnership to issue any class of Limited Partnership Units with a more favorable return or rights than any existing class of Limited Partners.

                               BORROWING POLICIES

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
The Partnership is authorized to borrow          The Corporation is authorized to borrow
  funds for use in its lending business in       funds for use in its lending business in
such amounts as the General Partner              such amounts as the Board of Directors
determines appropriate. The Partnership has      determines appropriate. The Corporation
historically used substantial amounts of         intends to pay off the Bank Loan owed by the
bank debt to fund its lending activities,        Partnership by June 30, 1997, but the Corpo-
but has been required to reduce its bank         ration may seek additional debt financing if
borrowings over the past five years due to a     the Board of Directors determines that the
reduction in the availability of such            Corporation would benefit from the use of
financing and adverse conditions in the real     such funds in the Corporation's business. In
estate lending market. The Partnership's         addition, Pacific Thrift will continue to
subsidiary, Pacific Thrift, also uses            fund its lending operations through the
borrowed financing derived from the issuance     issuance of FDIC insured thrift
of FDIC insured thrift certificates to fund      certificates.
its lending activities.

     Both the Partnership and the Corporation have the authority to obtain debt financing. The Partnership has historically utilized substantial amounts of debt financing but such financing has not been available for the past five years. The Corporation may obtain new debt financing to the extent that such debt financing is available on terms approved by the Board of Directors.

                  RESTRICTIONS UPON RELATED PARTY TRANSACTIONS

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
The Partnership Agreement authorizes the         The Corporation may engage in transactions
  Partnership to engage in certain               with affiliates, provided that such
transactions with affiliates of the General      transactions are approved by a majority of
Partner, including the purchase and sale of      the directors or stockholders not interested
loans, the temporary placement of surplus        in the transaction, and provided that the
funds with affiliates at specified interest      independent directors determine the
rate minimums, the engagement of affiliates      transaction to be fair, competitive and
to provide loan referral, loan servicing and     commercially reasonable.
trustee services and the use of lines of
credit provided by affiliates. The
Partnership could not engage in any other
transactions with an affiliate without the
specific approval of a majority of the
Limited Partners.

     The Partnership Agreement specifically authorizes the Partnership to engage in certain transactions with affiliates. Except for transactions specifically approved in the Partnership Agreement, the Partnership is not authorized to enter into transactions with the General Partner and its affiliates unless such transactions are approved in advance by a vote of the Limited Partners. The Corporation may enter into transactions with interested parties, such as directors, officers, significant stockholders and affiliates thereof, provided that any such transaction may be voidable unless it is approved or ratified by a majority of disinterested directors or stockholders.

                     MANAGEMENT CONTROL AND RESPONSIBILITY

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
Under the Partnership Agreement, the General     The Board of Directors of the Corporation
Partner is, subject to certain narrow            will have exclusive control over the
  limitations, vested with all management        Corporation's business and affairs subject
authority to conduct the business of the         only to the restrictions in the Certificate
Partnership, including authority and             of Incorporation and the Bylaws. Stock-
responsibility for overseeing all executive,     holders have the right to elect one-third of
supervisory and administrative services          the members of the Board of Directors at
rendered to the Partnership. The General         each annual meeting of the Stockholders.
Partner has the right to continue to serve       Stockholders also have the authority to
as general partner unless removed by a           remove directors for cause upon the vote of
majority vote of the Limited Partners.           the holders of at least 66 2/3% of the total
Limited Partners have no right to                outstanding Common Stock. The directors are
participate in the management and control of     accountable to the Corporation as
the Partnership and have no voice in its         fiduciaries and are required to exercise
affairs except for certain limited matters       good faith and integrity in conducting the
that may be submitted to a vote of the           Corporation's affairs. See "FIDUCIARY
Limited Partners, including removal of the       RESPONSIBILITY" and "MANAGEMENT."
General Partner; election of a new general
partner; amendment of the Partnership
Agreement; sale of all or substantially all
of the assets of the Partnership; or
dissolution of the Partnership. The General
Partner is accountable as a fiduciary to the
Partnership and is required to exercise good
faith and integrity in its dealings in
conducting the Partnership's affairs.

     The Partnership is managed by the General Partner and the Corporation is managed by its Board of Directors. Limited Partners currently have the authority to remove the General Partner and elect a new general partner by majority vote. Stockholders will have the power to elect one-third of the members of the Board of Directors annually, and to remove directors for cause by a vote of the holders of at least 66 2/3% of the outstanding Common Stock.

                    MANAGEMENT LIABILITY AND INDEMNIFICATION

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
As a matter of state law, the General            The Certificate of Incorporation provides
  Partner has liability for the payment of       that a director's liability for breach of a
Partnership obligations and debts, unless        fiduciary duty will be limited to the full
limitations are expressly stated in the          extent allowable under Delaware law. The
obligation. The Partnership Agreement            Bylaws and state law provide broad
provides that neither the General Partner        indemnification rights to directors and
nor any of its affiliates performing             officers who act in good faith, and in a
services on behalf of the Partnership will       manner reasonably believed to be in or not
be liable to the Partnership or its Limited      opposed to the best interests of the
Partners for any act or omission performed       Corporation and, with respect to criminal
in good faith pursuant to authority granted      actions or proceedings, without reasonable
by the Partnership Agreement, and in a           cause to believe their conduct was unlawful.
manner reasonably believed to be within the      In addition, the Corporation has entered
scope of authority granted and in the best       into and will enter into in the future
interests of the Partnership, provided that      indemnification agreements with all of the
such act did not constitute fraud,               directors and executive officers of the
misconduct, bad faith or gross negligence.       Corporation which indemnify such directors
In addition, the Partnership Agreement           and officers against amounts paid in
indemnifies the General Partner and its          settlement, authorize the Corporation to
affiliates for liability, loss, damage,          advance expenses incurred in defense, upon
costs and expenses, including attorneys'         the Corporation's receipt of an appropriate
fees, incurred by them in conducting the         undertaking to repay such amounts if
Partnership's business, except in the event      appropriate, and authorize the Corporation
of fraud, misconduct, bad faith or gross         to carry insurance for the benefit of its
negligence.                                      officers and directors even for matters as
                                                 to which such persons are not entitled to
                                                 indemnification. See "FIDUCIARY
                                                 RESPONSIBILITY." If the Restructuring Plan
                                                 is approved, the Corporation will assume all
                                                 existing and contingent liabilities of the
                                                 Partnership, including its obligation to
                                                 indemnify the General Partner and others for
                                                 litigation expenses that might be incurred
                                                 by them for serving as General Partner of
                                                 the Partnership or for sponsoring the
                                                 Restructuring Plan. The Corporation intends
                                                 to obtain a policy of directors and officers
                                                 liability insurance to enhance the
                                                 protection of its directors and officers.

     Although the standards are expressed somewhat differently, there are similar limitations upon the liability of the General Partner and its affiliates and upon the directors and officers of the Corporation when acting on behalf of the Partnership or on behalf of the Corporation, respectively. The Corporation believes that the scope of the liability and indemnification provisions in the Corporation's governing documents provides protection against claims for personal liability against the Corporation's directors and officers which is comparable to, though not identical with, the protections afforded to the General Partner and its Affiliates under the Partnership Agreement. The Corporation may provide enhanced protection to officers and directors by obtaining a policy of insurance on their behalf, the cost of which would be borne by the Corporation.

                            ANTI-TAKEOVER PROVISIONS

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
Changes in management of the Partnership can     The Certificate of Incorporation and Bylaws
  be effected only by removal of the General     of the Corporation contain a number of
Partner, which requires a majority vote of       provisions that might have the effect of
Limited Partners.                                entrenching current management and delaying
                                                 or discouraging a hostile takeover of the
                                                 Corporation. These provisions include, among
                                                 others, the following:
                                                 (a) election of only one-third of the Board
                                                 of Directors annually and the lack of
                                                 cumulative voting;
                                                 (b) limitations on the ability to increase
                                                 or decrease the Board of Directors and to
                                                 appoint new directors to fill vacancies on
                                                 the Board;
                                                 (c) the requirement that directors only be
                                                 removed for cause with the vote of the
                                                 holders of 66 2/3% of the total outstanding
                                                 Common Stock unless approved by a majority
                                                 of disinterested directors;
                                                 (d) restrictions on the ability to call
                                                 special meetings of Stockholders which
                                                 permit only the Board of Directors, the
                                                 Chairman of the Board or the President to
                                                 call a meeting for only such business as
                                                 directed by the Board;
                                                 (e) restrictions on the ability of
                                                 Stockholders to take action by written
                                                 consent without a meeting unless the Board
                                                 first approves the action;
                                                 (f) requirements that certain business
                                                 combinations be approved by a vote of the
                                                 holders of 66 2/3% of the total outstanding
                                                 Common Stock unless approved by a majority
                                                 of the disinterested Board of Directors, in
                                                 addition to certain anti-takeover provi-
                                                 sions provided under Delaware law; and
                                                 (g) requirements that amendments to the
                                                 Certificate of Incorporation and Bylaws
                                                 concerning certain control provisions
                                                 receive the consent of the holders of
                                                 66 2/3% of the total outstanding Common
                                                 Stock unless first approved by a majority of
                                                 disinterested directors;
                                                 (h) authorization of the Board of Directors
                                                 to issue up to 2,000,000 shares of Preferred
                                                 Stock, having such rights and preferences as
                                                 the Board may determine, which may be used
                                                 by the Board to deter a future takeover
                                                 attempt;
                                                 (i) provisions in the stock options granted
                                                 to employees of the Corporation which
                                                 accelerate the exercisability of such
                                                 options in the event of a change in control,
                                                 unless the Board of Directors prior to the
                                                 change in control approves a carryover of
                                                 the options to the new entity.

     Certain provisions of the governing documents of the Corporation could be used to deter attempts to obtain control of the Corporation in transactions not approved by the Board of Directors. However, since the Common Stock will be freely transferable and a market for the Common Stock is expected to develop facilitating the transfers of the Common Stock, and the Corporation's Board of Directors is subject to election by the Stockholders, there could be a greater likelihood of changes in control in the case of the Corporation than the Partnership, notwithstanding those provisions that might be employed by the Board of Directors to resist efforts to change control.

                                 VOTING RIGHTS

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
Limited Partners by a majority vote may,         Stockholders are entitled to elect one-third
  without the concurrence of the General         of the Corporation's Board of Directors at
Partner, remove the General Partner, elect a     each annual meeting of the Corporation.
new General Partner, amend the Partnership       Stockholders may elect to remove one or more
Agreement, sell all or substantially all the     directors for cause upon the vote of the
assets of the Partnership, or dissolve the       holders of at least 66 2/3% of the total
Partnership. Limited Partners are not            outstanding Common Stock. The vote of at
entitled to vote on any other matters.           least 66 2/3% of the total outstanding
                                                 Common Stock is also required to approve
                                                 certain business combinations unless
                                                 previously approved by a majority of
                                                 disinterested directors of the Corporation.
                                                 Stockholders are also entitled to vote to
                                                 amend the Certificate of Incorporation or
                                                 Bylaws of the Corporation, provided that
                                                 certain amendments in the control and voting
                                                 provisions require the vote of at least
                                                 66 2/3% of the total outstanding Common
                                                 Stock. See "DESCRIPTION OF CAPITAL STOCK --
                                                 Common Stock."

     Stockholders have broader voting rights than those currently afforded to Limited Partners, although certain matters upon which Stockholders may vote require a higher majority vote (66 2/3%) than the Partnership Agreement currently requires for the limited matters upon which Limited Partners are allowed to vote.

                 SPECIAL MEETINGS AND ACTION WITHOUT A MEETING

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
Limited Partners holding 10% or more of the      Stockholders of the Corporation have no
  Capital Contributions of all Limited           right to call special meetings of the
Partners may call a special meeting of the       Corporation. In addition, no action may be
Limited Partners to vote upon any matter         taken by the Stockholders by written consent
that may be presented for the vote of            unless first approved by the Board of
Limited Partners. In addition, the               Directors.
Partnership Agreement allows Limited
Partners to take actions by written consent
in lieu of a meeting.

     Stockholders of the Corporation would have more limited rights than Limited Partners currently have to hold special meetings and take actions by written consent.

                      COMPENSATION, FEES AND DISTRIBUTIONS

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
The Partnership currently pays the following     The Corporation will not pay any management
  compensation, fees and distribution to the     fees, servicing fees, employee
General Partner:                                 reimbursements or distributions of net
                                                 profits to the General Partner or any other
(a) a management fee based upon the amount       third parties. However, the Corporation will
of Net Profits allocated to each class of        hire the employees of the General Partner,
Limited Partners;                                and will enter into employment agreements
                                                 with certain executive officers of the
(b) loan origination, processing and             Corporation. In addition, the Corporation
servicing fees equal to 35% of the loan          will provide employee benefits, and will
origination fee paid by the borrower of each     provide stock option plans and retirement
loan made by the Partnership or Pacific          plans to the officers, directors and
Thrift;                                          employees of the Corporation.
(c) an additional servicing fee equal to
 3/8ths of 1% of every loan made by the
Partnership or Pacific Thrift with an
original maturity of three or more years;
(d) reimbursement of salary and employee ex-
penses for every employee who devotes part
of all of his or her time to the business
operations of the Partnership or any of its
subsidiaries; and
(e) distributions of any Partnership Net
Profits equal to 50% of any remaining
undistributed Net Profits after each class
of Partner has received a return on their
Capital Contribution equal to their
specified initial return rate.

     Under the Partnership Agreement, the Partnership pays compensation, fees and distributions to the General Partner. If the Restructuring Plan is completed, the Corporation will pay no management fees or distributions to any outside management company. The Corporation or its subsidiaries will directly employ the former employees of the General Partner, including the current managing officers of the Partnership and its subsidiaries. See "PRO FORMA HISTORICAL FINANCIAL STATEMENTS OF THE CORPORATION" for a comparison of the anticipated expenses of the Corporation compared with the actual expenses of the Partnership in 1995.

                         LIMITED LIABILITY OF INVESTORS

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
Under the Partnership Agreement and              The Common Stock, upon issuance, would be
  California state law, the liability of         fully paid and nonassessable. Under Delaware
Limited Partners for the Partnership's debts     law, Stockholders would not be liable for
and obligations is generally limited to the      Corporation debts or obligations.
amount of their investment in the
Partnership, together with an interest in
undistributed income, if any. The Limited
Partnership Units are fully paid and (except
for Class A Units) nonassessable.

     The limitations on personal liability of stockholders of the Corporation are substantially the same as that of Limited Partners in the Partnership.

                            REVIEW OF INVESTOR LISTS

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
Limited Partners of the Partnership are          A stockholder is entitled, upon written
  entitled to request, at their own cost,        demand, to inspect and copy the stock
copies of investor lists showing the names       records of the Corporation, at any time
and addresses of all Limited Partners of the     during usual business hours, for a purpose
Partnership.                                     reasonably related to an interest as a
                                                 stockholder.

     Limited Partners and Stockholders have the right to obtain investor lists. The Corporation has the right to refuse a demand for the stockholder list if the purpose is not related to a person's interest as a Stockholder. This right could be used by the Corporation to delay or refuse a demand for the stockholder list.

                                    TAXATION

                PARTNERSHIP                                      CORPORATION
- --------------------------------------------     --------------------------------------------
Earnings of the Partnership are not taxable      Earnings of the Corporation are subject to
  at the entity level. The earnings of           taxation at corporate income tax rates under
Pacific Thrift, however, are subject to          federal and state tax laws. In addition, the
taxation at corporate income tax rates under     Stockholders will be subject to income tax
federal and state laws. The Partners are         liability for any future dividends that may
each subject to taxation on their allocated      be paid by the Corporation. Management of
share of Partnership taxable income.             the Corporation anticipates that the
                                                 Corporation's ability to utilize an existing
                                                 net loss carryforward benefit to offset
                                                 future taxable income will be subject to
                                                 annual limitation as a result of the
                                                 Restructuring Plan. See "Federal Income Tax
                                                 Consequences -- Net Operating Losses."

     Limited Partners are subject to a single tax on the earnings of the Partnership. However, since the net income of Pacific Thrift is currently subject to corporate tax, and these earnings represent the substantial majority of the Partnership's consolidated net income, the amount of additional tax liability is not anticipated to be substantially greater than the net income currently subject to taxation under the Partnership structure. Stockholders will be subject to double taxation, once at the corporate level and again to the extent of any dividends paid to Stockholders.

                             THE RESTRUCTURING PLAN

CHANGES IN BUSINESS CONDITIONS WHICH NECESSITATE RESTRUCTURING

     From 1981 through 1993, the Partnership's primary business consisted of the origination of "B and C" credit residential loans, which the Partnership retained and serviced for the life of the loans. The Partnership further increased its return on partners' equity by using credit lines to increase lending volume. The Partnership's lending volume and rate structure on the Partnership's loans enabled the Partnership to provide distributions to its Partners based upon specified percentages above the Bank of America reference rate for each class of Partners, as set forth in the Partnership Agreement (the "Specified Annual Return Rates"). However, there have been significant changes in the availability of credit to the Partnership and in the residential lending market over the past four years, which have resulted in net operating losses over the past three years.

     As Limited Partners are aware from prior reports, the Partnership has been required since 1990 to pay down over $75 million on its Bank Loan, which in 1990 totalled over $82 million and by April 19, 1996 had a remaining balance of $5.2 million. This has required the Partnership to substantially reduce its loan portfolio, from a high of $130.2 million in 1989, to $56.5 million (net of general reserves of $4.2 million, but including $12.6 million in loans held for sale) as of December 31, 1995. As a result, the Partnership has experienced substantial reductions in interest income over the past five years. Moreover, the Partnership has been unable to replace the existing bank debt with a new credit line. Without a reliable source of available debt financing, the Partnership can no longer originate the volume of portfolio loans it was formerly able to fund using credit lines.

     During the period from 1985 through 1989, the Partnership was also able to raise equity financing through public offerings of limited partnership Units. Due in large part to a number of real estate limited partnership failures after 1989, investments in limited partnerships of any type have fallen out of favor. Therefore, it has been difficult for Presidential to raise equity financing to support the growth of its lending business under its current structure. However, current investment trends have supported various public stock offerings of thrift and loans and similar lending businesses. Because of this trend, management believes that the Partnership would have the ability to raise additional capital from outside investors if the Partnership converts to corporate form. Under a letter agreement with the Representative, subject to customary terms and conditions, if the Restructuring Plan is approved, the Public Offering will raise approximately $8 million in additional capital. Management believes this additional capital will enhance the Corporation's ability to meet its goals for revenue growth over the next one to three years.

     The residential lending market has also substantially changed over the past several years, due to the consolidation of the lending industry and the proliferation of loan securitization. These two factors have dramatically increased competition for all grades of residential loans, with a resulting decrease in market interest rates for these loans. The Partnership has therefore modified the nature of its lending business in order to originate B and C credit loans primarily for sale to other lending companies. The purchasers pool and securitize residential loans for resale in the secondary mortgage market. As a result of this change in the lending market, the Partnership's primary source of revenues has changed from interest income on portfolio loans to fee income from loans originated for sale.

     Pacific Thrift reported net income of $3.2 million in 1995, primarily from fee income from loans originated for sale. However, this level of profit would not have been sufficient to support distributions to Partners equal to the Specified Annual Return Rates, even if such profits could have been distributed to the Partners. In order to improve its capital ratios and increase earnings, it was necessary for Pacific Thrift to retain earnings for funding additional lending activities. As of March 31, 1996, Pacific Thrift has retained sufficient earnings to restore its regulatory capital levels, and is now able to pay dividends to the Partnership. However, the Bank Loan prohibits all distributions to Partners until the Bank Loan is repaid in full, which is scheduled to occur in June 1997. In addition, certain other expenses and debts which are not permitted to be paid by the Partnership under the Bank Loan, including fees and loans owed to the General Partner and amounts previously approved for capital withdrawals, will be required to be paid after the Bank Loan is paid in full. Therefore, management currently anticipates that no distributions could be made until the fourth quarter of 1997 or the first quarter of 1998. Moreover, even after distributions have resumed, management believes that it would be unlikely that the amount of distributions would equal the Specified Annual Rates of Return for the foreseeable future.

     Finally, the Partnership's net partners' equity of $8.7 million at December 31, 1995, does not allow the Partnership to approve requests to withdraw capital, as originally intended. If the Partnership were to honor requests to withdraw capital at this time, it would impair the ability of the Partnership to continue its business operations, which would harm all of the Partners. Due to the limited capital available to the Partnership, management does not anticipate that the Partnership will have the ability to honor any additional requests to withdraw capital for the foreseeable future. Moreover, due to the lack of an active trading market for limited partnership Units, it would continue to be extremely difficult for Limited Partners to liquidate their investment in the Partnership.

     In order to provide for the continued growth of Pacific Thrift's business and provide an alternative means for the Limited Partners to realize potential capital appreciation and greater liquidity for their investment in the Partnership, the General Partner developed the Restructuring Plan. The Restructuring Plan essentially allows the businesses of the Partnership to continue under existing management, but under a corporate rather than a partnership structure. The General Partner believes that, under the constraints of current business conditions, Limited Partners will have substantially more flexibility with an investment in Common Stock than their current investment in Units.

TRANSFER OF ASSETS AND LIABILITIES AND DISTRIBUTION OF COMMON STOCK

     The Corporation was formed by the Partnership on February 22, 1994, with Presidential as its sole stockholder. In May, 1996, Presidential intends to transfer to the Corporation all of the outstanding stock of Pacific Thrift, CRC Washington and PacificAmerica Mortgage, for the purpose of allowing these entities to file consolidated tax returns. If the Restructuring Plan is approved, the Partnership will transfer all of its remaining assets and liabilities to the Corporation in exchange for a number of shares of Common Stock of the Corporation equal to the Net Tangible Equity of the Partnership on the last day of the month preceding the Closing Date, divided by 10, provided that the number of shares so issued shall not be less than 890,000, less the number of shares that would otherwise be issued to the Limited Partners electing the Cash Out Option. The Partnership will, within two business days of the Closing Date, distribute the Common Stock received by it to all of the Partners (other than Limited Partners electing the Cash Out Option) pro rata based upon their respective Capital Accounts. No fractional shares will be issued in connection with the Restructuring Plan. Fractional share interests will be sold by the Corporation in the Public Offering and the cash proceeds distributed to the Partners in proportion to their fractional interests.

     The Capital Account of each Partner is determined under the Partnership Agreement as that Partner's capital contribution, less capital withdrawals, amounts distributed to the Partner in excess of distributable net profits and an allocated share of the Partnership's net losses. Those Partners who have received higher proportionate distributions because they were entitled to higher Specified Annual Return Rates than other classes of Partners now have proportionately lower Capital Accounts than the classes of Partners who have received lower distributions.

     The following table shows the Capital Account of each class of Partner based on a $2,500 initial Capital Contribution, and the resulting number of shares of Common Stock each class of Partner will receive in the Restructuring Plan, assuming that 890,000 shares are issued:

                          CAPITAL ACCOUNT INFORMATION

                                                                               PARTNERSHIP
                                                                 INITIAL         CAPITAL       NO. OF
                                                                INVESTMENT       ACCOUNT       SHARES
                                                                ----------     -----------     ------
General Partner...............................................     2,500            678          47
Class A.......................................................     2,500            678          47
Class B.......................................................     2,500            963          51
Class C.......................................................     2,500          1,022          55
Class D.......................................................     2,500            972          52
Class E.......................................................     2,500          1,064          57
Distribution Reinvestment Units...............................     2,500          1,111          59

     Each Partner's percentage interest in the Partnership based on his, her or its Capital Account as of December 31, 1995 is stated in the top right corner of the first page of each Partner's Ballot. The percentage amount shown represents the percentage of the total amount of Common Stock to be issued by the Corporation to the Partnership that would be received by that Partner if the Restructuring Plan is completed. The exact number of shares of Common Stock to be issued to each Partner will be determined based upon the Partnership's Net Tangible Equity as of the last day of the month preceding the Closing Date, less the shares that would otherwise be issued to the Limited Partners electing the Cash Out Option.

     CASH OUT OPTION. Any Limited Partner may elect to receive cash in lieu of Common Stock by marking that Partner's Ballot accordingly. Every Limited Partner electing the Cash Out Option will, within five days following the Closing Date, receive cash equal to $10 for every share of Common Stock that would otherwise be issued to that Limited Partner. The Cash Out Option must be elected with respect to all shares allocable to Limited Partners electing the Cash Out Option, and the exercise of the Cash Out Option is not revocable. LIMITED PARTNERS WHO WISH TO EXERCISE THE CASH OUT OPTION MUST VOTE "FOR" THE RESTRUCTURING PLAN. LIMITED PARTNERS ELECTING THE CASH OUT OPTION WILL NOT RECEIVE CASH UNLESS THE RESTRUCTURING IS COMPLETED.

RIGHTS OFFERING

     BASIC SUBSCRIPTION RIGHTS. Basic Subscription Rights entitle each Partner to purchase a portion of the 800,000 Additional Shares offered in the Rights Offering (subject to adjustment if and to the extent necessary to allow the Corporation to sell a minimum of 200,000 shares in the Public Offering), at a Subscription Price of $10 per share, pro rata in accordance with that Partner's Capital Account in the Partnership. The Basic Subscription Rights must be exercised by the Solicitation Period Expiration Date. Each Partner is entitled to subscribe for all, or any portion of, the shares subject to the Basic Subscription Rights. Each Partner's Ballot and Subscription Agreement states in the upper right hand corner the number of shares which that Partner has the right to subscribe for through the exercise of Basic Subscription Rights, based upon that Partner's Capital Account as a percentage of the total Capital Accounts of all Partners in the Partnership as of December 31, 1995.

     OVERSUBSCRIPTION PRIVILEGE. Subject to allocation and possible reduction described below, Partners who exercise their own Basic Subscription Rights will also be eligible to exercise the Oversubscription Privilege to subscribe for and purchase shares in excess of their Basic Subscription Privilege, at the Subscription Price of $10 per share, but only up to the amount available after satisfaction of all exercises of the Basic Subscription Privilege and the purchase of Common Stock by the General Partner with a payment of $800,000 of the debt owed to the General Partner by the Partnership. A Partner's election to exercise that Partner's Oversubscription Privilege must be made at the same time that Partner exercises the Basic Subscription Right. No investor may purchase more than seven percent of the total shares to be issued by the Corporation in connection with the Restructuring, the Rights Offering and the Public Offering.

     If the Additional Shares offered in the Rights Offering are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the shares will be allocated pro rata (subject to the elimination of fractional shares) among those Partners exercising Oversubscription Privileges in proportion to the Basic Subscription Rights exercised by such Partners, relative to the number of Basic Subscription Rights exercised by all Partners; provided, however, that if such pro rata allocation results in any Partner being allocated a greater number of shares than such Partner subscribed for pursuant to the exercise of the Oversubscription Privilege, then such Partner will be allocated only that number of shares for which such Partner subscribed, and the remaining shares will be allocated among all other Partners exercising the Oversubscription Privilege on the same pro rata basis outlined above. For example, if a Partner who had a Basic Subscription Right for 50 shares subscribed for 100 shares, but the Additional Shares available were less than the amount subscribed for by all Partners exercising the Oversubscription Privilege, then that Partner would be allocated 50 shares plus that number of shares in excess of 50 as would equal the total remaining available shares times a fraction the numerator of which is that Partner's Capital Account and the denominator of which is the total Capital Accounts of all Partners exercising the Oversubscription Privilege.

     Payments for subscriptions will be deposited upon receipt by the Subscription Agent and held in escrow pending a final determination of the number of shares to be issued pursuant to the exercise of Oversubscription Privileges. If a proration of the shares results in a Partner's receiving fewer shares than the Partner subscribed for pursuant to its Oversubscription Privilege, then the excess funds paid by that Partner as the Subscription Price for shares not issued will be returned promptly without interest or deduction.

     SUBSCRIBER WARRANTS. For every five shares of Common Stock purchased in the Rights Offering by Partners, partners of the General Partner or officers, directors or employees of the Partnership or its subsidiaries, the Corporation will issue a transferable warrant for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at a price equal to 125% of the Public Offering Price. Although the Subscriber Warrants are freely transferable, they will not be listed for trading on the Nasdaq National Market, and there can be no assurance that a market will develop for the Subscriber Warrants.

     EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION
PRIVILEGE. Partners may exercise their Subscription Rights by delivering to the Subscription Agent at the address specified below, at or prior to the Expiration Date, the properly completed and executed Subscription Agreement, together with payment in full of the Subscription Price for each Additional Share subscribed for pursuant to the exercise of such Subscription Rights. THE EXERCISE OF SUBSCRIPTION RIGHTS IS NOT REVOCABLE.

     Payment in full must be made by (i) check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to U.S. Stock Transfer Corporation, as Subscription Agent, or (ii) wire transfer of funds to the account maintained for this purpose at First Professional Bank, ABA # 122239335, Trust No. 11, Account No. 004-802578. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Agent's account designated above. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, Partners who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Solicitation Period Expiration Date to ensure that the payment is received and clears by that time, and are urged to consider in the alternative payments by means of certified or cashier's check, money order or wire transfer of funds.

     Pending disbursement to the Corporation upon issuance of the shares, all funds received in payment of the Subscription Price will be held in an escrow account by the Subscription Agent and invested at the direction of the Corporation in short-term certificates of deposit, short-term obligations of the United States, any state or any agency thereof, or money market mutual funds investing in the foregoing instruments. The account in which these funds will be held is not insured by the FDIC. Any interest earned on these funds will be retained by the Corporation if the Restructuring Plan is approved, or returned to Partners if the Restructuring Plan is not approved.

     The Subscription Agent's address to which the Subscription Agreement and payment of the Subscription Price should be delivered is as follows: U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204-2991.

     The Corporation will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with the Rights Offering.

     If an exercising Partner does not indicate the number of shares of Common Stock being subscribed for pursuant to the exercise of Rights, or does not forward full payment of the aggregate subscription price for the number of shares of Common Stock indicated as being subscribed for, then such Partner will be deemed to have exercised the maximum number of Basic Subscription Rights that may be exercised for the aggregate subscription price payment delivered by such Partner, and, to the extent the aggregate subscription price payment delivered by the Partner exceeds the product of the subscription price multiplied by the number of Basic Subscription Rights evidenced by the Subscription Agreement delivered by such Partner, such Partner will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, the number of whole shares equal to the quotient obtained by dividing the subscription excess by the subscription price. Any amount remaining after application of the foregoing procedures shall be returned to such Partner promptly by mail without interest or deduction.

     Certificates representing shares of Common Stock purchased pursuant to the exercise of Basic Subscription Rights and Oversubscription Privilege will be issued to Partners within two business days after the Closing Date of the Restructuring Plan.

     Pending issuance of certificates representing shares of Common Stock, funds received for the exercise of Subscription Rights will be held in a segregated escrow account maintained by the Subscription Agent and, if and when shares are issued in respect of exercises of Subscription Rights, payment therefor will be transferred to the Corporation. If for any reason shares are not issued pursuant to the exercise of Basic Subscription Rights, or a Partner exercising an Oversubscription Privilege is allocated less than all of the shares for which that Partner subscribed pursuant to the Oversubscription Privilege, then the funds paid by the Partner that are held in escrow as the subscription price for shares not issued or for shares not allocated to such Partner will be returned by mail without interest or deduction after the Solicitation Period Expiration Date promptly following completion of all prorations and adjustments contemplated by the terms of the Rights Offering.

     Record owners of Partnership interests who hold such interests for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such Partnership interests as soon as possible to ascertain those beneficial owners' intentions and to obtain instructions with respect to Subscription Rights. If a beneficial owner so instructs, the record holder of that Partnership interest should complete a Subscription Agreement and submit it to the Subscription Agent together with payment for the number of shares of Common Stock subscribed for thereby. In addition, beneficial owners of Partnership interests held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owner's instructions. In order to exercise the Oversubscription Privilege, banks, brokers and other nominee record holders of Partnership interests will be required to certify to the Subscription Agent and the Corporation the aggregate number of Basic Subscription Rights that have been exercised on behalf of each beneficial owner of such rights and the number of Additional Shares subscribed for pursuant to the Oversubscription Privilege by each such beneficial owner on whose behalf such nominee record holder is acting.

     The instructions accompanying the Subscription Agreement should be read carefully and followed in detail. SUBSCRIPTION AGREEMENTS SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND SUBSCRIPTION AGREEMENTS OR PAYMENTS TO THE PARTNERSHIP OR THE CORPORATION.

     THE METHOD OF DELIVERY OF SUBSCRIPTION AGREEMENTS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE PARTNERS. IF SUBSCRIPTION AGREEMENTS AND PAYMENTS ARE SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. PERSONS WISHING TO EXERCISE SUBSCRIPTION RIGHTS ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE

SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, PARTNERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights will be determined by the Corporation, whose determinations will be final and binding. The Corporation, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Subscription Rights because of any defect or irregularity. Subscription Agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Corporation determines, in its sole discretion. Neither the Corporation nor the Subscription Agent will be under any duty to give notification of any defect or to give such notification. The Corporation reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful or materially burdensome.


     Any questions or requests for assistance concerning the method of exercising Basic Subscription Rights or Oversubscription Rights or requests for additional copies of this Proxy Statement/Prospectus, should be directed to the Information Agent, at telephone: (800) 223-2064.


     DETERMINATION OF SUBSCRIPTION PRICE. The Subscription Price has been determined by the General Partner in consultation with the Representative. Prior to this offering, there has not been an established public market for the Common Stock of the Corporation or the Partnership interests of the Partnership. The major factors considered in determining the Subscription Price were the projected Net Tangible Equity (as defined herein) of the Partnership by May 31, 1996, prevailing market conditions, the market prices relative to earnings, cash flow and assets for publicly traded common stock of comparable companies, the revenues and earnings (or losses) of the Partnership and comparable companies in recent periods, the regulatory status of Pacific Thrift, the Corporation's earning potential, the experience of its management and the position of the Partnership in the lending industry. There can be no assurance, however, that the market price of the Common Stock will not decline, or that a person will be able to sell shares of Common Stock at a price equal to or greater than the Subscription Price.

     EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGE BY PARTNERS OF GENERAL PARTNER. The Basic Subscription Rights and Oversubscription Privilege allocable to the General Partner for its pro rata share of the Partnership will not be exercised by the General Partner directly. Instead, these rights shall be exercisable by the individual partners of the General Partner. Basic Subscription Rights will be exercisable by these partners pro rata based on the amount of their respective investment in the General Partner, up to the full amount of the Basic Subscription Rights allocable to the General Partner. In addition, each of these partners will be allowed to exercise the Oversubscription Privilege to the extent that Additional Shares are available after the allocation of shares pursuant to the exercise of Basic Subscription Rights and the purchase of shares by the General Partner with a payment of $800,000 of the debt owed to the General Partner by the Partnership.

     PURCHASE OF ADDITIONAL COMMON STOCK BY THE GENERAL PARTNER. The General Partner will be repaid $800,000 of the debt which the Partnership anticipates it will owe to the General Partner on May 31, 1996, which the General Partner will use to purchase shares of Common Stock upon the same terms as shares offered in the Rights Offering. The General Partner will transfer all such shares to creditors and partners of the General Partner.

     EXERCISE OF OVERSUBSCRIPTION PRIVILEGE BY OFFICERS AND EMPLOYEES. Certain officers and employees of the Partnership and its subsidiaries will have the opportunity to subscribe for shares through the Oversubscription Privilege. However, officers and employees will only be entitled to subscribe for shares to the extent not purchased by existing Partners through their Basic Subscription Rights and the Oversubscription Privilege.

     Certain officers and directors of the Partnership and its subsidiaries and proposed directors of the Corporation have indicated their intention to purchase up to 180,000 shares ($1,800,000) through the exercise of Basic Subscription Rights and the Oversubscription Privilege, to the extent that shares are available.

     CONDITION TO EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGE BY LIMITED PARTNERS. LIMITED PARTNERS WHO WISH TO PURCHASE SHARES IN THE RIGHTS OFFERING OR EXERCISE THE CASH OUT OPTION MUST VOTE "FOR" THE RESTRUCTURING PLAN.

PUBLIC OFFERING

     If the Restructuring Plan is approved by the requisite vote of Limited Partners, as soon as possible following the end of the Solicitation Period, but not later than 60 days from the Solicitation Period Expiration Date, the Corporation will conduct a Public Offering of all Additional Shares not sold in the Rights Offering plus shares equal to the number of shares that would otherwise have been issued to Limited Partners exercising the Cash Out Option. In addition, the Corporation will grant an option to the Underwriters of the Public Offering to sell an additional 15% of the total shares sold in the Public Offering by the Corporation to cover overallotments. No investor may purchase more than seven percent of the total shares to be issued by the Corporation in connection with the Restructuring, the Rights Offering and the Public Offering. It is anticipated that the Public Offering Price per share will be $10 per share, as determined by negotiation between the General Partner and the Representative. If the Public Offering Price is less than $10 per share, the vote of the Limited Partners on the Restructuring Plan will be re-solicited, and a new Rights Offering will be conducted during the re-solicitation period. Subject to customary terms and conditions, Friedman, Billings, Ramsey & Co., Inc. has agreed to act as Representative of a group of underwriters participating in the Public Offering on a firm commitment basis. See "UNDERWRITING OF PUBLIC OFFERING."

     As a condition to completion of the Restructuring Plan, the Corporation must achieve a Minimum Market Capitalization of $16.9 million as a result of the Rights Offering and the Public Offering. If the Minimum Market Capitalization is not achieved, the Restructuring Plan will not completed, and the Partnership will continue under its current structure.

GENERAL PARTNER WARRANTS


     The General Partner of Partnership will purchase warrants from the Corporation ("General Partner Warrants") exercisable for up to 25% of the Common Stock outstanding on the Closing Date, exercisable at any time for a period of 18 months after the Closing Date, at an exercise price equal to 150% of the Public Offering Price per share. The General Partner will pay the Corporation $385,000 to purchase the General Partner Warrants, which management believes represents the fair market value of the General Partner Warrants based upon the Black-Scholes method of option valuation.


     The General Partner Warrants will be non-transferable, except to and between partners of the General Partner. The General Partner will distribute all of the General Partner Warrants to its partners. The Common Stock issuable upon exercise of the General Partner Warrants ("Warrant Stock") has been registered concurrently with the registration of the shares, and the Corporation will commit to maintain the effectiveness of such registration until the earlier of the sale of all the Warrant Stock or five years after the Closing Date. In addition, under certain circumstances, the holders of the General Partner Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the Closing Date, for the purpose of resale of the Warrant Stock.

     Holders of General Partner Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Corporation or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

CONDITIONS TO RESTRUCTURING PLAN

     The Partnership will not complete the Restructuring Plan unless each of the following conditions is satisfied on or prior to the Distribution Date:

          (a) Limited Partners holding at least 51% of the total Capital Contributions of all Limited Partners (except the General Partner to the extent of its ownership of Limited Partnership Units) vote to approve the Restructuring Plan;

          (b) Minimum Market Capitalization of $16.9 million is achieved as a result of the Rights Offering and the Public Offering;

          (c) the Common Stock is approved for listing on the Nasdaq National Market, the American Stock Exchange or the Pacific Stock Exchange;

          (d) the Bank consents to the completion of the Restructuring Plan;


          (e) the FDIC and the DOC consent to the change in control of Pacific Thrift as a result of the Restructuring Plan;


          (f) there is no moratorium resulting from federal or state legislative action that would prohibit the closing of the Restructuring Plan;

          (g) there is no material adverse change in the business or prospects of the Partnership; and

          (h) there is no injunction or court order relating to the Restructuring Plan that would have a material adverse effect upon the Corporation or which would prevent the completion of the Restructuring Plan.

None of the conditions specified in paragraphs (a), (b), (c), (d) or (e) above may be waived, except with respect to the listing of the Common Stock on the NNM, AMEX or PSE, which may only be waived upon re-solicitation and the requisite vote of the Limited Partners to complete the Restructuring Plan on a modified basis. The conditions specified in paragraphs (f), (g) and (h) may be waived by the General Partner in its sole discretion.


     Except with respect to the required consent of the FDIC and the DOC, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained as a condition of completion of the Restructuring Plan.


MANNER OF EFFECTING THE RESTRUCTURING PLAN

     If the conditions to the Restructuring Plan are satisfied by the Closing Date, the Partnership will effect the Restructuring Plan by delivering certificates for shares of Common Stock to the Partners of record on the Record Date, pro rata in accordance with their Capital Accounts, within two days following the Closing Date. The Partnership will concurrently file a Certificate of Dissolution of the Partnership with the California Secretary of State. Simultaneously, the Corporation will issue certificates for the shares of Common Stock sold in the Rights Offering and the Public Offering.

     No certificates or scrip representing fractional shares of Common Stock will be issued to Partners as part of the Restructuring Plan. Any fractional interests resulting from allocation of shares to Partners will be rounded up to the next whole share.

     No Partner will be required to pay any cash for the shares of Common Stock received in exchange for partnership interests or to surrender or exchange any Limited Partner Certificate in order to receive Common Stock.

ACCOUNTING TREATMENT OF THE RESTRUCTURING PLAN

     The transfer of the Partnership's assets and liabilities to the Corporation, dissolution of the Partnership and pro rata distribution of the Common Stock of the Corporation to the Partners will be accounted for as a change in legal organization but not in the enterprise. Therefore, the proposed transaction will be accounted for as a recapitalization of the Partnership into the Corporation and the cash paid to the limited partners who elect the Cash Out Option will be accounted for as a treasury stock transaction. The direct costs incurred in connection with effecting the Restructuring Plan will be treated as expenses to be charged against operations in the periods in which such expenses are incurred. The specific incremental costs attributable directly to the raising of additional capital in the Rights Offering and the Public Offering, however, will be deferred and charged against the gross proceeds of such offerings.



     If the General Partner retained all of the Common Stock, Subscriber Warrants and General Partner Warrants it will receive for its Capital Account in Presidential and intends to purchase in the Rights Offering, it would own approximately 30.31% of the total shares and warrants outstanding. However, the General Partner intends to promptly distribute all of the shares and warrants it receives and purchases to its creditors and partners. See "Beneficial Ownership of Common Stock."


EXPENSES OF THE RESTRUCTURING PLAN

     Substantial expenses have been and will be incurred by the Corporation in connection with the Restructuring Plan. These expenses include, among others, the costs and expenses of organizing the Corporation, structuring the terms and conditions of the Restructuring Plan, obtaining the Fairness Opinion from Houlihan Lokey, the offering and issuance of the Common Stock by the Corporation, the registration of the Common Stock with the Securities and Exchange Commission, the listing of the Common Stock on the Nasdaq National Market, soliciting Ballots from Limited Partners and selling commissions and costs associated with the offering and sale of Common Stock pursuant to the Rights Offering and the Public Offering.

     If the Restructuring Plan is completed, all transaction and solicitation expenses will be borne by the Corporation. If the Restructuring Plan is not completed, the Partnership will pay the transaction and solicitation expenses of the Restructuring Plan and these expenses will be charged to operations.

     The General Partner estimates that the expenses of the Restructuring will total approximately $400,000 and that the expenses of the Rights Offering and the Public Offering will total approximately $693,000, assuming 890,000 shares are issued in the Restructuring Plan, 300,000 shares are sold in the Rights Offering and 500,000 shares are sold in the Public Offering. The amount of expenses will vary to the extent more or fewer shares are sold in the Rights Offering and Public Offering, because the underwriters' discount and advisory fees are calculated as a percentage of shares sold in each of those offerings. Set forth below is an itemization of the estimated expenses:


        RESTRUCTURING EXPENSES
          Legal..........................................................  $  125,000
          Fairness Opinion...............................................     165,000
          Accounting.....................................................      25,000
          Printing and Postage...........................................      20,000
          Information Agent..............................................      15,000
          Transfer Agent.................................................      14,000
          Registration, Listing and Filing Fees..........................      16,000
          Miscellaneous..................................................      20,000
                                                                           ----------
                  Total Restructuring Expenses...........................  $  400,000

        OFFERING EXPENSES IN CONNECTION WITH RIGHTS OFFERING AND
          PUBLIC OFFERING
          Underwriters' Discount and Advisory Fees.......................     405,000
          Reimbursed Underwriting Expenses...............................      85,000
          Legal..........................................................     125,000
          Accounting.....................................................      25,000
          Printing & Postage.............................................      15,000
          Transfer Agent.................................................       5,000
          Registration, Listing and Filing Fees..........................       9,000
          Other..........................................................      24,000
                                                                           ----------
                  Total Offering Expenses................................  $  693,000
                                                                           ==========

RIGHT TO INSPECT LIST OF LIMITED PARTNERS

     Limited Partners of the Partnership are entitled to request at their own cost copies of investor lists showing the names and addresses of all Limited Partners of the Partnership. Limited Partners who desire to request a list of Limited Partners may do so by written request addressed to Richard B. Fremed, Presidential Mortgage Company, 21031 Ventura Boulevard, Woodland Hills, California 91364. A check for $50, representing the approximate costs of copying and mailing of such list, payable to Presidential Mortgage Company, must be included with the request.

                                USE OF PROCEEDS

     The net proceeds of the Rights Offering and the Public Offering assuming an initial offering price of $10.00 per share and sales of 300,000 shares in the Rights Offering and 500,000 shares in the Public Offering (after deducting estimated offering expenses, including the Underwriters' discount) are estimated to be $7,307,000, not including (i) any additional proceeds that may be raised if the Underwriters exercise an overallotment option to sell additional shares equal to 15% of the shares sold by the Corporation in the Public Offering or
(ii) any additional shares that may be sold in the Public Offering equal to the shares that would otherwise be issued to Limited Partners electing the Cash Out Option. The Corporation intends to use the net proceeds approximately as follows:


        Pay down of Bank Loan(1).........................................  $1,000,000
        Redemption of Bank Warrant.......................................     200,000
        Pay down of debt owed to General Partner used to purchase
          Common Stock and General Partner Warrants......................   1,185,000
        Pay off debts owed to Partners whose withdrawal requests were
          approved prior to June 1993....................................   1,307,000
        Working Capital..................................................   3,615,000
                                                                           ----------
                                                                           $7,307,000
                                                                           ==========


- ---------------

(1) The Bank Loan bears interest at prime plus 1 1/2% and matures on June 30, 1997.


     The Corporation may contribute some or all of the balance of net proceeds from time to time as additional capital to Pacific Thrift or to pay down the Bank Loan, as management deems appropriate.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Partnership at December 31, 1995, and of the Corporation as adjusted to give effect to the sale by the Corporation of 800,000 shares of Common Stock at a price of $10.00 per share (net of underwriting discount and estimated expenses payable by the Corporation assuming 300,000 shares are sold in the Rights Offering and 500,000 shares are sold in the Public Offering).


                                                                        DECEMBER 31, 1995
                                                                   ---------------------------
                                                                   PARTNERSHIP     CORPORATION
                                                                   HISTORICAL      AS ADJUSTED
                                                                   -----------     -----------
                                                                     (DOLLARS IN THOUSANDS)
Deposits.........................................................    $60,156         $60,156
Borrowings:
  Bank debt......................................................      6,771           5,771
  Liabilities owed to Withdrawing Partners.......................      1,290             -0-
  Liabilities owed to General Partner............................        881             -0-(1)
  Other Liabilities..............................................      4,732           4,732
Equity
  Partners' capital accounts (Stockholders' Equity)..............      8,727           8,808(2)(3)
  Additional Shares..............................................        -0-           7,307(3)
                                                                     -------         -------
Total Equity.....................................................      8,727          16,115
                                                                     -------         -------
Total Liabilities and Equity.....................................    $82,557         $86,774
                                                                     =======         =======
  Number of shares of Common Stock outstanding(4)................        -0-           1,690
Tangible book value per share(4).................................        N/A         $  9.54


- ---------------

(1) As of December 31, 1995, a total of $881,000 was owed by the Partnership to the General Partner, net of amounts owed by the General Partner to the Partnership. The Partnership will pay this amount to the General Partner, of which the General Partner will use $385,000 to purchase the General Partner Warrants and $496,000 to purchase Common Stock. As of May 31, 1996, the Partnership estimates that the total amount owed to the General Partner, net of amounts owed by the General Partner to the Partnership will increase to $1,187,000, due to the accrual of fees which cannot be paid under the terms of the Bank Loan. Of this amount, the General Partner will pay $385,000 to the Corporation for the General Partner Warrants and $800,000 for Common Stock in the Rights Offering, reducing the total debt owed to the General Partner to $2,000. This amount will be paid by the Corporation if and to the extent permitted by the Bank until the Bank Loan is repaid in full, with any remaining balance paid after the Bank Loan has been paid in full.


(2) Includes $385,000 to be paid by the General Partner for the General Partner Warrants.



(3) Includes $496,000 of the debt owed to the General Partner at December 31, 1995 which will be paid by the Partnership and used by the General Partner to purchase Common Stock. A total of $800,000 will be paid by the General Partner for Common Stock.



(4) Not including shares issuable pursuant to the Subscriber Warrants, the Bank Warrant or the General Partner Warrants, or shares issuable under stock options granted pursuant to the Corporation's 1995 Stock Option Plan. See "MANAGEMENT -- 1995 Stock Option Plan."

                       FAIRNESS OF THE RESTRUCTURING PLAN

GENERAL PARTNER CONCLUSIONS

     The General Partner believes that the terms of the Restructuring Plan, when considered as a whole, are fair to the Limited Partners. This belief is based upon the General Partner's analysis of the terms of the Restructuring Plan, an assessment of its potential economic impact upon the Limited Partners, a consideration of the potential benefits and detriments of the Restructuring Plan and the available alternatives, and a review of the financial condition and performance of the Partnership. This section of the Proxy Statement/Prospectus is devoted to a discussion of the factors upon which the General Partner has based its conclusions as to the fairness of the Restructuring Plan and should be carefully reviewed by the Limited Partners. The General Partner is not in a position to quantify the relative importance of these factors but has, where appropriate, noted which of the factors support or detract from its belief as to the fairness of the Restructuring Plan to the Limited Partners.

ALTERNATIVES TO THE RESTRUCTURING PLAN

     The following is a brief discussion of the benefits and disadvantages of alternatives to the Restructuring Plan that were considered by the General Partner.


     LIQUIDATION. One alternative to the Restructuring Plan would have been to liquidate the assets of the Partnership and distribute the net liquidation proceeds to the Partners. The benefit of a liquidation would be that Limited Partners could liquidate their investment in the Partnership and use the proceeds for investment, business and other purposes. The detriment would be that Limited Partners might receive less value for their investment if the Partnership were liquidated than the fair market value of the Common Stock Limited Partners would receive if the Restructuring Plan is completed. The Partnership's primary assets consist of (1) the loan portfolio of Presidential;
(2) the shares of Pacific Thrift; and (3) the interests of Presidential in CRC and LPPC.


     The General Partner has made the following assumptions in connection with its estimate of liquidation values: (1) loans receivable of Presidential could be sold at book value; (2) OREO of Presidential could be sold at a 10% discount to book value; (3) no value would be received by Presidential for fixed assets, capitalized organization costs or goodwill; (4) Pacific Thrift could be sold for 110% of its book value plus a premium for loans available for sale, less a 10% discount for selling costs, severance pay, and lease buyouts; CRC and LPPC could each be sold at book value, less book value of fixed assets, leasehold improvements and prepaid expenses and a 10% discount for selling costs.

     Based upon the above assumptions, the General Partner estimates that the following proceeds could be obtained in a liquidation:

                              LIQUIDATION ANALYSIS
                               DECEMBER 31, 1995
                                (000'S OMITTED)


                                                                                         ESTIMATED
                                                                                        LIQUIDATION
                          ASSETS                             BALANCE     ADJUSTMENT      PROCEEDS
- -----------------------------------------------------------  -------     ----------     -----------
Cash & Investments.........................................  $   609                      $   609
Accounts Receivable........................................        1                            1
Loans Receivable and Accrued Interest, Net of $2,771
  Reserve..................................................    3,689                        3,689
Loans Held for Sale........................................    3,000                        3,000
Related Party Receivable...................................      417                          417
Fixed Assets, Net..........................................       48           (48)(1)          0
R.E.O., Net of Mortgage Notes Payable of $560..............      848           (85)(2)        763
Other Assets...............................................       90           (20)(1)         70
Investment in Subsidiaries:
  Pacific Thrift...........................................    6,819           602(3)       7,421
  CRC......................................................      922          (216)           706
  LPP......................................................      226           (44)           182
  Corporation..............................................        3            (3)             0
Goodwill...................................................    1,808        (1,808)(1)          0
                                                             -------       -------        -------
                                                              18,480        (1,622)        16,858
                                                             =======       =======        =======
Less: Liabilities
Bank Loan..................................................    6,771                        6,771
Interest Payable...........................................      170                          170
Accounts Payable and Accrued Expenses......................      694                          694
Partnership Payable........................................    1,120                        1,120
Related Party Payables.....................................      945                          945
                                                             -------       -------        -------
                                                               9,700             0          9,700
                                                             -------       -------        -------
Capital....................................................  $ 8,780      $ (1,622)       $ 7,158
                                                             =======       =======        =======


- ---------------
(1) Assumed no value for these assets

(2) Assumed 10% reduction in value due to time to sell

(3) Assumed 110% book value plus premium for loans available for sale less 10% for selling costs, severance, lease buyouts, etc.

     Under the above analysis, the net proceeds of liquidation would be approximately $7,158,000, representing approximately 80% of the total book value of the Partnership on a consolidated basis at December 31, 1995.

     LIMITED PARTNERS SHOULD NOTE THAT THE ABOVE ESTIMATE OF LIQUIDATION PROCEEDS IS BASED UPON INFORMATION CONCERNING THE GENERAL MARKET FOR ASSETS SIMILAR TO THE PARTNERSHIP'S ASSETS, AND IS NOT BASED UPON ANY ACTUAL MARKETING EFFORTS BY THE PARTNERSHIP. THE ACTUAL PROCEEDS WHICH COULD BE OBTAINED IN A LIQUIDATION COULD BE MORE OR LESS THAN THE AMOUNTS ESTIMATED ABOVE.

     If the Corporation or the Partnership were to continue to experience net losses for the next one to two years, there can be no assurance that a liquidation of the Partnership at this time would not result in a higher return to the Limited Partners than the Restructuring Plan. However, based upon current trends in Pacific Thrift's lending business, including primarily the trend toward increasing monthly loan originations and sales, as described herein under the heading "BUSINESS -- Lending Activities," management believes that Pacific Thrift has the potential for significant growth in earnings over the next one to three years. See "Fairness of the Restructuring Plan -- Continuing Business Under the Restructuring Plan."

     CONTINUATION OF THE PARTNERSHIP UNDER THE CURRENT STRUCTURE. Another alternative to the Restructuring Plan would be to continue the Partnership in accordance with the existing Partnership Agreement. The benefit of this alternative is that Limited Partners would retain their existing rights under the Partnership Agreement, including the rights to remove the General Partner, dissolve the Partnership or amend the Partnership Agreement by the vote of a majority in interest of Limited Partners. The General Partner estimates that limited annual distributions may be resumed in the fourth quarter of 1997 or the first quarter of 1998, but these distributions would be less than the Specified Annual Return Rates provided in the Partnership Agreement. A substantial portion of Pacific Thrift's earnings would be retained by it to support its capital ratios and fund lending activity. No additional equity or debt would be raised. The General Partner further believes that no additional requests to withdraw capital could be permitted for the foreseeable future, because such withdrawals would impair the capital and operations of the Partnership.

     Although Limited Partner Units are freely transferable, and therefore could be sold in the existing secondary market for limited partnership units, these types of investments are generally sold at a discount to book value, reflecting the lower market valuation generally given to investments in limited partnerships. In contrast, market valuation of common stock is generally based upon price/earnings ratio, book value and free cash flow.

     Although a continuation of the Partnership would, in management's view, result in a higher potential value of the Partnership's business than liquidation, because it would allow the continued growth of Pacific Thrift's business, it would not meet the investment objectives of the Limited Partners. For the reasons described herein, the Partnership is no longer capable of meeting its original investment objectives of regular distributions equal to the Specified Annual Return Rates or withdrawal of capital upon demand. See "The Restructuring Plan -- Changes in Business Conditions Which Necessitate Restructuring." Therefore, the General Partner believes that a continuation of the Partnership under the Partnership Agreement is not in the best interests of the Limited Partners.

     OTHER RESTRUCTURING PLANS. The General Partner considered various other forms of restructuring plans. One such plan was the same as the Restructuring Plan but without a concurrent sale of Additional Shares. That alternative would have the advantage of not causing a reduction of the existing Partner's interests in the Corporation. However, the market capitalization and tangible net worth of the Corporation would not be sufficient to satisfy the listing standards of the Nasdaq National Market, which would reduce the liquidity of an investment in Common Stock. Therefore, the General Partner believes that the Restructuring Plan described herein is preferable to a restructuring without a concurrent offering of additional Common Stock.

     CONTINUING BUSINESS UNDER THE RESTRUCTURING PLAN. Pacific Thrift more than doubled its monthly volume of loans originated for sale between January and December 1995, and loans in process in March 1996 have more than tripled since July 1995. Management believes that these trends indicate that Pacific Thrift may continue to experience significant growth in monthly loan volume through the remainder of 1996. Based upon these trends, management has reason to believe that the Partnership will operate profitably in 1996 and will have the ability to increase earnings over the next two to three years. There can be no assurance that the Partnership will achieve earnings growth as management believes, since the achievement of this objective will be subject to numerous factors, including without limitation: the contraction of interest margins in the B and C lending market as more and larger lenders compete for loans on the basis of pricing differentials, the loss of market share as larger lenders seek to gain greater loan volume from smaller competitors, and high delinquency rates on B and C loans, which could negatively impact the ability of lenders to securitize B and C loans. In addition, unforeseen events such as economic recession, natural disasters, changes in government regulations and other factors, could impair the Corporation's ability to achieve its objectives. All forward looking statements made in this Proxy Statement/Prospectus, are subject to these factors, and represent management's best estimate based upon current trends and known facts and conditions.

     The Restructuring Plan retains the value of the Partnership as a going concern, and adds the element of liquidity which is not available under the Partnership's current structure. Moreover, investors in the Corporation would have the possibility of realizing capital appreciation of the value of their Common Stock if the Corporation achieves the growth in revenues that management believes is possible. Therefore, manage-ment has determined that continuing the Partnership's business in corporate format, as provided in the Restructuring Plan, is the best alternative for all investors in the Partnership.

FAIRNESS OPINION

     The General Partner selected Houlihan Lokey to review the terms of the Restructuring Plan and to provide an opinion concerning the fairness of the consideration to be received by the Limited Partners, collectively, in connection with the Restructuring Plan. The General Partner selected Houlihan Lokey from a field of several valuation firms located in the greater Los Angeles area, due to its national reputation in the field of business restructurings. Houlihan Lokey has never had any relationship or participated in any other transactions with the Partnership or any of its affiliates. Houlihan Lokey did not determine or recommend the terms of the Restructuring Plan, or the amount of consideration to be paid to the Limited Partners, collectively, in connection with the Restructuring Plan. The General Partner did not give any instructions to Houlihan Lokey in connection with the review of the Restructuring Plan, and did not impose any limitation on the scope of its review.


     In its Fairness Opinion, Houlihan Lokey stated that, based upon the considerations set forth therein and on other factors it deemed relevant, it was its opinion that, assuming the Restructuring Plan is completed as proposed, the consideration to be received by all of the Limited Partners collectively in connection with the Restructuring Plan is fair, from a financial point of view. As used in its Fairness Opinion, "consideration" solely means Common Stock of the Corporation. The Fairness Opinion further states that, in the opinion of Houlihan Lokey, the fair market value of the General Partner Warrants does not exceed $385,000, based on the assumed Public Offering Price of $10 per share.



     The full text of the opinion, which contains a detailed description of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Exhibit B and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the Fairness Opinion are set forth below. The summary set forth below does not purport to be a complete description of the analyses used by Houlihan Lokey in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.


EXPERIENCE OF HOULIHAN LOKEY

     Houlihan Lokey is a nationally recognized provider of financial advisory services that regularly engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, going-private transactions, and in valuations for estate, corporate and other purposes.

SUMMARY OF METHODOLOGY


     In rendering its opinion, Houlihan Lokey, among other things, made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, a review of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1995 and other filings with the Securities and Exchange Commission, a review of material agreements, meetings with members of senior management of the Partnership to discuss operations, financial condition, future prospects, and projected operations and performance, visits to certain facilities and business offices of the Partnership, and review of forecasts and projections prepared by management through 1998. In arriving at its opinion, Houlihan Lokey did not make any physical inspection or independent appraisal of any of the properties or assets of the Partnership.



     Houlihan Lokey was engaged by the General Partner to render an opinion as to the fairness, from a financial point of view, that the consideration to be received by all of the Limited Partners collectively in connection with the transaction is fair to them. In connection with this analysis, Houlihan Lokey considered the provisions of the Partnership Agreement applicable in connection with the liquidation of the Partnership, which provide for distribution of the net proceeds of liquidation of the Partnership to the General Partner and Limited Partners in accordance with their respective Capital Accounts. Houlihan Lokey also considered projections and forecasts prepared by the General Partner. These projections indicated that in each of the three years ending December 1998, the Corporation would earn net income greater than the corresponding net income for the Partnership. Furthermore, the General Partner has represented to Houlihan Lokey that the General Partner believes that the Corporation would continue to have greater net income than the Partnership for each year after 1998. The increase in net income to the Corporation results principally from, among other things, the elimination of various fees to the General Partner and the ability of the Corporation to offset income from one subsidiary with losses from another subsidiary. These increases to net income are partially offset by certain increased costs and expenses reflecting, among other things, increased salaries and bonuses to officers of the Corporation and additional costs associated with operating under a corporate structure. Houlihan Lokey also considered the historical and continuing lack of a readily available market for limited partnership Units, as compared to the anticipated public market for Common Stock on the Nasdaq National Market.


ASSUMPTIONS


     In conducting its review and arriving at its Fairness Opinion, Houlihan Lokey relied upon and assumed the accuracy and completeness of the financial and other information provided to it and did not attempt to independently verify such information. Houlihan Lokey relied upon the statements and information provided it by management of the Partnership as to the reasonableness of the financial forecasts and projections (and the assumptions and bases therefor). Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Partnership and its subsidiaries and the Corporation and its subsidiaries. In determining the fair market value of the General Partner Warrants, Houlihan Lokey assumed that the anticipated Public Offering Price of $10 per share reflects the fair market value of the Common Stock. For purpose of its analyses, Houlihan Lokey assumed that there has been no material adverse change in the assets, financial condition, business or prospects of the Partnership since the date of the most recent financial statements made available to Houlihan Lokey.


     Houlihan Lokey did not solicit third-party indications of interest concerning the acquisition of all or any part of the Partnership or any of its underlying assets. Houlihan Lokey did not negotiate the Restructuring Plan on behalf of any party or provide advice or counsel to any party with respect to the Restructuring Plan or any of the alternatives which may otherwise be available to the Partnership or to the Limited Partners.

LIMITATIONS AND QUALIFICATIONS


     Houlihan Lokey was not asked to opine on and is not expressing any opinion as to (i) the terms of the Restructuring Plan (other than the consideration to be received by the Partners and the value of the General Partner Warrants as discussed in the Fairness Opinion); (ii) the relative fairness of the Restructuring Plan to each Partnership class individually; (iii) tax consequences of the Restructuring Plan for the Limited Partners or any other party to the Restructuring Plan; (iv) whether or not the Public Offering Price reflects the fair market value of the Common Stock; or (v) the fairness of the Public Offering Price to the Limited Partners. Houlihan Lokey's opinion does not address the Partnership's underlying business decision to proceed with the Restructuring Plan and the Fairness Opinion should not be construed or interpreted as a recommendation by Houlihan Lokey either for or against the Restructuring Plan. Houlihan Lokey's opinion is based on business, economic, market and other conditions as they existed on the date of the Fairness Opinion and can be evaluated as of that date.


COMPENSATION

     The Partnership agreed to pay Houlihan Lokey total fees and expenses of approximately $165,000 for rendering the Fairness Opinion. The fee was negotiated between the Partnership and Houlihan Lokey and payment thereof is not dependent upon completion of the Restructuring Plan. The Partnership has not previously engaged Houlihan Lokey to render other consulting or related services prior to the present engagement.

                              VOTING REQUIREMENTS

DISTRIBUTION OF SOLICITATION MATERIALS

     This Proxy Statement/Prospectus, together with the Limited Partner Ballot and the Subscription Agreement enclosed herewith constitutes the solicitation materials to be distributed to the Limited Partners to obtain their votes for or against the Restructuring Plan. The Solicitation Period commences upon delivery of this Proxy Statement/Prospectus and will continue until the later of (i) June
  , 1996 or (ii) such later date as may be selected by the General Partner in its sole discretion, not to exceed July 31, 1996 (the "Expiration Date"). Any Ballots received by U.S. Stock Transfer Corporation prior to 11:59 p.m. on the Solicitation Period Expiration Date will be effective provided that such Ballots have been properly completed, signed and delivered.

     Because of the geographic diversity of the approximately 2,500 Limited Partners, and management's desire to conduct the vote on the Restructuring Plan in as efficient and economical a manner as possible, there will be no meeting of the Partnership to discuss the solicitation materials or the terms of the Restructuring Plan. The General Partner intends to actively solicit the support of the Limited Partners for the Restructuring Plan and may, subject to applicable federal and state securities laws, hold informal meetings with Limited Partners, answer questions about the Restructuring Plan and the solicitation materials and explain the General Partner's reasons for recommending the approval of the Restructuring Plan.

VOTE REQUIRED

     The Partnership will not complete the Restructuring Plan unless it is approved by Limited Partners whose Capital Contributions equal at least 51% of the total Capital Contributions of all Limited Partners (excluding Limited Partnership Units held by the General Partner). See "THE RESTRUCTURING PLAN -- Conditions to Completion of Restructuring Plan" for a discussion of the other conditions precedent to the Partnership's completion of the Restructuring Plan.

     Upon expiration of the Solicitation Period, the Partnership will proceed to
(a) determine whether Limited Partners holding at least 51% of the total Capital Contributions of all Limited Partners (including Limited Partnership Units held by the General Partner) have approved the Restructuring Plan, (b) assess whether the conditions to the Restructuring Plan have been satisfied or, to the extent applicable, waived by the General Partner, and (c) if the conditions to the Restructuring Plan have been satisfied, proceed to close the Restructuring Plan as soon as reasonably practicable following the completion of the Public Offering.

VOTING AND CASH OUT ELECTION PROCEDURES AND BALLOTS


     Limited Partners of record on April 30, 1996 (the Record Date) will receive notice of, and be entitled to vote, with respect to the Restructuring Plan.



     By marking the Ballot enclosed with this Proxy Statement/Prospectus, each Limited Partner may either vote "for," "against" or "abstain" as to the Restructuring Plan. Any Limited Partner who wishes to exercise the Cash Out Option must vote "FOR" the Restructuring Plan and indicate the Limited Partner's election to accept the Cash Out Option on the Ballot. Any Limited Partner who fails to submit a Ballot, completes his or her Ballot in an unintelligible manner, or votes "ABSTAIN" will be deemed to have voted "AGAINST." Limited Partners who submit signed Ballots but fail to make the election required by the Ballot will be deemed to have voted "FOR" the Restructuring Plan.



     A copy of the completed Ballot should be sent to U.S. STOCK TRANSFER CORPORATION in the enclosed return envelope.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Ballots will be determined by U.S. Stock Transfer Corporation whose determination will be final and binding. The General Partner reserves the absolute right to reject any or all Ballots that are not in proper form or the acceptance of which, in the opinion of the General Partner's counsel, would be unlawful. The General Partner also reserves the right to waive any irregularities or conditions of the Ballots as to particular Limited

Partnership Units. Unless waived, any irregularities in connection with the Ballots must be cured within such time as the General Partner shall determine. The delivery of the Ballots will not be deemed to have been made until such irregularities have been cured or waived.

BALLOT COMPLETION INSTRUCTIONS

     Each Limited Partner is requested to complete and execute the Ballot in accordance with the instructions contained therein. For his or her Ballot to be effective, each Limited Partner must deliver his or her Ballot at any time on or prior to the Solicitation Period Expiration Date. Ballots must be delivered to U.S. Stock Transfer Corporation.

     A self-addressed stamped envelope for return of the Ballot has been included with the solicitation materials. The Ballots will be effective only upon actual receipt by U.S. Stock Transfer Corporation. The method of delivery of the Ballot to U.S. Stock Transfer Corporation is at the election and risk of the Limited Partner, but if such delivery is by mail it is suggested that the mailing be made sufficiently in advance of the Solicitation Period Expiration Date to permit delivery to U.S. Stock Transfer Corporation prior to that date.


     If a Limited Partner has any questions regarding the completion of his or her Ballot or the options available to him or her or needs an additional Ballot, he or she should call Georgeson & Company, the Information Agent for the Restructuring Plan, at telephone (800) 223-2064. Any Limited Partner may also call Richard Fremed at (818) 992-8999, ext. 250.


WITHDRAWAL AND CHANGE OF ELECTION RIGHTS

     Ballots may be withdrawn at any time prior to the expiration of the Solicitation Period. For a withdrawal or change in election to be effective, the Limited Partner must submit to U.S. Stock Transfer Corporation a second Ballot, properly signed and completed, together with a letter indicating that the prior Ballot has been revoked. The new Ballot and letter must specify the name of the person having executed the Ballot to be withdrawn or election changed and the name of the registered holder of the Limited Partnership Units in which the Ballot applies, if different from that of the person who executed the old Ballot.


SOLICITATION OF BALLOTS BY INFORMATION AGENT



     Georgeson & Company, Inc. has entered into an agreement with the Partnership under which it will act as Information Agent for the Restructuring Plan. The Information Agent will be paid a fee of $15,000, plus all out-of-pocket expenses (including telephone, mailing and legal expenses) incurred by the Information Agent. All fees and expenses of the Information Agent will be treated as solicitation expenses and shall be handled as described under the "THE RESTRUCTURING PLAN -- Expenses of the Restructuring Plan."



     The Partnership has agreed to indemnify the Information Agent against certain liabilities, including certain liabilities under the Securities Act and state securities laws. TO THE EXTENT THAT SUCH INDEMNIFICATION PROVISIONS PURPORT TO INCLUDE INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES ACT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.


TABULATION OF BALLOTS

     U.S. Stock Transfer Corporation has been engaged to receive and tabulate the Ballots. U.S. Stock Transfer Corporation has also been engaged as the transfer agent for the Common Stock of the Corporation if the Restructuring Plan is completed. U.S. Stock Transfer Corporation will be paid total fees of approximately $19,000 in connection with the Restructuring, the Rights Offering and the Public Offering.

                             CONFLICTS OF INTEREST

     A number of conflicts of interest are inherent in the relationships of the Partnership, the General Partner and the officers and directors of the Corporation. Certain of these conflicts of interest are summarized below.

BENEFITS AND DETRIMENTS TO THE GENERAL PARTNER IN COMPLETING THE RESTRUCTURING PLAN

     Because the General Partner has a financial interest in completing the Restructuring Plan, insofar as the General Partner would receive the General Partner Warrants, there is an inherent conflict of interest in its structuring the terms and conditions of the Restructuring Plan. In addition, management of the General Partner is substantially the same as the management of the Corporation, and the managing officers have a personal financial interest in the Restructuring Plan. The manner in which the Restructuring Plan has been structured might have been different if structured by persons having no financial interest in whether or not the Restructuring Plan is completed. In addition, the General Partner currently has substantial control over the business and affairs of the Partnership. If the Restructuring Plan is completed, the General Partner will relinquish its control of the Partnership, since the Corporation will be controlled by its Board of Directors, one-third of which will be elected annually by the Stockholders. While the investors in the General Partner will acquire Common Stock in the Corporation, such interests are not expected, in the aggregate, to be sufficient to permit those persons to elect members to the Board of Directors.

DIRECTORS AND OFFICERS OF THE CORPORATION


     The Corporation has entered into employment agreements with five of the executive officers of the Corporation, all of whom are current managing officers of the Partnership and its subsidiaries. The Board of Directors of the Corporation established the terms of compensation of the Corporation's officers and directors, which were approved by the independent directors of the Corporation, subject to completion of the Restructuring Plan. The executive officers of the Corporation all are currently employees of either the General Partner or Pacific Thrift, but none of them presently has an employment contract. The terms of compensation of the executive officers have been determined annually by the General Partner. Under the heading
"MANAGEMENT -- Executive Officers," there is included a comparison of the salaries and bonuses earned by the executive officers for the past three years with the salaries and bonuses which would have been earned under the terms of the employment agreements with the Corporation. The executive officers may receive higher compensation than under the Partnership structure if the Corporation substantially increases it earnings. In addition, the executive officers will also be eligible to receive grants of stock options under a stock option plan of the Corporation, to participate in an employee stock purchase plan of the Corporation, and to receive benefits under a supplemental executive retirement plan, none of which is currently offered by the Partnership. In addition, the executive officers will continue to be eligible to participate in a 401(k) retirement plan, which is currently offered by the Partnership. The terms of compensation of the Corporation's officers and directors might have been different if the initial Board of Directors had been elected by the Stockholders.


LACK OF INDEPENDENT REPRESENTATION OF LIMITED PARTNERS

     The terms of the Restructuring Plan were established by the General Partner, and the Proxy Statement/Prospectus was prepared by the General Partner in consultation with the Partnership's legal counsel. The Partnership's legal counsel has not represented the General Partner or the Limited Partners in connection with the Restructuring Plan. However, legal counsel to the Partnership receives its directions from the General Partner. In addition, the principal shareholder of Bruce P. Jeffer, a Professional Corporation, partner of the Partnership's legal counsel, Jeffer, Mangels, Butler & Marmaro, LLP, owns a 2.23% beneficial limited partner's interest in the General Partner.

     There are inherent conflicts of interest between the General Partner and the Limited Partners in connection with the Restructuring Plan. In recognition of these conflicts of interest, the Partnership has obtained a fairness opinion from Houlihan Lokey. However, due to the lack of independent legal representation, every Limited Partner is urged to consult with his, her or its own legal counsel in connection with the Restructuring Plan.

                            FIDUCIARY RESPONSIBILITY

DIRECTORS AND OFFICERS OF THE CORPORATION

     The directors are accountable to the Corporation and its Stockholders as fiduciaries and must perform their duties in good faith, in a manner believed to be in the best interests of the Corporation and its Stockholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The Corporation's Certificate of Incorporation provides that the directors will not be personally liable to the Corporation or to any Stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law. The Bylaws provide that the Corporation will indemnify its directors and officers to the full extent permitted under the Delaware law. Pursuant to the Bylaws and Delaware law, the Corporation will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A director or officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, except that no such indemnification will be made if the director or officer is judged to be liable to the Corporation, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses. The Bylaws require the Corporation to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The Corporation has and will enter into agreements with the Corporation's directors and executive officers, indemnifying them to the fullest extent permitted by Delaware law. Stockholders may have more limited recourse against such persons than would apply absent these provisions. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, the Corporation has been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable. The Corporation is attempting to obtain insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

GENERAL PARTNER OF THE PARTNERSHIP

     Under California partnership law, the General Partner is accountable to the Partnership as a fiduciary and is required to exercise good faith and integrity in all its dealings in Partnership affairs. The Partnership Agreement provides that neither the General Partner nor any of its Affiliates performing services on behalf of the Partnership will be liable to the Partnership or any of the Limited Partners for any act or omission by any such person if done pursuant to advice of legal counsel employed by the General Partner on behalf of the Partnership, or if done in good faith to promote the best interest of the Partnership, provided that such act or omission did not constitute gross negligence, willful or wanton misconduct or failure to adhere to its fiduciary obligations to the Partnership, or from or out of a violation of any federal or state securities laws associated with the offer and sale of any Limited Partnership Units. As a result, Limited Partners might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in the Partnership Agreement.

     The Partnership Agreement also provides that the General Partner and certain related parties shall be indemnified by the Partnership from any and all liability, damage and costs (including reasonable attorneys' fees) incurred by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including all such liabilities under the state and federal securities laws, provided that no indemnity shall be provided for acts or omissions constituting fraud, bad faith, or gross negligence.

                            SELECTED FINANCIAL DATA

    The following tables present selected consolidated financial and other data of the Partnership as of and for each of the years in the five years ended December 31, 1995. The information below should be read in conjunction with, and is qualified in its entirety by, the more detailed information included elsewhere in this Prospectus, including the Consolidated Financial Statements of the Partnership and notes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                 1995          1994        1993        1992        1991
                                                              -----------    --------    --------    --------    --------
                                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total interest income.......................................   $   9,577     $ 11,404    $ 14,212    $ 16,827    $ 18,668
Total interest expense......................................       5,199        4,927       5,718       6,725       8,683
                                                                --------     --------    --------    --------    --------
  Net interest income.......................................       4,378        6,477       8,494      10,102       9,985
Total noninterest income....................................      13,265        6,002       5,305       5,316       4,865
Provision for loan losses...................................       3,289        6,096       4,655       3,888       2,617
Other real estate owned expense.............................       1,212          732       3,307       1,014         881
General and administrative expense..........................      16,062       15,164      11,705      10,367       7,517
Provision (benefit) for income taxes........................      (1,222)           1           1           1         -0-
                                                                --------     --------    --------    --------    --------
Net income (loss)...........................................   $  (1,698)    $ (9,514)   $ (5,869)   $    148    $  3,835
                                                                ========     ========    ========    ========    ========
Distributions paid..........................................         -0-          -0-       1,943       4,610       5,747
STATEMENT OF FINANCIAL CONDITION DATA:
Total assets................................................   $  82,557     $103,747    $114,324    $120,216    $138,405
Net loans(1)................................................      56,485       65,056      84,755     101,405     122,628
Total deposits..............................................      60,156       69,501      62,421      50,561      39,555
Mortgage notes and notes payable............................       7,982       17,691      25,578      36,507      59,412
Partners' equity............................................       8,727       10,425      19,939      28,830      36,706
PARTNERSHIP:
SELECTED RATIOS (%)
Return on average assets....................................       (1.82)%      (8.73)%     (5.00)%       .11%       2.77%
Return on average partners' equity..........................      (17.73)%     (62.67)%    (24.07)%       .45%      10.13%
Net interest margin(2)......................................        5.79%        6.82%       8.65%       8.71%       7.57%
Noninterest expense to average assets.......................       18.54%       14.58%      12.80%       8.80%       6.07%
Efficiency ratio(3).........................................       97.91%      127.38%     108.79%      73.82%      56.55%
Efficiency ratio excluding REO expense(3)...................       91.04%      121.52%      84.82%      67.24%      50.62%
General and administrative expense to average assets........       17.24%       13.91%       9.98%       8.02%       5.43%
Average partners' equity to average assets..................       10.28%       13.92%      20.79%      25.34%      27.35%
Loan originations...........................................   $ 170,861     $ 76,838    $ 48,612    $ 53,207    $ 60,278
ASSET QUALITY DATA:
Nonaccrual loans............................................   $     793     $  3,146    $  5,316    $  3,253    $  3,942
REO (net of senior liens)...................................       2,545        5,308       4,225       6,973       4,199
Total nonperforming assets..................................       3,338        8,454       9,541      10,226       8,141
Troubled debt restructurings................................         948          -0-         -0-         -0-         -0-
Allowance for credit losses.................................       4,229        4,307       3,122       2,646       1,821
Net loan charge offs........................................       3,367        4,912       4,178       3,063       1,907
ASSET QUALITY RATIOS:
Nonperforming assets to total assets........................        4.04%        8.15%       8.35%       8.51%       5.88%
Allowance for credit losses to net loans....................        7.49%        6.62%       3.68%       2.61%       1.48%
Allowance for credit losses to nonaccrual loans.............      533.29%      136.94%      58.74%      81.34%      46.19%
Net loan charge offs to average loans.......................        5.28%        5.79%       4.12%       2.67%       1.32%


                                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                 1995          1994        1993        1992        1991
                                                              -----------    --------    --------    --------    --------
DISTRIBUTION DATA (UNAUDITED)
Distributions to Partners and Net Income (Loss) Per Unit....   $             $           $           $           $
  Class A Limited Partners(4)(5)............................         -0-          -0-          52         220         264
    Net Income (Loss) Per Unit(7)...........................        (207)      (1,157)       (708)         17         756
    Distributions Per Unit..................................         -0-          -0-         148         628         756
  Class B Limited Partners..................................         -0-          -0-          74         324         429
    Net Income (Loss) Per Unit(7)...........................        (207)      (1,157)       (708)         17         448
    Distributions Per Unit..................................         -0-          -0-         123         528         448
  Class C Limited Partners..................................         -0-          -0-         298       1,383       1,887
    Net Income (Loss) Per Unit(7)...........................        (207)      (1,157)       (708)         17         414
    Distributions Per Unit..................................         -0-          -0-         111         478         414
  Class D Limited Partners..................................         -0-          -0-         280       1,314       1,802
    Net Income (Loss) Per Unit(7)...........................        (207)      (1,157)       (708)         17         414
    Distributions Per Unit..................................         -0-          -0-         111         478         414
  Class E Limited Partners..................................         -0-          -0-         198         857       1,086
    Net Income (Loss) Per Unit(7)...........................        (207)      (1,157)       (708)         17         363
    Distributions Per Unit..................................         -0-          -0-          92         394         363
  DRP Units.................................................         -0-          -0-           3          12           9
    Net Income (Loss) Per Unit(7)...........................        (207)      (1,157)       (708)         17         311
    Distributions Per Unit..................................         -0-          -0-          74         328         311
  General Partner(6)........................................         -0-          -0-          12          50         118


- ---------------

(1) Net of allowances for loan loss and deferred loan fees and costs, including loans held for sale.

(2) Net interest margin represents net interest income divided by total average earning assets.

(3) Efficiency ratio represents noninterest expense divided by noninterest income and net interest income.

(4) These amounts include income earned in the reported periods but not distributed until 45 days after the end of each quarter and 90 days after the end of each year, and also include interests of the General Partner(s) in Class A, B, C and D Units.

(5) All per Unit information is reported on the basis of one Unit equalling a $5,000 Capital Contribution.

(6) Includes distributions based on the General Partner's Interests only, not on the Class A, B, C or D Units owned by the General Partner.


(7) The 1995 net loss per Unit would have been $(200) after the intended $1,000,000 paydown of the Bank Loan with the proceeds of the Rights Offering and the Public Offering, as computed after adjusting for 9.5% interest on the Bank Loan, which matures on June 30, 1997, net of any income tax effect.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The Corporation has only recently been formed and, accordingly, has no results of operations. The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition of the Partnership and its current operating subsidiaries, Pacific Thrift, CRC and LPPC.

GENERAL

     The Partnership operates two business segments: (i) the real estate lending business, which is conducted through the Partnership and Pacific Thrift and (ii) the trust deed foreclosure services business, which is conducted through CRC and LPPC. Presidential reports its financial condition and results of operations on a consolidated basis with Pacific Thrift, CRC and LPPC. (See Note 18 of the Notes to Financial Statements.)

     Since 1994 the primary source of operating income of the Partnership's lending business has been fee income from origination and sale of residential loans. This reflects a change from prior years in which the primary source of operating income was net interest income, which is the difference between the interest income earned on its real estate secured loan portfolio and investment portfolio and the cost of funds, consisting primarily of interest and fees on the Bank Loan, and interest paid on deposits issued by Pacific Thrift.

     Over the past two years, Pacific Thrift's ability to originate portfolio loans has been limited by its capital levels. In 1994, Pacific Thrift's capital was reduced by loan losses and expenses associated with the changes in its lending business operations. In addition, certain differences between regulatory accounting principles and generally accepted accounting principles in connection with sales of senior loan participation interests resulted in a reduction of Pacific Thrift's regulatory capital levels. As a result of these factors, Pacific Thrift's regulatory capital declined to levels which substantially restricted new portfolio lending. However, between November 1994 and December 1995, Pacific Thrift restored its capital with fee income from its loan sale programs, capital contributions from the Partnership and savings from staff reductions and changes in compensation structure for loan representatives. Management anticipates that Pacific Thrift will gradually increase portfolio lending in 1996.

     For the years ended December 31, 1995, 1994 and 1993, the Partnership experienced consolidated net operating losses due to high loan losses caused by substantial declines in California real estate values between 1990 and 1995. In addition, Presidential experienced a decline in net interest income over the past four years as a result of the steady reduction of its loan portfolio, which has been necessary to pay down the Bank Loan. Over the past five years, the Bank Loan had been reduced from a high of $82 million in 1990 to $6.8 million as of December 31, 1995. The Bank Loan is required to be fully repaid by June 1997. Management anticipates that the Bank Loan will be paid off with a combination of interest income and principal reductions on the Presidential loan portfolio (which had an aggregate gross principal balance of $9.2 million, net of specific reserves of $.9 million but including loans held for sale of $3.0 million as of December 31, 1995), sales of OREO ($.8 million at December 31, 1995, net of senior liens) and sales of portfolio loans as necessary to augment interest and fee income.

     Management's goals for Pacific Thrift's lending business are to (i) continue to emphasize fee income from loans originated for sale; (ii) increase the volume of loans originated for sale in states in which Pacific Thrift has recently commenced lending operations; (iii) expand loan operations into new states; (iv) minimize overhead costs by operating without offices in most areas;
(v) continue to evaluate possible securitization programs; and (vi) gradually rebuild Pacific Thrift's loan portfolio balance. See "BUSINESS -- Business Strategy."

     At December 31, 1995, Pacific Thrift had a deferred income tax asset of $1,225,000 net of a $857,000 valuation allowance. During 1995 $1,225,000 of the valuation allowance was reversed to reflect expected utilization of the federal and state net operating loss carryforward over the next twelve months. The federal net operating loss carryforwards expire between 2007 and 2009 while the state net operating loss carryforwards expire in 1999. For 1995, Pacific Thrift utilized $1,135,000 of the net operating loss carryforwards existing at December 31, 1994. While the deferred tax asset was fully reserved for at December 31, 1994, given the results of operations in 1995 and the continued improvements in the first quarter of 1996, management believes it is more likely than not that the $1,225,000 of net operating loss carryforwards will be realized in 1996. (See Note 8 of the Notes to Consolidated Financial Statements for additional details.)

     The primary source of operating income of the trust deed foreclosure services business is fee income for services performed by CRC, LPPC, and CRC Washington on behalf of other lenders, including the Partnership and Pacific Thrift. CRC currently provides foreclosure services nationwide for over 300 banks, thrifts, mortgage companies, life insurance companies and federal regulatory agencies. None of CRC, CRC Washington or LPPC own substantial tangible assets or have substantial operating expenses other than general and administrative and personnel expenses.

     The Corporation's basic goal for its trust deed foreclosure services business is to increase fee income through growth of CRC's and LPPC's customer bases. Trust deed foreclosure services fees are limited by statute in substantially all cases, and therefore the primary means of increasing fee income is by increasing the volume of services provided and reducing the costs of providing the services. CRC doubled its customer base between 1991 and 1993, from approximately 150 to 300 customers. However, during the past two years, some customers have been lost as a result of mergers and acquisitions. While many of these customers were replaced with new accounts during the year, they were not replaced soon enough to fully offset declines in revenues from accounts lost. Less than 5% of the revenues of each of CRC and LPPC were provided by Presidential and Pacific Thrift for the three years ended December 31, 1995.

FINANCIAL CONDITION

  GENERAL

     Total consolidated assets decreased $37.6 million to $82.6 million at December 31, 1995 from $120.2 million at December 31, 1992, a decrease of 31.3%. The decrease in consolidated assets during this period was due primarily to a decrease of $46.7 million in net loans of Presidential and a $10.8 million decrease in net loans of Pacific Thrift, for a total decrease of $57.5 million in net loans receivable (excluding loans held for sale) to $43.9 million at December 31, 1995 from $101.4 million at December 31, 1992.

     A substantial amount of the proceeds from loan payoffs and loan sales of Presidential have been used to pay down the Bank Loan over the past five years. The Bank Loan has been reduced $26.6 million to $6.8 million at December 31, 1995 from $33.4 million at December 31, 1992.

     Total deposits of Pacific Thrift have increased $9.6 million to $60.2 million at December 31, 1995 from $50.6 million at December 31, 1992, an increase of 19%. Over the past 12 months, management undertook to reduce Pacific Thrift's total deposits by $9.3 million, from a high of $69.5 million at December 31, 1994, in order to reduce assets and reduce interest expense. Based upon historical experience, management believes that Pacific Thrift has the ability to further increase deposits if necessary to fund lending activities.

     Total Partnership capital decreased by $20.1 million to $8.7 million at December 31, 1995 from $28.8 million at December 31, 1992. Reductions in capital were due to capital withdrawals of $1.4 million paid in 1993 to withdrawing Limited Partners in accordance with the terms of the Partnership Agreement, $1.9 million in distributions paid in 1993 and net losses on operations of $1.7 million, $9.5 million and $5.9 million for the years ended December 31, 1995, 1994 and 1993, respectively, partially offset by $.3 million in capital contributions in 1993. During the years ended December 31, 1995, 1994 and 1993, the Partnership received additional requests to withdraw capital of approximately $.3 million, $.9 million and $8.2 million, respectively, which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Bank Loan.

  AT DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994

     Total consolidated assets of the Partnership decreased $21.1 million (20.3%) to $82.6 million at December 31, 1995 from $103.7 million at December 31, 1994. The decrease resulted primarily from declines in cash and cash equivalents, loans receivable, accounts receivable, real estate acquired in settlement of loans ("OREO") and interest receivable, offset by increases in excess yield receivable. Loans receivable decreased by $9.1 million (17.2%), to $43.9 million from $53.0 million, as a result of loan pay offs and loan sales. Cash and cash equivalents decreased by $9.1 million (46.4%), to $10.5 million from $19.6 million. Accounts receivable declined by $1.8 million (35.3%) to $3.3 million at December 31, 1995 from $5.1 million at December 31, 1994. Excess yield receivable increased $1.8 million, (200.0%) to $2.7 million from $.9 million due to sales of loans for which Pacific Thrift receives a servicing release fee over the life of the loans sold. See "BUSINESS -- Lending Activities -- Loans Originated for Sale." OREO declined by $4.5 million (59.2%), to $3.1 million at December 31, 1995 from $7.6 million at December 31, 1994, reflecting sales of OREO. Interest receivable declined by $.2 million (18.2%), to $.9 million from $1.1 million, primarily due to the reduction of the loan portfolio.

     Total liabilities decreased $19.5 million (20.9%) to $73.8 million at December 31, 1995 from $93.3 million at December 31, 1994. The decrease resulted from declines in notes payable, thrift certificates payable, accounts payable, accrued expenses and interest payable and mortgages payable on OREO. Notes payable decreased by $8 million (54.1%), to $6.8 million from $14.8 million, due to pay down of the Bank Loan. Thrift certificates payable decreased by $9.3 million (13.4%) to $60.2 million from $69.5 million, reflecting the reduction in total assets of Pacific Thrift. Accounts payable, accrued expenses and interest payable decreased by $.4 million (7.1%), to $5.2 million from $5.6 million, primarily due to a $.4 million reduction in accrued expenses for the environmental remediation of OREO acquired by Pacific Thrift after receiving a lower bid for completion of the work. Mortgages payable on OREO decreased by $1.7 million (73.9%), to $.6 million from $2.3 million, due to sale of OREO.

     Total Partnership capital decreased by $1.7 million (16.3%) to $8.7 million from $10.4 million, due to consolidated net losses of $1.7 million incurred during the year ended December 31, 1995. The consolidated net loss was comprised of a $5.8 million net loss of Presidential, partially offset by a $3.2 million net income of Pacific Thrift, $.6 million net income of CRC and $.3 million net income of LPPC.

  AT DECEMBER 31, 1994 COMPARED WITH DECEMBER 31, 1993

     Total consolidated assets decreased $10.6 million to $103.7 million at December 31, 1994 from $114.3 million at December 31, 1993, a decrease of 9.3%. The decrease in assets during the year was primarily due to reductions in the Partnership's loans receivable and OREO, offset by an increase in cash and cash equivalents held to maintain Pacific Thrift's required liquidity ratio. Presidential's loans receivable declined by $21.6 million, and Pacific Thrift's loans receivable by $9.6 million, resulting in a total decline of $31.2 million in 1994, to $53.0 million at December 31, 1994 from $84.2 million at December 31, 1993, a net decline of 37.0%. OREO increased by $1.6 million in 1994 to $7.6 million at December 31, 1994 from $6.0 million at December 31, 1993, an increase of 26.7%. Offsetting these declines was an increase in cash and cash equivalents, which increased by $6.4 million in 1994, to $19.6 million at December 31, 1994 from $13.2 million at December 31, 1993.

     Total deposits of Pacific Thrift increased $7.1 million to $69.5 million at December 31, 1994 from $62.4 million at December 31, 1993, an increase of 11.4%.

     Total Partners' capital decreased $9.5 million to $10.4 million at December 31, 1994 from $19.9 million at December 31, 1993, a decline of 47.7%. Reductions in capital were due to a $9.5 million net operating loss for 1994. During 1994, the Partnership received additional requests to withdraw capital of approximately $0.9 million which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Bank Loan.

RESULTS OF OPERATIONS

  NET INTEREST INCOME ANALYSIS

     The following table sets forth certain information concerning average interest-earning assets and interest bearing liabilities and the yields and rates thereon for the Partnership. Average balances are calculated on a quarterly basis and nonaccrual loans have been included in interest earning assets for the computations. Fee income on loans included in interest income and in the calculation of average yields was $.7 million and $1.7 million for the years ended December 31, 1995 and 1994, respectively.

  YIELDS AND RATES ON INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

                                                     YEAR ENDED                      YEAR ENDED
                                                 DECEMBER 31, 1995                DECEMBER 31, 1994
                                            ----------------------------    -----------------------------
                                            AVERAGE                YIELD/   AVERAGE                 YIELD/
                                            BALANCE    INTEREST    RATE     BALANCE     INTEREST    RATE
                                            -------    --------    -----    --------    --------    -----
                                               (DOLLARS IN THOUSANDS)          (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans...................................  $63,711    $  8,885    13.95%   $ 84,776      11,003    12.98%
  Interest-bearing deposits in other
     financial institutions and securities
     purchased under agreements to sell...   11,852         692     5.84%     10,138         401     3.96%
                                            -------      ------    -----    --------      ------    -----
     Total interest-earning assets........   75,563       9,577    12.67%     94,914      11,404    12.02%
                                            -------      ------    -----    --------      ------    -----
Noninterest-earning assets:
  Cash and due from banks.................    5,536                            3,782
  Premises & equipment, net...............    1,483                            1,452
  Real estate acquired in settlement of
     loans................................    5,322                            6,276
  Other Assets............................    5,290                            6,734
                                            -------                         --------
     Total noninterest-earning assets.....   17,631                           18,244
                                            -------                         --------
Less allowance for loan losses............    3,911                            3,085
                                            -------      ------             --------      ------
                                             89,283       9,577              110,073      11,404
                                            =======      ======             ========      ======
LIABILITIES & PARTNERS' CAPITAL
Interest-bearing liabilities:
  Notes payable...........................   12,601       1,379    10.94%     18,734       1,982    10.58%
  Savings deposits........................   13,322         718     5.39%     23,867         904     3.79%
  Time CDs................................   50,031       3,102     6.20%     44,241       2,041     4.61%
                                            -------      ------    -----    --------      ------    -----
  Total interest-bearing liabilities......   75,954       5,199     6.84%     86,842       4,927     5.67%
                                            -------      ------    -----    --------      ------    -----
Noninterest-bearing liabilities:
  Accounts payable & accrued expenses.....    3,123                            8,047
                                            -------                         --------
Total liabilities.........................   79,077                           94,889
Partners' Capital.........................   10,206                           15,184
                                            -------      ------             --------      ------
                                            $89,283       5,199             $110,073       4,927
                                            =======                         ========
                                                         ------                           ------
Net interest income/spread................                4,378     5.83%                  6,477     6.34%
                                                         ======    =====                  ======    =====
Net interest margin.......................                          5.79%                            6.82%
Net Income (loss).........................               (1,698)                          (9,514)
                                                         ======                           ======
Average interest earning assets to average
  interest bearing liabilities............                         0.995%                           1.093%

     Interest income and interest expense can fluctuate widely based on changes in the level of interest rates in the economy. The Partnership attempts to minimize the effect of interest rate fluctuations on net interest margins by matching as nearly as possible interest sensitive assets and interest sensitive liabilities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset/Liability Management."

     Net interest income can also be affected by a change in the composition of assets and liabilities, such as when higher yielding loans replace lower yielding loans. Net interest income is affected by changes in volume and changes in rates. Volume changes are caused by differences in the level of earning assets and interest-bearing liabilities. Rate changes result from differences in yields earned on assets and rates paid on liabilities.

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities due to changes in volume and interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume; (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e. changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to changes due to volume and changes due to rate.

                                                                 RATE VOLUME ANALYSIS
                                                -------------------------------------------------------
                                                  1995 COMPARED TO 1994        1994 COMPARED TO 1993
                                                -------------------------    --------------------------
                                                   INCREASE (DECREASE)          INCREASE (DECREASE)
                                                    DUE TO CHANGE IN              DUE TO CHANGE IN
                                                -------------------------    --------------------------
                                                          YIELD/    NET                YIELD/     NET
                                                VOLUME    RATE     CHANGE    VOLUME     RATE     CHANGE
                                                ------    -----    ------    ------    ------    ------
                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans.........................................  (2,891)     773    (2,118)   (1,821)   (1,385)   (3,206)
Interest-bearing deposits in other financial
  institutions and securities purchased under
  agreements to sell..........................      76      215       291       399        (1)      398
                                                ------    -----    ------    ------    ------    ------
Total interest-earning assets.................  (2,815)     988    (1,827)   (1,422)   (1,386)   (2,808)
                                                ======    =====    ======    ======    ======    ======
Liabilities & Partners' Capital
  Interest-bearing liabilities:
Notes payable.................................    (669)      66      (603)   (1,243)      728      (515)
Savings deposits..............................    (485)     299      (186)      734        10       744
Time Cds......................................     293      768     1,061      (382)     (638)   (1,020)
                                                ------    -----    ------    ------    ------    ------
Total interest-bearing liabilities............    (861)   1,133       272      (891)      100      (791)
                                                ======    =====    ======    ======    ======    ======
Change in net interest income.................  (1,954)    (145)   (2,099)     (531)   (1,486)   (2,017)
                                                ======    =====    ======    ======    ======    ======

FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

  GENERAL

     The Partnership incurred a net loss of $1.7 million for the year ended December 31, 1995, compared with a net loss of $9.5 million for the year ended December 31, 1994. For 1995, the net loss before income tax benefit was $2.9 million and the net loss was $1.7 million, reflecting a tax benefit of $1.2 million due to Pacific Thrift's use of net operating loss carryforwards. Pacific Thrift has a remaining net operating loss carryforward of approximately $4.0 million as of December 31, 1995, which may be used to offset a tax liability on future taxable income of Pacific Thrift. The reduction in the net operating loss carryforward in 1995 compared to 1994 was due primarily to increases in noninterest income and decreases in noninterest expenses from 1994.

  NET INTEREST INCOME

     Net interest income before provision for loan losses decreased by $2.1 million (32.4%), to $4.4 million for the year ended December 31, 1995 compared to $6.5 million for the year ended December 31, 1994, as a result of the reduction in total interest income and increase in total interest expense. Total interest income decreased by $1.8 million (15.8%), to $9.6 million for 1995 compared to $11.4 million for 1994, due to a decrease of $2.8 million in interest income resulting from reductions in the loan portfolio, as assets were reduced to improve capital ratios in Pacific Thrift and pay down the Bank Loan at Presidential. The decrease in interest income caused by the reduced loan portfolio was offset by an increase in interest yield of $1.0 million resulting from higher interest rates. Total interest expense increased by $.3 million (6.1%), to $5.2 million for 1995 compared to $4.9 million for 1994, due to an increase of $1.1 million resulting from higher market interest rates paid on thrift certificates by Pacific Thrift, which partially offset a decrease of $.8 million due to lower levels of deposits and a reduction in the Bank Loan.

  PROVISION FOR LOAN LOSSES

     The provision for loan losses was $3.3 million for the year ended December 31, 1995, compared to $6.1 million for the year ended December 31, 1994. The total allowance for loan losses was $4.2 million at December 31, 1995, compared with $4.3 million at December 31, 1994, reflecting sales and payoffs of loans on which reserves were previously taken and status improvements in some portfolio loans.

     The calculation of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and is not directly proportional to the level of nonperforming loans. See "BUSINESS -- Classified Assets and Nonperforming
Loans -- Allowance for Loan Losses." The ratio of nonaccrual loans past due 90 days or more to total loans was 1.62% at December 31, 1995, compared to 5.35% at December 31, 1994. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 533.29% at December 31, 1995, compared to 136.94% at December 31, 1994.

  NONINTEREST INCOME

     Total noninterest income increased by $7.3 million (121.7%), to $13.3 million for the year ended December 31, 1995 compared to $6.0 million for the year ended December 31, 1994, due to increases in gains on sale of loans by Pacific Thrift. Gains on sale of loans increased by $8.0 million (888.9%), to $8.9 million for 1995 compared to $.9 million for 1994. Pacific Thrift sold a total of $155.4 million of loans during 1995, for a total gain on sale of $8.4 million. These sales included $145 million of securitizable loans, for a gain on sale of $8.6 million, $8.4 million of portfolio loans, for a gain on sale of $.2 million and $2.0 million of home improvement loans, sold at a gain of $.1 million. Other income decreased by $.6 million (35.3%), to $1.1 million for 1995 compared to $1.7 million for 1994, due to lower revenues of CRC and LPPC.

  NONINTEREST EXPENSE

     Noninterest expense increased by $1.4 million (8.8%), to $17.3 million for 1995 compared to $15.9 million for 1994. Increases in noninterest expense were primarily due to increases in salaries, employee benefits and personnel services and operations of OREO, partially offset by declines in general and administrative expenses. General and administrative expenses decreased by $.8 million (11.3%) to $6.3 million for 1995 compared to $7.1 million for 1994. Salaries, employee benefits and personnel services increased by $1.4 million (21.0%) to $7.9 million for 1995 compared to $6.5 million for 1994. Expenses on OREO decreased by $.7 million (58.3%) to $.5 million for 1995 compared to $1.2 million for 1994. The Partnership recognized net losses on sales of OREO of $.7 million for 1995 and net gains of $.4 million for 1994.

FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

  GENERAL

     The Partnership incurred a net loss of $9.5 million for the year ended December 31, 1994, compared with a net loss of $5.9 million for the year ended December 31, 1993. The increase in net loss in 1994 from 1993 was due primarily to a $3.4 million decline in net interest income after provision for loan losses to $.4 million in 1994 from $3.8 million in 1993, and a $.9 million increase in non-interest expense to $15.9 million in 1994 from $15.0 million in 1993, partially offset by a $.7 million increase in non-interest income.

  NET INTEREST INCOME

     Net interest income before provision for loan losses for the year ended December 31, 1994 was $6.5 million, a decrease of $2.0 million from the year ended December 31, 1993. This decrease resulted primarily from a reduction of $1.5 million in net interest income due to lower yields, as well as a reduction of $.5 million resulting from reduced loan volume. Total interest income decreased $2.8 million, or 19.7%, to

$11.4 million in 1994 from $14.2 million in 1993 due to a decrease of $1.4 million resulting from the reduction of $3.3 million in average interest earning assets and a decrease of $1.4 million due to lower yields. Total interest expense decreased $0.8 million to $4.9 million in 1994 from $5.7 million in 1993. The decline in interest expense was due primarily to a substantial reduction in the Bank Loan balance, which was partially offset by an increase in deposits, principally time certificates of deposit, issued by Pacific Thrift at lower rates of interest than the rate payable on the Bank Loan.

  PROVISION FOR LOAN LOSSES

     The provision for loan losses was $6.1 million in 1994 compared with $4.6 million in 1993. The provision for loan losses remained high in 1994 and 1993 due to the continuing high levels of loan delinquencies and declines in California real estate values over the past five years. The total allowance for loan losses has increased as a percentage of the total loan portfolio to 7.33% of the combined portfolio at December 31, 1994 compared with 3.49% of the combined portfolio at December 31, 1993. New policies and procedures were initiated by Pacific Thrift in 1993, which included obtaining new outside appraisals for most delinquent loans when the most recent outside appraisal was over six months old. In the last quarter of 1993, new management was hired for Pacific Thrift, and it determined to make changes in the method of determining the allowance for loan losses, which resulted in significant adjustments to the provision for loan loss in the fourth quarter of 1993. In 1994, management of the Partnership conducted a further review of its portfolio, which included review appraisals of many properties. As a result, a substantial adjustment to the provision for loan losses of the Partnership was made in the fourth quarter of 1994. See "BUSINESS -- Classified Assets and Loan Losses."

     The ratio of nonaccrual loans past due 90 days or more to total loans was 5.35% at December 31, 1994 and 5.94% at December 31, 1993. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 136.94% at December 31, 1994 and 58.74% at December 31, 1993.

  NONINTEREST INCOME

     Noninterest income increased by $0.7 million to $6.0 million in 1994 compared to $5.3 million in 1993. Noninterest income was primarily provided by trustee and reconveyance fees earned by CRC and LPPC. Trustee and reconveyance fees decreased by $0.5 million in 1994 to $3.3 million in 1994 compared to $3.8 million in 1993, due to a reduction in loan default levels in 1994.

     Gain on sale of loans increased by $0.8 million (800%) in 1994, to $0.9 million in 1994 from $0.1 million in 1993. The increase is the result of an increase in originations of loans for sale in 1994. A total of $58 million in loans were sold in 1994, including $29.6 million of loans originated for sale by Pacific Thrift.

  NONINTEREST EXPENSE

     Noninterest expense increased by $0.9 million to $15.9 million in 1994 from $15.0 million in 1993. The major components of this increase included a $1.4 million increase in salaries and employee benefits, a $1.6 million increase in general and administrative expenses and a $.5 million increase in depreciation and amortization, offset by a decrease of $2.6 million in operation of OREO. The increase in salaries and benefits was due to increased staffing at Pacific Thrift in 1994 and reduced deferred loan origination costs pursuant to FASB 91. The increase in general and administrative expenses was due to increased professional fees.

LIQUIDITY AND CAPITAL RESOURCES

     Neither Presidential nor any of its subsidiaries other than Pacific Thrift maintain significant cash and cash equivalent assets. The primary source of Pacific Thrift's liquidity is the cash and cash equivalents maintained by Pacific Thrift in connection with its deposit-taking and lending activities. At December 31, 1995, cash and cash equivalent assets totalled $10.5 million, compared with $19.6 million at December 31, 1994.

     At December 31, 1995, neither Presidential nor Pacific Thrift had material outstanding commitments to fund loans. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1995 totalled $35.2 million. Based upon historical experience, management believes that a significant portion of such deposits may be renewed to the extent deemed desirable by management. In general, depositors have historically tended to renew deposits when the rates paid on such deposits remain competitive with rates offered by comparable financial institutions. However, from time to time during 1994 and 1995, management of Pacific Thrift has intentionally taken steps to reduce deposit renewals in order to reduce the total amount of deposits. These steps include reducing the interest rates offered on maturing deposits and declining to renew certain large deposits.

     Presidential's primary sources of funds are principal and interest payments on loans, substantially all of which have been used to pay down the Bank Loan and pay expenses since July 1993. Pacific Thrift's primary sources of funds are deposits, principal and interest payments on loans and gains on sales of loans. Gains on sales of loans cannot be predicted with certainty, because they depend on new loan originations, which are subject to fluctuation. While scheduled principal amortization on loans and deposit flows are a reasonably predictable source of funds, mortgage loan prepayments are greatly influenced by the level of interest rates, economic conditions and competition.

     The primary lending and investment activities of Presidential and Pacific Thrift are the origination of fixed and adjustable rate real estate loans. Since November 1991, substantially all new loans (other than loan rewrites of existing loans) have been originated by Pacific Thrift. Effective January 1, 1994, Pacific Thrift began to invest in short-term investment securities, primarily federal funds sold and U.S. Treasury Notes, which provide income from those assets required for liquidity. The levels of these assets depend on Pacific Thrift's operating, financing, lending and investing activities during any given period.

     Since 1991, Presidential has reduced its lending activities as a result of the need to reduce its borrowings under the Bank Loan. Beginning in 1991, Presidential began to pay down the Bank Loan, which has been reduced by $26.6 million to $6.8 million at December 31, 1995 from $33.4 million at December 31, 1992. Pacific Thrift has increased its lending activities over the same period, including primarily loans originated for sale in 1994 and 1995, which are funded with loan sale proceeds.

     Pacific Thrift maintains minimum levels of liquid assets as required under the liquidity policy adopted by the board of directors of Pacific Thrift. The relationship between short-term liquid assets and total deposits at December 31, 1995 was 31.7%, which exceeded the 10% minimum established by the board. At December 31, 1994 and 1993, the liquidity ratio was 26.9% and 20.5%, respectively.

     On December 1, 1995, Pacific Thrift obtained from First Interstate Bank of California a federal funds credit line, bearing interest at the federal funds rate as announced from time to time by the Federal Reserve Board, in the amount of $2.5 million, which was increased to $3.5 million on January 3, 1996. The line is intended to support short term liquidity, and is not expected to be used for more than ten consecutive days or more than 12 times during any 30 day period.

     Pacific Thrift is subject to certain leverage and risk-based capital adequacy standards applicable to FDIC-insured institutions. At December 31, 1994, Pacific Thrift was classified by the FDIC as "undercapitalized." However, by March 31, 1995, Pacific Thrift was reclassified by the FDIC as "adequately capitalized." As of December 31, 1995, Pacific Thrift's regulatory capital levels have increased to levels meeting the FDIC's definition of "well capitalized;" however, due to the existence of the 1995 Order requiring Pacific Thrift to maintain certain capital levels, it is classified as "adequately capitalized." See "SUPERVISION AND REGULATION -- Federal Law -- Capital Standards."

     The Partnership's independent certified public accountants included an explanatory paragraph in their report for the year ended December 31, 1995, which indicated a substantial doubt as to the ability of the Partnership to continue as a going concern due primarily to substantial debt service requirements and restrictions on dividend payments by Pacific Thrift to the Partnership. Since the date of the report, however, the 1995 Order, which restricted the payment of dividends by Pacific Thrift, has been terminated. As of March 31, 1996, the only restrictions on payment of dividends by Pacific Thrift are those imposed on all

California corporations under California law and the requirement that Pacific Thrift maintain the capital ratios required under the regulations of the FDIC and the DOC, as modified by the terms of the MOU. (See Successor Independent Certified Public Accountants' Report, page F-1, and Note 1 of the Notes to Financial Statements.)

ASSET/LIABILITY MANAGEMENT

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to adversely affect net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income while a positive gap would generally tend to adversely affect net interest income. At December 31, 1995, total interest-earning assets maturing or repricing during each period exceeded total interest-bearing liabilities maturing or repricing in the same periods by $1.7 million, representing a cumulative interest rate sensitivity gap ratio of 3.0%. However, because interest rates for different asset and liability products offered by depository institutions respond differently to changes in the interest rate environment, the gap is only a general indicator of interest rate sensitivity.

     Presidential does not actively originate new loans, and has not done so in approximately four years. Therefore, Presidential does not actively monitor its interest rate risk at this time.

     Pacific Thrift actively monitors its interest rate risk. Pacific Thrift has an asset/liability committee which includes its President, Chief Financial Officer and Deposit Operations Manager. The committee meets regularly to review Pacific Thrift's interest rate risk position and make whatever adjustments are necessary. In addition, the board of directors of Pacific Thrift reviews its asset/liability position on a quarterly basis.

     To the extent consistent with its interest rate spread objectives, Pacific Thrift attempts to reduce its interest rate risk and has taken a number of steps to match its interest sensitive assets and liabilities to minimize the potential negative impact of changing interest rates. Pacific Thrift has focused on making adjustable rate loans, virtually all of which adjust quarterly, and focuses its investment activity on short-term obligations of banks and U.S. government securities.

     The following table sets forth the interest rate sensitivity of Pacific Thrift's assets and liabilities at December 31, 1995 on the basis of certain assumptions. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing timing or contractual term of the asset or liability. Pacific Thrift has assumed that its savings accounts, which totalled $24.3 million at December 31, 1995 reprice immediately. Certificates of deposit are included in the table below at their dates of maturity.

     Certain shortcomings are inherent in the method of analysis presented in the following table. For example, interest rate floors on some adjustable rate loans can have the effect of increasing the net interest income as interest rates decline or, conversely, limiting net interest income as interest rates rise. Also, loan prepayments and early withdrawal of certificates of deposit could cause the interest sensitivities to vary from what appears in the table. Finally, the ability of many borrowers to service their adjustable rate debt may be adversely affected by an interest rate increase.

             INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 1995

  ASSETS OR LIABILITIES                                                                    AFTER
          WHICH               1 DAY         3 MONTHS       SIX MONTHS        1-5             5
    MATURE OR REPRICE      TO 3 MONTHS     TO 6 MONTHS     TO 1 YEAR        YEARS          YEARS         TOTAL
- -------------------------  -----------     -----------     ----------     ----------     ---------     ----------
Cash and Investments.....   9,506,287                0             0               0             0      9,506,287
Variable Rate Loans
  Receivable.............  36,479,178          942,408       192,872         901,850     4,264,215     42,780,523
Loans Held for Sale(1)...   9,577,341                0             0               0             0      9,577,341
                           ----------      -----------     ----------     ----------     ---------     ----------
Interest-earning
  assets.................  55,562,806          942,408       192,872         901,850     4,264,215     61,864,151
                           ==========      ===========     ==========     ==========     =========     ==========
Certificates of
  deposit................  12,722,796       13,439,390     9,084,164         635,000             0     35,881,350
Savings accounts.........  24,274,630                0             0               0             0     24,274,630
                           ----------      -----------     ----------     ----------     ---------     ----------
Interest-bearing
  liabilities............  36,997,426       13,439,390     9,084,164         635,000             0     60,155,980
                           ==========      ===========     ==========     ==========     =========     ==========
Interest rate sensitivity
  gap....................  18,565,380      (12,496,982)    (8,891,292)       266,850     4,264,215      1,708,171
Cumulative interest rate
  sensitivity gap........  18,565,380        6,068,398     (2,822,894)    (2,556,044)    1,708,171      1,708,171
Interest rate sensitivity
  ratio(2)...............        1.50             0.07          0.02            1.42          0.00           1.03
Cumulative interest rate
  sensitivity gap
  ratio(3)...............        0.33             0.11         -0.05           -0.04          0.03           0.03

- ---------------

(1) Includes pre-approved loans sold at each month end, for which cash has not yet been received.

(2) The interest rate sensitivity gap ratio represents total interest-earning assets divided by total interest-bearing liabilities.

(3) The cumulative interest rate sensitivity gap ratio represents the cumulative interest rate sensitivity gap divided by total interest-earning assets.

EFFECT OF FEDERAL LAWS AND REGULATIONS

     Pacific Thrift's operating results are impacted by Federal laws and regulations. See "SUPERVISION AND REGULATION."

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations of the Partnership and its subsidiaries. Like most mortgage companies and industrial loan companies, nearly all the assets and liabilities of the Partnership and Pacific Thrift are monetary. As a result, interest rates have a greater impact on the Partnership's consolidated performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

EFFECT OF NEW ACCOUNTING STANDARDS

     In December 1991, the Financial Accounting Standards Board (FASB) issued its Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. SFAS 107 is effective for fiscal years ending after December 15, 1995, for entities with less than $150 million in total assets, as of its December 1991 issuance date. The adoption of SFAS 107 did not have a material impact on the Partnership's financial statements for the year ended December 31, 1995, and is not expected to have a material impact on the Partnership's (or the Corporation's) financial statements. (See Note 2 of the Notes to Financial Statements.)

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 applies to all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or a lower of cost or fair value, leases, and debt securities as defined in SFAS No. 115. SFAS No. 114 requires that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994, with earlier adoption encouraged. SFAS No. 114 applies primarily to the Partnership's combined mortgage loan portfolio. Presidential and Pacific Thrift actively monitor this portfolio and evaluate the net realizable value of any loan which is deemed to be impaired. Net realizable value is assessed based upon current appraised value of the underlying collateral. If carrying value exceeds this estimated realizable value, carrying value is reduced to the estimated realizable value by a charge to earnings. As such, SFAS No. 114 does not represent a material change from the Partnership's and Pacific Thrift's current accounting practices and adoption of SFAS No. 114 did not have a material impact on the reported financial results of the Partnership.

     In October, 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS No. 118 amends Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and also amends the disclosure requirements of Statement No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to these impaired loans. SFAS No. 118 is effective concurrent with the effective date of Statement 114, that is, for financial statements for fiscal years beginning after December 15, 1994. As with Statement No. 114, management believes it is following the requirements of SFAS No. 118.

     In March, 1995, the FASB used SFAS No. 121 "Accounting for the impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

     This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. Earlier application is encouraged. Restatement of previously issued financial statements is not permitted. Impairment losses resulting from the application of this Statement should be reported in the period in which the recognition criteria are first applied and met. The initial application of this Statement to assets that are being held for disposal at the date of adoption should be reported as the cumulative effect of a change in accounting principle. Management does not believe that the adoption of SFAS 121 will have a material impact on the Corporation's financial statements.

     In May, 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122 requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without the mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights.

     This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. A mortgage banking enterprise should stratify its mortgage servicing rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum.

     This Statement applies prospectively in fiscal years beginning after December 15, 1995, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this Statement. Earlier application is encouraged. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before the adoption of this Statement is prohibited. Based on management's belief that no material amount of portfolio loans will be sold for the foreseeable future, management does not believe that the adoption of SFAS 122 will have a material impact on the Partnership's (or the Corporation's) financial statements.

     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a method of accounting for stock compensation plans based on fair value of grants made under such plans on the date of grant using certain option-pricing models. SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 "Accounting for Stock Issued to Employees," which provides for an intrinsic valuation model that recognizes only the difference between the fair market value of a company's stock and the price paid to acquire the stock under the stock compensation plan. However, SFAS No. 123 encourages the adoption of the fair value accounting method. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. SFAS No. 123 is required to be adopted prospectively beginning January 1, 1996. Management intends to account for grants under the Corporation's stock option plan under the intrinsic value method allowed under APB Opinion 25 and to provide the footnote disclosure required by SFAS No. 123 in its financial statements beginning in 1996.

                       PACIFICAMERICA MONEY CENTER, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The transfer of the Partnership's assets and liabilities to the Corporation, dissolution of the Partnership and pro rata distribution of the Common Stock of the Corporation to the Partners will be accounted for as a change in legal organization but not in the enterprise. Therefore the following unaudited pro forma consolidated financial statements give effect to the Restructuring Plan as a recapitalization of the Partnership into the Corporation. The unaudited pro forma consolidated balance sheet is presented on the basis that the Restructuring Plan took place as of December 31, 1995. The unaudited pro forma consolidated statement of operations is presented on the basis that the Restructuring Plan was consummated as of January 1, 1995.


     These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Presidential Mortgage Company and Subsidiaries included in this Proxy/Prospectus Statement.

     The unaudited pro forma consolidated statement of operations is not necessarily indicative of the operating results which would have been achieved by the Corporation had the Restructuring Plan been consummated as of January 1, 1995 and should not be construed as representative of future operating results or financial position of the Corporation.


     The direct costs incurred in connection with effecting the Restructuring Plan are period costs to be charged to operations as incurred. The estimated restructuring charges of $400,000 are not included in the pro-formas. These are nonrecurring charges which result directly from the transaction and will be included in the Statement of Operations within the 12 months succeeding the Restructuring. The specific incremental costs directly attributable to the raising of additional capital in the Rights Offering and the Public Offering are deferred and charged against the gross proceeds of the offerings.


     The unaudited pro forma consolidated balance sheet assumes that 890,000 shares of common stock of the Corporation are exchanged for the assumed $8,900,000 of Net Tangible Equity of the Partnership, that 300,000 shares of Common Stock of the Corporation are sold in the Rights Offering for $10.00 per share, that 60,000 Subscriber Warrants are issued to subscribers in the Rights Offering and that 500,000 shares of common stock of the Corporation are sold in the Public Offering for $10.00 per share.

     The historical and pro forma Weighted Average Common Shares Outstanding at December 31, 1995 assumes that 1,690,000 shares of Common Stock of the Corporation were outstanding for the entire year, the exercise of 60,000 outstanding Subscriber Warrants, 563,333 General Partner Warrants, and 212,400 shares issuable under incentive stock options granted pursuant to the Corporation's 1995 Stock Option -- See "MANAGEMENT -- 1995 Stock Option Plan." Primary and Fully Diluted loss per share are the same.

                       PACIFICAMERICA MONEY CENTER, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1995

                                     ASSETS


                                                    HISTORICAL      ADJUSTMENTS
                                                      BALANCE        (NOTE A)          PRO FORMA
                                                    -----------     -----------       -----------
Cash and cash equivalents.........................  $10,489,000     $ 7,307,000(1)    $14,706,000
                                                                     (1,290,000)(2)
                                                                     (1,000,000)(3)
                                                                     (1,185,000)(4)
                                                                        385,000(5)
Accounts receivable...............................    3,337,000               0         3,337,000
Accrued interest receivable.......................      903,000               0           903,000
Loans receivable..................................   43,908,000               0        43,908,000
Loans held for sale...............................   12,577,000               0        12,577,000
Excess yield receivable...........................    2,725,000               0         2,725,000
Other real estate.................................    3,156,000               0         3,156,000
Receivable from related party.....................      347,000               0           347,000
Property and equipment, net.......................    1,398,000               0         1,398,000
Goodwill..........................................    1,808,000               0         1,808,000
Other assets (Note B).............................    1,909,000               0         1,909,000
                                                    -----------     -----------       -----------
                                                    $82,557,000       4,217,000        86,774,000
                                                    ===========     ===========       ===========
                                 LIABILITIES AND OWNERS' EQUITY
Liabilities:
Thrift certificates payable.......................  $60,156,000     $         0       $60,156,000
Accounts payable and accrued expenses.............    4,291,000        (170,000)(2)     4,121,000
Partnership withdrawals payable...................    1,120,000      (1,120,000)(2)             0
Notes payable.....................................    6,771,000      (1,000,000)(3)     5,771,000
Mortgages payable.................................      611,000               0           611,000
                                                                        304,000(4)
Payable to general partner........................      881,000      (1,185,000)(4)             0
                                                    -----------     -----------       -----------
                                                     73,830,000      (3,171,000)       70,659,000
                                                                       (304,000)(4)
Owners' Equity (Note C)...........................    8,727,000         385,000(5)
                                                                      7,307,000(1)     16,115,000
                                                    -----------     -----------       -----------
                                                    $82,557,000     $ 4,217,000       $86,774,000
                                                    ===========     ===========       ===========


                 See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                       PACIFICAMERICA MONEY CENTER, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1995


                                                   HISTORICAL        ADJUSTMENTS
                                                     BALANCE          (NOTE A)          PRO FORMA
                                                   -----------       -----------       -----------
Interest Income:
  Loans receivable...............................  $ 8,885,000        $       0        $ 8,885,000
  Deposits with financial institutions...........      692,000                0            692,000
                                                   -----------        ---------        -----------
Total interest income............................    9,577,000                0          9,577,000
                                                   -----------        ---------        -----------
Interest Expense:
  Thrift certificates............................    3,820,000                0          3,820,000
  Notes payable..................................    1,379,000         (165,000)(11)     1,214,000
                                                   -----------        ---------        -----------
Total interest expense...........................    5,199,000         (165,000)         5,034,000
                                                   -----------        ---------        -----------
Net interest income..............................    4,378,000          165,000          4,543,000
Provision for loan losses........................    3,289,000                0          3,289,000
                                                   -----------        ---------        -----------
Net interest after provision for loan losses.....    1,089,000          165,000          1,254,000
Noninterest income:
  Trustee and reconveyance fees..................    3,248,000                0          3,248,000
  Other income...................................    1,122,000                0          1,122,000
  Gain on sale of loans..........................    8,895,000                0          8,895,000
                                                   -----------        ---------        -----------
                                                    13,265,000                0         13,265,000
Noninterest Expense:
  General and administrative (Note D)............    6,273,000          336,000(9)       6,434,000
                                                                       (175,000)(10)
  Salaries and employee benefits.................    7,858,000          568,000(8)       8,426,000
  Related party fees.............................    1,012,000         (245,000)(7)              0
                                                                       (767,000)(6)
  Depreciation and amortization..................      919,000                0            919,000
  Operations of other real estate................    1,212,000                0          1,212,000
                                                   -----------        ---------        -----------
                                                    17,274,000         (283,000)        16,991,000
                                                   -----------        ---------        -----------
Loss before income taxes (benefit)...............   (2,920,000)        (448,000)        (2,472,000)
                                                   -----------        ---------        -----------
Income taxes (benefit)...........................   (1,222,000)          --             (1,222,000)
                                                   -----------        ---------        -----------
Net loss.........................................  $(1,698,000)       $(448,000)       $(1,250,000)
                                                   ===========        =========        ===========
Weighted average common shares outstanding.......    2,525,733                           2,525,733
Loss per share (Note E)..........................  $     (0.67)                        $     (0.50)


                 See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                       PACIFICAMERICA MONEY CENTER, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE A -- The adjustments to the unaudited pro forma consolidated financial statements are as follows:


 (1) To reflect the minimum cash proceeds from issue of stock in the Rights Offering and Public Offering, net of estimated offering costs as follows:

            Public offering..........................................  $5,000,000
            Rights offering..........................................  $3,000,000
            Estimated offering costs.................................  $ (693,000)
                                                                       ----------
                                                                       $7,307,000
                                                                       ==========

     The proceeds of the Rights Offering include $800,000 paid by the General Partner to purchase Common Stock.


 (2) To reflect the payment of limited partnership capital withdrawals payable of $1,120,000 and related accrued interest of $170,000 at December 31, 1995 ($187,000 at March 31, 1996) that were approved by the general partner but not paid by the Partnership due to limitations in the Partnership Agreement and restrictions on such withdrawals under the Bank Loan with Fleet.



 (3) To reflect a $1,000,000 paydown of the notes payable to Fleet under the terms of the Restructuring Plan and the Bank Loan with Fleet.


 (4) To adjust payable to General Partner to $1,185,000, the anticipated balance at May 31, 1996.

 (5) To reflect payment of $1,185,000 General Partner payable and the purchase of General Partner Warrants for a purchase price of $385,000.


 (6) To reflect reduction of related party fees to the General Partner equal to 35% of the loan origination fees paid by borrowers to the Partnership.



 (7) To reflect reduction of related party fees to the General Partner for management and supervision of 3/8 of 1% per annum on loans with terms over three years.


 (8) To reflect payment of salaries that were previously paid by the General Partner, which will now be paid directly by the Corporation under the Restructuring Plan.

 (9) To reflect payment of additional directors fees and directors and officers liability insurance premiums.

(10) To remove payment of legal fees of $100 per loan to an officer of the Partnership, which totalled $175,000 in 1995, as provided in the Restructuring Plan.


(11) To remove interest expense associated with the $1,000,000 paydown of the Fleet loan and the $1,120,000 payoff of the approved limited partner withdrawals.



NOTE B -- The additional book to tax differences related to non-taxable entities becoming taxable entities have been fully reserved for at December 31, 1995, as it is more likely than not that the benefit is not fully realizable.



NOTE C -- Any cash paid to those limited partners who elect the Cash Out Option will be replaced with additional stock to be sold in the Public Offering in order to meet the Minimum Market Capitalization.



NOTE D -- The estimated restructuring expenses of $400,000 were not included in the pro formas. These are nonrecurring charges which result directly from the transaction and will be included in the Statement of Operations within the 12 months succeeding the Restructuring.



NOTE E -- The historical loss per share would have been $(0.65) based on the historical loss as adjusted for interest of 9.5% on the intended $1,000,000 paydown of the Bank Loan that matures June 30, 1997, net of any income tax effect.

                  CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS

     On September 12, 1995, the Partnership dismissed Ernst & Young LLP (E&Y) as independent certified public accountants of the Partnership and its subsidiaries, and engaged BDO Seidman, LLP (BDO) as independent certified public accountants of the Partnership and its subsidiaries.

     The report of E&Y for the years ended December 31, 1994 and 1993 did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to audit scope or accounting principles. The report for the year ended December 31, 1994 contained an explanatory paragraph concerning a substantial doubt about the ability of the Partnership to continue as a going concern due to losses from nonperforming loans that resulted in significant recurring losses from operations, substantial debt service and other requirements of the note payable to the Partnership's lender, and the regulatory capital classification of Pacific Thrift. In addition, the report for the two years ended December 31, 1994 contained an explanatory paragraph concerning certain securities litigation containing allegations of securities fraud and aiding and abetting a breach of fiduciary duty relating to the Partnership and its Chief Executive Officer. The securities litigation naming the Partnership and the Chief Executive Officer referred to in the explanatory paragraphs contained in the 1994 reports was dismissed by the plaintiffs in October 1995. As of the date hereof, Pacific Thrift has been reclassified as "adequately capitalized" by the FDIC, and its regulatory capital ratios meet the FDIC's regulatory definition of "well capitalized," although it is classified as "adequately capitalized" due to the provisions of the MOU requiring the maintenance of a certain capital level (which it currently meets).


     The report of E&Y for the year ended December 31, 1993 also contained an explanatory paragraph concerning the securities litigation referred to in the report for 1994 and an explanatory paragraph concerning Partnership's liability for environmental remediation of two properties acquired in foreclosure and possible government action if the Partnership did not comply with a consent agreement regarding one of the properties. The environmental remediation action was not referred to in the report for the year ended December 31, 1994, as there was no material uncertainty regarding any further liability as of that date.



     During the Partnership's two most recent fiscal years and subsequent interim period, there were disagreements between the Partnership and E&Y regarding the following matters:


     There was a disagreement concerning the scope of the work necessary to be performed by E&Y in connection with a proposed restructuring of the Partnership, including procedures and issues raised with respect to the allowance for loan losses, deferred tax asset and other transactions recorded by the Partnership in its unaudited financial information as of June 30, 1995. Prior to resolving the disagreement, the client-auditor relationship was terminated by the Partnership.

     There were disagreements regarding the amount of the provision and allowance for loan losses for the fiscal years ended December 31, 1994 and 1993, which were resolved by the Partnership recording an additional provision for each year.

     There were disagreements about the scope of audit procedures to be performed to ascertain the status of certain regulatory matters concerning Pacific Thrift and the ability of the Partnership to continue as a going concern for the fiscal year ended December 31, 1994, which were resolved by E&Y performing the additional procedures.

     There was a disagreement about the need to add an explanatory paragraph to the report of E&Y for the year ended December 31, 1994 concerning the ability of the Partnership to continue as a going concern, which was resolved by the Partnership accepting such explanatory paragraph.

     There were disagreements regarding the interpretation of regulatory accounting principles applicable to sales of senior loan participation interests to third parties by Pacific Thrift which were resolved by Pacific Thrift requesting an opinion of the FDIC and revising its regulatory reports to conform to the FDIC's interpretation of such principles.

     There was a disagreement regarding the scope of audit procedures necessary and the necessity of footnote disclosure concerning certain litigation in which allegations of securities fraud and aiding and abetting in the breach of fiduciary duty were made against the Partnership and its Chief Executive Officer by investors in companies affiliated with the Partnership until 1984. The disagreement was resolved by the Partnership adding footnote disclosure in its financial statements for the fiscal years ended December 31, 1994 and 1993. The securities litigation naming the Partnership and the Chief Executive Officer referred to in the explanatory paragraphs contained in the 1994 and 1993 reports was dismissed by the plaintiffs in October 1995.

     There was a disagreement concerning the disclosure required in connection with the Partnership's liability for remediation of environmental contamination of two properties acquired in foreclosure in 1993. At the time the audit of the Partnership's 1993 financial statements was completed there existed potential civil or criminal claims against the Partnership, and the Partnership was engaged in negotiations with governmental authorities to settle any potential claims. Until the settlement agreement was completed, the Partnership's counsel was unable to provide an opinion as to whether civil or criminal liability was probable or remote. The Partnership delayed issuance of the financial statements until the settlement agreement was entered and an opinion of counsel was obtained to the effect that the possibility of criminal liability was remote. The disagreement was resolved by the Partnership increasing the disclosure in its financial statement footnotes in 1993, including the disclosure that, in the opinion of its legal counsel, the likelihood of criminal action was remote if the terms of a settlement agreement reached with regulatory authorities were complied with. As of the date hereof, the Partnership is in full compliance with the terms of the Settlement Agreement.

     There was a disagreement regarding the accounting and footnote disclosure of certain related party transactions, which was resolved by adjustments to the accounting and by additional disclosures for the related party transactions.

     For the year ended December 31, 1994, E&Y advised the Partnership that there were certain deficiencies in its lending and credit administration procedures and its procedures for determination of its allowance for loan losses that, taken as a whole, constitute a material weakness in its internal controls and a "reportable event" pursuant to Item 304 of Rule S-K. The Partnership has taken the necessary steps to improve each of the procedures identified by its accountants as requiring improvement, to the extent deemed appropriate by management.

     The managing officers of the Partnership's general partner discussed the subject matter of each disagreement with the Partnership's former accountants. The Partnership has authorized its former accountants to respond fully to all inquiries of the Partnership's successor accountants concerning the subject matter of each disagreement.

     Prior to the engagement of BDO as the independent accountants for the Partnership and its subsidiaries, the Partnership did not consult BDO concerning the application of accounting principles to any specified transaction or any matter that was the subject of a disagreement with E&Y or a reportable event.

                                    BUSINESS

THE PARTNERSHIP

     The Partnership is a California limited partnership formed in 1981. Since 1986, Presidential Management Company has been the sole general partner of the Partnership. In 1988, the Partnership formed Pacific Thrift as a wholly-owned subsidiary. In 1990, the Partnership acquired all of the limited partnership interests of CRC and LPPC. In 1994, the Partnership formed the Corporation and PacificAmerica Mortgage as wholly-owned subsidiaries in preparation for a restructuring of the Partnership. Neither of these subsidiaries has conducted any significant business operations as of March 31, 1996.

THE CORPORATION

     The Corporation is a financial institution holding company. In May 1996, the Partnership intends to transfer all of the outstanding stock of Pacific Thrift, CRC Washington and PacificAmerica Mortgage to the Corporation, for the purpose of allowing all of its corporate subsidiaries to file consolidated tax returns. Upon the Closing Date of the Restructuring Plan, the Partnership will transfer to the Corporation all of Presidential's assets and liabilities and all of the limited partnership interests in CRC and LPPC. The executive offices of the Partnership and the Corporation are located at 21031 Ventura Boulevard, Woodland Hills, California, telephone number (818) 992-8999.

     The Corporation currently intends to conduct business primarily through its operating subsidiaries, Pacific Thrift, CRC, CRC Washington, LPPC and PacificAmerica Mortgage.

PACIFIC THRIFT

     Pacific Thrift is a California licensed industrial loan company that commenced business in 1988 and is supervised and regulated by the California Department of Corporations ("DOC") and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of Pacific Thrift are insured by the FDIC up to applicable limits. Pacific Thrift conducts its operations at its main office in Woodland Hills and produces loans through five loan production offices located in Walnut Creek, San Jose, Costa Mesa and West Covina, California and, Bellevue, Washington. In addition, Pacific Thrift originates loans through 60 commission based loan representatives (as of December 31, 1995) who operate in California, Washington and nine other states, but Pacific Thrift does not maintain offices for such representatives except those based in California and Washington. Pacific Thrift focuses its lending activities exclusively on real estate secured loans to individuals and small businesses. Pacific Thrift does not offer lease financing or credit lines. Pacific Thrift offers passbook accounts, term certificates and money market certificates. Pacific Thrift does not offer other traditional banking services, such as checking accounts, travelers' checks or safe deposit boxes.

     For the past year, management of Pacific Thrift has concentrated on improving its operations by: (i) increasing fee income from loans originated for sale; (ii) improving asset quality; and (iii) restoring and maintaining capital ratios in excess of regulatory requirements. Management believes that it has successfully achieved these goals. Gains on sale of loans originated for sale increased by $7.7 million (890.0%), to $8.6 million for the year ended December 31, 1995 compared with $.9 million for the year ended December 31, 1994. Management's goal is to continue strong growth of gains on sale of loans through 1996. Asset quality, measured as the percentage of adversely classified assets compared with the total loan and OREO portfolio, improved to 9.65% at December 31, 1995 compared to 14.5% at December 31, 1994. On April 1, 1996, Pacific Thrift entered into a Memorandum of Understanding (the "MOU") with the FDIC and the DOC that replaced a Cease and Desist Order entered in May 1995 (the "1995 Order"). See "Business -- Supervision and Regulation -- Regulatory Actions." Capital ratios improved from "adequately capitalized" to levels which would be deemed "well capitalized" in the absence of an order requiring the maintenance of capital. However, since Pacific Thrift is subject to the MOU, Pacific Thrift is classified as "adequately capitalized" in spite of its higher capital ratios.

     Pacific Thrift earned net income of $3.2 million for the year ended December 31, 1995, compared with net losses of approximately $2.9 million and $3.2 million for the years ended December 31, 1994 and 1993, respectively. The net income earned in 1995 reflect primarily the substantial increase in gains on sale of loans in 1995 compared with all prior periods. Net losses in 1994 and 1993 were due primarily to increased loan losses on Pacific Thrift's loan portfolio caused by continuing declines in the value of California real estate held as collateral.

CRC, CRC WASHINGTON AND LPPC

     CRC is a California limited partnership formed by the General Partner in December 1986 and purchased by the Partnership in 1990. CRC provides foreclosure related services on real estate trust deeds, including conduct of foreclosure sales and trust deed reconveyances. LPPC was formed by the General Partner in 1990 and purchased by the Partnership in the same year. LPPC provides posting and publishing of notices of default and notices of sale for CRC and other trust deed foreclosure companies. CRC provides services on trust deeds securing California real property to over 300 banks, thrifts, mortgage banks, life insurance companies and federal regulatory agencies where principal offices are located outside California. Approximately one-third of CRC's revenues are derived from lenders located outside of California, and management anticipates that this percentage will continue to grow. Less than 5% of the revenues of CRC or of LPPC are derived from services provided to the Partnership and Pacific Thrift.

     In October 1995, the Partnership incorporated a new wholly-owned subsidiary, CRC Reconveyance Corporation, a Washington corporation ("CRC Washington"). In May 1996, the Partnership intends to transfer the stock of CRC Washington to the Corporation. CRC Washington will provide foreclosure related services on real estate trust deeds secured by property located in the State of Washington. CRC Washington will reimburse Pacific Thrift for office space used by CRC Washington at the office of Pacific Thrift in Bellevue, Washington. CRC Washington has not conducted significant business operations as of the date hereof.

     Trustee foreclosure services accounted for net income of approximately $.9 million, $.9 million and $1.4 million for each of the years ended December 31, 1995, 1994 and 1993, respectively. Management believes that the primary reason for the decline in net income has been the merger or acquisition of many small lenders into larger banks and lending companies. The acquiring entities often have affiliated foreclosure service companies or arrangements with other foreclosure service companies, resulting in the loss of business to CRC. CRC has been able to replace many of its lost customers with new customers, which has partially mitigated the loss of some accounts. CRC has now refocused its marketing strategy to target primarily small and medium-sized lenders. CRC has hired a sales representative in the San Diego area, and is seeking a sales representative for the northern California area. In the meantime, CRC's southern California sales representatives are covering the northern California area. Management of CRC believes that it can increase net income by increasing its volume of sales through its current marketing strategy. There can be no assurance, however, that it will successfully increase net income.

PACIFICAMERICA MORTGAGE

     PacificAmerica Mortgage is a newly formed corporation with no business operations as of December 31, 1995. On the Closing Date, Presidential will transfer its loan portfolio to PacificAmerica Mortgage. The loans will continue to be serviced by Pacific Thrift for a servicing fee of 1.5% per year of the principal balance of each loan serviced.

     Although management currently does not anticipate that PacificAmerica Mortgage will actively originate new loans for the foreseeable future, it is expected that PacificAmerica Mortgage will obtain a California finance lender's license. PacificAmerica Mortgage may also obtain mortgage lender licenses in other states, as management deems appropriate. PacificAmerica Mortgage is expected to rewrite loan receivables as they mature or are otherwise refinanced in the future. In addition, PacificAmerica Mortgage may from time to time purchase loans from other lenders for securitization or for its own portfolio. It is not anticipated at this time that PacificAmerica Mortgage would have a full time staff or separate office.

     Pacific Thrift will continue to be the primary focus of the Corporation's lending business. However, Pacific Thrift, as a regulated financial institution, is subject to certain regulatory requirements and restrictions which may limit its ability to engage in certain lending activities, or limit the amount of certain types of loans it may make. PacificAmerica Mortgage will provide flexibility to management where the need arises for a separate entity subject to fewer regulatory restrictions than Pacific Thrift.

BUSINESS STRATEGY

     After the consummation of the Public Offering and the Restructuring, management intends to pursue a national expansion program for the Corporation's lending business. While there can be no assurance that management of the Corporation will be successful in executing its business strategy, principal strategic objectives include:

     --  CONTINUE TO EMPHASIZE FEE INCOME FROM LOANS ORIGINATED FOR
         SALE. Pacific Thrift has developed the ability to originate a high volume of mortgage loans for sale to larger mortgage lenders for securitization. For the year ended December 31, 1995, Pacific Thrift increased gains on sale of loans by $7.7 million (890%), to $8.6 million from $.9 million for the prior year. By focusing its business on the origination of loans for sale, Pacific Thrift has reduced its reliance on interest income, the primary source of income for traditional banks and mortgage lenders. The origination of loans for sale substantially mitigates the credit risks associated with loan defaults, because the risk of loss on loans is transferred to the loan purchasers, subject to standard representations and warranties made by Pacific Thrift to the loan purchasers at the time of sale for which Pacific Thrift remains liable.


     -- INCREASE VOLUME OF LOANS ORIGINATED FOR SALE IN STATES IN WHICH PACIFIC THRIFT HAS RECENTLY COMMENCED LENDING OPERATIONS. In 1994, management of Pacific Thrift began to implement a geographic expansion strategy to increase the volume of loans originated for sale. As of April 30, 1996, Pacific Thrift had loan representatives in the 22 states of Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Kansas, Maryland, Massachusetts, Minnesota, Missouri, Nevada, New York, Oregon, Pennsylvania, Texas, Utah, Virginia and Washington. In addition, as of April 30, 1996, Pacific Thrift was in the early stages of operations in Indiana, New Hampshire, New Mexico, North Carolina, Ohio, Rhode Island, South Carolina, Washington D.C. and Wisconsin.



     -- EXPAND LOAN OPERATIONS INTO NEW STATES. As of April 30, 1996, management had taken steps to qualify or confirm exemption from licensing requirements in the states of Hawaii, Iowa, Kentucky, Louisiana, Michigan, Montana, Oklahoma, Tennessee and West Virginia.


     --  MINIMIZE OVERHEAD COSTS BY OPERATING WITHOUT OFFICES IN MOST
         AREAS. Management of Pacific Thrift has developed an operating system which allows it to expand lending operations in new areas without opening loan production offices. Whenever possible, a senior loan officer with experience in an existing Pacific Thrift office is transferred to a new region to hire local loan representatives on a commission-only basis. The senior loan officer supervises and trains the local representatives, all of whom operate independently without office space. Local loan representatives typically have contacts with local mortgage loan brokers, which provide sources of loan referrals. All loan applications and supporting documentation are delivered to Pacific Thrift's California loan review office for all processing and underwriting. As operations expand in one or more locations, Pacific Thrift may consider renting small offices as necessary to facilitate business operations. However, management believes that Pacific Thrift may effectively conduct business without the expense and risk of undertaking long-term lease and other material overhead obligations in most locations.

     -- CONTINUE TO EVALUATE POSSIBLE SECURITIZATION PROGRAMS. Management believes that Pacific Thrift may reach loan volume levels sufficient to support direct securitization programs by Pacific Thrift by the end of 1996 or the beginning of 1997. Management will continue to evaluate possible programs to securitize loans to the extent that future lending volume permits. Management believes that such programs could further enhance revenues of Pacific Thrift because, as sponsor of securitization programs, Pacific Thrift would retain the interest spread and servicing fees which it currently releases for a premium as a seller of loans. In addition, Pacific Thrift would then consider the purchase of loan production from other originators to enhance loan volume.

     -- GRADUALLY REBUILD PACIFIC THRIFT'S LOAN PORTFOLIO BALANCE. Although management intends to emphasize loans originated for sale, it also intends to gradually rebuild Pacific Thrift's loan portfolio balance with residential and commercial mortgage loans. Management believes that diversification of revenue sources between securitization and loan sales and loan portfolio income is an advisable business policy which allows for adaptation to changing economic and business conditions.

     -- CONTINUE TO IMPROVE ASSET QUALITY. In 1994, management of Pacific Thrift began an ongoing effort to improve loan underwriting policies and procedures for portfolio loans. Lending criteria were revised to place a greater emphasis on the borrower's ability to repay, and appraisal standards for real property collateral were strengthened. Management believes that these changes have substantially improved asset quality. While loan delinquencies over 60 days on portfolio loans originated prior to January 1, 1994 were approximately 9.23% of all such loans at December 31, 1995, loan delinquencies over 60 days on portfolio loans originated after January 1, 1994 were only .93% of all of those loans as of December 31, 1995. There can be no assurance that the level of delinquencies experienced with respect to loans originated after January 1, 1994 will not increase as this pool of loans continues to age.

     -- CONTINUE TO EXPAND THE BUSINESS OF CRC, CRC WASHINGTON AND LPPC. The trust deed foreclosure services and posting and publishing services businesses of CRC, CRC Washington and LPPC provide a secondary source of fee income that capitalizes on management's expertise in servicing mortgage loans. CRC, CRC Washington and LPPC offer their services to over 300 banks, thrifts, mortgage banks, life insurance companies and federal regulatory agencies with trust deeds on real property located in California, Nevada and Washington. In addition, insofar as foreclosures increase during periods of a weakening economy, these businesses provide a counter-cyclical source of revenues that can partially offset reduced revenues or losses in the lending business which may occur during these periods.

LENDING ACTIVITIES

     For the past three years, the Partnership has conducted all new lending activity through Pacific Thrift. Under an arrangement between Presidential and Pacific Thrift effective January 1, 1994, Pacific Thrift provides loan servicing for all of Presidential's outstanding loans for a loan servicing fee of 1.5% per annum of the principal amount of each loan serviced.

     Management's strategy for the Partnership's lending business has been to focus on the B and C credit lending market. Accordingly, substantially all of the Partnership's loans are made to borrowers whose credit histories or other factors limit their ability to qualify for lower rate financing at more credit sensitive financial institutions. For the past two years, competition in this market has increased as larger mortgage lenders have sought to expand their markets to include B and C loans to replace some of the volume lost at the end of the home loan refinancing boom of the early 1990's. However, management believes that management's more than 20 years of experience in the B and C credit market provide it with competitive advantages over new entrants to this lending market, and that this experience has enabled Pacific Thrift to substantially increase new loan originations notwithstanding the increase in competition.

     Over the years that the Partnership and Pacific Thrift have been in business, they have developed relationships with over 1500 independent mortgage brokers, who provide the substantial majority of new lending opportunities. Management has developed policies and procedures with these brokers which emphasize timely decision making and funding and a competitive fee structure, which provide incentives for brokers to continue bringing new loans to Pacific Thrift. Following is a brief description of the types of loans originated by Pacific Thrift.

  LOANS ORIGINATED FOR SALE

     Pacific Thrift originates nonconforming first and second trust deed residential loans for sale in the secondary loan market. Loans originated for sale generally have loan-to-value ratios of between 60% and 85% and meet the credit criteria established in advance by the loan purchasers. Pacific Thrift originated and sold the following amounts of loans during each of the months of 1994, 1995 and 1996:


                                                            ORIGINATED         SOLD
                                                            -----------     -----------
          1994
          January.........................................  $ 1,088,000             -0-
          February........................................      239,000             -0-
          March...........................................    1,609,000             -0-
          April...........................................      734,000             -0-
          May.............................................    1,319,000             -0-
          June............................................    3,526,000     $ 3,969,000
          July............................................      981,000       1,210,000
          August..........................................    4,218,000       4,561,000
          September.......................................    3,598,000       5,272,000
          October.........................................    4,853,000       3,560,000
          November........................................    4,594,000       6,897,000
          December........................................    8,023,000       4,130,000
          1995
          January.........................................    8,621,000       8,917,000
          February........................................    6,953,000       9,133,000
          March...........................................   10,358,000      11,425,000
          April...........................................   11,294,000      11,575,000
          May.............................................   10,708,000       9,299,000
          June............................................   12,711,000      12,672,000
          July............................................   10,587,000      12,040,000
          August..........................................   10,235,000       9,707,000
          September.......................................   14,312,000      13,225,000
          October.........................................   17,080,000      15,728,000
          November........................................   15,694,000      14,346,000
          December........................................   22,135,000      16,915,000
          1996
          January.........................................   19,393,000      16,967,000
          February........................................   20,615,000      22,063,000
          March...........................................   20,901,000      22,789,000
          April...........................................   30,785,000      30,107,000


     Pacific Thrift and Presidential each entered into agreements with Aames Capital Corporation ("Aames") as of December 1, 1993, pursuant to which Pacific Thrift and the Partnership agreed to sell to Aames an aggregate of up to $75 million of loans secured by residential property over a period of up to 18 months. Pacific Thrift had sold $75 million of loans under that agreement as of May 26, 1995. All loans sold by Pacific Thrift were included in pools of loans securitized by Aames. Credit enhancement was provided for each securitization through private credit insurance, and each pool was rated AAA by one or more rating services. Aames acts as loan servicer for each of the pools. All loans were sold to Aames on a nonrecourse basis except for the obligation to repurchase any loan which does not meet certain customary representations and warranties or to repurchase loans adversely affected by any breach of general representations and warranties. As of December 31, 1995, five loans ($275,000 aggregate principal amount) had been repurchased by Pacific Thrift and no loans additional loans have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on the five loans repurchased. Except for an initial sale of approximately $3.9 million in loans, all loans sold by Pacific Thrift to Aames were sold for a premium above face value of the loans sold.

Pacific Thrift received a servicing release fee payable quarterly on the principal amount of each loan sold from September 19, 1994 to January 1995. Effective February 1, 1995, the servicing release fee was increased on the principal amount of each loan sold, including the loans sold from September 1994 to May 26, 1995, until each loan is paid off. Pacific Thrift retains an interest in the net spread (i.e. all interest and fees paid on the loans less servicing and other costs) in $3.9 million in loans sold to Aames in December 1993, which management estimates will represent a return of approximately 3.3% on the principal amount of the $3.9 million of loans sold.

     Pacific Thrift entered into a new agreement with Aames Capital Corporation effective June 21, 1995, pursuant to which it will continue to sell residential loans to Aames which are approved by Aames prior to lending. The new agreement provides for Pacific Thrift to receive a higher cash premium (compared to the premium received under the prior agreement with Aames) on the face amount of each loan sold which meets preset interest rate requirements upon date of sale. An additional premium will be paid for all loans sold during any quarter if at least $22.5 million of loans are sold during that quarter. The premium for all loans sold in excess of $25 million per calendar quarter will be further increased. In addition, Pacific receives a servicing release fee on the principal amount of each loan sold prior to December 31, 1995, payable on a quarterly basis, until the loan is paid off. As of January 1, 1996 the agreement with Aames was revised to eliminate the servicing release fee and replace it with a higher premium on sale.

     During 1995, Pacific Thrift sold an aggregate of $145 million of pre-approved securitizable loans to Aames and other purchasers. Pacific Thrift has no commitment to offer or sell any specified amount of loans to any purchaser, but has entered into arrangements whereby other purchasers may pre-approve loans to be made by Pacific Thrift prior to funding, which are sold within approximately one month from origination.

     To the extent that Pacific Thrift originates loans for sale, it bears an interest rate risk between the date of origination of each loan and the time that each loan is sold. However, loans are generally sold on a monthly basis, which reduces the risk of interest rate fluctuations between the date of origination and date of sale. Loans which are held for sale during the period prior to sale are accounted for at the lower of cost or market value of such loans.

  PORTFOLIO LENDING

     Pacific Thrift has historically originated for its own loan portfolio primarily first and second trust deed real estate loans secured by one-to-four family residential, multi-family residential, commercial and, to a very minor extent, undeveloped, property. The characteristics of the combined loan portfolio of Presidential and Pacific Thrift are described herein under "BUSINESS -- Lending Policies."

  HOME IMPROVEMENT LOANS

     From 1990 until March 31, 1993, Pacific Thrift operated a home improvement loan division, which originated three types of home improvement loans, including
(i) loans partially insured by the Federal Housing Administration ("FHA") under Title I of the National Housing Act ("Title I Loans"); (ii) loans partially insured by a policy of credit insurance issued by a private insurer; and (iii) uninsured loans subject to an additional annual fee paid by the borrower to Pacific Thrift. The program was discontinued on March 31, 1993. All home improvement loans were made under substantially the same loan underwriting standards and policies set by the U.S. Department of Housing and Urban Development ("HUD"), including a requirement that each loan be secured by a first or second priority lien on residential property having a value of at least 100% of the loan amount plus all prior encumbrances. Home improvement loans were made in amounts not in excess of $25,000 on loans secured by single family residences and not in excess of $60,000 on loans secured by multi-family residences.

     Pacific Thrift held $1.7 million of home improvement loans and loan participations at December 31, 1995, compared with $3.4 million and $7.7 million at December 31, 1994 and 1993, respectively. Due to claims made on Title I Loans and privately insured loans for the four years ended December 31, 1994, there is no material amount of insurance coverage remaining on any of the outstanding home improvement loans. Pacific Thrift has continued to service all outstanding home improvement loans in the manner that is required pursuant to its contracts with the purchasers of loan participations. However, the fact that there is no material insurance coverage available on any home improvement loans exposes Pacific Thrift to contingent risks of loss on home improvement loans and loan participations held by Pacific Thrift.

     Pacific Thrift has resumed a Title I Loan origination program, in which Pacific Thrift acts exclusively as a correspondent lender for one or more larger mortgage lenders who securitize Title I Loans. Pacific Thrift anticipates that these loans would be sold without recourse within 30 days of origination, and would result in additional fee income, which would be received immediately upon sale of the loans.

     No home improvement loans were originated between March 1993 and July, 1995. In August, 1995, Pacific Thrift resumed originating Title I loans for sale. During 1995, Pacific Thrift sold $1,976,307 of home improvement loans, including $1,126,307 of seasoned home improvement loans originated prior to March 1993 at par value and $850,000 in new Title I loans at a premium.

LENDING POLICIES

     The following description of lending policies refers to the lending policies of Pacific Thrift for portfolio loans. Presidential ceased originating new loans in 1990. The description of the existing loan portfolio as of December 31, 1995, refers to the combined loan portfolio of both Presidential and Pacific Thrift.

     GEOGRAPHIC CONCENTRATION. At December 31, 1995, the combined loan portfolio of Presidential and Pacific Thrift included loans geographically distributed approximately 74% in Southern California (south of San Luis Obispo), 20% in Northern California, 5% in Washington and 1% in Oregon, based on principal loan balances. Pacific Thrift's loan policy limits the total dollar amount of loans and total number of loans made in each zip code area to no more than 5% of its total outstanding loans.

     Although Pacific Thrift originates loans in states outside California, substantially all of such loans (by dollar volume) are pre-approved loans for sale. At the present time, Pacific Thrift intends to limit the origination of loans for retention in its loan portfolio to loans secured by California real estate, and, to a minor extent to loans secured by real estate located in the various other states in which it does business.

     COLLATERAL REQUIREMENTS. Although substantially all of the loans originated by Pacific Thrift for sale are residential loans, adverse changes in the pricing structure for residential loans due to increased competition have caused management to redirect Pacific Thrift's portfolio lending over the past year to loans secured by commercial property. Commercial properties accepted by Pacific Thrift as collateral include primarily retail, multi-unit residential and light industrial properties. No more than 30% of Pacific Thrift's total loan portfolio (by principal amount) may be secured by multi-unit residential property, and no more than 3% by unimproved land. Loans secured by commercial property are generally made at 65% or less loan to value ratios.

     At December 31, 1995, approximately 33% of the aggregate principal amount of loans comprising the combined loan portfolio of Presidential and Pacific Thrift were secured by one-to-four family residential property, 21% by multi-family residential property, 42% by commercial property, and 4% by undeveloped property.

     At each of the dates set forth below the combined gross loan portfolio of Presidential and Pacific Thrift (which does not reflect reserves for loan losses) was collateralized by the following types of real property:

                                                  DECEMBER 31, 1995               DECEMBER 31, 1994
                                             ---------------------------     ---------------------------
                                              PRINCIPAL    PERCENTAGE OF      PRINCIPAL    PERCENTAGE OF
                                                LOAN           TOTAL            LOAN           TOTAL
                                              BALANCES       PORTFOLIO        BALANCES       PORTFOLIO
                                             -----------   -------------     -----------   -------------
One-to-four family residential property
  1st TDs..................................  $ 5,553,762        11.33%       $ 6,271,007        10.66%
  2nd TDs..................................    8,149,818        16.62         11,983,931        20.39
  3rd TDs..................................      968,926         1.98          1,833,001         3.12
  Home Imp. Loans..........................    1,742,976         3.55          2,298,050         3.91
                                             -----------       ------        -----------       ------
Total......................................   16,415,482        33.48         22,385,989        38.08
                                             ===========       ======        ===========       ======
Five and Over Multi-Family residential
  property
  1st TDs..................................    8,534,795        17.41         13,531,290        23.02
  2nd TDs..................................    1,811,741         3.70          3,154,197         5.37
  3rd TDs..................................          -0-          -0-             34,993          .06
                                             -----------       ------        -----------       ------
Total......................................   10,346,536        21.11         16,720,480        28.45
                                             ===========       ======        ===========       ======
Commercial Property
  1st TDs..................................   18,145,302        37.02         14,184,456        24.13
  2nd TDs..................................    2,172,655         4.43          3,579,936         6.09
  3rd TDs..................................       68,766          .14            104,212          .18
                                             -----------       ------        -----------       ------
Total......................................   20,386,723        41.59         17,868,604        30.40
                                             ===========       ======        ===========       ======
Undeveloped Property
  1st TDs..................................    1,873,953         3.82          1,805,151         3.07
  2nd TDs..................................          -0-          -0-                -0-         0.00
  3rd TDs..................................          -0-          -0-                -0-         0.00
                                             -----------       ------        -----------       ------
Total......................................    1,873,953         3.82          1,805,151         3.07
                                             ===========       ======        ===========       ======
Total Portfolio
  1st TDs..................................   34,107,812        69.58         35,791,904        60.88
  2nd TDs..................................   12,134,214        24.75         18,718,064        31.85
  3rd TDs..................................    1,037,692         2.12          1,972,206         3.36
  Home Imp. Loans..........................    1,742,976         3.55          2,298,050         3.91
                                             -----------       ------        -----------       ------
Total......................................  $49,022,694       100.00%       $58,780,224       100.00%
                                             ===========       ======        ===========       ======

     LOAN ORIGINATION AND UNDERWRITING. Pacific Thrift's loans are primarily originated through referrals from mortgage loan brokers and other licensed referral sources for which the borrower pays a referral fee. As of December 31, 1995 Pacific Thrift employed 60 loan representatives, who maintain contacts with loan referral sources and provide customer service.

     At December 31, 1995, the maximum amount that Pacific Thrift could loan to one borrower was $1,227,000. On that date, the largest Presidential loan in the combined portfolio was $656,939 and the largest Pacific Thrift loan in the portfolio was $761,094. There were 14 loans in the combined loan portfolio which exceeded $500,000. The average loan balance at December 31, 1995, not including Home Improvement Loans, was $168,096 for Pacific Thrift and $96,834 for Presidential.

     For each loan made by Pacific Thrift for its own loan portfolio (other than "piggyback" loans as described below), Pacific Thrift analyzes each loan applicant's credit and repayment ability by ordering credit histories from independent credit reporting companies and requiring proof of income, including two years of income tax returns, a current paycheck stub or a current profit and loss statement. The maximum debt to income limit for portfolio loans over $25,000 is 50%.

     Pacific Thrift also makes "piggyback loans," which are real property secured loans made in tandem with loans originated for sale. Management uses piggyback loans to enhance the loan products available from its loan purchasers, and thereby increase production of loans originated for sale. Piggyback loans meet the same credit and documentation requirements as the companion senior loan originated for sale, except that the loan to value ratio may be up to 5% higher than the loan to value ratio allowed by the purchaser of the senior loan. To compensate for the lower credit standards, Pacific Thrift provides higher general reserves for piggyback loans. As of December 31, 1995, Pacific Thrift held 160 piggyback loans with an aggregate principal balance of $1,382,000.

     Loans originated by Pacific Thrift for sale are made in accordance with the guidelines provided in advance by the purchasers of the loans. In general, purchaser guidelines allow a higher debt to income limit and lower loan to value ratios than loans originated by Pacific Thrift for its loan portfolio. In addition, some loan programs offered by loan purchasers do not require verification of income, as required by Pacific Thrift on all loans originated for its loan portfolio.

     Pacific Thrift obtains independent third party appraisals or evaluations of all properties securing its loans (other than home improvement loans originated for sale, which do not require appraisal under the loan purchaser's origination guidelines) prior to loan origination. Presidential also requires third party appraisals on all of its outstanding loans at loan origination. Pacific Thrift maintains an approved appraiser list and specifies minimum criteria which must be met by every appraisal. These minimum standards include: (i) all residential appraisal reports must comply with generally accepted appraisal standards as evidenced by the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation, unless principles of safe and sound banking require compliance with stricter standards;
(ii) all residential appraisal reports must be prepared on the most current version of the appropriate Federal National Mortgage Association ("FNMA")/Federal Home Loan Mortgage Corporation ("FHLMC") form or on a comparable standardized appraisal form; (iii) the zoning of the site must allow the improvement located on the property; (iv) all plat maps, location maps and diagrams must be included in the report; (v) all reports must be based on market value, be written and contain sufficient information and analysis to support the decision to engage in the transaction; (vi) an analysis and report must be made of all appropriate deductions and discounts for proposed construction or renovation, partially leased buildings, non-market lease terms and tract developments with unsold units; (vii) all appraisals must be performed by state licensed or certified appraisers; (viii) photos must be provided of the subject property, including a front view, rear view, street scenes, interior and any extraordinary amenities; (ix) any known hazardous condition on the subject property or any site within the vicinity of the property must be disclosed;
(vii) any major code violations discovered must be reported and analyzed for the impact on value and an estimate of cost to correct; (viii) a list of all significant deferred maintenance must be noted, with an estimate of the cost to cure; (ix) any agreements of sale, option or listing of the property within the last 12 months must be disclosed; (x) any information required or deemed pertinent to completion of the report which was not available must be disclosed;
(xi) a statement of the final appraised value of the property on an "as is" basis must be disclosed, together with a statement of the value of the proposed improvements or additions, subject to re-inspection upon completion, along with an estimate of the cost to complete; and (xii) all reports must contain the licensed/certified appraiser signature, designation and license number and, if signed by a co-signing appraiser, must contain the appropriate co-signing appraisal certification.

     Following an analysis of a loan applicant's credit, repayment ability and the collateral appraisal, every loan must be approved by one of four senior officers. Any loan in excess of $150,000 must be approved by (i) the President or the Chief Executive Officer; (ii) either the Executive Vice President -- New Products or the Vice President -- Credit; and (iii) two non-officers directors of Pacific Thrift. Loan rewrites, extensions and troubled debt restructurings require the approval of the Vice President of the Debt Restructuring Department or the President or Chief Executive Officer of Pacific Thrift.

     Pacific Thrift's loan policies, in conformity with FDIC regulations, require that maximum loan to value ratios be limited as follows with respect to the following types of properties (except for home improvement loans described below): 90% for owner-occupied one-to-four family residential property with mortgage insurance or readily marketable collateral; 85% for all other improved property; 85% for construction of one-to-four family residential property; 80% for construction of commercial, multi-family and non-residential property; 75% for land development and 65% for unimproved land. Pacific Thrift generally seeks to originate portfolio loans with loan to value ratios which are generally 5% or more lower than these maximum ratios. Loans to facilitate sale of properties acquired in settlement of loans (also known as "other real estate owned, or "OREO") may be higher than the maximum loan to value ratios allowed for new loans. Due to the significant decline in Southern California real estate values over the past five years, management believes that the current values of properties securing loans made prior to 1994 do not meet the original loan to value ratios.

     It is anticipated by management that Pacific Thrift's Board of Directors will periodically adjust and modify its collateral requirements and underwriting criteria in response to economic conditions and business opportunities.

     The following table sets forth the combined loan originations by category and purchases, sales and repayments for 1995:

                                                                     AT OR FOR THE YEAR
                                                                     ENDED DECEMBER 31,
                                                                            1995
                                                                   ----------------------
                                                                   (DOLLARS IN THOUSANDS)
        Beginning Balance(1).....................................        $   65,056
        Loans Originated for Sale................................           151,538
        Portfolio Loans originated:
          Real estate:
             One- to four-family.................................             3,067
             Multi-family........................................             4,521
             Commercial..........................................            11,585
             Construction and land...............................               150
             Home improvement....................................               -0-
                                                                          ---------
             Total loans originated..............................            19,323
        Loans purchased..........................................               -0-
                                                                          ---------
             Total...............................................           235,917
        Less:
          Principal repayments...................................           (12,905)
          Sales of loans originated for sale.....................          (145,832)
          Sales of portfolio loans...............................           (13,371)
          Transfers of OREO net of reserves......................            (7,944)
          Other net changes(2)...................................               620
                                                                          ---------
             Total loans(1)......................................        $   56,485
                                                                          =========

- ---------------

(1) Includes loans held for sale.

(2) Other net changes includes changes in allowance for loan losses, deferred loan fees, loans in process and unamortized premiums and discounts.

MATURITIES AND RATE SENSITIVITIES OF LOAN PORTFOLIO

     Loan Maturity. The following table sets forth the contractual maturities of the combined gross loans at December 31, 1995.

                                                                    AT DECEMBER 31, 1995
                                      ---------------------------------------------------------------------------------
                                                             MORE THAN   MORE THAN
                                                 MORE THAN    3 YEARS     5 YEARS     MORE THAN
                                      ONE YEAR   1 YEAR TO     TO 5        TO 10     10 YEARS TO    MORE THAN    TOTAL
                                      OR LESS     3 YEARS      YEARS       YEARS       20 YEARS     20 YEARS     LOANS
                                      --------   ---------   ---------   ---------   ------------   ---------   -------
                                                                       (IN THOUSANDS)
One- to four-family.................   $6,122     $ 1,293     $ 1,820     $ 1,084       $1,352       $ 3,002    $14,673
Multi-family........................    1,185         939       3,329       2,708        1,133         1,052     10,346
Commercial..........................    1,732       1,092       2,505      10,170        2,827         2,061     20,387
Construction and land...............      124       1,227         274           0            0           249      1,874
Home improvement....................        0           0           0       1,743            0             0      1,743
                                       ------      ------      ------     -------       ------        ------    -------
Total amount due....................   $9,163     $ 4,551     $ 7,928     $15,705       $5,312       $ 6,364    $49,023
                                       ======      ======      ======     =======       ======        ======    =======

     The following table sets forth, as of December 31, 1995, the dollar amounts of gross loans receivable that are contractually due after December 31, 1996, and whether such loans have fixed or adjustable interest rates:

                                                            DUE AFTER DECEMBER 31, 1996
                                                          --------------------------------
                                                          FIXED    ADJUSTABLE(1)    TOTAL
                                                          ------   -------------   -------
                                                                   (IN THOUSANDS)
        One- to four-family.............................  $2,465      $ 6,086      $ 8,551
        Multi-family....................................     571        8,590        9,161
        Commercial......................................   2,707       15,948       18,655
        Construction and land...........................     630        1,120        1,750
        Home improvement................................   1,743            0        1,743
                                                          ------      -------      -------
          Total loans receivable........................  $8,116      $31,744      $39,860
                                                          ======      =======      =======

- ---------------

(1) Includes approximately $1.2 million in loans to facilitate the sale of real estate held in foreclosure.

     Pacific Thrift generally rewrites loans at maturity if the borrower makes a new loan application. In cases where the loan to value ratio has declined on an existing loan and no longer meets Pacific Thrift's loan to value guidelines, Pacific Thrift's policy is to make an exception and rewrite the loan. Presidential followed the same policies with respect to its policies, and PacificAmerica Mortgage intends to follow the same policies.

     A substantial portion of the combined loan portfolio is repriced, pays off or matures approximately every two years. Of the 24% of all loans bearing fixed rates at December 31, 1995, 52% were due in two years or less. Based upon these facts, over 89% of the combined loan portfolio (exclusive of home improvement loans) at December 31, 1995, consisted of either variable rate loans or fixed rate loans which mature within two years. Management therefore expects that within two years, approximately 89% of the combined loan portfolio (excluding home improvement loans) will reprice at the rate in effect on the existing loan at the time the loan is repriced or the then applicable rate for new or refinanced loans.

     The initial interest rate on variable rate loans is set as of the date of origination of each loan based upon the then prevailing reference rate established by Bank of America, which initial rate may increase by not less than
 .125% in any three-month period, but may not increase by more than five (10 in some cases) percentage points in the aggregate. Such increases (or decreases, as the case may be) occur at three-month intervals as the result of changes in the Bank of America reference rate. Although the interest rate may decrease, it cannot decrease below the original interest rate set for each loan.

CLASSIFIED ASSETS AND LOAN LOSSES

     The general policy of Pacific Thrift is to discontinue accrual of interest and make a provision for anticipated loss on a loan when: (i) it is more than two payments contractually past due and the current estimated loan-to-value ratio is 90% or more; or (ii) the loan exhibits the characteristics of an in-substance foreclosure, generally including any loan as to which the borrower does not have the ability, willingness or motivation to repay the loan. The current estimated loan-to-value ratios of substantially all delinquent loans are determined by a new independent appraisal, unless an independent appraisal was obtained no more than twelve months prior to review, in which case the current estimated loan-to-value ratio is determined by in-house review. When a loan is reclassified from accrual to nonaccrual status, all previously accrued interest is reversed at Pacific Thrift in accordance with regulatory requirements. During 1995, Presidential's policy for determination of nonaccrual status was the same as Pacific Thrift's, and United intends to follow the sale policy. Interest income on nonaccrual loans is subsequently recognized when the loan resumes payment or becomes contractually current as appropriate. Accounts which are deemed fully or partially uncollectible by management are generally fully reserved or charged off for the amount that exceeds the estimated net realizable value (net of selling costs) of the underlying real estate collateral. Gains on the sale of OREO are not recognized until the close of escrow upon sale. Home improvement loans are classified nonaccrual when they are two or more payments past due, and are charged off when they become five payments delinquent.

     Unless an extension, modification or rewritten loan is obtained, Pacific Thrift's policy is to commence procedures for a non-judicial trustee's sale within 30 to 60 days of a payment delinquency on a loan under the power of sale provisions of the trust deed securing such loan, as regulated by applicable law. Pacific Thrift's policy is to extend or rewrite a delinquent loan only if it can be determined that the borrower has the ability to repay the loan on the modified terms.

     The determination of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and the level of nonaccrual loans. See
"BUSINESS -- Classified Assets and Nonperforming Assets -- Allowance for Loan Losses." Therefore, changes in the amount of nonaccrual loans will not necessarily result in increases in the allowance for loan losses. The ratio of nonaccrual loans past due 90 days or more to total loans was 1.62% at December 31, 1995 and 5.35% and 5.94% at December 31, 1994 and 1993, respectively. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 533.29% at December 31, 1995 and 136.94% and 58.74% at December 31, 1994 and 1993, respectively.

     The following table sets forth the number and remaining gross balances of all loans in the combined loan portfolio (net of specific reserves for loan losses) that were more than 30 days delinquent at December 31, 1995 and 1994.

  AT DECEMBER 31, 1995

                                         PRESIDENTIAL           PACIFIC                   COMBINED
                                       -----------------   -----------------   -------------------------------
                LOAN                   PRINCIPAL AMOUNT    PRINCIPAL AMOUNT    PRINCIPAL AMOUNT    PERCENT OF
            DELINQUENCIES              LOANS DELINQUENT    LOANS DELINQUENT    LOANS DELINQUENT    TOTAL LOANS
- -------------------------------------  -----------------   -----------------   -----------------   -----------
30 to 59 days........................     $   180,216         $    29,673         $   209,979           .43%
60 to 89 days........................         525,674               1,586             527,260          1.08%
90 days or more......................         718,182           1,391,318           2,110,500          4.30%
                                       -----------------   -----------------   -----------------      -----
          TOTAL......................     $ 1,425,072         $ 1,422,667         $ 2,847,739          5.81%
                                        =============       =============       =============      =========

  AT DECEMBER 31, 1994

                                         PRESIDENTIAL           PACIFIC                   COMBINED
                                       -----------------   -----------------   -------------------------------
                LOAN                   PRINCIPAL AMOUNT    PRINCIPAL AMOUNT    PRINCIPAL AMOUNT    PERCENT OF
            DELINQUENCIES              LOANS DELINQUENT    LOANS DELINQUENT    LOANS DELINQUENT    TOTAL LOANS
- -------------------------------------  -----------------   -----------------   -----------------   -----------
30 to 59 days........................     $         0         $   513,191         $   513,191           .87%
60 to 89 days........................         342,239             790,677           1,132,916          1.93%
90 days or more......................       3,053,613           2,695,109           5,748,722          9.78%
                                       -----------------   -----------------   -----------------   -----------
     TOTAL...........................     $ 3,395,852         $ 3,998,977         $ 7,394,829         12.58%
                                        =============       =============       =============      =========

     NONACCRUAL AND RESTRUCTURED LOANS. The following table sets forth the aggregate amount of loans at December 31, 1995 and 1994 which were (i) accounted for on a nonaccrual basis; (ii) accruing loans which are contractually past due 90 days or more as to principal and interest payments; and (iii) troubled debt restructurings. Presidential and Pacific Thrift follow a practice of extending or modifying loans in certain circumstances. Loans modified to reduce interest rates below market rates, to reduce amounts due at maturity to reduce accrued interest or to loan additional funds are considered "troubled debt restructurings" as defined in SFAS 15.

                                            ACCRUING LOANS    NONACCRUING LOANS
                                               PAST DUE       PAST DUE 90 DAYS    TROUBLED DEBT
                                            90 DAYS OR MORE        OR MORE        RESTRUCTURINGS    TOTAL
                                            ---------------   -----------------   --------------   -------
                                                                (DOLLARS IN THOUSANDS)
At December 31, 1995
  Presidential............................      $   331            $   388             $360        $ 1,079
  Pacific.................................          986                405              588          1,979
                                                 ------             ------             ----        -------
  Combined................................      $ 1,317            $   793             $948        $ 3,058
                                                 ======             ======             ====        =======
At December 31, 1994
  Presidential............................      $ 1,612            $ 1,442             $  0        $ 3,054
  Pacific.................................          991              1,709                0          2,695
                                                 ------             ------             ----        -------
  Combined................................      $ 2,603            $ 3,146             $  0        $ 5,749
                                                 ======             ======             ====        =======

     The following table sets forth information concerning interest accruals and interest on nonaccrual loans past due 90 days as of December 31, 1995 and 1994.

                                                      INTEREST                            INTEREST NOT
                                                    CONTRACTUALLY                         RECOGNIZED ON
                                                    DUE ON LOANS     INTEREST ACCRUED      NONACCRUAL
                                                      PAST DUE       ON LOANS PAST DUE   LOANS PAST DUE
                                                   90 DAYS OR MORE    90 DAYS OR MORE    90 DAYS OR MORE
                                                   ---------------   -----------------   ---------------
                                                                  (DOLLARS IN THOUSANDS)
At December 31, 1995
  Presidential...................................      $    96             $  22             $    74
  Pacific........................................          577               103                 474
                                                        ------              ----              ------
  Combined.......................................      $   673             $ 125             $   548
                                                        ======              ====              ======
At December 31, 1994
  Presidential...................................      $   962             $ 187             $   775
  Pacific........................................          562                75                 487
                                                        ------              ----              ------
  Combined.......................................      $ 1,524             $ 262             $ 1,262
                                                        ======              ====              ======

     Upon request of a borrower, Presidential or Pacific Thrift has generally granted one to two months extensions of payments during the term of a loan. In 1995, Presidential and Pacific extended 14 loans with an aggregate principal balance of $1.6 million. In 1994, Presidential and Pacific Thrift extended 37 loans with an aggregate principal balance of $5.5 million. No loan was extended for a term of more than six months. In addition, Presidential or Pacific Thrift may modify a loan by allowing temporary reductions in the amount of principal or interest payable on a loan for up to twelve months. In 1995, Presidential and Pacific modified 10 loans with an aggregate principal balance of $1.3 million and rewrote four delinquent loans with an aggregate principal balance of $.4 million. In 1994, Presidential and Pacific Thrift modified 24 loans with aggregate principal balances of $.4 million; and rewrote 22 delinquent loans with an aggregate principal balance of $3.1 million. Presidential and Pacific Thrift apply the same documentation standards on a rewritten loan as on an original loan. Presidential and Pacific Thrift make these accommodations only if it can be determined that the borrower has the ability to repay the loan on the modified terms. In general, this determination is made based upon a review of the borrowers current income, current debt to income ratio, or anticipated sale of the collateral. Management believes that these accommodations are a reasonable and necessary response to the increased level of delinquencies experienced during the past three years. Presidential and Pacific Thrift have had generally favorable experience with repayment of loans extended, modified or rewritten on this basis.

     Procedures upon delinquency of home improvement loans vary from the foreclosure procedures ordinarily used to collect other loans. Upon 10 days' delinquency, the borrower is contacted and an attempt to schedule payments is made; if this is not possible, a determination is made whether the proceeds of a foreclosure sale would result in a recovery of all or part of the loan amount, after costs of foreclosure. In almost every case, there is insufficient equity to foreclose on a home improvement loan, and the loan is charged off if it becomes five payments delinquent. In addition to losses on its retained interest in home improvement loans, Pacific Thrift may be required to repurchase participation interests sold in Title I Loans if Pacific Thrift is found to have breached its warranties that such loans complied with insurance requirements. Pacific Thrift has never been required to repurchase any loan participation interests. However, no assurance can be given that Pacific Thrift will not be required to repurchase any loan participation interests in the future.

     The initiation of foreclosure proceedings against a borrower does not necessarily suggest that the recovery of the loan is dependent solely on the underlying collateral. In fact, in the Partnership's experience, many borrowers will bring payments current or undertake other remedies to avoid completion of foreclosure.

     At December 31, 1995, Presidential and Pacific Thrift held OREO (net of specific reserves) of $3.2 million (inclusive of senior liens of $.6 million). In accordance with the policy for recognizing losses upon acquisition of OREO, Presidential and Pacific Thrift charge off or post specific reserves for those portions of the loans with respect to which OREO has been acquired to the extent of the difference between the loan amount and the estimated fair value of the OREO. Included in OREO at December 31, 1995 are nine single family residences with an aggregate net book value of $1.2 million (inclusive of $.6 million senior liens); three multi-family units with an aggregate net book value of $.4 million (with no senior liens) 12 commercial properties with an aggregate net book value of $1.5 million (with no senior liens); and two undeveloped properties with an aggregate net book value of $.1 million (with no senior liens). For the year ended December 31, 1995, total expenses on operation, including valuation allowances, and losses on sale of OREO were $2.3 million and gains on sale of OREO and OREO income were $1.1 million for a total expense of $1.2 million. There can be no assurance that net losses on the sale of OREO will not be experienced in the future.

     ALLOWANCE FOR LOAN LOSSES. The following is a summary of the changes in the consolidated allowance for loan losses of Presidential and Pacific Thrift for each of the years ended December 31, 1995, 1994 and 1993:

                                                           AT OR FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                         ------------------------------
                                                          1995       1994        1993
                                                         ------     -------     -------
                                                         (IN THOUSANDS)
        Balance at beginning of period.................  $4,307     $ 3,123     $ 2,646
        Provision for loan losses......................   3,289       6,096       4,665
        Chargeoffs.....................................  (3,369)     (4,912)     (4,179)
        Recoveries.....................................       2          --          --
                                                         -------    -------     -------
        Balance at end of period.......................  $4,229     $ 4,307     $ 3,122
                                                         =======    =======     =======

     Management performed an extensive review and analysis of the entire combined loan portfolio at year end 1992, including performing and nonperforming loans. Over 300 new independent or in-house appraisals were performed at that time, resulting in a significant adjustment to the allowance for loan losses in the fourth quarter of 1992. In 1993, new management of Pacific Thrift implemented new policies and procedures for determining the allowance for loan losses. In connection with the implementation of these new policies and procedures, new outside appraisals were ordered for almost every loan delinquent 60 days or more with a balance of $75,000 or more as to which an outside appraisal had not been performed for at least six months. As a result of that review and analysis, additional charge offs and reserves were taken by Pacific Thrift during the fourth quarter of 1993.

     In December 1993, Pacific Thrift engaged an independent consulting firm to assist Pacific Thrift in devising a comprehensive asset classification system for the purpose of analyzing the allowance on a monthly basis. Effective in March 1994, the Board of Directors adopted an asset classification system pursuant to which every delinquent loan and every performing loan which exhibits certain risk characteristics is graded monthly, and a general reserve percentage is assigned to each classification level. Management also reviews every delinquent loan on a monthly basis and reviews the current estimated fair market value of the property securing that loan. To the extent that the amount of the delinquent loan exceeds the estimated fair market value of the property, an additional reserve is made for that loan.

     At year end 1994, due to the continuing declines in California real estate values which occurred in 1994, management of the Partnership determined that additional reserves were necessary. Accordingly, management analyzed the amount of loans charged off throughout 1993 and 1994, and obtained broker price opinions on a substantial number of loans. As a result of this analysis, the Partnership determined to make a significant adjustment to the provision for loan losses for the forth quarter of 1994.

     Pacific Thrift's current policy is to maintain an allowance for loan losses equal to the amount determined necessary based upon Pacific Thrift's asset classification policy, which is written to conform with generally accepted accounting principles and FDIC requirements. The Partnership's current policy is to maintain an allowance for loan losses determined in accordance with generally accepted accounting principles.

     Management utilizes its best judgment in providing for possible loan losses and establishing the allowance for loan losses. However, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. In addition, regulatory agencies, as an integral part of their examination process, periodically review Pacific Thrift's allowance for loan losses. Such agencies may require Pacific Thrift to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination.

     Implicit in lending activities is the fact that losses will be experienced and that the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense. The conclusion that a loan may become uncollectible, in whole or in part, is a matter of judgment.

     Adverse economic conditions and a declining real estate market in California have adversely affected certain borrowers' ability to repay loans. A continuation of these conditions or a further decline in the California economy could result in further deterioration in the quality of the loan portfolio and continuing high levels of nonperforming assets and charge-offs, which would adversely effect the financial condition and results of operations of the Partnership and Pacific Thrift.

INVESTMENT ACTIVITIES

     Except for Pacific Thrift, neither Presidential nor any of its operating subsidiaries maintains an investment portfolio. Pacific Thrift's investment portfolio is used primarily for liquidity purposes and secondarily for investment income. Effective January 1, 1994, Pacific Thrift's policy is to invest cash in short-term U.S. government securities or federal funds sold due in less than 30 days. Overnight federal funds sold are limited to no more than 100% of total capital at any single financial institution that is either adequately or well capitalized. If the financial institution is neither adequately nor well capitalized, then the limit is $100,000. As of December 31, 1995 and 1994, Pacific Thrift held investments in federal funds totaling $7.7 million and $12.5 million, respectively. As of December 31, 1993 and 1992, Pacific Thrift held excess cash in interest-earning bank accounts and there were no investments.

SOURCES OF FUNDS

     DEPOSITS. Pacific Thrift's major source of funds is FDIC-insured deposits, including passbook savings accounts, money market accounts and investment certificates (similar to certificates of deposit). Pacific Thrift attracts customers for its deposits by offering rates that are slightly higher than rates offered by large commercial banks and savings and loans. Pacific Thrift has no brokered deposits as of the date hereof. Management believes its deposits are a stable and reliable funding source. At December 31, 1995, Pacific Thrift had outstanding 1,486 deposit accounts of approximately $60.2 million.

     The following table sets forth the average balances and average rates paid on each category of Pacific Thrift's deposits for the three years ended December 31, 1995.

DEPOSIT ANALYSIS

                                          AVERAGES FOR 1995     AVERAGES FOR 1994     AVERAGES FOR 1993
                                          -----------------     -----------------     -----------------
                                          AVERAGE   AVERAGE     AVERAGE   AVERAGE     AVERAGE   AVERAGE
                                          BALANCE    RATE       BALANCE    RATE       BALANCE    RATE
                                          -------   -------     -------   -------     -------   -------
                                                             (DOLLARS IN THOUSANDS)
Passbook/Money Market...................  $13,322     5.39%     $23,868     3.79%     $ 4,451     3.59%
Investment Certificates under
  $100,000..............................  $49,931     6.20%     $43,828     4.59%     $46,609     5.92%
Investment Certificates over $100,000...  $   100     7.02%     $   415     6.68%     $ 4,621     6.58%
                                          -------     ----      -------     ----      -------     ----
Total...................................  $63,353     6.03%     $68,111     4.32%     $55,681     5.78%
                                          =======     ====      =======     ====      =======     ====

     The following schedule sets forth the time remaining until maturity for all certificates at December 31, 1995, 1994 and 1993.

DEPOSIT MATURITIES

                                                             AT               AT               AT
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                            1995             1994             1993
                                                        ------------     ------------     ------------
                                                                    (DOLLARS IN THOUSANDS)
Passbook/Money Market.................................    $ 24,275         $ 11,443         $ 21,004
                                                           -------          -------          -------
Accounts under $100,000 3 months or less..............    $ 12,723         $ 25,522         $  5,886
  Over 3 months through 6 months......................      13,439           17,201            7,663
  Over 6 months through 12 months.....................       9,084           10,654           12,634
  Over 12 months......................................         635            4,579           13,441
                                                           -------          -------          -------
     Total............................................    $ 35,881         $ 57,956         $ 39,624
                                                           -------          -------          -------
Accounts over $100,000 3 months or less...............         -0-         $    102         $    300
  Over 3 months through 6 months......................         -0-              -0-              100
  Over 6 months through 12 months.....................         -0-              -0-            1,092
  Over 12 months......................................         -0-              -0-              300
                                                           -------          -------          -------
     Total............................................         -0-         $    102         $  1,792
                                                           -------          -------          -------
TOTAL DEPOSITS........................................    $ 60,156         $ 69,501         $ 62,420
                                                           =======          =======          =======


     OTHER BORROWINGS. Presidential made use of substantial lines of credit from major banks to fund its loan portfolio growth from 1984 through 1989. The original Bank Loan provided in 1990 by NatWest Bank, N.A. (which merged with Fleet as of May 1, 1996, and is therefore referred to herein as "Fleet") was a revolving credit line of $105 million, under which Presidential borrowed a maximum of $82 million during 1990 (the "Bank Loan"). The credit line was reduced by mutual agreement in 1991 to $48 million with an $18 million interim loan, which interim loan was fully repaid by April 1992. In March 1992, Presidential was informed that Fleet's management had determined to reduce its exposure to California real estate secured lending due to the general decline in California real estate values and increasing delinquency rates. Accordingly, the Bank Loan provided for continuing monthly pay downs of from $1 million to $1.5 million, which reduced the available credit line to $30.3 million by March 31, 1993. Further paydowns of $1 million per month were required from April 30 to June 30, 1993, and $300,000 per month from July 1, 1993 through June 30, 1994. At December 31, 1995, Presidential owed a total balance of $6.8 million on the Bank Loan.



     Presidential exceeded the scheduled monthly pay down requirements through December 31, 1994, from a combination of cash flow from operations and loan sales, including sales of approximately $3.8 million, $6.4 million and $12.6 million of loans during 1994, 1993 and 1992, respectively. However, due to an increase in loan delinquencies, management determined that Presidential was not in compliance with loan eligibility requirements in December 1993. This required Presidential to make additional prepayments, which it was unable to make. Presidential informed Fleet of this event of default on December 8, 1993. All events of default identified by Presidential to Fleet, including the failure to meet certain financial ratios and the failure to make prepayments required as a result, were automatically waived when the Bank Loan was amended and restated on December 31, 1994.



     The Bank Loan was further amended as of November 29, 1995 to extend the maturity date by one year. Under the current terms of the Bank Loan, Presidential has until June 30, 1997, to fully repay the outstanding balance owed to Fleet. Presidential is required to utilize 100% of its net cash flow to pay down the Bank Loan. Net cash flow is defined as total cash receipts less collection costs, loan servicing expenses and general and administrative expenses, subject to certain maximum levels based upon projected expenses prepared by Presidential. The loan balance bears interest at prime plus 1.5%. Mandatory pay down levels require reduction of the loan balance by approximately $1 million per quarter through June 30, 1997. Presidential is further required to maintain a collateral coverage ratio of performing loans relative to its loan balance equal to 1.1:1, increasing to 1.2:1 after June 30, 1995 and a total collateral coverage ratio of total loans receivable and net OREO relative to its loan balance equal to 1.6:1. As additional consideration for the extension of the Bank Loan, Presidential agreed to issue to Fleet a warrant (the "Bank Warrant") exercisable for shares of Common Stock in the Corporation on the Closing Date of the Restructuring Plan. The Bank Warrant would allow Fleet to purchase up to 2% of the outstanding capital stock of the new entity at a purchase price equal to 25% of the net book value per share of such entity, provided that the Corporation would have a right to redeem the Bank Warrant for one year after issuance at a redemption price of $200,000. The Corporation intends to redeem the Bank Warrant immediately upon the Closing Date.



     As of December 31, 1995, Presidential was in compliance with all requirements under the Bank Loan, except that it had not met a technical covenant relating to a limit on monthly cash expenses. Due to expenses in connection with the Restructuring Plan, cash expenses exceeded the budgeted expenses by $177,000. Fleet agreed to waive this technical violation of the Bank Loan on February 12, 1996. In March 1996, Presidential notified Fleet that it would be unable to make the March 31, 1996 scheduled paydown of the Bank Loan to $4,993,000. Presidential and Fleet therefore agreed to a new amendment to the Bank Loan as of March 15, 1996 whereby Presidential received an extension of time to reduce the Bank Loan balance. The new amendment provides that the Bank Loan Balance shall be reduced to no more than $4,993,000 upon the first to occur of (x) the completion of the proposed restructuring plan of Presidential; (y) 10 days following the date that the FDIC terminates the 1995 Order, thereby allowing Pacific Thrift to pay dividends to Presidential, provided that in no event shall any such dividends cause Pacific Thrift's capital ratios to fall below the ratio required by the FDIC; or May 31, 1996. After March 31, 1996, the Bank Loan balance is required to be reduced by approximately $1 million per quarter until June 30, 1997, when the balance must be paid in full.



     As of March 31, 1996, management believes that Presidential is in full compliance with all terms and covenants of the Bank Loan except for the covenant limiting monthly cash expenses. Due to expenses in connection with the Restructuring Plan, cash expenses exceeded the budgeted expenses by $15,000. Fleet agreed to waive this condition in April 1996.


     Cash distributions by Presidential to the General Partner are restricted to the General Partner's overhead expenses, and all distributions and withdrawal payments are and will remain restricted for the full term of the Bank Loan. The General Partner and the three managing officers of Presidential reaffirmed their personal guarantees of the Bank Loan in connection with the amendment of the Bank Loan dated as of September 28, 1994. These guarantees have been reaffirmed in connection with all subsequent amended and restated versions of the Bank Loan.

     Borrowings under the Bank Loan are secured by Presidential's loans receivable and other assets. As additional security for the Bank Loan, the General Partner has pledged its Class A and B Units in Presidential. Further, the General Partner made an unsecured loan to Presidential of $600,000 on May 15, 1992, which accrues interest at the Bank's prime rate (8.25% as of February 1, 1996), but which may not be repaid as to principal or interest without consent of the Bank.

     Upon the Closing Date of the Restructuring Plan, the Bank has agreed to allow Presidential to pay to the General Partner $1,185,000 of the total debt which the Partnership estimates it will owe to the General

Partner by May 31, 1996, which will be used to purchase the General Partner Warrants for $385,000 and to purchase Common Stock for $800,000. Any remaining balance owed to the General Partner will be paid if and to the extent permitted by Fleet, with any remaining balance paid after the Bank Loan has been repaid in full.


     In addition, upon the Closing Date of the Restructuring Plan, the Bank will receive a five-year warrant to purchase up to 2% of the total outstanding Common Stock of the Corporation, exercisable at a price equal to 25% of the tangible book value of the Corporation as of December 31, 1995, as adjusted for the additional shares sold in the Rights Offering and the Public Offering. The Corporation will have the right to redeem the warrant at any time for one year from the date of issuance for $200,000, and the Corporation intends to redeem the Bank Warrant promptly after the Closing Date.

COMPETITION

     Pacific Thrift has significant competition for the origination of mortgage loans from banks, savings and loans, other thrift and loans and mortgage companies. Some of the these companies are headquartered in California, and have extensive branch systems and advertising programs which Pacific Thrift does not have. Pacific Thrift compensates for these competitive disadvantages by seeking niche lending markets underserved by other lenders and by striving to provide a higher level of personal service to borrowers.

     Pacific Thrift faces competition for depositors' funds from other thrift and loans, banks, savings and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. Pacific Thrift does not offer checking accounts, travelers' checks or safe deposit boxes and thus has a competitive disadvantage to commercial banks and savings associations in attracting depositors. Pacific Thrift compensates for the lack of a full array of services by offering slightly higher interest rates for deposits than most large banks and savings and loans, while remaining interest rate competitive with smaller banks, savings and loan associations and thrift and loans.

EMPLOYEES

     As of December 31, 1995, Presidential had no employees, but received full time services from four full-time employees of the General Partner. CRC and LPPC received the services of 37 full time and 1 part time employees on the payroll of the General Partner. As of the same date, Pacific Thrift had 171 of its own full time employees, including 60 commission-based loan representatives and 2 part-time employees.

PROPERTIES

     Presidential, Pacific Thrift, PacificAmerica Mortgage, CRC and LPPC do business at their main office in Woodland Hills, California. Pacific Thrift also does business at five loan production offices in Costa Mesa, West Covina, Walnut Creek and San Jose, California and, as of June 27, 1994, Bellevue, Washington. CRC Washington leases office space from Pacific Thrift at its Bellevue, Washington office.

     All of the offices at which Presidential and its subsidiaries conduct business are leased. Information with respect to each of the offices as of December 31, 1995 is as follows:

                                                    FLOOR SPACE       ANNUAL       EXPIRATION
                        LOCATION                   IN SQUARE FT.     RENTAL(1)        DATE
        -----------------------------------------  -------------     ---------     ----------
        Woodland Hills, CA (2)...................      19,600        $ 487,570       07/31/03
        Costa Mesa, CA...........................       6,331          150,728       11/14/96
        West Covina, CA..........................       3,877           67,460       05/30/99
        Walnut Creek, CA (3).....................       9,037          132,956       03/14/00
        San Jose, CA.............................       1,483           24,914       02/28/97
        Bellevue, WA.............................       2,224           36,696       08/31/98

- ---------------

(1) Subject to annual adjustment in accordance with customary escalation clauses, except as provided in footnote 2 below with respect to the Woodland Hills lease, which only provides for escalation of expense sharing obligations.

(2) Pursuant to a lease entered January 11, 1993, annual rental increases to $505,680 from March 1, 1996 to July 31, 1998, to $517,440 from August 1,
    1998 through January 31, 2001, and to $529,200 from February 1, 2001 through July 31, 2003. The lease is accounted for on the straight line average method of accounting, in accordance with generally accepted accounting principles.

(3) Includes three separate leases for 4,682 square feet entered in March 1995, 2,418 square feet entered in October 1995 and 1,937 square feet entered in December 1995 at rental rates between $1.85 and $2.00 per square foot. The lease entered in March 1995 provides for annualized rent set at $101,131 through September 1995, increasing to $103,944 through September 1997, and to $106,752 through March 2000. The other two leases provide for annual rent of $58,032 and $45,325, respectively.

LEGAL PROCEEDINGS

     Presidential and its subsidiaries are parties to certain legal proceedings incidental to its lending and trust deed foreclosure service businesses, some of which seek unspecified damages or substantial monetary damages in the form of punitive damages. The ultimate outcome of such litigation cannot presently be determined. Management, after review and consultation with counsel, and based upon historical experience with prior collection actions, believes that the outcome of such proceedings would not have a material adverse impact on the Partnership's business, financial condition or results of operations.

     In addition to actions incidental to its lending business, Presidential and/or its subsidiaries are parties to the following actions.

     ENVIRONMENTAL ACTIONS. Presidential and Pacific Thrift acquired two properties in foreclosure (the "Whittier" and "San Bernardino" properties) which were used by borrowers unaffiliated with the Partnership for metal plating operations involving hazardous materials. After acquisition of the two properties, the Partnership and Pacific Thrift each received notices from local government authorities requiring removal of hazardous materials left by the prior owners of each of the properties and remediation of soil contamination.

     Presidential and Pacific Thrift engaged an independent environmental consulting firm to determine the extent of soil contamination of each of the properties, and to prepare proposed remediation plans for each site. The proposed remediation plans, which were completed in September 1994, had an estimated cost of $674,000 to Presidential and $820,000 to Pacific Thrift, including consulting and special counsel fees. These amounts were accrued at December 31, 1993 and reserved for payment as expenses were incurred.

     In April 1995, Pacific Thrift obtained a revised estimate for the cost of environmental remediation of the Whittier property it acquired in foreclosure. The new estimated cost is significantly lower than the original estimate. Therefore, in April and May, 1995, Pacific Thrift reversed $378,000 of the reserve which had been set aside to pay for remediation. Remediation was completed in July 1995, and the property is now listed for sale.

     Presidential obtained a revised bid of $500,000 to complete environmental remediation of the San Bernardino property it acquired in foreclosure. Remediation was completed in December 1995, and the closure plan was approved by the government agency overseeing the remediation process in April 1996. The property is now listed for sale.

     On January 2, 1994, Presidential and Pacific Thrift implemented a comprehensive environmental policy which requires environmental risk assessment by appraisers of every new loan made by Presidential or Pacific Thrift and a full environmental risk report on any commercial or industrial property used as collateral for a loan of $250,000 or more. The policy provides that no loan will be made in the event an environmental risk assessment or report indicates the possible presence of environmental contamination. In addition, the policy provides that no property will be acquired in foreclosure if facts are discovered indicating the existence of significant environmental contamination. If Presidential or Pacific Thrift determines not to foreclose on a secured property due to environmental contamination, the collectability of a loan could be substantially reduced.

     FORECLOSURE PUBLICATION FEES ACTIONS. On June 6, 1995, CRC and LPPC were served with a complaint by Consumer Action and two consumers suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Contra Costa County, California. The complaint named CRC and LPPC, along with thirteen other foreclosure service and foreclosure publishing companies, and alleges that all named defendants charge fees in excess of the statutorily permitted amount for publication of notices of trustee sales. The complaint seeks restitution of all excess charges, an injunction against the charging of excessive fees in the future and attorneys fees. In January 1996, LPPC and two other posting and publishing companies were dismissed from the action without prejudice. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified.



     On April 23, 1996, CRC was served with a complaint by seven individuals suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Los Angeles County, California. The complaint names over 50 defendants, including numerous title insurance companies and trust deed services companies, generally alleging that the title insurance companies did not make certain refunds of certain trustee sale guarantee (TSGs) fees which they were required to make under the terms of a settlement of a previous case (in which CRC was not named), and that the trust deed services companies failed to purchase less costly alternative products, to request and remit refunds in the cost of TSGs or to advise the members of the class of their right to a refund from the title insurance companies. The complaint seeks restitution of all excess charges, an injunction against the practices cited and attorneys fees. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified.



     Management believes that CRC has charged foreclosure and publication and TSG fees in compliance with applicable law. However, if the above described actions were decided against CRC, management estimates that CRC's aggregate potential liability would not exceed $1 million. A liability of this amount, or even a lesser amount, could have a material adverse effect on annual earnings of the Corporation, but would not have a material adverse effect on the financial condition or longer term earnings of the Corporation.


                                DIVIDEND POLICY

     The Partnership paid regularly quarterly distributions to the Partners in accordance with the provisions of the Partnership Agreement until June 1993. The total amount of distributions was based upon the Partnership Agreement, which provided for distributions based upon the Net Profits of the Partnership, defined as net profits calculated in accordance with generally accepted accounting principles, except that loan origination fees are allowed to be treated as income in the year in which loans are originated, whereas generally accepted accounting principles require that such income be deferred over the life of the loan.

     For the year ended December 31, 1993, the Partnership distributed $916,309, all of which was determined at year end to be in excess of Net Profits as determined under the Partnership Agreement.

     No distributions were made by the Partnership in 1994 or 1995.

     Information on the payment of distributions (unaudited) to the Limited Partners of the Partnership for the past five years is as follows:

                                     FIRST QUARTER                  SECOND QUARTER                   THIRD QUARTER
          CLASS OF            ---------------------------     ---------------------------     ---------------------------
          LIMITED               QUARTERLY       QUARTERLY       QUARTERLY       QUARTERLY       QUARTERLY       QUARTERLY
          PARTNERS            DISTRIBUTIONS      RETURNS      DISTRIBUTIONS      RETURNS      DISTRIBUTIONS      RETURNS
- ----------------------------  -------------     ---------     -------------     ---------     -------------     ---------
1995
Class A.....................           --            --                --            --                --            --
Class B.....................           --            --                --            --                --            --
Class C.....................           --            --                --            --                --            --
Class D.....................           --            --                --            --                --            --
Class E.....................           --            --                --            --                --            --
DRP Units...................           --            --                --            --                --            --
1994
Class A.....................           --            --                --            --                --            --
Class B.....................           --            --                --            --                --            --
Class C.....................           --            --                --            --                --            --
Class D.....................           --            --                --            --                --            --
Class E.....................           --            --                --            --                --            --
DRP Units...................           --            --                --            --                --            --
1993
Class A.....................    $  51,725         2.959%               --            --                --            --
Class B.....................       73,603         2.517                --            --                --            --
Class C.....................      298,289         2.244                --            --                --            --
Class D.....................      279,867         2.244                --            --                --            --
Class E.....................      197,583         1.866                --            --                --            --
DRP Units...................        3,404         1.376                --            --                --            --
1992
Class A.....................    $  54,330         3.125%        $  54,330         3.125%        $  54,927         3.125%
Class B.....................       82,447         2.625            80,571         2.625            80,539         2.625
Class C.....................      352,009         2.500           348,356         2.500           344,269         2.500
Class D.....................      337,460         2.500           330,490         2.500           325,920         2.500
Class E.....................      222,171         2.020           209,099         1.916           210,119         1.937
DRP Units...................        2,536         1.625             2,886         1.625             3,199         1.625
1991
Class A.....................    $  64,657         3.750%        $  65,375         3.750%        $  66,094         3.750%
Class B.....................      107,556         3.250           106,204         3.250           105,987         3.250
Class C.....................      473,573         3.000           469,951         3.000           466,953         3.000
Class D.....................      448,578         3.000           448,211         3.000           447,982         3.000
Class E.....................      245,602         2.708           264,268         2.708           287,387         2.636
DRP Units...................        1,496         2.250             2,024         2.250             2,547         2.250
1990
Class A.....................    $  75,497         4.000%        $  74,556         4.000%        $  72,214         4.000%
Class B.....................      121,298         3.500           121,660         3.500           122,512         3.500
Class C.....................      561,713         3.250           559,802         3.250           551,322         3.250
Class D.....................      524,226         3.250           519,480         3.250           509,832         3.250
Class E.....................       99,456         3.120           173,168         3.120           230,747         3.120
DRP Units...................           59         2.500               320         2.500               729         2.500

                                      FOURTH QUARTER
           CLASS OF             ---------------------------         FIFTH          FIFTH          TOTAL
           LIMITED                QUARTERLY       QUARTERLY         LEVEL          LEVEL         ANNUAL         ANNUAL
           PARTNERS             DISTRIBUTIONS      RETURNS      DISTRIBUTIONS     RETURNS     DISTRIBUTIONS     RETURNS
- ------------------------------  -------------     ---------     -------------     -------     -------------     -------
1995
Class A.......................           --            --               --            --                --           --
Class B.......................           --            --               --            --                --           --
Class C.......................           --            --               --            --                --           --
Class D.......................           --            --               --            --                --           --
Class E.......................           --            --               --            --                --           --
DRP Units.....................           --            --               --            --                --           --
1994
Class A.......................           --            --               --            --                --           --
Class B.......................           --            --               --            --                --           --
Class C.......................           --            --               --            --                --           --
Class D.......................           --            --               --            --                --           --
Class E.......................           --            --               --            --                --           --
DRP Units.....................           --            --               --            --                --           --
1993
Class A.......................           --            --               --            --       $    51,725        2.959%
Class B.......................           --            --               --            --            73,603        2.517
Class C.......................           --            --               --            --           298,289        2.244
Class D.......................           --            --               --            --           279,867        2.244
Class E.......................           --            --               --            --           197,583        1.866
DRP Units.....................           --            --               --            --             3,404        1.376
1992
Class A.......................    $  54,927         3.125%         $ 1,092         0.063%      $   219,606      12.5625%
Class B.......................       78,784         2.625            1,919         0.063           324,260      10.5625
Class C.......................      329,694         2.375            9,043         0.063         1,383,371       9.5625
Class D.......................      310,862         2.375            9,491         0.063         1,314,223       9.5625
Class E.......................      209,003         1.937            6,691         0.063           857,083       7.8113
DRP Units.....................        3,481         1.625              116         0.063            12,218       6.5625
1991
Class A.......................    $  66,094         3.750%         $ 2,185          .125%      $   264,406       15.125%
Class B.......................      105,044         3.250            4,088          .125           428,879       13.125
Class C.......................      456,281         3.000           19,960          .125         1,886,718       12.125
Class D.......................      439,004         3.000           18,596          .125         1,802,371       12.125
Class E.......................      273,833         2.466           15,175          .125         1,086,265       10.643
DRP Units.....................        3,027         2.250              127          .125             9,220        9.125
1990
Class A.......................    $  71,040         4.000%         $ 2,289          .125%      $   295,595       16.125%
Class B.......................      120,479         3.500            4,332          .125           490,281       14.125
Class C.......................      537,064         3.250           21,218          .125         2,231,119       13.125
Class D.......................      500,933         3.250           19,726          .125         2,074,196       13.125
Class E.......................      268,688         3.120            8,007          .125           780,066       12.635
DRP Units.....................        1,186         2.500               27          .125             2,320
Initial Return(1)

- ---------------

(1) Represents the lower initial investment return on Class E Units paid on new subscriptions for Class E units monthly in excess of $2 million per month, at a rate equal to 0.125% above the Merrill Lynch Ready Asset Trust annualized average rate of return after expenses for the past 30 days.

     The following unaudited table illustrates the total amount of distributions received per $1,000 invested for each class of Partners, beginning in the year in which each class invested and assuming that the $1,000 investment was made on the first date that each class of partners was admitted. The table compares the total amount of distributions to the total amount invested for each class of Partners.


                                       CLASS A     CLASS B     CLASS C    CLASS D   CLASS E   CLASS R
                                      ---------   ---------   ---------   -------   -------   -------
DISTRIBUTION ON.....................  $   1,000   $   1,000   $   1,000   $ 1,000   $ 1,000   $ 1,000
                                      =========   =========   =========   =======   =======   =======
1981 Distribution...................  $  260.40
1982 Distribution...................     260.50
1983 Distribution...................     246.70   $  176.70
1984 Distribution...................     193.00      173.00
1985 Distribution...................     168.20      148.20   $  140.70
1986 Distribution...................     156.50      136.50      126.50
1987 Distribution...................     145.30      125.30      115.30   $115.30
1988 Distribution...................     146.30      126.30      116.30    116.30
1989 Distribution...................     171.25      151.25      141.25    141.25   $135.00
1990 Distribution...................     161.25      141.25      131.25    131.25    126.35   $101.25
1991 Distribution...................     151.25      131.25      121.25    121.25    106.43     91.25
1992 Distribution...................     125.62      105.63       95.63     95.63     78.11     65.00
1993 Distribution...................      29.59       24.66       22.19     22.19     18.49     14.79
                                      ---------   ---------   ---------   -------   -------   -------
Total...............................  $2,215.86   $1,440.04   $1,010.37   $743.17   $464.38   $272.00
                                      =========   =========   =========   =======   =======   =======
Percent of Investment...............     221.59%     144.00%     101.04%    74.32%    46.44%    27.23%


     The Corporation, which was recently organized, has never paid a cash dividend on its Common Stock and does not intend to consider the payment of dividends until at least the fourth quarter of 1997. The Corporation's ability to pay dividends is subject to restrictions set forth in the Delaware General Corporation law. The Delaware General Corporation Law provides that a Delaware corporation may pay dividends either (i) out of the corporation's surplus (as defined in Delaware law), or (ii) if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, pursuant to Section 2115 of the California General Corporation Law, under certain circumstances, certain provisions of the California General Corporation Law may be applied to foreign corporations qualified to do business in California, which may reduce the amount of dividends payable by the Corporation. See "DESCRIPTION OF CAPITAL
STOCK -- Effect of Quasi-California Corporation Law."

     The Corporation's ability to pay cash dividends in the future will depend in large part on the ability of its operating subsidiaries to pay dividends to the Corporation. The ability of Pacific Thrift to pay dividends to the Corporation is subject to restrictions set forth in the California Industrial Loan Law and the provisions of the California General Corporation Law, and the Regulations of the FDIC and the DOC. In addition, the provisions of the 1995 Order require the consent of the FDIC for the payment of any dividends by Pacific Thrift. See "SUPERVISION AND REGULATION -- Federal Law -- Restrictions on Transfers of Funds to the Partnership or the Corporation by Pacific Thrift."

                      MARKET FOR LIMITED PARTNERSHIP UNITS
                      AND COMMON STOCK OF THE CORPORATION

LIMITED PARTNERSHIP UNITS

     There is no public trading market for the Limited Partnership Units of the Partnership and there are restrictions on the transferability of such interests. For the first nine months of 1995, management has knowledge of five sales of Limited Partnership units. Management has no information concerning the sale price with respect to three of the five sales. Management is informed that Class C Units originally purchased for $30,000 sold for $4,500 and that Class E Units originally purchased for $9,500 sold for $3,800. Management has no information concerning the circumstances of each sale or the basis used to establish the purchase price of any of the Units sold and management does not believe that these sales are representative of the market value of limited Partnership Units.

COMMON STOCK

     There has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market under the symbol "PAMM." Friedman, Billings, Ramsey & Co., Inc., has indicated its intention to make a market in the Common Stock. This firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time.

                           SUPERVISION AND REGULATION

     Financial and lending institutions are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of Presidential and Pacific Thrift. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

CONSUMER PROTECTION LAWS

     Presidential and Pacific Thrift are subject to numerous federal and state consumer protection laws, including the Federal Truth-In-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Fair Debt Collection Practices Act and the Federal Reserve Board's Regulations B and Z. These laws and regulations, among other things, limit the finance charges, fees and other charges on loans, require certain disclosures be made to borrowers, regulate the credit application and evaluation process and regulate certain servicing and collection practices. These laws and regulations impose specific liability upon lenders who fail to comply with their provisions, and may give rise to defense to payment of a borrower's obligation in the event of a failure to comply with certain applicable laws. Presidential and Pacific Thrift believe they are currently in compliance in all material respects with applicable laws, but there can be no assurance that they will be able to maintain such compliance. The failure to comply with such laws, or a determination by a court that their interpretation of law was erroneous, could have a material adverse effect on Presidential, PacificAmerica Mortgage or Pacific Thrift, or upon the Corporation as a whole following the Restructuring.

STATE LAW

  PRESIDENTIAL

     Presidential is subject to regulation, supervision and examination by the DOC under its California Finance Lender Licenses. The California Finance Lender Law and regulations of the DOC promulgated thereunder provide maximum charges and fees (although most limitations apply only to loans under $5,000 or $10,000), provide certain maximum repayment terms for loans under $5,000, provide certain required disclosure documents to borrowers, limit sales of loans to certain purchasers, and provide certain penalties for violations of applicable laws and regulations. Presidential does not accept deposits or issue investment certificates and is not, under current law and applicable regulations, directly regulated or supervised by the FDIC, the Federal Reserve Board or any other bank regulatory authority. However, Presidential is subject to the general regulatory and enforcement authority of the DOC and the FDIC over transactions and dealings between Pacific Thrift and its affiliates, and except with respect to both the specific limitations regarding ownership of the capital stock of the parent corporation of any thrift and loan, and the specific limitations regarding the payment of dividends from Pacific Thrift.

  PACIFIC THRIFT

     Pacific Thrift is subject to regulation, supervision and examination by the DOC under its California Thrift and Loan License. The thrift and loan business conducted by Pacific Thrift is governed by the California

Industrial Loan Law and the rules and regulations of the DOC which, among other things, regulate collateral requirements and maximum maturities of the various types of loans that are permitted to be made by California-licensed industrial loan companies, better known as thrift and loan companies.

     Subject to restrictions imposed by applicable California law, Pacific Thrift is permitted to make secured and unsecured consumer and non-consumer loans. The maximum term of repayment of loans made by thrift and loan companies ranges up to 40 years and 30 days depending upon collateral and priority of the secured position, except that loans with repayment terms in excess of 30 years and 30 days may not in the aggregate exceed 5% of the total outstanding loans and obligations of the company. Although secured loans may generally be repayable in unequal periodic payments during their respective terms, consumer loans secured by real property with terms in excess of three years must be repayable in substantially equal periodic payments unless such loans are covered under the Garn-St. Germain Depository Institutions Act of 1982 (primarily one-to-four family residential mortgage loans).

     California law limits loans by thrift and loan companies to persons who do not reside in California to no more than 20% of total assets, or up to 30% of total assets with approval of the DOC. California law contains extensive requirements for the diversification of the loan portfolio of thrift and loan companies. A thrift and loan with outstanding investment certificates may not, among other things, have more than 25% of its loans or other obligations in loans or obligations which are secured only partially, but not primarily, by real property; may not make any one loan secured primarily by improved property which exceeds 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; may not lend an amount in excess of 5% of its paid-up and unimpaired capital stock and surplus not available for dividends upon the security of the stock of any one corporation; may not make loans to, or hold the obligations of, any one person or control group as primary obligor in an aggregate principal amount exceeding 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; and may have no more than 70% of its total assets in loans which have remaining terms to maturity in excess of seven years and are secured solely or primarily by real property.

     A thrift and loan generally may not make any loan to, or hold an obligation of, any of its directors or officers or any director or officer of its holding company or affiliates, except in specified cases and subject to regulation by the DOC. A thrift and loan may not make any loan to, or hold an obligation of, any of its shareholders or any shareholder or its holding company or affiliates, except that this prohibition does not apply to persons who own less than 10% of the stock of a holding company or affiliate which is listed on a national securities exchange. There are currently no outstanding loans made by either the Partnership or Pacific Thrift to any officers or directors of the Partnership or any of its affiliates. Any person who wishes to acquire 10% or more of the capital stock of a California thrift and loan company or 10% or more of the voting capital stock or other securities giving control over management of its parent company must obtain the prior written approval of the DOC.

     A thrift and loan is subject to certain leverage limitations which are not generally applicable to commercial banks or savings and loan associations. In particular, thrift and loans may not have outstanding at any time investment certificates that exceed 20 times paid-up and unimpaired capital and surplus. Under California law, thrift and loans that desire to increase their leverage must meet specified minimum standards for liquidity reserves in cash, loan loss reserves, minimum capital stock levels and minimum unimpaired paid-in surplus levels. As approved by the DOC, Pacific Thrift can currently operate with a ratio of deposits to unimpaired capital and unimpaired surplus of 15:1.

     At December 31, 1994, Pacific Thrift's total deposits were 22.3 times its paid-up and unimpaired capital and unimpaired surplus not available for dividends, which was in violation of its authorized thrift ratio, due to a reduction in capital. Pacific Thrift returned to compliance with the 15:1 thrift ratio as of April 30, 1995. As of December 31, 1995, Pacific Thrift had a 9.8:1 thrift ratio.

     Under provisions of the FDIC Improvement Act and regulations issued by the FDIC, additional limitations have been imposed with respect to depository institutions' authority to accept, renew or rollover brokered deposits. Pacific Thrift does not have any brokered deposits as of the date hereof.

     Thrift and loan companies are not permitted to borrow, except by the sale of investment or thrift certificates, in an amount exceeding 300% of tangible net worth, surplus and undivided profits, without the DOC's prior consent. All sums borrowed in excess of 150% of tangible net worth, surplus and undivided profits must be unsecured borrowings or, if secured, approved in advance by the DOC, and be included as investment or thrift certificates for purposes of computing the maximum amount of certificates a thrift and loan may issue. However, collateralized Federal Home Loan Bank advances are excluded for this test of secured borrowings and are not specifically limited by California law. Pacific Thrift had no borrowed funds other than deposits at December 31, 1995.

     Under California law, thrift and loan companies are generally limited to investments, other than loans, that are legal investments for commercial banks. California commercial banks are prohibited from investing an amount exceeding 15% of shareholders' equity in the securities of any one issuer, except for specified obligations of the United States, California and local governments and agencies. A thrift and loan company may acquire real property only in satisfaction of debts previously contracted, pursuant to certain foreclosure transactions or as may be necessary for the transaction of its business, in which case such investment, combined with all investments in personal property, is limited to one-third of a thrift and loan's paid-in capital stock and surplus not available for dividends. For the period between December 31, 1994 and February 28, 1995, Pacific Thrift was not in compliance with these restrictions due to the reduction in its capital. However, by March 31, 1995 Pacific Thrift had returned to compliance with the restrictions.

     Although investment authority and other activities that may be engaged in by Pacific Thrift generally are prescribed under the California Industrial Loan Law, certain provisions of FDIC Improvement Act may limit Pacific Thrift's ability to engage in certain activities that otherwise are authorized under the California Industrial Loan Law.

     In April 1996, proposed legislation was presented to the California Assembly which would create a new Department of Financial Institutions ("DFI") as the successor to the Department of Banking. Responsibility for regulation and supervision of credit unions and industrial loan companies such as Pacific Thrift would be transferred to DFI from the DOC. The Superintendent of Banks would become the new commissioner of the DFI, which would also have responsibility for regulation and supervision of California chartered banks. Under the proposed legislation, thrift and loan companies will be permitted to use the word "bank" in their names. There has been no indication regarding whether or to what extent the current regulations of the DOC governing thrift and loans would be adopted as regulations of the DFI.

     Pacific Thrift is also subject to licensing, consumer lending and other laws of all of the states in which it originates loans. In each state in which it commences lending, Pacific Thrift engages legal counsel to review the laws of that state and determine whether licensing is required in that state. Based on the advice of its counsel, Pacific Thrift files any license application, exemption request or other documentation required in order to comply with the laws of that state. In addition, Pacific Thrift's legal counsel advises it of any changes in its loan documents necessary in order to comply with the lending laws of that state.

FEDERAL LAW

     Pacific Thrift's deposits are insured by the FDIC to the full extent permissible by law. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions for which it provides deposit insurance. Among the numerous applicable regulations are those issued under the Community Reinvestment Act of 1977 ("CRA") to encourage insured state nonmember banks, such as Pacific Thrift, to meet the credit needs of local communities, including low and moderate income neighborhoods consistent with safety and soundness, and a rating system to measure performance. Inadequacies of performance may result in regulatory action by the FDIC. Pacific Thrift received a satisfactory rating with respect to its CRA compliance in its most recent FDIC compliance examination completed in January 1996.

     Pacific Thrift is subject to the rules and regulations of the FDIC to the same extent as all other state banks that are not members of the Federal Reserve System. The approval of the FDIC is required prior to any merger, consolidation or change in control, or the establishment or relocation of any branch office of Pacific Thrift. This supervision and regulation is intended primarily for the protection of the deposit insurance funds.

     Pacific Thrift is subject to certain capital adequacy guidelines issued by the FDIC. See "Federal Law -- Capital Standards" under this heading.

  REGULATORY ACTIONS

     As a result of an FDIC examination conducted as of June 15, 1993, the FDIC and the DOC requested Pacific Thrift to enter into a stipulated Cease and Desist Order (the "1993 Order") issued November 10, 1993. The Order primarily required Pacific Thrift to (i) adopt a written policy acceptable to the FDIC and the DOC governing Pacific Thrift's relationships with its affiliates; (ii) reduce its volatile liability deposits to specified maximum levels; (iii) increase its liquidity to specified minimum levels; and (iv) develop a comprehensive asset/liability management policy. The Order did not require any increase in capital or loan loss reserves, or a decrease in adversely classified assets. In order to comply with the Order, Pacific Thrift terminated its personnel services and facilities arrangements with the Partnership. Substantially all of the requirements of the Order were met by January 31, 1994 well in advance of the required dates for compliance specified in the Order.

     At the end of August 1994, the FDIC requested Pacific Thrift to enter into a supplemental stipulated Cease and Desist Order (the "Supplemental Order") issued October 13, 1994. The Supplemental Order required Pacific Thrift to obtain the prior consent of the FDIC before opening any new offices and to design, file and implement plans to increase its net earnings. The Supplemental Order did not require any increase in capital or loan loss reserves. The Supplemental Order also required that detailed budgets and comparisons of budgets with actual results of operations be filed with the FDIC and DOC.

     In December 1994, the FDIC notified Pacific Thrift that it was classified as "critically undercapitalized" as of October 31, 1994. Pacific Thrift had sufficiently restored its regulatory capital ratios from net operating profits and capital contributions as of April 30, 1995 to be classified as "adequately capitalized" under FDIC regulations. The FDIC confirmed Pacific Thrift's adequate capitalization by letter dated May 8, 1995.

     In May 1995, the FDIC issued a new cease and desist order (the "1995 Order") replacing the 1993 Order and Supplemental Order. The terms of the 1995 Order required Pacific Thrift to: have and retain qualified management; by December 31, 1995, increase and maintain Tier 1 capital (consisting of shareholders' equity) at 8% of its total assets; eliminate assets classified "loss" as of September 26, 1994; reduce the level of adversely classified assets; in certain instances, refrain from extending additional credit to borrowers whose prior credits have been adversely classified; maintain a fully funded allowance for loan losses; implement Pacific Thrift's capital restoration and business/profitability plans; correct a past violation of the thrift ratio requirement and comply with all applicable laws and regulations; file reports of condition and income which accurately reflect its financial condition; obtain FDIC approval prior to payment of any cash dividends; continue to comply with its Policy for Transactions and Relationships Between Affiliates; obtain FDIC approval before opening additional offices; and furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the 1995 Order.

     On April 1, 1996, as a result of its improved capital ratios and operations, the 1995 Order was terminated and replaced with a Memorandum of Understanding ("MOU") between Pacific Thrift, the FDIC and the DOC. The MOU provides that Pacific Thrift shall: (i) maintain Tier I capital of 8% or more of its total assets; (ii) maintain an adequate reserve for loan losses, which shall be reviewed quarterly by its board of directors; (iii) eliminate assets classified "loss" as of September 30, 1995, reduce assets classified "substandard" as of September 30, 1995 to not more than $4,000,000 within 180 days, and reduce all assets classified substandard, doubtful and loss to no more than 50% of capital and reserves by September 30, 1996; (iv) obtain FDIC approval before opening additional offices; (v) develop strategies to stabilize its net interest margin on portfolio loans and develop procedures to implement these strategies; and (vi) furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the MOU. Management believes that Pacific Thrift has the ability to meet the requirements of the MOU within the time specified therein.

  RESTRICTIONS ON TRANSFERS OF FUNDS TO AFFILIATES BY PACIFIC THRIFT

     There are statutory and regulatory limitations on the amount of dividends which may be paid to Presidential (and the Corporation after the Restructuring) by Pacific Thrift. Under California law, a thrift and loan is not permitted to declare dividends on its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, no distribution of dividends is permitted unless: (i) such distribution would not exceed a thrift's retained earnings; or, (ii) in the alternative, after giving effect to the distribution, (a) the sum of a thrift's assets (net of goodwill, capitalized research and development expenses and deferred charges) would be not less than 125% of its liabilities (net of deferred taxes, income and other credits), or (b) current assets would be not less than current liabilities (except that if a thrift's average earnings before taxes for the last two years had been less than average interest expenses, current assets must not be less than 125% of current liabilities).

     In addition, a thrift and loan is prohibited from paying dividends from that portion of capital which its board of directors has declared restricted for dividend payment purposes. The amount of restricted capital maintained by a thrift and loan provides the basis of establishing the maximum amount that a thrift may lend to a single borrower and determines the amount of capital that may be counted by the thrift for purposes of calculating the thrift to capital ratio. Pacific Thrift has, in the past, restricted as much capital as necessary to achieve its maximum thrift ratio limit. The board of directors of Pacific Thrift may unrestrict all or any portion of its equity in the future for dividends to the Partnership, provided that Pacific Thrift remains adequately capitalized.

     The FDIC also has authority to prohibit Pacific Thrift from engaging in what, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by banks under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of the FDIC Improvement Act could limit the amount of dividends which Pacific Thrift may pay to the Partnership. See "Capital Standards" and "Prompt Corrective Action and Other Enforcement Mechanisms" under this heading for a discussion of these additional restrictions on capital distributions.

     Pacific Thrift is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Partnership or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Partnership or other affiliates. Such restrictions prevent the Partnership and other affiliates from borrowing from Pacific Thrift unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by Pacific Thrift to or in the Partnership or to or in any other affiliate is limited to 10% of Pacific Thrift's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of Pacific Thrift's capital and surplus (as defined by federal regulations). In addition, any transaction with an affiliate of Pacific Thrift must be on terms and under circumstances that are substantially the same as a comparable transaction with a non-affiliate. Additional restrictions on transactions with affiliates may be imposed on Pacific Thrift under the prompt corrective action provisions of the FDIC Improvement Act. See "Prompt Corrective Action and Other Enforcement Mechanisms" under this heading.

  CAPITAL STANDARDS

     The Federal Reserve Board and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a depository institution's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

     A depository institution's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

     In addition to the risk-based guidelines, federal banking regulators require depository institutions to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a depository institution rated in the highest of the five categories used by regulators to rate depository institutions, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all depository institutions not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a depository institution's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a depository institution's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently with the final regulations. The proposal would measure interest rate risk in relation to the effect of a 200 basis point change in market interest rates on the economic value of a depository institution. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal has only recently been issued, Pacific Thrift currently is unable to predict the impact of the proposal on Pacific Thrift if the policy statement is adopted as proposed.

     In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks, will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

     In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

     Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies recently issued final rules, effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institution's regulatory capital. The standard has been in effect on an interim basis since March 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date, or
(ii) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 Capital and total assets and regulatory capital calculations.

     Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Pacific Thrift to grow and could restrict the amount of profits, if any, available for the payment of dividends.

     The following table presents the amounts of regulatory capital and the capital ratios for Pacific Thrift, compared to the regulatory capital requirements for well capitalized institutions as of December 31, 1995.

                                                                    DECEMBER 31, 1995
                                                                 -----------------------
                                                                                WELL
                                                                 ACTUAL     CAPITALIZED
                                                                 RATIO      REQUIREMENT
                                                                 ------     ------------
        Leverage ratio.........................................    9.09%          5.0%(1)
        Tier 1 risk-based ratio................................   11.17%          6.0%
        Total risk-based ratio.................................   12.42%         10.0%

- ---------------

(1) Pacific Thrift is required under the MOU to maintain a minimum leverage ratio of 8.0%.

  PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

     Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of federal law. An insured depository institution generally will be classified in the following categories based on capital measures indicated below:

        "Well capitalized"
        Total risk-based capital of 10%;
        Tier 1 risk-based capital of 6%; and
        Leverage ratio of 5%.

        "Adequately capitalized"
        Total risk-based capital of 8%;
        Tier 1 risk-based capital of 4%; and
        Leverage ratio of 4% (3% if the institution receives the highest rating from its primary regulator)

        "Undercapitalized"
        Total risk-based capital less than 8%;
        Tier 1 risk-based capital less than 4%; or Leverage ratio less than 4% (3% if the institution receives the highest rating from its primary regulator)

        "Significantly undercapitalized"
        Total risk-based capital less than 6%;
        or Tier 1 risk-based capital less than 3%; or Leverage ratio less than 3%.

        "Critically undercapitalized"
        Tangible equity to total assets less than 2%.

     An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

     The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan tothe appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized, (ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

     An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

     Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

     In addition to measures taken under the prompt corrective action provisions, commercial depository institutions may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

  SAFETY AND SOUNDNESS STANDARDS

     In July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

     In December 1992, the federal banking agencies issued final regulations prescribing uniform guidelines for real estate lending. The regulations, which became effective on March 19, 1993, require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

     Appraisals for "real estate related financial transactions" must be conducted by either state certified or state licensed appraisers for transactions in excess of certain amounts. State certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all nonresidential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing or refinancing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage-backed securities.

  PREMIUMS FOR DEPOSIT INSURANCE

     Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The result of these provisions is that the assessment rate on deposits of BIF members could increase in the future. The FDIC also has authority to impose special assessments against insured deposits.

     The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits. On August 8, 1995, the FDIC announced that the designated reserve ratio had been achieved and, accordingly, issued final regulations adopting an assessment rate schedule for BIF members of 4 to 31 basis points effective on June 1, 1995. On November 14, 1995, the FDIC further reduced deposit insurance premiums to a range of 0 to 27 basis points effective for the semi-annual period beginning January 1, 1996.

     Under the risk-based assessment system, a BIF member institution such as Pacific Thrift is categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulator (in Pacific Thrift's case, the FDIC). The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group B), and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well-capitalized, adequately capitalized and undercapitalized are the same in the FDIC's prompt corrective action regulations. The BIF assessment rates are summarized below; assessment figures are expressed in terms of cents per $100 in deposits.

           ASSESSMENT RATES EFFECTIVE THROUGH THE FIRST HALF OF 1995

                                                          GROUP A     GROUP B     GROUP C
                                                          -------     -------     -------
        Well Capitalized................................     23          26          29
        Adequately Capitalized..........................     26          29          30
        Undercapitalized................................     29          30          31

           ASSESSMENT RATES EFFECTIVE THROUGH THE SECOND HALF OF 1995

                                                          GROUP A     GROUP B     GROUP C
                                                          -------     -------     -------
        Well Capitalized................................      4           7          21
        Adequately Capitalized..........................      7          14          28
        Undercapitalized................................     14          28          31

                   ASSESSMENT RATES EFFECTIVE JANUARY 1, 1996

                                                          GROUP A     GROUP B     GROUP C
                                                          -------     -------     -------
        Well Capitalized................................      0*          3          17
        Adequately Capitalized..........................      3          10          24
        Undercapitalized................................     10          24          27

- ---------------

* Subject to a statutory minimum assessment of $1,000 per semi-annual period (which also applies to all other assessment risk classifications).

     At December 31, 1995, Pacific Thrift paid $.24 per $100 in deposits. Supervisory subgroups are set once every six months, based upon a depository institution's last supervisory and capital classification.

     A number of proposals have recently been introduced in Congress to address the disparity in bank and thrift deposit insurance premiums. On September 19, 1995, legislation was introduced and referred to the House Banking Committee that would, among other things: (i) impose a requirement on all SAIF member institutions to fully recapitalize the SAIF by paying a one-time special assessment of approximately 85 basis points on all assessable deposits as of March 31, 1995, which assessment would be due as of January 1, 1996; (ii) spread the responsibility for FICO interest payments across all FDIC-insured institutions on a pro-rata basis, subject to certain exceptions; (iii) require that deposit insurance premium assessment rates applicable to SAIF member institutions be no less than deposit insurance premium assessment rates applicable to BIF member institutions; (iv) provide for a merger of the BIF and the SAIF as of January 1, 1998; (v) require savings associations to convert to state or national bank charters by January 1, 1998; (vi) require savings associations to divest any activities not permissible for commercial banks within five years;
(vii) eliminate the bad-debt reserve deduction for savings associations, although savings associations would not be required to recapture into income their accumulated bad-debt reserves; (viii) provide for the conversion of savings and loan holding companies into bank holding companies as of January 1, 1998, although unitary savings and loan holding companies authorized to engage in activities as of September 13, 1995 would have such authority grandfathered (subject to certain limitations); and (ix) abolish the Office of Thrift Supervision ("OTS") and transfer the OTS' regulatory authority to the other federal banking agencies. The legislation would also provide that any savings association that would become undercapitalized under the prompt corrective action regulations as a result of the special deposit premium assessment could be exempted from payment of the assessment, provided that the institution would continue to be subject to the payment of semiannual assessments under the current rate schedule following the recapitalization of the SAIF. The legislation was considered and passed by the House Banking Committee's Subcommittee on Financial Institutions on September 27, 1995, and has not yet been acted on by the full House Banking Committee.

     On September 20, 1995, similar legislation was introduced in the Senate, although the Senate bill does not include a comprehensive approach for merging the savings association and commercial bank charters. The Senate bill remains pending before the Senate Banking Committee.

     The future of both these bills is linked with that of pending budget reconciliation legislation since some of the major features of the bills are included in the Seven-Year Balanced Budget Reconciliation Act. The budget bill, which was passed by both the House and Senate on November 17, 1995 and vetoed by the President on December 6, 1995, would: (i) recapitalize the SAIF through a special assessment of between 70 and 80 basis points on deposits held by all SAIF institutions as of March 31, 1995; (ii) provide an exemption to this rule for weak institutions, and a 20% reduction in the SAIF-assessable deposits of so-called "Oakar banks;" (iii) expand the assessment base for FICO payments to include all FDIC-insured institutions; (iv) merge the BIF and SAIF on January 1, 1998, only if no insured depository institution is a savings association on that date; (v) establish a special reserve for the SAIF on January 1, 1998; and (vi) prohibit the FDIC from setting semiannual assessments in excess of the amount needed to maintain the reserve ratio of any fund at the designated reserve ratio. The bill does not include a provision to merge the charters of savings associations and commercial banks.

     In light of ongoing debate over the content and fate of the budget bill, the different proposals currently under consideration and the uncertainty of the Congressional budget and legislative processes in general, management cannot predict whether any or all of the proposed legislation will be passed, or in what form. Accordingly, the effect of any such legislation on Pacific Thrift cannot be determined.

  INTERSTATE BANKING AND BRANCHING

     In September 1994, the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") became law. Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

     The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

     In October 1995, California adopted "opt in" legislation under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Act and the California branching statute will likely increase competition from out-of-state banks in the markets in which Pacific Thrift operates, although it is difficult to assess the impact that such increased competition may have on Pacific Thrift's operations.

  COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

     Pacific Thrift is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. The FDIC has rated Pacific Thrift "satisfactory" in complying with its CRA obligations.

     In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a depository institution's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: (i) overt evidence of discrimination; (ii) evidence of disparate treatment and (iii) evidence of disparate impact.

  POTENTIAL ENFORCEMENT ACTIONS

     Insured depository institutions, such as Pacific Thrift, and their institution-affiliated parties, which include the Partnership and the Corporation after the Restructuring, may be subject to potential enforcement actions by the FDIC and the DOC for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits and with respect to Pacific Thrift and the Partnership, could also include the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the PCA provisions of the FDIC Improvement Act. Management knows of no pending or threatened enforcement actions against Pacific Thrift; however, Pacific Thrift is currently operating under the 1996 MOU. See "Supervision and Regulation -- Federal Law -- Regulatory Actions" above.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The only stockholder of the Corporation as of the date hereof is the Partnership, which owns 3,000 shares of the Common Stock. After the Distribution, the Partnership will own no shares of Common Stock. The Corporation is unaware of any person or group that will control the Corporation following the Closing Date of the Restructuring Plan. Based upon the ownership of the Partnership at December 31, 1995, Joel R. Schultz would be the only Stockholder to beneficially own more than 5% of the Common Stock after the Restructuring.

     Upon the Closing Date of the Restructuring, Limited Partners of the Partnership, the General Partner and the purchasers in the Public Offering will be the Stockholders of the Corporation. As of December 31, 1995, there were 2,493 Limited Partners of the Partnership.

     The following tables sets forth the anticipated ownership of Common Stock after the completion of the Restructuring Plan by (i) the four directors and two additional proposed directors of the Corporation, (ii) the Chief Executive Officer and the six other executive officers of the Corporation, and (iii) all executive officers and directors of the Corporation, as a group, based upon the Limited Partnership Units and interests in the General Partner beneficially owned by each such person at December 31, 1995.


     The information provided below assumes that (i) 890,000 shares are issued by the Corporation in exchange for the assets and liabilities of the Partnership; (ii) 300,000 additional shares are sold in the Rights Offering;
(iii) 500,000 shares are sold in the Public Offering (including over allotments); (iv) 60,000 Subscriber Warrants are issued in connection with the Rights Offering; and (v) 563,333 General Partner Warrants are issued. The table below further assumes that each of the named individuals purchases the number of shares which he has expressed the intention to purchase in the Rights Offering, as further described in the footnotes to the table.



                                                                COMMON STOCK     PERCENT
                         NAME AND ADDRESS OF                    BENEFICIALLY       OF
                           BENEFICIAL OWNER                       OWNED(1)        CLASS
                        ----------------------                  ------------     -------
        Joel R. Schultz.......................................     242,872(2)     10.50%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Richard D. Young......................................      24,600(3)         *
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Kenneth A. Carmona....................................      36,152(4)      1.56%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Richard B. Fremed.....................................      32,519(5)      1.41%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Norman A. Markiewicz..................................      90,325(6)      3.90%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Charles J. Siegel.....................................       7,500(7)         *
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Frank Landini.........................................      12,000(8)         *
          500 Ygnacio Road
          Walnut Creek, CA
        Russell A. Allison....................................           0            *
          4409 Via Valmonte
          Palos Verdes Estates, CA 90274
        Ermyas Amelga                                                    0            *
          2103 Ventura Boulevard
          Woodland Hills, CA 91364
        James C. Neuhauser (proposed director)................           0            *
          1001 Nineteenth Street North
          Arlington, Virginia 22209-1710
        Paul D. Weiser (proposed director)....................      18,951(9)         *
          21031 Ventura Boulevard
          Woodland Hills, California 91364
        All Directors, Proposed Directors and Executive
          Officers, as a group (11 persons)...................     464,422        20.08%


- ---------------

  *  Less than 1%.

 (1) This includes shares of Common Stock which the named individuals have indicated the intention to acquire in the Rights Offering, but does not include (ii) Common Stock issuable upon exercise of stock options to be granted to the named individuals, which are not exercisable for at least six months after the effectiveness of the Restructuring Plan, as described herein under the heading "MANAGEMENT -- Plans and Arrangements -- Stock Option Plan." Except as otherwise noted and except as required by applicable community property laws, each person will have sole voting and disposition powers with respect to the shares.


 (2) In addition to the 100,000 shares and 20,000 Subscriber Warrants Mr. Schultz intends to purchase in the Rights Offering, this amount includes the following shares and warrants that Mr. Schultz will receive for his 1.49% interest in the General Partner: (i) 918 shares of Common Stock plus 503 additional shares of Common Stock and 350 Subscriber Warrants from the 80,000 shares purchased by the General Partner, and (ii) General Partner Warrants to purchase 13,408 shares. Mr. Schultz will also receive an additional 4,153 shares of Common Stock and 2,890 Subscriber Warrants from the 80,000 shares purchased by the General Partner and 100,650 General Partner Warrants with respect to interests in the General Partner which he transferred to his son-in-law, daughter and granddaughter, subject to his retention of the right to receive the shares and warrants described above with respect to the transferred interests. This amount does not include the following shares which the adult daughter, minor granddaughter and son-in-law of Mr. Schultz would receive from the General Partner, as to which he has no voting or investment power: (i) 7,700 shares of Common Stock issuable to the General Partner by the Partnership; and (ii) General Partner Warrants to purchase 1,676 shares.


 (3) This amount represents the 8,000 shares of Common Stock and 1,600 Subscriber Warrants that Mr. Young intends to purchase in the Rights Offering and 15,000 shares that Mr. Young intends to purchase through his 401(k) plan in the Public Offering.


 (4) This amount includes 10,000 shares of Common Stock and 2,000 Subscriber Warrants that Mr. Carmona intends to purchase in the Rights Offering and the following shares that Mr. Carmona and an individual retirement account in which he is the beneficiary will receive for his 3.75% interest in the General Partner: (i) 1,572 shares of Common Stock plus 862 additional shares of Common Stock and 600 Subscriber Warrants from the 80,000 shares purchased by the General Partner and (ii) General Partner Warrants to purchase 21,118 shares.



 (5) This amount includes 2,500 shares of Common Stock and 500 Subscriber Warrants that Mr. Fremed intends to purchase in the Rights Offering and the following shares that Mr. Fremed and an individual retirement account in which he is the beneficiary will receive for his 4.58% interest in the General Partner (i) 1,922 shares of Common Stock plus 1,054 additional shares of Common Stock and 733 Subscriber Warrants from the 80,000 shares purchased by the General Partner and (ii) General Partner Warrants to purchase 25,812 shares. This amount also does not include the following shares which two adult sons of Mr. Fremed would receive from the General Partner, as to which he has no voting or investment power: 575 shares of Common Stock plus 301 additional shares of Common Stock and 287 Subscriber Warrants for the 80,000 shares purchased by the General Partner; and (ii) General Partner Warrants to purchase 7,710 shares.



 (6) This amount includes 20,000 shares of Common Stock and 4,000 Subscriber Warrants that Mr. Markiewicz intends to purchase in the Rights Offering and the following shares that Mr. Markiewicz and an individual retirement account in which he is the beneficiary will receive for their 10.294% interest in the General Partner: (i) 4,318 shares of Common Stock plus 2,368 additional shares of Common Stock and 1,647 Subscriber Warrants from the 80,000 shares purchased by the General Partner and (ii) General Partner Warrants to purchase 57,992 shares.


 (7) This amount represents the 7,500 shares that Mr. Siegel intends to purchase through his 401(k) Plan in the Public Offering.

 (8) This amount represents the 12,000 shares that Mr. Landini intends to purchase through his 401(k) Plan in the Public Offering.


 (9) This amount represents 5,000 shares and 1,000 Subscriber Warrants that Mr. Weiser intends to purchase in the Rights Offering, and includes the following shares that Mr. Weiser will receive for his 1.93% interest in the General Partner: (i) 811 shares of Common Stock plus 445 additional shares of Common Stock and 309 Subscriber Warrants from the 80,000 shares purchased by the General Partner and (ii) General Partner Warrants to purchase 10,895 shares.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors, proposed directors and executive officers of the Corporation. The Corporation's Restated Certificate of Incorporation states that the Board of Directors shall be divided into three classes of directors, with the directors in each class elected for three-year staggered terms except for the initial directors. The terms of the initial Board will expire at the annual meetings of stockholders in 1997, 1998 and 1999. Officers will serve at the pleasure of the Board of Directors, subject to restrictions set forth in employment agreements. See "MANAGEMENT -- Employment Agreements.

                                     PRINCIPAL OCCUPATION OR EMPLOYMENT AND
         NAME             AGE          OCCUPATION FOR THE PAST FIVE YEARS
- ----------------------    ---     --------------------------------------------
Joel R. Schultz(3)        59      Chairman of the Board, President, Chief
                                  Executive Officer and Chief Operating
                                  Officer of the Corporation; Chief Managing
                                  Officer of Presidential from 1981 to the
                                  present; Chairman of the Board and Chief
                                  Executive Officer of Pacific Thrift since
                                  1988; President of Pacific Thrift from 1988
                                  to December 1993; director of CRC Washington
                                  since November 1995; Chairman of the Board
                                  of CRC and LPPC; Chairman of the Board,
                                  President and Chief Executive Officer of
                                  PacificAmerica Mortgage.
Richard D. Young(1)       56      Director and Senior Executive Vice President
                                  of the Corporation; Senior Executive Vice
                                  President, Chief Operating Officer and a
                                  director of PacificAmerica Mortgage;
                                  President and Chief Operating Officer of
                                  Pacific Thrift from November 1993 to
                                  present; director of Pacific Thrift from
                                  November 1993 to present; President and
                                  Chief Executive Officer of Topa Thrift and
                                  Loan from 1983 to 1993; President of Thrift
                                  Guaranty Corporation from 1984 to 1988;
                                  director of Thrift Guaranty Corporation from
                                  1983 to 1988 and from 1989 to 1995, when the
                                  Thrift Guaranty Corporation was liquidated;
                                  member, Mortgage Bankers Association
                                  Secondary and Capital Markets Committee;
                                  member, California Association of Thrift and
                                  Loans Companies ("CATL") Regulatory Commit-
                                  tee; chairman, CATL Executive Committee;
                                  former chairman, CATL Legislative Committee;
                                  Vice President of CATL (1995-present).
Kenneth A. Carmona        39      Executive Vice President of the Corporation;
                                  President and Chief Executive Officer of CRC
                                  from inception in 1985 to present and of
                                  LPPC from inception in 1990 to the present;
                                  Senior Vice President of Pacific Thrift from
                                  1989 to the present; President and director
                                  of CRC Washington since November 1995;
                                  director of CRC, LPPC and PacificAmerica
                                  Mortgage.

                                     PRINCIPAL OCCUPATION OR EMPLOYMENT AND
         NAME             AGE          OCCUPATION FOR THE PAST FIVE YEARS
- ----------------------    ---     --------------------------------------------
Norman A. Markiewicz      49      Executive Vice President of the Corporation;
                                  Chief Operating Officer of Presidential
                                  since 1981; Chief Operating Officer of
                                  Pacific Thrift from 1988 to September 1993;
                                  Executive Vice President of Pacific Thrift
                                  from 1993 to present; director of Pacific
                                  Thrift from 1988 to present; Executive Vice
                                  President of PacificAmerica Mortgage and
                                  director of CRC, LPPC and PacificAmerica
                                  Mortgage.
Richard B. Fremed         53      Executive Vice President and Secretary of
                                  the Corporation; Chief Financial Officer of
                                  Presidential from 1981 to April 1994; Chief
                                  Financial Officer of Pacific Thrift from
                                  1988 to December 1993; Secretary of Pacific
                                  Thrift from December 1988 to present; Trea-
                                  surer of Pacific Thrift from December 1993
                                  to present; director of Pacific Thrift from
                                  1988 to present; Chief Financial Officer of
                                  CRC from inception in 1985 to present and of
                                  LPPC from inception in 1990 to present;
                                  Chief Financial Officer and a director of
                                  CRC Washington since November 1995; Chief
                                  Financial Officer of PacificAmerica Mortgage
                                  and director of CRC, LPPC and PacificAmerica
                                  Mortgage; certified management accountant.
Frank Landini             44      Executive Vice President of Pacific Thrift
                                  since December 1994; Senior Vice President
                                  of Pacific Thrift from October 1993 to
                                  December 1994; Senior Vice President of Topa
                                  Thrift and Loan from 1983 to 1993.
Charles J. Siegel         46      Chief Financial Officer and Assistant
                                  Secretary of the Corporation; Chief
                                  Financial Officer of Pacific Thrift from
                                  December 1993 to present; Chief Financial
                                  Officer of Presidential from May 1994 to
                                  present; Chief Financial Officer of Topa
                                  Thrift and Loan from 1983 to 1993; certified
                                  public accountant.
Russell G. Allison(1)     38      Director of the Corporation; director of
                                  Pacific Thrift from June 1992 to present;
                                  Vice President of Smith Barney from October
                                  1994 to present; Vice President of Kidder,
                                  Peabody & Co., Inc. from January 1994 to
                                  October 1994; Assistant Vice President of
                                  Kidder, Peabody & Co., Inc. from 1983 to
                                  1993.
Ermyas Amelga(4)          40      Director of the Corporation; director of
                                  Pacific Thrift from June 1992 to present;
                                  co-owner and managing director of AMRAY
                                  Capital Advisers from 1992 to present; Vice
                                  President of Kidder, Peabody & Co. from 1988
                                  to 1992.

                                     PRINCIPAL OCCUPATION OR EMPLOYMENT AND
         NAME             AGE          OCCUPATION FOR THE PAST FIVE YEARS
- ----------------------    ---     --------------------------------------------
James C. Neuhauser(2)     37      Proposed Director of the Corporation and
                                  Pacific Thrift; Executive Vice President of
                                  Friedman, Billings Ramsey & Company, Inc.
                                  from March 1993 to present; Senior Vice
                                  President, Trident Financial Corporation
                                  from 1986 to 1993. Chartered Financial
                                  Analyst.
Paul D. Weiser(3)         59      Proposed Director of the Corporation,
                                  Pacific Thrift, PacificAmerica Mortgage,
                                  CRC, CRC Washington and LPPC; from 1968 to
                                  present Senior Vice President, Secretary and
                                  Corporate Counsel of Dataproducts
                                  Corporation, a manufacturer and seller of
                                  computer printers and related products;
                                  licensed California attorney-at-law; past
                                  chairman, Securities and Exchange Commission
                                  Advisory Committee on Shareholder
                                  Communications.


- ---------------

(1) Terms of office will expire in 1997.

(2) Term of office will expire in 1998.

(3) Term of office will expire in 1999.

(4) Mr. Amelga has informed the Board of his intention to resign from the Board of Directors following the Public Offering.

     Messrs. Neuhauser and Weiser have agreed to serve on the Board of Directors if the Restructuring is completed. It is anticipated that they will become directors within approximately 30 days following the Closing Date.

BOARD OF DIRECTORS AND COMMITTEES

     The business of the Corporation's Board of Directors will be conducted through its meetings, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

     The Audit Committee will review and report to the Board on various auditing and accounting matters, including the annual audit report from the Corporation's independent public accountants. The Audit Committee consists of Ermyas Amelga and Russell G. Allison. Mr. Amelga is its Chairman.

     The Employee Compensation Committee will determine the salary and bonus structure for the Corporation's employees who are not employed under written contracts and will also determine the annual bonuses of Messrs. Markiewicz and Fremed. The Employee Compensation Committee consists of Joel R. Schultz and Richard D. Young. Mr. Schultz is its Chairman.

     The Executive Compensation and Stock Option Committee will determine the salary and performance-based bonuses of the Corporation's executive officers, appropriate awards under the Corporation's 1995 Stock Option Plan and administer the Corporation's Retirement Plans. See "MANAGEMENT -- 1995 Stock Option Plan" and "-- Retirement Plan." The Executive Compensation and Stock Option Committee consists of Ermyas Amelga and Russell G. Allison. Mr. Amelga is its Chairman.

     The Executive Committee will have the authority to act on behalf of the full Board of Directors in between meetings of the Board, except that the Executive Committee will not have the authority to amend the Certificate of Incorporation or the Bylaws of the Corporation, adopt an agreement of merger or consolidation, recommend to the stockholders a dissolution of the Corporation or a revocation of dissolution or remove or indemnify a director. To the extent authorized by the Board of Directors, the Executive Committee will also be authorized to declare dividends of the Corporation and to issue shares of authorized and unissued Common Stock or any series of Preferred Stock of the Corporation. The Executive Committee will also act as the Nominating Committee that nominates officers and directors of the Corporation for election. The Executive Committee consists of Joel R. Schultz and Richard D. Young. Mr. Schultz is its Chairman.

COMPENSATION OF BOARD OF DIRECTORS

     It is the Corporation's intention to pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. The Corporation will pay each employee director an annual fee of $500, plus $200 per board or committee meeting attended. The Corporation will pay each non-employee director an annual fee of $2,500, plus $750 for each board meeting attended, plus $300 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman and $250 per committee meeting for other committee members. Only one meeting fee will be paid for meetings of the Boards of Directors of the Corporation and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Corporation or any of its subsidiaries on the same day. The Corporate Secretary and Assistant Corporate Secretary will receive a fee of $200 per meeting attended provided that only one meeting fee will be paid for meetings held on the same day.

     Each of Pacific Thrift, CRC, CRC Washington, Common LPPC and PacificAmerica Mortgage will also pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. Pacific Thrift will pay the same fees as the Corporation pays to its officer and non-officer directors. CRC, CRC Washington LPPC and PacificAmerica Mortgage will pay each employee director an annual fee of $250 plus $200 for each meeting attended. CRC, CRC Washington, LPPC and PacificAmerica Mortgage will pay each non-employee director an annual fee of $1,000, plus $500 for each board meeting attended, plus $200 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman or $250 per committee meeting for other committee members. Only one meeting fee will be paid for meetings of the Boards of Directors of the Corporation and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Corporation or any of its subsidiaries on the same day. It is the intention of the Board of Directors to have as many board and committee meetings on the same day as possible. The Corporate Secretary and Assistant Corporate Secretary will receive a fee of $200 per meeting attended provided that only one meeting fee will be paid for meetings held on the same day.

EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth certain summary information concerning compensation paid or accrued by the Partnership, Pacific Thrift, CRC or LPPC to or on behalf of the Chief Executive Officer and the four other most highly compensated executive officers who earned at least $100,000 in 1995. These amounts do not include compensation paid to certain of these officers by the General Partner, which is not reimbursed by Presidential or any of its subsidiaries, and are shown in the footnotes of the table. Also shown is a comparison of the amount of each of these officers would have received under his employment agreement with the Corporation.

                                                                            PRO FORMA ANNUAL
                                          ACTUAL ANNUAL COMPENSATION          COMPENSATION
                                       --------------------------------   ---------------------
         NAME AND PRINCIPAL POSITION   YEAR     SALARY($)(1)   BONUS($)   SALARY($)(1)   BONUS
        -----------------------------  ----     ------------   --------   ------------   ------
        Joel R. Schultz,(2)            1995       $177,600        -0-        237,900        -0-
        Chief Executive Officer,       1994         64,200        -0-        237,900        -0-
        Presidential and Pacific       1993         58,992        -0-        237,900        -0-
          Thrift
        Richard D. Young,(3)           1995       $214,273                   237,900        -0-
        President and Chief            1994        161,600                   237,900        -0-
        Operating Officer, Pacific     1993         51,012(3)                 86,100        -0-
          Thrift
        Frank Landini,(4)              1995       $159,600        -0-        159,600        -0-
        Executive Vice President --    1994        109,600        -0-        150,000        -0-
        Wholesale Lending Division,    1993         31,194        -0-         37,500        -0-
        Pacific Thrift
        Kenneth Carmona,(5)            1995       $150,000        -0-        152,650     13,050
        President,                     1994        150,150        -0-        152,650     17,074
        CRC and LPPC                   1993        196,745        -0-        152,650     13,324
        Charles J. Siegel,(6)          1995       $144,400        -0-        138,000        -0-
        Chief Financial Officer,       1994        125,967        -0-        138,000        -0-
        Presidential and Pacific       1993          9,133(6)                  9,133        -0-
          Thrift

- ---------------

(1) The amounts specified above include automobile allowances, but do not include life insurance or medical insurance premiums for benefits in excess of group benefits provided to employees, the aggregate amount of which do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each of the above named executives in each reported year.

(2) Includes amounts paid to Mr. Schultz for legal fees of $100 per loan paid by borrowers in connection with legal services related to loan origination. See, "CERTAIN TRANSACTIONS -- Payments to Managing Officers." Does not include $230,766, $150,000 and $226,538 paid in 1995, 1994 and 1993, respectively, by the General Partner and not reimbursed by the Partnership.

(3) Mr. Young commenced employment with Pacific Thrift in September 1993, and he received compensation for only four months in 1993.

(4) Amount paid for 1995 includes $50,000 paid in January 1996. Mr. Landini commenced employment with Pacific Thrift in October 1993, and he received compensation for only three months in 1993.

(5) Includes amounts paid to a wholly owned corporation of Mr. Carmona.

(6) Mr. Siegel commenced employment with Pacific Thrift in December 1993, and he received compensation for only one month in 1993.

EMPLOYMENT AGREEMENTS

     The Corporation has entered into employment agreements with Messrs. Joel R. Schultz, Richard D. Young, Kenneth A. Carmona, Norman A. Markiewicz and Richard
B. Fremed, subject to completion of the Restructuring Plan. If the Restructuring Plan is completed, these employment agreements will take effect as of the Closing Date. In addition, Pacific Thrift has entered into an employment agreement with Mr. Frank Landini which became effective January 1, 1996.

     Mr. Schultz will be employed for an initial term of three years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Schultz will be employed as the President and Chief Executive Officer of the Corporation, Chief Executive Officer of Pacific Thrift, and President and Chief Executive Officer of PacificAmerica Mortgage. Mr. Schultz' annual salary will equal $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2 1/2% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on the Closing Date of the Restructuring with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Corporation reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Corporation reaches equity of at least $20 million). For 1996, the bonus will include only net profits of the Corporation from the Closing Date of the Restructuring through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Corporation to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Schultz is not eligible to participate in the employee cash bonus pool of the Corporation.

     Mr. Young will be employed for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Young will be employed as the President of Pacific Thrift and Senior Executive Vice President of the Corporation and PacificAmerica Mortgage. Mr. Young's annual salary will equal $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2 1/2% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on the Closing Date of the Restructuring with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Corporation reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Corporation reaches equity of at least $20 million). For 1996, the bonus will include only net profits of the Corporation from the Closing Date of the Restructuring through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Corporation to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Young is not eligible to participate in the employee cash bonus pool of the Corporation.

     Mr. Carmona will be employed for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Carmona will be employed as the President and Chief Executive Officer of CRC and LPPC, Senior Vice President of Pacific Thrift and Executive Vice President of the Corporation. Mr. Carmona's annual salary will equal $150,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of up to 5% of the net pretax profits of CRC and LPPC on a combined basis, if they earn a combined net after tax profit (after payment of all annual bonuses based upon this same formula) in excess of $600,000 for the year. Mr. Carmona will also be eligible to participate in the employee cash bonus pool of the Corporation.

     Mr. Markiewicz will be employed for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Markiewicz will be employed as Executive Vice President of the Corporation, PacificAmerica Mortgage and Pacific Thrift. Mr. Markiewicz' annual salary will equal $135,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Markiewicz will also be eligible to participate in the employee cash bonus pool of the Corporation.

     Mr. Fremed will be employed for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Fremed will be employed as Executive Vice President and Secretary of the Corporation, Chief Financial Officer of PacificAmerica Mortgage, CRC, CRC Washington and LPPC, and Secretary and Treasurer of Pacific Thrift. Mr. Fremed's annual salary will equal $125,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Fremed will also be eligible to participate in the employee cash bonus pool of the Corporation.

     The employment agreements of Messrs. Schultz, Young, Markiewicz and Fremed will provide that an executive may voluntarily terminate his employment with the Corporation upon the occurrence of a corporate change, as defined in the employment agreement. In that event, the employee will be entitled to continuation of certain benefits, and severance pay equal to his salary and bonus for either six months, one year, or one and one-half years, as provided in his agreement. Corporate changes under the employment agreements shall include any one (or more) of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Corporation just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Corporation will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Corporation (including but not limited to the assets or stock of Corporation's subsidiaries that results in all or substantially all of the assets or stock of Corporation on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Corporation's Common Stock (other than one made by the Corporation) and shares of Common Stock are acquired thereunder; (v) the stockholders of the Corporation cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period; or (vi) with respect to Joel Schultz only, a change in his duties or a reduction in compensation.

     The Corporation will retain the right to terminate the employment agreement in the event of an employee's physical or mental disability which will render him unable to perform under the agreement for any period of one hundred and twenty consecutive days or for an aggregate period of one hundred and twenty or more days during any twelve-month period. In the event of termination due to disability, an employee would be entitled to receive as disability compensation a lump sum payment equal to the annual bonus earned by employee during the fiscal year preceding the year of termination, one year's annual salary, payable not less frequently than monthly and continuation of certain benefits for the greater of one year or the remainder of the term under the agreement. In the event of death, an employee's personal representative will be entitled to receive as a death benefit, in addition to any other payments which he may be entitled to receive under any of the Corporation's benefit plans, payment of one year's salary, payable not less frequently than monthly. In addition, the personal representative of Mr. Schultz, Young, Carmona or Landini would also be entitled to receive a lump sum payment equal to the annual bonus earned by the employee for the prior fiscal year or, in the case of Mr. Schultz or Mr. Young, the higher of the bonus earned in the prior year or the bonus that would have been earned in the current year had the employee continued his employment for the full year.

     The Corporation will have the right to terminate the employee for cause, which is defined in the agreement as conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against the Corporation, or conduct materially injurious to the Corporation's business or reputation. In the event of termination of the agreement without cause, the employee would be entitled to the continuation of certain benefits and severance pay for either six months or one year, as provided in his agreement.

     Effective January 1, 1996, Pacific Thrift entered an employment agreement with Frank Landini, Executive Vice President of Pacific Thrift, for a term of two years. The agreement will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Landini receives an annual base salary of $150,000, as adjusted annually for increases in the cost of living index. Mr. Landini will also receive an annual bonus based upon net profits earned from wholesale loans originated by Pacific Thrift for sale (the "Securitizable Loan Division"), over which Mr. Landini has primary responsibility. Net profits from the Securitizable Loan Division consists of revenues earned from premiums on loan sales, net interest earned on securitizable loans prior to sale, and net fees charged to borrowers (less fees paid to brokers and other referral sources) less employee related and overhead expenses of the Securitizable Loan Division. For the 1996 fiscal year, up to $100,000 of Mr. Landini's bonus plus one-half of any bonus earned in excess of $200,000 will be paid in January 1997, and any bonus earned between $100,000 and $200,000, plus one-half of the bonus earned in excess of $200,000, will be payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift "for cause." For fiscal years after 1996, one-half of the bonus earned for each year is payable in January of the following year, and the remaining half is payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift for cause. If Mr. Landini's employment agreement continues for a total of ten years or more, the provision delaying one-half of his bonus for 36 months will terminate. Events which are deemed termination "for cause" include conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against Pacific Thrift or conduct materially injurious to Pacific Thrift's business or reputation. Mr. Landini is not eligible for the employee bonus pool.

1995 STOCK OPTION PLAN

     The 1995 PacificAmerica Money Center, Inc. Stock Option Plan (the "1995 Plan") is designed to promote and advance the interests of the Corporation and its stockholders by (1) enabling the Corporation to attract, retain, and reward managerial and other key employees, non-employee directors and consultants, and
(2) strengthening the mutuality of interests between participants and the Stockholders of the Corporation in its long term growth, profitability and financial success by offering stock options.

     SUMMARY OF THE 1995 PLAN. The 1995 Plan will empower the Corporation to award or grant from time to time until December 31, 2003, when the 1995 Plan expires except with respect to options then outstanding, to officers, directors and key employees of the Corporation and its subsidiaries, Incentive and Non-Qualified Stock Options ("Options") authorized by the Committee which will administer the 1995 Plan.

     ADMINISTRATION. The 1995 Plan will be administered by the Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The 1995 Plan provides that the Committee must consist of at least two directors of the Corporation who are both "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the meaning of proposed Treasury Regulations sec. 1.162-27(c)(3). The Committee has the sole authority to construe and interpret the 1995 Plan, to make rules and procedures relating to the implementation of the 1995 Plan, to select participants, to establish the terms and conditions of Options and to grant Options, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act. Members of the Committee will not be eligible to receive discretionary Options under the 1995 Plan.

     ELIGIBILITY CONDITIONS. Managerial employees, including all officers of the Corporation, and other key employees of the Corporation and its subsidiaries who hold positions of significant responsibility and non-employee directors will be eligible to receive Options under the 1995 Plan. Non-employee directors are only eligible to receive Non-Qualified Stock Options under the 1995 Plan. Except for Non-Qualified Stock Options granted to non-employee directors, the selection of recipients of, and the nature and size of, Options granted under the 1995 Plan will be wholly within the discretion of the Committee. The 1995 Plan is subject to specific formula provisions relating to the grant of options to non-employee directors, the exercisability of Incentive Stock Options and the total shares available for option grants. In addition, there is a 50,000 share limit on the number of shares of Common Stock in respect of which any type of Options may be granted to any person in each calendar year.

     SHARES SUBJECT TO 1995 PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the Plan (the "Plan Maximum") shall be 250,000 with an increase of two percent (2%) of the total issued and outstanding shares of the Common Stock on the first day of each subsequent calendar year, up to a maximum 330,000 shares, commencing January 1, 1997.

     For the purpose of computing the total number of shares of Common Stock available for Options under the 1995 Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options, determined at the date of the grant of such Options. However, if any Options are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further Option grants. The shares of Common Stock which may be issued to participants in the 1995 Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Corporation. No fractional shares may be issued under the 1995 Plan.

     The maximum numbers of shares of Common Stock in payment of Options granted or which may be subject to Options, as applied to the 1995 Plan and its several components, are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Corporation.

     TRANSFERABILITY. No Option granted under the 1995 Plan, and no right or interest therein, shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

     TERM, AMENDMENT AND TERMINATION. The 1995 Plan will terminate on December 31, 2003, except with respect to Options then outstanding. The Board or Directors may amend or terminate the 1995 Plan at any time, except that, (i) to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, as amended and in effect from time to time (or any successor rule), the Board of Directors may not, without approval of the Stockholders of the Corporation, make any amendment that would (1) increase the total number of shares available for issuance (except as permitted by the 1995 Plan to reflect changes in capital structure), (2) materially change the eligibility requirements, or (3) materially increase the benefits accruing to participants under the 1995 Plan, and (ii) the provisions of the 1995 Plan governing the award of options to Non-Employee Directors may not be amended more than once every six months other than to comport with changes to the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the regulations promulgated thereunder.

     CHANGE OF CONTROL. The 1995 Plan provides that the exercisability of outstanding Options shall be accelerated upon any of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Corporation just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Corporation will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Corporation (including but not limited to the assets or stock of Corporation's subsidiaries that results in all or substantially all of the assets or stock of Corporation on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Corporation's Common Stock (other than one made by the Corporation) and shares of Common Stock are acquired thereunder; or (v) the stockholders of the Corporation cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period.

     INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options, within the meaning of Section 422 of the Code, in respect of up to the Plan Maximum may be granted under the 1995 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as Incentive Stock Options that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as Non-Qualified Stock Options. Incentive Stock Options shall be exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Committee.

     GRANT OF INCENTIVE STOCK OPTIONS. The Board of Directors of the Corporation intends to grant Incentive Stock Options to acquire a total of 212,400 shares of Common Stock to certain key employees, including the executive officers, of the Corporation, at an exercise price equal to the Public Offering Price. For employees who have been employed by the Partnership for five years or more, options will become exercisable 20% after the first six months following the grant, and an additional 20% on the first, second, third and fourth anniversary dates of the grant thereafter. For employees who have been employed by the Partnership for less than five years, options will become exercisable 25% on each of the first, second, third and fourth anniversary dates of the grant.

     The following executive officers of the Corporation will receive Incentive Stock Options for the following amounts of shares of Common Stock if the Restructuring Plan is completed.

                            NAME                      DOLLAR VALUE         NUMBER OF SHARES
        --------------------------------------------  ------------         ----------------
        Joel R. Schultz.............................           *                 48,000
        Richard D. Young............................           *                 48,000
        Frank Landini...............................           *                 16,000
        Charles J. Siegel...........................           *                 10,500
        Kenneth A. Carmona..........................           *                  9,000
        Norman A. Markiewicz........................           *                  9,000
        Richard B. Fremed...........................           *                  9,000
        Non-officer directors as a group(1).........                              4,000
        Executive officers, directors, and proposed
          directors as a group (10 persons).........                            153,500

- ---------------
(1) Includes options for 1,000 shares each to two existing directors and two proposed directors.

 *  Not yet determinable.

     NON-QUALIFIED STOCK OPTIONS. Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Committee shall determine, up to a maximum term of ten years.

     OPTIONS TO NON-EMPLOYEE DIRECTORS. The 1995 Plan also provides for the grant of options to Non-Employee Directors of the Corporation or any of its subsidiaries, without any action on the part of the Board or the Committee, only upon the terms and conditions set forth in the 1995 Plan. Subject to completion of the Restructuring Plan, each eligible non-employee director of the Corporation or any of its subsidiaries on the Closing Date of the Restructuring Plan shall automatically receive, for each directorship held by such person, Non-Qualified Options to acquire (i) 1,000 shares of Common Stock and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Corporation thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each person who thereafter becomes a Non-Employee Director shall automatically receive Non-Qualified Options to acquire (i) 1,000 shares of Common Stock for each directorship held by such person on the date such person becomes a Non-Employee Director and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Corporation thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each option shall become exercisable as to 50% of the shares of Common Stock subject to the option on each of the first anniversary date of the grant and 50% on the second anniversary date of the grant, and will expire ten years from the date the option was granted. The exercise price of such options shall be equal to 100% of the fair market value of the Common Stock subject to the option on the date on which such options are granted. Each option shall be subject to the other provisions of the 1995 Plan.

     Subject to the completion of the Restructuring Plan, the Non-Employee Directors of the Corporation and its subsidiaries will be granted pursuant to the formula provisions of the 1995 Plan Non-Qualified Options to acquire 6,000 shares of Common Stock, at an exercise price equal to the Public Offering Price.

     OPTION EXERCISE PRICES. The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the Common Stock on the date of grant. Except for Options to Non-Employee Directors, Non-Qualified Stock Options may be issued at such option exercise price as the Committee shall determine, but not less than par value per share. The fair market value of all Options granted on the Closing Date will be determined as the Public Offering Price.

     EXERCISE OF OPTIONS. No Stock Option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Corporation or one of its subsidiaries.

     Stock Options shall be exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by the Committee, in shares of the Common Stock (at the fair market value thereof at exercise date) or, if approved by the Committee, by surrendering outstanding Options denominated as to which the participant is vested. No Incentive or Non-Qualified Stock Option may be exercised within six months following the date of grant.

RETIREMENT PLAN

     The General Partner, on behalf of the Partnership, Pacific Thrift and CRC, established a 401(k) Plan in 1994 in which executive officers and other employees participate. The PacificAmerica Money Center, Inc. Retirement Plan will constitute an amendment of the existing 401(k) Plan (the "Retirement Plan"). Following the completion of the Restructuring Plan, the Corporation will adopt the Retirement Plan as sponsor.

     All employees (including officers) of the Corporation and its subsidiaries on the Distribution Date will be eligible to participate in the Retirement Plan and future employees will be eligible following the completion of 1,000 hours of service and their first year of employment. Subject to certain limitations, participants in the Retirement Plan may make contributions from 2% to 15% of their pretax compensation, up to a maximum of $9,240 per year (in 1995), subject to certain limitations and annual adjustments for inflation. The Corporation may, in its discretion, make a matching contribution equal to a percentage of compensation contributed by each participant, not to exceed 6% of compensation. The Retirement Plan is designed to qualify under Section 401(k) of the Code and therefore contributions by the Corporation and the participants are deductible by the Corporation and not includible in the income of the participants for federal income tax purposes. Participants will always be fully vested in all of their individual contributions to the Retirement Plan (and in earnings on such contributions). Participants will be fully vested in employer contributions (and earnings on such contributions) to the Retirement Plan, regardless of years of service, upon the attainment of normal retirement age (age 65), such participant's death or permanent and total disability while employed by the Corporation or the termination or complete discontinuance of the Retirement Plan. If a participant terminates employment with the Corporation for any other reason other than retirement, then such participant's interest in employer contributions to the Retirement Plan shall vest 20% after one year of service, 20% for each year of service thereafter, so they will be vested 100% after five or more years of service. An employee's service with the Partnership, the General Partner, and former affiliates is counted for purposes of vesting under the Retirement Plan.

STOCK PURCHASE PLAN

     The 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") provides for eligible employees of the Corporation and its subsidiaries to participate in the ownership of the Corporation by acquiring the right to purchase shares of the Corporation's Common Stock. The Stock Purchase Plan will cover a total of 65,000 shares of Common Stock, which may be purchased by the Plan in the open market or issued by the Corporation from authorized and unissued treasury stock. The purpose of the Stock Purchase Plan is to promote the interests of the Corporation by providing a method whereby employees of the Corporation may participate in the ownership of the Corporation by acquiring an interest in the Corporation's growth and productivity.

     THE OPTIONS. The Stock Purchase Plan provides that, during each specified period ("Option Period"), the Corporation may grant options to participants to purchase, at the termination of that Option Period, shares of Common Stock under the Stock Purchase Plan. The Option Periods coincide with the Corporation's calendar year.

     The price at which each share covered by an option under the Stock Purchase Plan may be purchased is in all instances the lower of (i) 100% of the fair market value of a share of Common Stock on the first day of the applicable Option Period, and (ii) 90% of the fair market value of a share of Common Stock on the last day of that Option Period. Accordingly, in no event does an employee's purchase price exceed 90% of the fair market value of a share of Common Stock on the last day of the Option Period.

     Unless terminated, options granted at the commencement of an Option Period are exercised automatically on the last day of that Option Period. An option terminates upon a voluntary withdrawal from participation in the Stock Purchase Plan by a participant, which may be effected any time prior to the last day of the Option Period by completing a notice of termination form. An option also terminates automatically if the participant holding the option ceases to be employed by the Corporation or a subsidiary of the Corporation for any reason (including death, disability or retirement) prior to the last day of the Option Period.

     An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the optionee, only by such optionee. Optionees do not have rights as Stockholders with respect to option shares until they exercise their options.

     ELIGIBILITY AND PARTICIPATION. All full-time employees of the Corporation and its subsidiaries who have been employed continuously for at least 30 days and who work more than 20 hours per week are eligible to participate in the Stock Purchase Plan at their election. However, no employee may be granted an option if such employee would immediately thereafter own, directly or indirectly, 5% or more of the combined voting power of all classes of stock, of the Corporation, as determined pursuant to Section 424(d) of the Code.

     Eligible employees may enroll as participants in the Stock Purchase Plan by executing a form provided by the Corporation prior to the commencement of each Option Period on which they may designate the stated maximum set forth on the form, to (1) the portion of their compensation, in any amount up to the stated maximum set forth on the form, to be deducted semi-monthly, and accumulated for the purchase of shares of Common Stock, and/or (2) the amount of funds, if any, which they will deposit at the beginning of the Option Period for the purchase of shares of Common Stock. Once chosen, the semi-monthly contribution for that Option Period cannot be decreased or increased without terminating the option. The aggregate maximum dollar amount which may be designated by a participant to be applied to the purchase of shares under the Stock Purchase Plan may not exceed the lesser of 15% of base compensation or $25,000 per year.

     ADMINISTRATION AND AMENDMENT. The Stock Purchase Plan will be administered by the Executive Compensation and Stock Option Committee of the Board of Directors. That Committee will be empowered to interpret and construe any provision of the Stock Purchase Plan and may adopt such rules and regulations for administering the Stock Purchase Plan as it deems necessary.

     The Board of Directors of the Corporation may at any time, insofar as is permitted by law, alter, amend, suspend or discontinue the Stock Purchase Plan with respect to any shares not already subject to options; provided, however, that without the approval of the Stockholders no modification or amendment may increase the number of shares subject to the Stock Purchase Plan, extend the term of the Stock Purchase Plan, alter the option price formula, otherwise materially increase the benefits accruing to participants, materially modify the requirements as to eligibility for participation, or amend the Stock Purchase Plan in any manner that will cause it to fail to meet the requirements of an "Employee Stock Purchase Plan" as defined in Section 423 of the Code.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The PacificAmerica Money Center, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan"), an unfunded retirement plan, is designed to provide benefits to certain long-term executive officers of the Corporation and its predecessors. Participants' years of service with the General Partner, Presidential (and its former affiliate, Pacific Thrift and Loan Association) CRC, LPPC and Pacific Thrift prior to the completion of the Restructuring Plan will carry forward for vesting and benefit accrual purposes. The Supplemental Plan will initially cover the following seven employees: Joel R. Schultz, Richard B. Fremed, Norman A. Markiewicz, Richard D. Young, Kenneth A. Carmona, Charles J. Siegel and Frank Landini. Future participants, if any, will be determined by the Board of Directors. Administration of the Supplemental Plan will be the responsibility of the Executive Compensation and Stock Option Committee. Participants in the Supplemental Plan will not be permitted to make contributions to the Supplemental Plan.

     Under the Supplemental Plan, a participant's 65th birthday is deemed his or her normal retirement date ("Normal Retirement Date"). The yearly benefit that a participant will receive at his or her Normal

Retirement Date will be 1 2/3% of his or her average compensation (whether paid by the General Partner, the Partnership or the Corporation) for his or her highest 3 consecutive years, multiplied by the actual number of his or her years of service. However, in no event will any years of service in excess of 30 be taken into account. The participant's benefits are reduced by his estimated Social Security Benefit and by his estimated Section 401(k) Plan Benefit. The estimated 401(k) Plan Benefit is determined as a straight life annuity that is the actuarial equivalent of the sum of the elective deferral and company matching contributions made to the Retirement Plan, based on the assumption that the maximum elective deferrals and company match are contributed to the Retirement Plan on behalf of the participant each year and the participant's account yields an assumed earnings rate. Benefits are payable monthly upon the participant's retirement.

     A participant is entitled to elect early retirement before his or her Normal Retirement Date, and still receive retirement benefits, at any time after
(a) he or she has completed 15 years of service and (b) the sum of his or her age and years of service equals or exceeds 75 ("Early Retirement Date"). The dollar amount of a participant's early retirement benefit equals the normal retirement benefit reduced 1/4% for each month prior to his or her 65th birthday.

     If a participant dies while employed by the Corporation at any time when he or she is eligible for early or normal retirement, his or her surviving spouse will receive the survivor portion of a benefit determined as if the participant had retired on the day before his or her death, and had elected to receive his or her benefit in the form of a 50% joint and survivor annuity.

     Participants' benefits will become fully vested upon the attainment of their Early Retirement Date or Normal Retirement Date; however, participants will forfeit all of their benefits in the event they are terminated for cause, or they engage in competition with the Corporation without express written consent of the Corporation, either before or after retirement.

     Special rules apply following a Change of Control of the Corporation. If a participant's employment is terminated within 5 years following a Change of
Control:

          (a) the participant will be entitled to receive a benefit even if he or she voluntarily terminates employment prior to eligibility for retirement, provided it is for "Good Reason," which includes, among other circumstances, reduction in the participant's annual base salary, the failure to pay within 7 days of the due date any portion of the participant's compensation, and the Corporation's failure to continue in effect any material compensation plan in which the participant participated immediately before the Change of Control;

          (b) the participant will be credited with an additional 5 years of service and entitled to receive a lump sum distribution of the present value of his or her accrued benefit; and

          (c) the participant's benefit can be forfeited because he or she is terminated for cause only if (i) the termination is because of the willful and continued failure by the participant to substantially perform his or her duties with the Corporation after a written demand for substantial performance is delivered to the participant by the Board of Directors, or
     (ii) the participant's theft or embezzlement from the Corporation, fraud or other acts of dishonesty in the conduct of the Corporation's business, conviction or plea of nolo contendere to any felony or any crime involving moral turpitude, or willful and knowing action which is materially injurious to the business or reputation of the Corporation.

     A participant shall have the right to appeal a dismissal for cause to the Board of Directors. Such participant shall not be deemed to have been terminated for cause within 5 years following a Change of Control unless and until he or she receives a copy of a resolution stating that the participant had committed an act described in clause (i) or (ii) of paragraph (c) above, duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors.

     A participant also will have the right to receive a lump sum benefit under the Plan in the event of a voluntary termination of employment within one year following a Change of Control, based on his actual Years of Service.

     The Board of Directors of the Corporation may amend or terminate the Supplemental Plan at any time, provided that neither the accrual or vesting rights of any participant at the time of amendment or termination may be adversely affected without the consent of that participant. Plan termination will not result in immediate vesting of accrued benefits.

     The following table shows the estimated annual retirement benefits, before any applicable offset for estimated Social Security benefits or estimated 401(k) benefits under the Retirement Plan. Such benefits would be payable to participants in the Supplemental Plan on their Normal Retirement Date on a straight life annuity basis. Offsets for social security and 401(k) contributions made under the Retirement Plan may be substantial for certain participants.

                                                                     ANNUAL COMPENSATION
                                                                     YEARS OF SERVICE AT
                 AVERAGE ANNUAL                                          RETIREMENT
                    ELIGIBLE                                        ---------------------
                  COMPENSATION               15           20           25           30
        --------------------------------  --------     --------     --------     --------
             $100,000...................  $ 25,005     $ 33,340     $ 41,675     $ 50,010
             $200,000...................  $ 50,010     $ 66,680     $ 83,350     $100,020
             $300,000...................  $ 75,015     $100,020     $125,025     $150,030
             $400,000...................  $100,020     $133,360     $166,700     $200,040
             $500,000...................  $125,025     $166,700     $208,375     $250,050

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The Corporation's Certificate of Incorporation provides that a director of the Corporation will have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as provided under Section 174 of the Delaware General Corporation Law (the "Delaware GCL") for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Corporation and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     The provision does not eliminate or alter the duty of the Corporation's directors; it merely limits personal liability for monetary damages to the maximum extent now permitted by the Delaware GCL. Moreover, it applies only to claims against a director arising out of his role as a director; it does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves. While this provision does not affect the availability of injunctive or other equitable relief as a remedy for breach of duty by directors, it does limit the remedies available to a Stockholder who has an otherwise valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. Because of this provision, Stockholders will not have a claim for monetary damages based on breach of the directors' duty, even if the directors' conduct involved gross negligence (including a grossly negligent business decision involving a takeover proposal for the Corporation), unless the conduct is of a type for which the Delaware GCL does not permit limitation of liability. If the Stockholders do not have a claim for monetary damages, their only remedy may be a suit to enjoin completion of the Board's action or to rescind completed action. The Stockholders may not be aware of a proposed transaction that might otherwise give rise to a claim until the transaction is completed or until it is too late to prevent its completion by injunction. In such a case, the Corporation and its Stockholders may have no effective remedy for an injury resulting from the Board's action.

     This provision may reduce the likelihood of Stockholder derivative litigation against directors and may discourage or deter Stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might otherwise have benefited the Corporation and its Stockholders. The Securities and Exchange Commission has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     The Corporation included this exculpation provision in its Certificate of Incorporation to provide its directors with the maximum protection from personal liability made available by the Delaware GCL. It is believed that this provision will help the Corporation to attract and retain as directors the persons most qualified for those positions.

DIRECTOR AND OFFICER INDEMNIFICATION

     The Corporation's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Corporation also has entered into indemnification agreements with each of its directors and executive officers whereby the Corporation will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director of the Corporation or any of its subsidiaries. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Corporation or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Corporation may purchase a directors' and officers' liability policy insuring directors and officers of the Corporation immediately prior to or upon the completion of the Restructuring Plan.

                              CERTAIN TRANSACTIONS

MANAGEMENT AND OTHER FEES AND REIMBURSEMENTS PAID TO THE GENERAL PARTNER

     Pursuant to the Partnership Agreement, the General Partner receives various fees and reimbursements from the Partnership, all of which will be terminated effective upon the Closing Date of the Restructuring Plan. The following paragraphs describe the various fees and reimbursements paid to the General Partner for the three years ended December 31, 1995.


     In 1993, the General Partner received management fees of $440,530 in the first and second calendar quarters, which was required to be repaid as a result of the Partnership's net loss for 1993. As a result, the General Partner delivered a promissory note to the Partnership for the balance owed, payable in four equal quarterly principal installments commencing December 20, 1994. As of December 31, 1995, the General Partner owed $220,000 on this note. No interest was paid or accrued for 1993. However, interest at the Fleet prime rate plus 1% has been accrued from January 1, 1994. All accrued interest owed on this amount has been paid through December 31, 1995.


     The General Partner received no management fees in 1994 or 1995.

     For the years ended December 31, 1995, 1994 and 1993, the General Partner received supervision fees of $1,012,000, $805,000 and $845,508 from the Partnership.

     The Partnership reimbursed the General Partner for the employee salaries and related expenses of 135 full time employees and one part time employee of the General Partner in 1993, for which the Partnership reimbursed the General Partner a total of $5,183,922. Effective January 1, 1994, in response to the demand of the FDIC, the General Partner transferred all of its employees who worked for Pacific Thrift directly to Pacific Thrift's payroll. The General Partner still provides employees to Presidential, CRC and LPPC. For the years

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

ended December 31, 1995 and 1994, Presidential, CRC and LPPC reimbursed the General Partner $82,000 and $90,000, respectively.

PAYMENTS TO GENERAL PARTNER RELATED TO PURCHASE OF CRC AND LPPC

     Effective July 1, 1990, the Partnership purchased CRC and LPPC from the General Partner, for a total purchase price of $908,000. In addition, the Partnership agreed to pay to the General Partner an additional amount annually for five years, to be calculated as 50% of the total annual net profits earned by CRC in excess of $465,396 (the "Base Profit Amount"). In 1995, 1994 and 1993 the Partnership paid or accrued to the General Partner $172,000, $224,000 and $465,551 pursuant to this provision. No further payments other than the $172,000 accrued in 1995 are payable to the General Partner under this agreement.

PAYMENTS FOR PURCHASE OF EQUIPMENT

     Effective December 31, 1993, Pacific Thrift purchased certain computer equipment, software and office furniture and equipment from the General Partner and Presidential. Pacific Thrift paid $547,500 to the General Partner and $497,000 to the Partnership in connection with these purchases. As a result of a revaluation and reallocation of the software purchased by Pacific, the purchase price of the software was reduced by a total of $349,407, of which the General Partner repaid $176,793 and the Partnership repaid $172,614 to Pacific Thrift.

GENERAL PARTNER CAPITAL NOTE


     To make up for an unintended distribution of capital of the Partnership in 1992, the General Partner voluntarily contributed a note (the "Capital Note") to the Partnership, dated May 15, 1993, bearing interest at 1% above the Fleet prime rate. As of December 31, 1995, the General Partner had made payments of $266,213 plus accrued interest under the Capital Note. Based upon the terms and conditions of the Capital Note, the General Partner has had no obligation to make further payments under the Capital Note since 1994, and there will be no further obligation after the completion of the Restructuring Plan.


AMOUNTS OWED FROM AND TO THE GENERAL PARTNER AND THE PARTNERSHIP


     In order to facilitate an extension of the Bank Loan, the General Partner made an unsecured loan to the Partnership of $600,000 on May 15, 1992, which accrues interest at the Bank's prime rate. The loan may not be repaid without the consent of the Bank. As of December 31, 1995, $69,140 had been accrued in interest on the loan. In addition, the Partnership owed $133,897 in management fees and $77,801 for profits earned by CRC and LPPC in 1995, for a total of $880,838 owed by the Partnership to the General Partner at December 31, 1995. The General Partner anticipates that the gross amount owed to it by the Partnership will increase to approximately $1,658,000 by the Closing Date. Offsetting these obligations are debts owed by the General Partner to Presidential for salaries, rent and overhead paid by Presidential and overpaid management fees in 1994 and 1995, which totalled $316,256 at December 31, 1995 and which management anticipates will total $471,000 by May 31, 1996. Of the net $1,187,000 which the Partnership anticipates it will owe to the General Partner as of May 31, 1996, $800,000 will be paid to the General Partner and used to purchase Common Stock in the Rights Offering and $385,000 will be paid to the General Partner and used to purchase the General Partner Warrants. The remaining $2,000 owed to the General Partner will be paid to the extent permitted by Fleet, with any remaining balance paid after the Bank Loan has been repaid in full. The General Partner will distribute all Common Stock, Subscriber Warrants and General Partner warrants received by it to its partners and creditors.


PAYMENTS TO MANAGING OFFICERS

     Two of the Managing Officers, Joel R. Schultz and Norman A. Markiewicz, have employment agreements providing incentive payments based upon net operating profits of the Partnership. For the two years ended December 31, 1995 and 1994, no compensation was paid under these agreements. For the year ended December 31, 1993 Mr. Schultz received $20,000 and Mr. Markiewicz received $10,000 under these

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

agreements. Upon the completion of the Restructuring, Mr. Schultz and Mr. Markiewicz will receive any amounts earned under these employment contracts based on net operating profits of the Partnership from January 1, 1996 through the Closing Date, provided that the maximum that may be earned under these agreements is $20,000 by Mr. Schultz and $10,000 by Mr. Markiewicz. These employment agreements will then be terminated.

     Joel R. Schultz also receives payments for providing legal services in connection with the Partnership's loan accounts (excluding home improvement loans), for which he receives $100 from the fees paid by each borrower. Total fees of $175,000, $62,000 and $56,400 were paid to Mr. Schultz for the years ended December 31, 1995, 1994 and 1993 Upon completion of the Restructuring, these amounts will no longer be paid.

PERSONAL GUARANTY OF PARTNERSHIP DEBT BY MANAGING OFFICERS

     Messrs. Joel R. Schultz, Norman A. Markiewicz and Richard B. Fremed have personally guaranteed the collectability of the Partnership's bank debt.

CONSULTING AGREEMENTS WITH DIRECTOR OF PACIFIC THRIFT

     Effective August 31, 1992, Pacific Thrift and Presidential entered into an advisory agreement with Ermyas Amelga, a director of the Corporation and Pacific Thrift. Mr. Amelga was retained to provide financial advisory services in connection with: (i) the establishment of a $75 million securitization program with Aames Capital Corporation; and (ii) an offering of debt or equity securities. The agreement terminated on June 30, 1994. Mr. Amelga received compensation of $125 per hour, provided that monthly billings relating to any transaction other than the Aames securitization were limited to no more than $7,500 per month. In addition, Mr. Amelga received incentive fees equal to the following amounts: for the Aames securitization, .50% of the first $5 million of loans sold, .25% of the next $10 million loans sold; .30% of the next $35 million loans sold; and .35% of the next $25 million loans sold. In addition, Mr. Amelga was entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with the performance of his services under the agreement. Mr. Amelga received $165,130, $111,000, $84,148 in compensation under the Advisory Agreement in 1995, 1994 and 1993, respectively. No further amounts are payable to Mr. Amelga under the agreement.

     Effective as of the date of his resignation as a director of the Corporation, which is anticipated may occur within 30 days after the Closing Date, the Corporation plans to enter into a new consulting agreement with Mr. Amelga, pursuant to which Mr. Amelga will provide financial and strategic consulting services to the Corporation for one year. Mr. Amelga will receive consulting fees of $2,000 per month and stock options for 1,000 shares, which will replace options for 1,000 shares he receives as a director of the Corporation, exercisable at the Public Offering Price upon the terms provided under the Corporation's 1995 Stock Option Plan for Non-Qualified Options.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of certain terms and provisions of the Corporation's capital stock, which is qualified in its entirety by reference to the Corporation's Certificate of Incorporation. A copy of the Certificate of Incorporation has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

     Under the Certificate of Incorporation. the authorized but unissued and unreserved shares of the Corporation's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or public or private offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

COMMON STOCK

     The Corporation's Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of Common Stock. The Partnership currently owns all of the 3,000 outstanding shares of Common Stock. If the Restructuring Plan is approved, shares equal to the Net Tangible Equity of the Partnership on the last day of the month preceding the Closing Date, but not less than 890,000 shares, will be issued to the Partnership for distribution to the General Partner and the Limited Partners for their interests in the Partnership. An additional 800,000 shares of Common Stock will be offered in the Rights Offering, subject to adjustment if and to the extent necessary to allow the Corporation to sell a minimum of 200,000 shares in the Public Offering. Following the Solicitation Period Expiration Date, the Additional Shares of Common Stock not sold in the Rights Offering, plus shares equal to the amount that would otherwise be distributed to Limited Partners electing the Cash Out Option will be offered in the Public Offering. An additional 330,000 shares of Common Stock have been reserved for issuance under the Corporation's 1995 Stock Option Plan and 65,000 shares have been reserved for issuance under the Stock Purchase Plan. See "MANAGEMENT -- 1995 Stock Option Plan" and "-- Stock Purchase Plan."

     The holders of Common Stock will be entitled to dividends when, as, and if declared by the Corporation's Board of Directors out of funds legally available therefor. The payment of dividends by the Corporation will depend on the Corporation's net income, financial condition, regulatory capital requirements and other factors deemed relevant by the Board of Directors. In addition, a substantial source of funds for the payment of cash dividends will be dividends paid by Pacific Thrift, the payment of which is limited by the provisions of California law and FDIC regulations. See "SUPERVISION AND REGULATION -- Federal Law -- Restrictions on Transfers of Funds to the Partnership by Pacific Thrift." Each share of Common Stock will entitle the holder to one vote on all matters upon which Stockholders have the right to vote. The Common Stock will not have cumulative voting rights in the election of directors.

     In the event of liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock will be entitled to share equally after payment of all debts and liabilities of the Corporation, and subject to the prior rights of holders of any shares of the Corporation's Preferred Stock, if issued in the future, in the remaining assets of the Corporation.

     Holders of shares of Common Stock are not entitled to preemptive rights with respect to any shares of Stock of the Corporation that may be subsequently issued. The Common Stock is not subject to call or redemption and, as to shares of Common Stock currently outstanding, are fully paid and nonassessable.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors of the Corporation to issue up to 2,000,000 shares of Preferred Stock of the Corporation, in one or more series, having such rights and preferences as the Board of Directors may determine, in its sole discretion. No consent of the Common Stockholders is required to authorize the issuance of any class of Preferred Stock. The rights of the holders of the Preferred Stock may be senior to the holders of the Common Stock. The Board of Directors currently has no plans to issue any class of Preferred Stock.

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

TRANSFER AGENT

     The transfer agent for the Common Stock will be U.S. Stock Transfer Corporation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     There has been a recent trend towards the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that his proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, he may commence a proxy contest to have himself or his nominees elected to the board in place of certain directors, or the entire Board.

     The Board of Directors of the Corporation believes that an imminent threat of removal of the Corporation's management severely curtails its ability to negotiate effectively with such purchasers. Management is deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Corporation which may ultimately be undertaken. Takeovers or changes in management of a corporation which are proposed and effected without prior consultation and negotiation with the Corporation's management are not necessarily detrimental to the Corporation and its stockholders. However, the Board feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Corporation outweigh the disadvantages of discouraging such proposals.

     The provisions of the Certificate of Incorporation and Bylaws described herein would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Corporation's Common Stock or the removal of the incumbent Board, and could thus have the effect of entrenching incumbent management. At the same time, the provisions would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Corporation's stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the Stockholders. These provisions are thus intended to encourage persons seeking to acquire control of the Corporation to initiate such an acquisition through arms'-length negotiations with the Corporation's management and Board of Directors. The provisions are permitted under Delaware law and are consistent with the rules of the Nasdaq National Market.

     These provisions are not in response to any efforts of which the Corporation is aware to accumulate the Corporation's stock or to obtain control of the Corporation. The Board of Directors does not presently contemplate recommending to the stockholders for their approval any further measures which would affect the ability of third parties to change control of the Corporation.

     The following discussion is a general summary of material provisions of the Corporation's Certificate of Incorporation and Bylaws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Corporation's Certificate of Incorporation and Bylaws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "ADDITIONAL INFORMATION."

     DIRECTORS. Certain provisions of the Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Corporation's Certificate of Incorporation provides that the Board of Directors of the Corporation, other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Corporation having a preference to the Common Stock, be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. The Corporation's Bylaws provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference to the Common Stock, the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board. The

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

Bylaws also provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The number of directors constituting the Board will initially be five and, therefore, a majority of the Board may not be replaced at one annual election. The Certificate of Incorporation provides that, except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation having preference over the Common Stock, that a director may only be removed for cause by the affirmative vote of the holders of 66 1/2% of the shares eligible to vote.

     RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The Certificate of Incorporation provides that, subject to the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, that a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President and for only such business as directed by the Board. Common Stockholders are not authorized to call a special meeting.

     ACTION WITHOUT A MEETING OF STOCKHOLDERS; SPECIAL MEETINGS. The Certificate of Incorporation provides that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, stockholders may not consent in writing, without a meeting, to the taking of any action unless such action is first approved by a majority of the "Disinterested Directors" of the Corporation. Special meetings may only be called by a majority of the Board of Directors, the Chairman of the Board or the President.

     ABSENCE OF CUMULATIVE VOTING. The Certificate of Incorporation does not provide for cumulative voting rights in the election of directors.

     AUTHORIZATION OF PREFERRED STOCK. The Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock. The Corporation is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative, participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Corporation that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Corporation and its stockholders.

     PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The Certificate of Incorporation requires that certain business combinations (including transactions initiated by management) between the Corporation (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by a vote of the holders of 66 2/3% of all of outstanding voting shares, voting as a single class, of the Corporation and by a majority of the voting shares held by other than the interested stockholder and its affiliates,
(ii) be approved by a majority of the disinterested Board of Directors (i.e., persons other than the interested stockholder and its affiliates and the affirmative vote of the stockholders, as required by law,) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock and be approved by a majority of the outstanding voting shares, voting as a single class.

     AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Certificate of Incorporation requires the approval of a majority vote of the Corporation's Board of Directors and also by a majority of the outstanding shares of the Corporation's voting stock, provided, however, that approval by at least 66 2/3% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

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

     The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Corporation, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The foregoing provisions of the Delaware General Corporation Law do not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The Corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

EFFECT OF QUASI-CALIFORNIA CORPORATION LAW

     Section 2115 of the California GCL provides that quasi-California corporations will be subject to certain substantive provisions in the California GCL notwithstanding comparable provisions in the law of the jurisdiction where the corporation is incorporated. Section 2115 is applicable to foreign corporations which have more than half of their shareholders residing in California and more than half of their business deriving from California. The determination of whether a corporation is a quasi-California corporation is based upon information contained in a certificate required to be filed within three months and fifteen days after the end of the corporation's fiscal year or within 30 days after the filing of its franchise tax return, if an extension of time to file such return was granted. Quasi-California corporations that are Large Public Corporations (i.e., that have securities listed on the New York or American stock exchanges, or securities designated for trading on the Nasdaq National Market, if the corporation has at least 800 holders of its equity securities as of the record date for its most recent annual meeting), are exempt from the application of Section 2115.

     The Corporation has qualified to do business in the State of California. The Corporation's subsidiaries will each have substantially all of their property, employees and operations in California. Therefore, absent an exemption, the Corporation would be deemed to be a quasi-California corporation.


     Management believes that, immediately following the Distribution, the Corporation would constitute a Large Public Corporation and would thereby be exempt from the application of Section 2115. The Corporation's Common Stock has been conditionally approved for listing on the Nasdaq National Market. Furthermore, as of the September 30, 1995, there were more than 800 holders of record of the Limited Partnership Units and more than 2,493 beneficial owners of such Limited Partnership Units. However, there can be no assurance that the Common Stock will continue to be listed on the Nasdaq National Market or that the Corporation's equity securities will continue to be held by at least 800 persons. If the Corporation's equity securities were ever to be held by fewer than 800 persons, or the Common Stock was no longer listed on the Nasdaq National Market for any reason the Corporation could become subject to the provisions of the California law as a result of the application of Section 2115. If the Corporation were determined to be a quasi-California corporation, certain of the provisions of the Corporation's Certificate of Incorporation and Bylaws would not be authorized by California law, including the Corporation's classified board of directors and the supermajority voting provisions. In addition, under California law cumulative voting for the election of directors is mandatory unless a corporation that is a Large Public Corporation has expressly eliminated cumulative voting in its articles of incorporation. The Corporation has eliminated cumulative voting in its Articles of Incorporation. Furthermore, California law with respect to the payment of dividends is more restrictive than Delaware law. Since the Corporation is expected to derive a substantial amount of its revenues from Pacific Thrift, a California corporation, California law and FDIC regulations with respect to dividends will have a substantial effect on the Corporation's ability to pay dividends. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pretax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

MARKET FOR COMMON STOCK

     There has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market under the symbol "PAMMC." An investment banking firm has indicated its intention to make a market in the Common Stock. This firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time.

SUBSCRIBER WARRANTS

     For every five shares of Common Stock purchased in the Rights Offering by Partners, partners of the General Partner or officers or employees of the Partnership or its subsidiaries, the Corporation will issue a transferable warrant for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at a price equal to 125% of the Public Offering Price. Although the Subscriber Warrants are freely transferable, they will not be listed for trading on the Nasdaq National Market, and there can be no assurance that a market will develop for the Subscriber Warrants.


     The Common Stock issuable upon exercise of the Subscriber Warrants ("Subscriber Warrant Stock") has been registered concurrently with the registration of the Additional Shares, and the Corporation has commited to maintain the effectiveness of such registration until the expiration of the Subscriber Warrants.


     Holders of Subscriber Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

GENERAL PARTNER WARRANTS


     The General Partner will purchase warrants from the Corporation ("General Partner Warrants") exercisable for up to 25% of the Common Stock outstanding on the Closing Date, on a fully diluted basis assuming the exercise of all outstanding General Partner Warrants, exercisable at any time for a period of 18 months after the Closing Date, at an exercise price equal to 150% of the Public Offering Price per share. The General Partner will pay the Corporation $385,000 to purchase the General Partner Warrants, which management believes represents the fair market value of the General Partner Warrants. The General Partner Warrants are not transferable, except to and between partners of the General Partner.



     The Common Stock issuable upon exercise of the General Partner Warrants ("General Partner Warrant Stock") has been registered concurrently herewith and the Corporation will commit to maintain the effectiveness of such registration until the earlier of the sale of all the General Partner Warrant Stock or five years after the issuance of the General Partner Warrants. In addition, under certain circumstances, the holders of the General Partner Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the issuance date, for the purpose of resale of the General Partner Warrant Stock.


     Holders of General Partner Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

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

BANK WARRANT


     In connection with the extension of the Loan Agreement, if the Restructuring Plan is completed, the Corporation has agreed to issue the Bank Warrant to Fleet. The Bank Warrant is non-transferable, and entitles Fleet to purchase up to 2% of the total outstanding Common Stock of the Corporation on the Closing Date, at an exercise price equal to 25% of the net book value of the Corporation on the Closing Date. The Bank Warrant is exercisable for a period of five years following the completion date of the Restructuring Plan. The Corporation may redeem the Bank Warrant at any time within one year for $200,000, and the Corporation intends to redeem the Bank Warrant promptly after the Closing Date.



     The Bank will not be entitled by virtue of the Bank Warrant to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Corporation or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.


                        SHARES ELIGIBLE FOR FUTURE SALE

     The offering made by this Proxy Statement/Prospectus is the initial registered public offering of the Common Stock. There is no public trading market for any of the Corporation's securities at the present time. There can be no assurance that a public trading market will ever develop or, if a market develops, that it will be sustained.

     Upon the consummation of this offering, assuming that 890,000 shares of Common Stock are issued to the Partners by the Corporation in exchange for the assets and liabilities of the Partnership, 300,000 additional shares of Common Stock are issued in the Rights Offering, 500,000 additional shares of Common Stock are issued in the Public Offering, 60,000 Subscriber Warrants are issued in the Rights Offering and 563,333 General Partner Warrants are issued, there will be a total of 1,690,000 shares of Common Stock outstanding and warrants exercisable for an additional 623,333 shares of Common Stock outstanding, excluding (a) an aggregate of 212,400 shares of Common Stock underlying options granted pursuant to the Corporation's 1995 Stock Option Plan; and (b) an aggregate of 37,600 additional shares reserved for issuance pursuant to the Corporation's 1995 Stock Option Plan.

     All of the shares of Common Stock that will be issued and outstanding upon the consummation of this offering (subject to the assumptions in the preceding paragraph), will be freely tradeable without further registration under the Securities Act. Although shares of Common Stock purchased by an "affiliate" of the Corporation are not freely tradeable in the absence of a registration statement, the Corporation has committed to maintain effective a Registration Statement for a period of five years from the Closing Date, pursuant to which affiliates may sell shares without restriction.

     The Corporation will issue General Partner Warrants equal to 25% of the outstanding Common Stock on the Closing Date, on a fully diluted basis assuming the exercise of all Subscriber Warrants and General Partner Warrants. The General Partner Warrants are exercisable at any time for a period of 18 months following the Closing Date. The Corporation is required to maintain a registration statement in effect for a period of five years following the Closing Date, or until all Common Stock underlying the General Partner Warrants is sold or may be sold without limitation. Sales of warrant stock, or even the existence of the right to exercise the General Partner Warrants, may depress the price of the Common Stock.

     The Corporation will grant options for the purchase of 212,400 shares of Common Stock to certain key employees, officers, directors, employees and consultants pursuant to the Corporation's 1995 Stock Option Plan. None of the options are presently exercisable. All Common Stock issuable upon exercise of such options will be "restricted stock" and will be subject to resale pursuant to Rule 144 as described above. Following completion of this offering, however, the Corporation intends to take action to register all such options and the underlying Common Stock under the Securities Act. Upon the effectiveness of such registration, the Common Stock issuable upon exercise of the options will be freely tradeable. See "Management -- 1995 Stock Option Plan."

                      UNDERWRITING OF THE PUBLIC OFFERING

     Pursuant to the terms of an engagement letter dated December 28, 1995, and subject to the terms and conditions set forth therein, Friedman, Billings, Ramsey & Co., Inc. (the "Representative") has agreed to enter an Underwriting Agreement (the form of which has been filed as an exhibit to the registration statement of which this Proxy Statement/Prospectus is a part) pursuant to which it will agree to sell on a firm underwriting basis, all of the shares to be offered in the Public Offering. The Underwriting Agreement will provide that the obligations of the Representative are subject to certain conditions precedent.

     In consideration of the Representative's services in connection with the Restructuring Plan, the Corporation will agree to pay to the Representative (i) an advisory fee equal to 1.0% of the gross cash proceeds of the Rights Offering and the Public Offering (not including proceeds from shares sold equal to the amount that would otherwise be issued to Limited Partners electing the Cash Out Option) and (ii) a discount equal to 6.5% of the aggregate public offering price of Common Stock sold in the Public Offering, provided that no advisory fee or selling commissions shall be paid on purchases of Common Stock made by officers, directors or employees of the Corporation or its subsidiaries. The Partnership has paid the Representative an initial fee of $25,000, which will be applied against the advisory fee and selling commissions upon the closing of the Public Offering. The advisory fee and selling commissions are payable in cash if, as and when the closing of the Public Offering occurs. In addition, the Partnership has agreed to reimburse the Representative, from time to time upon demand, for its reasonable out-of-pocket expenses in connection with the performance of its activities as Representative, including fees and expenses of the Representative's outside legal counsel and any other advisors, accountants or appraisers, not to exceed $85,000 without written permission of the Partnership.

     Following the completion of the Public Offering, the Corporation has agreed to retain the Representative, on a non-exclusive basis, to provide ongoing financial advisory and investment banking services. Fees for performing such services are to be negotiated separately.

     The Partnership has agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Representative may be required to make in respect thereof.

     The initial Public Offering Price per share will be determined immediately prior to the Public Offering, by negotiations between the Corporation and the Representative. There has never been an established public market for the Common Stock of the Corporation. The major factors which will be considered in determining the Public Offering Price will be the prevailing market conditions at the time of pricing, the market prices relative to earnings, cash flow and assets for publicly traded common stocks of comparable companies, the loan volume and earnings of the Corporation (and the Partnership, as its predecessor) and comparable companies in recent periods, the Corporation's earnings potential, the experience of its management and the position of the Corporation in the lending industry.

                   REGISTRATION OF CERTAIN SHARES FOR RESALE



     The General Partner will receive 41,951 shares for its interest in the Partnership, and has committed to purchase an additional 80,000 shares in the Rights Offering, for which it will also receive 16,000 Subscriber Warrants. In addition, the General Partner has committed to purchase the General Partner Warrants. The General Partner intends to distribute a portion of the 80,000 shares purchased by it in satisfaction of certain debts owed by it, and to distribute the remaining shares and warrants to its partners, pro rata in accordance with their capital accounts in the General Partner. In addition, the officers, directors and proposed directors of the Corporation have indicated their intention to purchase additional shares of Common Stock in the Rights Offering and the Public Offering. Certain of these officers, directors and proposed directors will also receive a pro rata of the shares and warrants to be distributed by the General Partner for their interests in the General Partner. The persons shown in the table below may purchase additional shares in the Right Offering and/or the Public Offering, but none of these individuals, other than the officers, directors and proposed directors of the Corporation have indicated their intention to purchase any additional shares.



     The table below indicates the shares and warrants that would be received by each of the creditors and partners of the General Partner and each of the officers, directors and proposed directors of the Corporation, which have been registered for resale by the persons named below. The Corporation is not aware of any plans by any of the named persons to sell their shares or warrants. However, the shares, Subscriber Warrants and shares issuable under Subscriber Warrants and General Partner Warrants are being registered for resale in order that these individuals may, from time to time in the future as they determine in their discretion, sell any number of shares of Common Stock or Subscriber Warrants which they own in the market, upon customary terms and conditions of resale. If any of the named persons desire to sell shares of Common Stock or Subscriber Warrants upon terms other than customary terms and conditions, they would be required to file a registration statement describing the terms of such sale. The Company will not receive any of the proceeds of any future sales of such Common Stock. The shares and warrants listed below are not being underwritten in connection with the Public Offering.



                                                                                               SHARES
                                                   SHARES                                    PURCHASED
                                                  INTENDED                      SHARES       BY GENERAL
                     SHARES          SHARES         TO BE          SHARES      ISSUABLE     PARTNER AND      SHARES
                   SUBSCRIBED       ISSUABLE     SUBSCRIBED     RECEIVED FOR     UNDER     DISTRIBUTED TO   ISSUABLE
                     FOR IN          UNDER         FOR IN         GENERAL       GENERAL     ITS PARTNERS      UNDER
                     RIGHTS        SUBSCRIBED      PUBLIC         PARTNER       PARTNER         AND         PURCHASED      TOTAL
  AFFILIATES        OFFERING        WARRANTS      OFFERING        INTEREST     WARRANTS      CREDITORS      WARRANTS      SHARES
- ---------------  ---------------   ----------   -------------   ------------   ---------   --------------   ---------     -------
Bruce
  Ackerman.....                                                     2,601         1,676            68            48         4,393
Robin Ackerman
  custodian for
  Annie Drew
  Ackerman.....                                                     1,100             0             0             0         1,100
Robin Lynn
  Ackerman.....                                                     3,999             0             0             0         3,999
Transcorp C/F
  Joni
  O'Keefe......                                                                                   254                         254
Avo
  Avidissian...                                                       125         1,676            68            48         1,917
John Bose......                                                       312         4,190           171           119         4,792
Darlene &
  Thomas
  Burton.......                                                        62           838            34            24           958
Cal Trust, TTEE
  FBO Kenneth
  Carmona......                                                       102         1,374            56            39         1,571
Kenneth & Mary
  Carmona......       10,000          2,000                         1,470        19,744           806           561        34,581
Cal Trust, TTEE
  FBO Ann
  White........                                                       281         3,771           154           107         4,313
Cal Trust, TTEE
  FBO Norman
  Markiewicz...                                                     1,198        16,090           657           457        18,402
Cal Trust, TTEE
  FBO Richard
  Fremed.......        2,500            500                           343         4,609           186           131         8,269
Cal Trust, TTEE
  FBO Debra
  Fontana......                                                       287         3,855           157           109         4,408
Debra Hamlyn...                                                        62           838            34            24           958
Cal Trust, TTEE
  FBO Debra
  Hamlyn.......                                                       218         2,933           120            83         3,354
Cal Trust, TTEE
  Bonnie
  Bick.........                                                       374         5,028           205           143         5,750
Constance M.
  DeRosa.......                                                     3,435        46,134         1,884         1,310        52,763
Deanna V.
  DeRosa.......                                                       624         8,380           342           238         9,584
John Alen
  DeRosa.......                                                       624         8,380           342           238         9,584
John A.
  DeRosa.......                                                                                 1,644                       1,644
Constance M.
  DeRosa.......                                                                                 1,644                       1,644
Vincent P.
  DeRosa.......                                                       624         8,380           342           238         9,584
John A.
  DeRosa.......                                                     3,435        46,134         1,884         1,310        52,763
Elaine & Nelson
  Fay..........                                                        94         1,257            51            36         1,438
Elaine & Nelson
  Fay..........                                                                                    82                          82
Frank & Debbe
  Fontana......                                                        62           838            34            24           958
Richard B.
  Fremed &
  Ellen F.
  Fremed.......                                                     1,579        21,203           866           602        24,250
Jay Fremed.....                                                       250         3,352           137            95         3,834
Marc Fremed....                                                       325         4,358           178           124         4,985
Hobbs Family
  Trust........                                                     1,248        16,761           684           476        19,169

                                                   SHARES                                      SHARES
                                                  INTENDED                      SHARES       PURCHASED
                     SHARES          SHARES         TO BE          SHARES      ISSUABLE      BY GENERAL      SHARES
                   SUBSCRIBED       ISSUABLE     SUBSCRIBED     RECEIVED FOR     UNDER      PARTNER AND     ISSUABLE
                     FOR IN          UNDER         FOR IN         GENERAL       GENERAL    DISTRIBUTED TO     UNDER
                     RIGHTS        SUBSCRIBED      PUBLIC         PARTNER       PARTNER     ITS PARTNERS    PURCHASED      TOTAL
  AFFILIATES        OFFERING        WARRANTS      OFFERING        INTEREST     WARRANTS    AND CREDITORS    WARRANTS      SHARES
- ---------------  ---------------   ----------   -------------   ------------   ---------   --------------   ---------     -------
Edward &
  Marjorie
  Illig........                                                       624         8,380           342           238         9,584
Edward &
  Marjorie
  Illig, Family
  Trust-1980...                                                                                 1,233                       1,233
Illig Five.....                                                       624         8,380           342           238         9,584
Illig Five.....                                                                                 1,233                       1,233
Victor J. Illig
  Trust........                                                     1,529        20,532           838           583        23,482
Norman L.
  Jeffer.......                                                                                 8,094                       8,094
Arnold
  Jeffer.......                                                                                 9,443                       9,443
Frank
  Landini......                                     12,000                                                                 12,000
Norman A. &
  Roslyn
  Markiewicz...       20,000          4,000                         3,120        41,902         1,711         1,190        71,923
Christopher J.
  & Joni L.
  O'Keefe......                                                       187         2,514           103            71         2,875
PaineWebber
  TTEE Bruce
  Jeffer.......                                                       936        12,571           513           357        14,377
PaineWebber
  TTEE Bruce P.
  Jeffer
  Professional
  Corp.........                                                                                 6,746                       6,746
PaineWebber
  TTEE Kathleen
  L. Jeffer,
  IRA# JP 59230
  26...........                                                                                 6,746                       6,746
PaineWebber
  TTEE Kathleen
  Jeffer.......                                                       936        12,571           513           357        14,377
Cal Trust, TTEE
  FOB Robert
  Rye..........                                                        94         1,257            51            36         1,438
Harvey &
  Beatrice
  Schultz
  Trust........                                                     1,254        16,765           690           476        19,185
Harvey &
  Beatrice
  Schultz
  Trust........                                                                                 5,084                       5,084
Harvey &
  Beatrice
  Schultz
  Trust........                                                                                 3,774                       3,774
Joel R.
  Schultz......      100,000         20,000                           544        97,297         3,972         2,764       224,577
Ricky
  Schultz......                                                       624         8,380           342           238         9,584
Toby Schultz...                                                       374        16,761           684           476        18,295
Lillian
  Shlakman,
  TTEE for Jill
  Ruth Barsky,
  Jeffrey David
  Parsky, Marc
  S. Fremed c
  Jay L.
  Fremed.......                                                                                   762                         762
Charles
  Siegel.......                                      7,500                                                                  7,500
Richard W. &
  Rebecca L.
  Smith........                                                       468         6,285           257           179         7,189
Barbara
  Stewart......                                                       999        13,409           547           381        15,336
Arline
  Susswein.....                                                     1,248        16,761           684           476        19,169
Arline Susswein
  TTEE of The
  Susswein
  Family Trust
  DTD122486....                                                                                 1,644                       1,644
Mina Taub......                                                                                 3,372                       3,372
Transcorp C/F
  Christopher
 O'Keefe,Acct.#
  1RC
  6077-OC......                                                                                   254                     254....
Mac W. &
  Barbara D.
  Updegraft....                                                       187         2,514           103            71         2,875
Gary L. &
  Audrey I.
  Ward.........                                                        62           838            34            24           958
Paul D. & Paula
  Weiser.......        5,000          1,000                           811        10,895           445           309        18,460
Paul & Paula
  Weiser.......                                                                                   491                         491
Winograd 1982
  Trust........                                                     2,496        33,522         1,369           952        38,339
Richard D.
  Young........        8,000          1,600         15,000                                                                 24,600
Kip Grossman...                                                                                 1,000                       1,000
Ann Simon......                                                                                 1,500                       1,500
Robert Rye.....                                                                                 1,000                       1,000
Anthony
  Morones......                                                                                 1,000                       1,000
                     -------         ------         ------         ------       -------       -------
Total..........      145,500         29,100         34,500         41,951       563,333        80,000        16,000       910,384
                     =======         ======         ======         ======       =======       =======

                        FEDERAL INCOME TAX CONSEQUENCES

                           OF THE RESTRUCTURING PLAN

INTRODUCTION


     The opinion below summarizes all of the material Federal income tax consequences to the Limited Partners as a result of the Restructuring Plan. Jeffer, Mangels, Butler and Marmaro LLP, tax counsel to the Partnership ("Tax Counsel"), has reviewed the following summary of Federal income tax consequences and believes it to be a reasonable summary of the matters discussed. The discussion is based upon current Federal income tax law, including provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, legislative history, published rulings, judicial decisions, and other interpretations of the Federal income tax law as well as the assumption that the Partnership is a partnership for Federal income tax purposes and that the transactions constituting the Restructuring Plan will be carried out in the manner described in this Proxy Statement/Prospectus.



     No rulings have been or will be requested from the Internal Revenue Service ("IRS") concerning any of the matters described in the Proxy Statement/Prospectus, and there can be no assurance that the IRS will concur with the views expressed herein. Existing authorities are subject to change by future legislation, regulations, interpretations by the IRS and court decisions, and such changes could be retroactively applied to the Restructuring Plan and alter the tax consequences described below. The discussion below is a general one and does not describe every tax consequence of the Restructuring Plan, nor does it take into account the particular tax situation of, or particular tax consequences to, any of the Limited Partners.



SUMMARY OF MATERIAL TAX CONSEQUENCES



     In the opinion of Tax Counsel, the Restructuring Plan will most likely qualify as a tax-free transaction under the provisions of Code Section 351, resulting in the following material income tax consequences to the Limited
Partners:


     -- No gain or loss will be recognized by a Limited Partner receiving Common Stock in exchange for such Limited Partner's Units.

     -- A Limited Partner electing the Cash Out Option will recognize gain or loss equal to the difference between the amount of cash received by the Limited Partner and the tax basis for that Limited Partner's Units in the Partnership.

     -- A Limited Partner's tax basis in Common Stock received pursuant to the Restructuring Plan (other than Common Stock acquired pursuant to Basic Subscription Rights, the Oversubscription Privilege or the exercise of the Subscriber Warrants) will equal the adjusted tax basis of such Limited Partner's Units immediately prior to the Restructuring Plan.

     -- Each share of Common Stock received by a Limited Partner pursuant to the Restructuring Plan (other than Common Stock acquired pursuant to Basic Subscription Rights, the Oversubscription Privilege or the exercise of the Subscriber Warrants) will have several holding periods, depending on the nature and holding period of assets transferred by the Partnership to the Corporation. Approximately thirty (30) days after the effective date of the Restructuring Plan, the Corporation anticipates providing Limited Partners with the information necessary to determine the various holding periods associated with the Common Stock. The holding period of the Common Stock will determine whether any gain realized upon disposition of the Common Stock is taxed as short-term or long-term capital gain (assuming a Limited Partner holds Common Stock as a capital asset). Because a holding period of more than one year is required for long-term capital gains treatment, any gains from a subsequent sale of Common Stock by a Limited Partner will result in 100% long-term capital gains only after the expiration of the one year period immediately following the date of completion of the Restructuring Plan.

     -- A Limited Partner's tax basis in Common Stock and Subscriber Warrants purchased pursuant to Basic Subscription Rights or the Oversubscription Privilege will equal the cash purchase price of such Common Stock and Subscriber Warrants. Such tax basis will be allocated between the Common Stock Subscriber Warrants based on their relative fair market values. A Limited Partner's holding period with respect to the Common Stock purchased through the exercise of Basic Subscription Rights, the Oversubscription Privilege or the exercise of Subscriber Warrants will commence as of the date of its acquisition.


     -- A Limited Partner's tax basis in Common Stock acquired through exercise of Subscriber Warrants will equal the sum of the tax basis of the Subscriber Warrants (which will equal the fair market value of the Subscriber Warrants as of the effective date of the Restructuring Plan) and the amount of cash paid to acquire the Common Stock through the exercise of the Subscriber Warrants. A Limited Partner's holding period with respect to the Common Stock acquired through the exercise of Subscriber Warrants will commence as of the date of acquisition of the Common Stock.

QUALIFICATION OF RESTRUCTURING PLAN UNDER CODE SECTION 351


     Section 351(a) of the Code sets forth the general rule that no gain or loss will be recognized by one or more persons transferring assets to a corporation solely in exchange for the corporation's stock if, immediately after the exchange, the transferors are "in control" of the transferee corporation. As explained below, Tax Counsel has opined that it is more likely than not that
Section 351(a) of the Code will apply to the Restructuring Plan. If, for any reason, Section 351(a) did not apply, each Limited Partner could recognize gain or loss upon completion of the Restructuring Plan. Tax Counsel for the Partnership has been informed, and has therefore assumed for purposes of this opinion, that the Partnership would not recognize a material taxable gain with respect to any asset transferred to the Corporation if the Restructuring Plan did not qualify under the provisions of Section 351 of the Code. Accordingly, Limited Partners would recognize their allocated share of such taxable loss. However, if, as Tax Counsel has opined, Section 351(a) does apply, Limited Partners who receive Common Stock in the Restructuring generally will not recognize any taxable loss as a result of the Restructuring Plan. Each Limited Partner who elects the Cash Out Option will recognize gain or loss equal to the difference between the amount of cash that Limited Partner receives and the tax basis of that Limited Partner's interest in the Partnership.


     CONTROL. In order for a transaction to qualify under Code Section 351, the persons (including entities) transferring property to a corporation issuing the stock must be in "control" of such issuing corporation immediately after the exchange transaction. For this purpose, "control" is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes entitled to vote and at least 80% of the total number of shares outstanding of all other classes of stock of the issuing corporation (the "Control Test").

     If the Restructuring Plan is completed, the Partners and the purchasers in the Public Offering will receive all of the shares of Common Stock of the Corporation, which will be the only outstanding stock of the Corporation immediately following the Restructuring Plan. Although the Partnership plans to liquidate as part of the Restructuring Plan, the distribution by the Partnership of Common Stock to its Partners will not likely be considered a transfer or part of a group of transfers which would cause the Partnership to fail the Control Test, because the Partners would be treated as part of the control group for purposes of Code Section 351. See Rev. Rul. 84-111, 1984-2 C.B. 88.


     In addition, the Public Offering will be conducted pursuant to a "firm commitment" underwriting. Pursuant to Revenue Ruling 78-294, 1978-2 C.B. 141, the IRS ruled that the underwriter was a transferror for purposes of Code
Section 351 when there was a firm commitment underwriting. The Treasury has proposed regulations under Section 351 which would render the ruling in Revenue Ruling 78-294 obsolete. Under the proposed regulation, a person who acquires stock from an underwriter in a qualified underwriting transaction is treated as transferring cash directly to the corporation in exchange for the stock. Accordingly, the person is treated as a transferror for purposes of the Control Test. A "qualified underwriting transaction" is a transaction in which a corporation issues stock for cash in an underwriting in which either the underwriter is an agent of the corporation or the underwriter's ownership of the stock is transitory. Tax Counsel believes that the Underwriters' ownership of Common Stock pursuant to the Public Offering will be transitory. Accordingly, under the proposed regulations, Tax Counsel has concluded that purchasers in the Public Offering will be considered a part of the transferor group. Although the proposed regulations have not been finalized, the preamble to the regulations provides that both the IRS and the Treasury Department believe that Revenue Ruling 78-294 does not reflect current underwriting practices. Accordingly, Tax Counsel believes that the Partners and the purchasers in the Public Offering will both be treated as transferors collectively owning 100% of the Common Stock, thereby satisfying the Control Test.


     EFFECT OF SUBSEQUENT EVENTS ON CONTROL TEST. As described above, the persons comprising the control group must meet the Control Test "immediately after the exchange." If, following a transfer of property to the issuing corporation, the transferring parties have a plan to sell or otherwise dispose of control of the Corporation, and more than 20% of the Common Stock is sold immediately following the completion of the Restructuring Plan, the exchange may be deemed to fail the Control Test.

     Subsequent to the Restructuring Plan and the Public Offering, the Common Stock will be publicly traded. However, it is unlikely that, in the event that more than 20% of the Common Stock is sold immediately following the completion of the Restructuring Plan and the Public Offering, the Restructuring Plan and the Public Offering would fail to qualify pursuant to the provisions of Code
Section 351, since such subsequent sales of Common Stock generally should not be considered an integrated part of the Restructuring Plan and the Public Offering. Accordingly, Limited Partners should not anticipate the recognition of tax losses in the event more than 20% of the Common Stock is sold in the Nasdaq National Market immediately following the Restructuring Plan and the Public Offering.


     EFFECT OF RECEIPT OF CASH. Code Section 351 provides that gain, but not loss, will be recognized in the event that property other than stock is received in connection with the transfer of property to a corporation in exchange for more than eighty percent (80%) of its stock. In connection with the Restructuring Plan, the Partnership will receive cash from the Corporation as a result of Limited Partners' exercise of the Cash Out Option. Tax Counsel has been informed and has therefore assumed that the transfer of each asset of the Partnership would not result in the recognition of a material taxable gain in the event the transaction did not qualify pursuant to Section 351. However, due to the application of Code Section 351, no loss will be recognized by the Limited Partners as a result of the receipt by the Partnership of cash. For the specific tax consequence to the Limited Partners, see "Tax Consequences to Limited Partners" discussed below.


     BASIS OF ASSETS ACQUIRED BY THE CORPORATION. Code Section 362 provides that the tax basis of assets received by a corporation in connection with a transaction described in Code Section 351 will equal the tax basis of the assets in the hands of the transferor, increased by any gain recognized by the transferor. Accordingly, since it is not anticipated that any gain will be recognized, the Corporation's tax basis in the assets received from the Partnership will equal the Partnership's adjusted tax basis in those assets immediately prior to the Restructuring Plan.

     ASSUMPTION OF LIABILITIES. Section 357(a) of the Code provides generally that if, pursuant to a Section 351 exchange, the issuing corporation assumes the liability of a person or entity transferring property to such corporation, or if the issuing corporation acquires from such transferor property subject to a liability, the transfer of such liability to the issuing corporation will not prevent the exchange from qualifying under the provisions of Section 351. However, even though an exchange qualifies under Section 351, Section 357(c) provides that a transfer of a liability to the issuing corporation will result in the recognition of gain or other income to a particular transferor if and to the extent that the aggregate amount of liabilities transferred to the issuing corporation by that transferor exceeds the total of the adjusted bases of assets transferred to the issuing corporation by such transferor pursuant to the
Section 351 exchange.


     The Partnership has advised Tax Counsel that the aggregate amount of liabilities transferred to the Corporation by the Partnership will not exceed the total of the adjusted bases of property transferred to the Corporation by the Partnership. Based upon this representation, Tax Counsel has opined that it is unlikely that there will be gain to the Partnership or the Limited Partners under Code Section 357(c) as a result of the Restructuring Plan.


     Additionally, even if Section 357(c) does not apply, the transfer of a liability to the issuing corporation will, in certain instances, result in the recognition of gain or other income by the transferor in an amount equal to the amount of the liability transferred. For example, Section 357(b) of the Code provides that if the transferor's principal purpose in transferring a liability to the issuing corporation is either (i) to avoid federal income tax or (ii) not a bona fide business purpose, the amount of such liability is considered to be money received by the transferor in the Section 351 exchange, thereby possibly resulting in the recognition of gain or other income by the transferor. Tax Counsel does not believe it is likely that the IRS would determine that the principal purpose for the transfer of the Partnerships' liabilities was to avoid federal income tax or was not a bona fide business purpose. Therefore, in the opinion of Tax Counsel, it is unlikely that there will be gain to the Partnership or the Limited Partners as a result of the application of Code Section 357(b).


TAX CONSEQUENCES TO THE LIMITED PARTNERS


     Each Limited Partner will receive Common Stock or cash in exchange for such Limited Partner's Units. No gain or loss will be recognized by a Limited Partner who receives Common Stock in exchange for his, her or its interest in the Partnership. A Limited Partner's basis in the Common Stock will equal the adjusted basis of the Limited Partner's Units immediately before the effective date of the Restructuring Plan. Because Tax Counsel has been informed by the General Partner that the Partnership's liabilities are all recourse liabilities as to the General Partner, Tax Counsel has opined that the transfer of Partnership liabilities to the Corporation should not affect the Limited Partners' bases in the Common Stock. A Limited Partner's holding period (and the tax basis allocated to such holding period) of the Common Stock will be a fragmented holding period as described below. Limited Partners should not anticipate the use of any suspended passive losses attributable to such Limited Partners' Units.



     Tax Counsel has opined that a Limited Partner who elects the Cash Out Option in lieu of receiving Common Stock will recognize a gain or loss equal to the difference between the cash received by the Limited Partner and the tax basis of the Limited Partner's Units in the Partnership.



     Tax Counsel has opined that a Limited Partner's tax basis in Common Stock and Subscriber Warrants acquired pursuant to Basic Subscription Rights or the Oversubscription Privilege will be equal to the amount of cash paid for such Common Stock and Subscriber Warrants. Such tax basis will be allocated between such Common Stock and Subscriber Warrants based on their relative fair market values. Common Stock acquired pursuant to the exercise of the Subscriber Warrants will have a basis equal to the amount originally allocated to the Subscriber Warrants plus the amount paid for the Common Stock pursuant to the exercise of the Subscriber Warrants. The holding period for such Common Stock acquired pursuant to the Basic Subscription Rights, the Oversubscription Privilege and the Subscriber Warrants will commence as of the date of acquisition of such shares.



     DETERMINATION OF HOLDING PERIOD OF COMMON STOCK RECEIVED IN EXCHANGE FOR UNITS. The following opinion of Tax Counsel assumes that a Limited Partner holds his, her or its Units as a capital asset. (Generally, a Limited Partner's interest in the Partnership will be considered a capital asset unless the Limited Partner is a "dealer" in partnership interests and/or other securities).



     Following the Restructuring Plan, the holding period for which a Limited Partner will be treated as having held the shares of Common Stock (other than Common Stock received pursuant to Basic Subscription Rights or the Oversubscription Privilege) will include (i.e. have "tacked-on") the Partnership's holding period for the assets transferred to the Corporation pursuant to the Restructuring Plan, to the extent such assets were capital assets or "Section 1231 assets" (the "capital gain assets") in the possession of the Partnership. However, to the extent that the assets transferred by the Partnership to the Corporation are not capital gain assets (for example, loans held for sale) in the possession of the Partnership, then a Limited Partner's holding period for the Common Stock will not include the Partnership's holding period for such assets. For this purpose, capital gain assets do not include cash, accounts receivable, property of a kind which would be properly included in inventory or property held primarily for sale to customers in the ordinary course of business (the "ordinary income assets"). Thus, to the extent that the assets transferred to the Corporation by the Partnership consist of ordinary income assets, shares of Common Stock attributable to such assets will have a holding period which begins on the day following the Closing Date of the Restructuring Plan. Management of the Partnership has advised Tax Counsel that it understands the assets to be transferred by the Partnership to the Corporation will consist of a combination of both ordinary income assets and capital gain assets. Accordingly, a portion of each share of Common Stock received by a Limited Partner (other than Common Stock received pursuant to Basic Subscription Rights or the Oversubscription Privilege) will not qualify for a tacked-on holding period.

     Additionally, the Partnership's holding periods with respect to its various capital gain assets vary from asset to asset. Accordingly, the portion of each Limited Partner's shares of Common Stock attributable to capital gains assets will likewise have various holding period components. Tax basis allocated to each component of a share of Common Stock will be determined in accordance with the relative fair market values of the assets transferred by the Partnership to the Corporation.

     Approximately thirty (30) days after the Closing Date of the Restructuring Plan, the Corporation shall provide Limited Partners with the information necessary to calculate the various holding periods and basis allocated to each holding period for Common Stock received pursuant to the Restructuring Plan (other than Common Stock and Subscriber Warrants acquired pursuant to Basic Subscription Rights or the Oversubscription Privilege).

ALLOCATION OF FINAL ITEMS

     In addition to the foregoing, each Limited Partner will be required to report his, her or its distributive share of all income, gains, losses, deductions and credits of the Partnership for the taxable period prior to the close of the Partnership's taxable year (which will end as of the date of the final liquidation of the Partnership) even though there will be no operating cash distributions from the Partnership. The at-risk rules under Code Section 465, the passive activity rules under Code Section 469 or the basis rules under Code Section 704 may prevent or may have prevented some Limited Partners from deducting a portion of their distributive shares of losses of the Partnership. Such previously disallowed losses may not be deductible by the Limited Partners following the consummation of the Restructuring Plan. Each Limited Partner is urged to consult his, her or its own tax adviser concerning these issues.

NET OPERATING LOSSES

     Pacific Thrift, which will be a subsidiary of the Corporation, has net operating loss carryforwards of approximately $4.0 million as of December 31, 1995. Under Section 382 of the Code, the ability of Pacific Thrift to carry forward its net operating losses is limited if Pacific Thrift experiences an "ownership change" as a consequence of the Restructuring Plan and the Public Offering. Section 382 defines an "ownership change" as an increase of more than fifty (50) percentage points in ownership of stock owned by one or more five percent (5%) shareholders over the lowest percentage of stock owned by such shareholders during the preceding three year period.

     In connection with the Restructuring Plan, the purchasers in the Public Offering will also become Stockholders of the Corporation. Assuming none of these purchasers individually will own five percent (5%) or more of the Corporation, the purchasers in the Public Offering as a group will be deemed to be a five percent (5%) shareholder. In the event the purchasers in the Public Offering purchase fifty percent (50%) or more of the outstanding stock of the Corporation, there will be an ownership change within the meaning of Section 382.


     If there is an "ownership change" within the meaning of Code Section 382, the utilization of any remaining carryforwards would be limited under Section
382. These limitations would be determined as follows: First, the fair market value of Pacific Thrift would have to be determined. Then, a percentage equal to the long-term tax exempt-rate determined by the Treasury Department (currently 5.68%) of the value of Pacific Thrift would equal the amount of the net operating loss carryforwards of Pacific Thrift which could be used in any given year to offset taxable income of the Corporation (subject to certain exemptions for built-in gain items).


POTENTIAL APPLICATION OF SECTION 304 TO TRANSFER OF STOCK OF SUBSIDIARY.

     Code Section 304 provides that, notwithstanding the nonrecognition provisions of Code Section 351, the transfer by a transferor of stock in a controlled corporation to a corporation also controlled by such transferor (the "acquiring corporation") is treated as a distribution from the acquiring corporation to the extent of property received by the transferor. For these purposes, "property" does not include stock or stock rights, but it does include relief of liabilities. Although the Partnership will receive property in the form of the relief of liabilities (since the Corporation will assume the Partnership's liabilities), the Partnership will not be transferring the stock of any controlled corporation pursuant to the Restructuring. Accordingly, in the opinion of Tax Counsel
Section 304 should not apply to the Restructuring.


     In May 1996, Presidential intends to transfer all of the stock of its corporate subsidiaries, Pacific Thrift, CRC Washington and PacificAmerica Mortgage, to the Corporation, which is currently a wholly owned subsidiary of the Partnership. This transfer will be made in order to allow all of the corporate subsidiaries to file consolidated tax returns, which is beneficial to the Partnership as a whole regardless of whether the Restructuring is approved. Nevertheless, if the transfer of stock in its corporate subsidiaries by Presidential were integrated with the Restructuring, Section 304 might be applied since the transfer of stock would take place concurrently with the transfer of the liabilities of Presidential to the Corporation. In that event,
Section 304 would recharacterize the Restructuring as dividend income to the Partnership, and therefore to the Partners, equal to the current or accumulated earnings and profits of the subsidiaries whose stock was transferred to the Corporation in 1996. In addition, deemed distributions in excess of such earnings and profits could reduce the tax basis of a Limited Partner's Common Stock and cause a recognition of capital gains.


     Tax Counsel for the Partnership does not believe that the prior transfer of stock of its corporate subsidiaries by Presidential to the Corporation should be integrated with the Restructuring, since it had a valid business purpose, and was not contingent on whether the Restructuring is completed or subject to any other condition. Accordingly, Tax Counsel has opined that it is more likely than not that Section 304 will not be applied to the Restructuring.


TREATMENT OF STOCKHOLDERS OF CORPORATION

     As part of the Restructuring Plan, the Limited Partners of the Partnership will become the Stockholders of the Corporation and will no longer be partners of a partnership. Distributions of the Corporation's earnings and profits to the Stockholders in the form of dividends will be subject to tax as ordinary income if the Corporation has current or accumulated earnings and profits. To the extent that there is no current or accumulated earnings and profits, any distribution would be treated as a return of capital and would reduce each Stockholder's basis in his, her or its Common Stock. Distributions in excess of each Stockholder's basis in shares will be taxed as capital gains assuming the Common Stock is a capital asset in the hands of the Stockholders.

     If a Stockholder disposes of shares of Common Stock in the Corporation, the difference between the Stockholder's basis in the shares and the consideration received in exchange for the shares would be subject to tax as either a capital gain or loss or ordinary income, depending on the holding period of the shares. See "Tax Consequences to the Partnership and the Limited
Partners -- Determination of Holding Period of Common Stock." If a Stockholder transfers shares to the Corporation, such transfer may, under some circumstances, be treated as a dividend rather than a taxable exchange.

     In addition, if the Corporation sells appreciated property (including in liquidation of the Corporation), the gain will be taxable as ordinary income or capital gain to the Corporation, depending on the character of the asset in the hands of the Corporation. The Corporation, unlike the Partnership, will itself be subject to corporate income tax. The top corporate income tax rate currently is 35%. The Corporation's taxable income will not be reduced by the amount of any dividends paid to Stockholders, as dividends are not deductible to the Corporation. The additional tax burden to the Corporation will increase the expenses of the Corporation and reduce its net income. However, since a substantial majority of the Corporation's income is expected to be derived from the earnings of Pacific Thrift, which is already a corporation subject to corporate income tax, the tax burden to the Corporation is not expected to be materially different from the tax burden on the Partnership, insofar as a substantial portion of its income would also be expected to be derived from Pacific Thrift.

  COLLAPSIBLE CORPORATION RULES

     Section 341 of the Code provides that the gain from the sale of stock of a "collapsible corporation" shall be considered as ordinary income. A "collapsible corporation" is defined as a corporation that is formed or availed of principally for the manufacture, construction or production of property, for the purchase of "Section 341 assets," or for the holding of stock in a corporation so formed or availed of, with a view to the sale of stock by its shareholders before the realization by the corporation of two-thirds of the taxable income to be derived from such property, and the realization by such shareholders of gain attributable to such property. Although Tax Counsel believes it is unlikely, it is possible that the IRS could view the transfer of assets by the Partnership to the Corporation as a transfer of Section 341 assets.


     If Section 341 of the Code were to apply, any gain from the sale of Common Stock would be subject to tax as ordinary income. There is no clear rule or regulation that would provide guidance as to whether any of the Partnership's assets would be deemed Section 341 assets, and it is therefore not possible to conclude whether the Corporation could be characterized by the IRS as a "collapsible corporation." However, for the reasons explained below, an exception will apply to every Stockholder who does not own more than 5% of the Common Stock, which will prevent the application of the collapsible corporation rule to those stockholders.

     If the Corporation is found to be a collapsible corporation, gain realized by a Stockholder from the sale of Common Stock will not be subject to the collapsible corporation provisions if any one of the following four exceptions applies: (i) the selling stockholder does not own, directly or indirectly, more than 5% in value of the Common Stock outstanding, (ii) gain recognized by the selling Stockholder during the taxable year is not more than 70% attributable to "Section 341 assets," (iii) gain is realized after the expiration of three years following the completion of the applicable manufacture, construction, production or purchase, or (iv) less than 15% of the net worth of the Corporation is attributable to the net unrealized appreciation of certain ordinary income assets.


     Based on the first of these exceptions, the collapsible corporation provisions would not apply to Stockholders of the Corporation that were considered to own, directly and by attribution from related parties (including other partners in a partnership), less than or equal to 5% of the outstanding Common Stock of the Corporation. The Partnership has informed Tax Counsel that no Limited Partner will directly or indirectly own more than 5% of the outstanding Common Stock. In the event a Stockholder were to acquire more than 5% of the outstanding Common Stock, any gain recognized from the sale of shares of Common Stock could be treated as ordinary income under the collapsible corporation provisions if the Corporation was found to be a collapsible corporation and provided none of the other exceptions listed above applied at the time of the sale of such shares.


STATE, LOCAL AND OTHER TAXATION

     The Partnership, its Partners and the Corporation may, as a result of the Restructuring Plan, be subject to state, local or other tax in their states or countries of residence, and possibly in states where the properties transferred to the Corporation are located. It is impractical to discuss general principles which may be applicable to a particular Partner as such state, local and other tax effects depend on each set of facts or circumstances. Accordingly, each Partner should consult with his or her own tax adviser with respect to state, local, or other taxes which may be applicable.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Restructuring Plan, the Rights Offering and the Public Offering will be passed upon for the Corporation by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. The principal shareholder of Bruce P. Jeffer, a Professional Corporation, a partner of Jeffer, Mangels, Butler & Marmaro LLP, owns a 2.23% interest in the General Partner. Certain legal matters in connection with the Public Offering will be passed upon for the Underwriters by Manatt, Phelps & Phillips LLP, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of the Partnership and its subsidiaries at December 31, 1994 and 1993 and for each of the two years ended in the period ended December 31, 1994 appearing in the Proxy
Statement/Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Partnership and its subsidiaries at and for the year ended December 31, 1995 appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Fairness Opinion has been prepared by Houlihan, Lokey, Howard & Zukin, an independent valuation firm, and has been included in this Proxy Statement/Prospectus in reliance upon the authority of such firm as experts in valuation of businesses.

                                    GLOSSARY

     The capitalized terms appearing in this Proxy Statement/Prospectus have the meanings specified below:


     Bank Loan. The existing loan owed by Presidential to Fleet, which had an outstanding balance of $5.2 million at April 19, 1996.



     Bank or Fleet. Fleet Bank, N.A., the lender of the Partnership's outstanding bank debt.



     Bank Warrant. The Warrant to be issued by the Corporation to Fleet to purchase up to 2% of the outstanding Common Stock of the Corporation.


     Basic Subscription Rights. The right of each Partner to subscribe for a pro rata share of the shares of Common Stock offered in the Rights Offering.

     BIF. Bank Insurance Fund administered by the FDIC to protect deposits.

     Board of Directors. The board of directors of the Corporation.

     California Industrial Loan Law. Laws regulating investment authority and other activities of the thrift and loan business conducted by Pacific Thrift.

     CAMEL. Standard rating given to financial institutions by federal banking regulators consisting of a composite of five critical categories of banking strength: capital, assets, management, earnings and liquidity. Ratings range from 1 to 5, with 1 denoting outstanding strength and 5 characterizing insolvency.

     Capital Account. Each Partner's capital account in the Partnership, as determined in accordance with the Partnership Agreement.

     Capital Contribution. Each Partner's original capital contribution, and additional capital contributions if any, less any withdrawals of capital by such Partner or distributions of capital to such Partner.

     Capital Note. The $1,730,135 promissory note to the Partnership which was voluntarily contributed by the General Partner in 1993 to increase the capital of the Partnership by an amount equal to the excess distributions to Partners made in 1992 in excess of Net Profits.


     Cash Out Option. The right of each Limited Partner to elect to receive cash in lieu of Common Stock in connection with the Restructuring Plan, equal to $10 times the number of shares that Limited Partner would be entitled to receive based on the Limited Partner's Capital Account in the Partnership.


     Closing Date. The closing date of the Restructuring, the Rights Offering and the Public Offering.

     Code. The Internal Revenue Code of 1986, as amended.

     Common Stock. The common stock of the Corporation.

     Corporation. PacificAmerica Money Center, Inc., a Delaware corporation.

     CRA. Community Reinvestment Act of 1977.

     CRC. Consolidated Reconveyance Company, a California limited partnership.

     Fairness Opinion. The fairness opinion issued by Houlihan Lokey in connection with the Restructuring Plan.

     FDIC. Federal Deposit Insurance Corporation.

     FDICIA. Federal Deposit Insurance Corporation Improvement Act of 1991.

     General Partner Warrants. The warrants to be issued to the General Partner to purchase up to 25% of the total outstanding Common Stock of the Corporation on the Closing Date, on a fully diluted basis assuming the exercise of all General Partner Warrants, at an exercise price equal to 150% of the Public Offering Price.

     Houlihan Lokey. Houlihan Lokey Howard & Zukin, the independent valuation firm which has issued the Fairness Opinion.

     LPPC. Lenders Posting and Publishing Corporation, a California limited partnership.


     Loan Agreement. Loan Agreement between the Partnership and Fleet.

     Minimum Market Capitalization. The $16.9 million minimum market value of the total shares to be issued by the Corporation as a condition to closing the Restructuring Plan, calculated as total outstanding shares times Public Offering Price per share.

     Net Tangible Equity. Total assets minus total liabilities, goodwill and capitalized reorganization costs, other than costs of the Rights Offering and the Public Offering, as adjusted for the increase in capital due to the General Partner's purchase of General Partner Warrants for $385,000 and the General Partner's purchase of Common Stock in the Rights Offering for $800,000, with proceeds from repayment of debt anticipated to be owed by the Partnership to the General Partner as of May 31, 1996.

     OREO. Other real estate owned by the Partnership or Pacific Thrift, consisting of real estate acquired in settlement of loans.

     Oversubscription Privilege. The rights offered to Partners to purchase shares not subscribed for by Partners entitled to purchase pursuant to their Basic Subscription Rights.

     PCA. Prompt corrective action required to be taken by FDICIA to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios.

     Pacific Thrift. Pacific Thrift and Loan Company, a California corporation.

     PacificAmerica Mortgage. PacificAmerica Mortgage, Inc., a Delaware corporation.

     Partnership. Presidential Mortgage Company, on a consolidated basis with its subsidiaries.

     Preferred Stock. The 2,000,000 authorized shares of Preferred Stock which may be issued by the Corporation under its Certificate of Incorporation.

     Presidential. Presidential Mortgage Company, on an unconsolidated basis.

     Public Offering. The offering of shares to the public immediately following the Solicitation Period Expiration Date, the closing of which is a condition to closing of the Restructuring Plan.

     Public Offering Price. The offering price per share at which shares of Common Stock will be sold in the Public Offering.

     Public Offering Shares. The shares to be offered by the Corporation in the Public Offering, the amount of which will be determined as the number of shares necessary to achieve the Minimum Market Capitalization.

     Record Date. The date as of which the identity of the Partners of the Partnership and the amount of the Partner's Capital Account shall be determined for purposes of voting rights of the Partners with respect to the Restructuring Plan.

     Restructuring. The transactions contemplated by the Restructuring Plan.

     Restructuring Plan. The plan proposed for the vote of the Limited Partners whereby the Partnership will transfer all of its assets and liabilities to the Corporation in exchange for Common Stock of the Corporation.

     Rights Offering. The rights offered to the Partners of the Partnership, the partners of the General Partner and the officers, directors and employees of the Partnership and its subsidiaries to purchase additional shares of Common Stock.

     Solicitation Period. The period during which the Limited Partners may vote to approve the Restructuring Plan.

     Solicitation Period Expiration Date. The expiration date of the
Solicitation Period, which is June   , 1996, or such later date as the General
Partner determines in its sole discretion, not to exceed July 31, 1996.

     Specified Annual Return Rates. The specified annual return rates payable from the Net Profits, if any, of the Partnership, to each class of Partners under the Partnership Agreement.

     Stockholders. The record holders of the Common Stock following the Restructuring Plan.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
PRESIDENTIAL MORTGAGE COMPANY AND SUBSIDIARIES
  Successor Independent Certified Public Accountants' Report..........................   F-1
  Predecessor Independent Auditor's Report............................................   F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1994........................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1995, 1994 and 1993.................................................   F-4
  Consolidated Statements of Changes in Partners' Capital for the years ended
     December 31, 1995, 1994 and 1993.................................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1994 and 1993.................................................   F-6
  Notes to Consolidated Financial Statements for the years ended
     December 31, 1995, 1994 and 1993.................................................   F-7
  Supplemental material
     Schedule I -- Consolidating Schedule -- Financial Position -- December 31,
      1994............................................................................  F-37
     Schedule II -- Consolidating Schedule -- Operations -- year ended December 31,
      1994............................................................................  F-38
     Schedule III -- Consolidating Schedule -- Financial Position -- December 31,
      1995............................................................................  F-39
     Schedule IV -- Consolidating Schedule -- Operations -- year ended December 31,
      1995............................................................................  F-40
  PACIFICAMERICA MONEY CENTER, INC.
     Independent Certified Public Accountants Report..................................  F-40
     Balance Sheet....................................................................  F-41
     Notes to Balance Sheet...........................................................  F-42

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT

To the Partners
Presidential Mortgage Company

     We have audited the accompanying consolidated balance sheet of Presidential Mortgage Company (the Partnership) and subsidiaries (collectively, the Company) as of December 31, 1995, and the related consolidated statements of operations, changes in partners' capital, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Presidential Mortgage Company and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in Schedules III and IV is presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information in Schedules III and IV has been subjected to the auditing procedures applied to the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 7 and 20, the Company is subject to substantial debt service and other requirements of the note payable to its lender and is restricted from receiving cash dividends from its primary subsidiary Pacific Thrift and Loan Company. These factors may require the Company to continue to sell loans, real estate or other assets to remain in compliance with the loan agreement with its lender. Failure to comply with the principal reduction provisions under the loan agreement allows the lender to impose various sanctions including increased interest charges, declare all advances immediately due, and sell the collateral assigned as security including the common stock of the Company's wholly-owned subsidiary Pacific Thrift. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plan regarding these matters are discussed in Notes 1 and 21. The accompanying consolidated financial statements do not include any provisions or adjustments which might result from the outcome of the uncertainties discussed above.

     As discussed in Note 2 to the consolidated financial statements in 1995, the Company adopted SFAS 114, Accounting by Creditors for Impairment of a Loan.

BDO SEIDMAN, LLP

Los Angeles, California
February 29, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Presidential Mortgage Company

     We have audited the accompanying consolidated balance sheets of Presidential Mortgage Company (the Partnership) and subsidiaries (collectively, the Company) as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in partners' capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1994 and 1993 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Presidential Mortgage Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in Schedules I and II is presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information in Schedules I and II has been subjected to the auditing procedures applied to the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has suffered losses from nonperforming loans that, combined with other factors, resulted in significant recurring losses from operations. As discussed in Note 7, the Partnership is subject to substantial debt service and other requirements of the note payable to its lender. As discussed in Notes 19 and 20, at October 31, 1994, the Partnership's wholly owned subsidiary, Pacific Thrift and Loan Company (Pacific Thrift), was considered to be "critically undercapitalized" under the Prompt Corrective Action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 because its tangible and leverage capital ratios fell below 2%. As a result of such designation, Pacific Thrift was subject to severe restrictions on its activities. At December 31, 1994, Pacific Thrift was no longer considered to be "critically undercapitalized," but still did not meet the minimum capital requirements to be considered "adequately capitalized" by the Federal Deposit Insurance Corporation
(FDIC). Also at December 31, 1994, Pacific Thrift had a deficiency in its net worth, based on requirements of the California Financial Code and the California Department of Corporations (DOC). As a result of its capital designation, Pacific Thrift was required to submit a capital restoration plan, including a guarantee by the Partnership, to the FDIC. In addition, Pacific Thrift consented to a new comprehensive Order to Cease and Desist (the new C&D) by the FDIC and DOC. The new C&D requires that Pacific Thrift take various actions, including significantly increasing its leverage capital ratio to 8% by September 30, 1995. Failure to implement the capital restoration plan and meet the capital requirements of the new C&D would expose Pacific Thrift to various regulatory actions, including the risk of regulatory takeover. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans regarding these matters are discussed in Notes 1 and 20.

                                          ERNST & YOUNG LLP
April 7, 1995,
except as to Note 20 to the
consolidated financial statements,
which is as of May 20, 1995

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                      1995             1994
                                                                   -----------     ------------
CASH AND CASH EQUIVALENTS (Note 2C)..............................  $10,489,000     $ 19,628,000
ACCOUNTS RECEIVABLE..............................................    3,337,000        5,071,000
ACCRUED INTEREST RECEIVABLE......................................      903,000        1,125,000
LOANS RECEIVABLE (Notes 2D, 2E, 3, and 7)........................   43,908,000       53,045,000
LOANS HELD FOR SALE (Notes 2F and 3).............................   12,577,000       12,011,000
RECEIVABLE FROM RELATED PARTY (Notes 9 and 10)...................      347,000          478,000
EXCESS YIELD RECEIVABLE (Notes 2G and 3).........................    2,725,000          888,000
OTHER REAL ESTATE (Notes 2H and 4)...............................    3,156,000        7,621,000
PROPERTY AND EQUIPMENT (Notes 2I and 5)..........................    1,398,000        1,322,000
GOODWILL (Notes 2J and 11).......................................    1,808,000        1,749,000
OTHER ASSETS (Note 8)............................................    1,909,000          809,000
                                                                   -----------     ------------
                                                                   $82,557,000     $103,747,000
                                                                   ===========     ============
                               LIABILITIES AND PARTNERS' CAPITAL
THRIFT CERTIFICATES PAYABLE (Note 6)
  Full-paid certificates.........................................  $35,881,000     $ 58,058,000
  Installment certificates.......................................   24,275,000       11,443,000
                                                                   -----------     ------------
Total thrift certificates payable................................   60,156,000       69,501,000
ACCOUNTS PAYABLE AND ACCRUED EXPENSES............................    4,018,000        4,471,000
ACCRUED INTEREST PAYABLE.........................................      273,000          405,000
PAYABLE TO RELATED PARTY (Note 10)...............................      281,000          134,000
MORTGAGE NOTES PAYABLE (Note 4)..................................      611,000        2,313,000
NOTE PAYABLE (Note 7)............................................    6,771,000       14,778,000
NOTE PAYABLE TO RELATED PARTY (Note 7)...........................      600,000          600,000
PARTNERSHIP WITHDRAWALS PAYABLE (Note 15)........................    1,120,000        1,120,000
                                                                   -----------     ------------
Total liabilities................................................   73,830,000       93,322,000
                                                                   -----------     ------------
COMMITMENTS AND CONTINGENCIES
  Notes 12, 13, 14, 19, 20 and 21
                                                                   -----------     ------------
PARTNERS' CAPITAL................................................    8,727,000       10,425,000
                                                                   -----------     ------------
                                                                   $82,557,000     $103,747,000
                                                                   ===========     ============

          See accompanying notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1995            1994            1993
                                                      -----------     -----------     -----------
INTEREST INCOME
  Loans receivable (Notes 2D, 2E and 3).............  $ 8,885,000     $11,003,000     $14,209,000
  Deposits with financial institutions..............      692,000         401,000           3,000
                                                      -----------     -----------     -----------
Total interest income...............................    9,577,000      11,404,000      14,212,000
                                                      -----------     -----------     -----------
INTEREST EXPENSE
  Thrift certificates greater than $100,000.........        7,000          28,000         304,000
  Other thrift certificates.........................    3,813,000       2,917,000       2,917,000
  Notes payable.....................................    1,379,000       1,982,000       2,497,000
                                                      -----------     -----------     -----------
Total interest expense..............................    5,199,000       4,927,000       5,718,000
                                                      -----------     -----------     -----------
Net interest income.................................    4,378,000       6,477,000       8,494,000
PROVISION FOR LOAN LOSSES
  (Notes 2D, 2E and 3)..............................    3,289,000       6,096,000       4,655,000
                                                      -----------     -----------     -----------
Net interest income after provision for loan
  losses............................................    1,089,000         381,000       3,839,000
                                                      -----------     -----------     -----------
NONINTEREST INCOME
  Trustee and reconveyance fees.....................    3,248,000       3,344,000       3,781,000
  Other income......................................    1,122,000       1,712,000       1,381,000
  Gain on sale of loans.............................    8,895,000         946,000         143,000
                                                      -----------     -----------     -----------
Total noninterest income............................   13,265,000       6,002,000       5,305,000
                                                      -----------     -----------     -----------
NONINTEREST EXPENSE
  Salaries and employee benefits (Notes 10 and
     14))...........................................    7,858,000       6,493,000       5,064,000
  General and administrative (Note 10)..............    6,273,000       7,090,000       5,491,000
  Related party fees (Notes 9 and 10)...............    1,012,000         805,000         847,000
  Operations of other real estate (Note 4)..........    1,212,000         732,000       3,307,000
  Depreciation and amortization.....................      919,000         776,000         303,000
                                                      -----------     -----------     -----------
Total noninterest expense...........................   17,274,000      15,896,000      15,012,000
                                                      -----------     -----------     -----------
LOSS BEFORE INCOME TAXES (benefit)..................   (2,920,000)     (9,513,000)     (5,868,000)
INCOME TAXES (BENEFIT) (Notes 2K and 8).............   (1,222,000)          1,000           1,000
                                                      -----------     -----------     -----------
Net loss............................................  $(1,698,000)    $(9,514,000)    $(5,869,000)
                                                      ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                                  YEARS ENDED
                                                                                 DECEMBER 31,
                                                                              1995, 1994 AND 1993
                                                                              -------------------
CAPITAL, JANUARY 1, 1993....................................................      $28,830,000
  Contributions.............................................................          301,000
  Distributions.............................................................       (1,943,000)
  Withdrawals...............................................................       (1,380,000)
  Net loss -- 1993..........................................................       (5,869,000)
                                                                                 ------------
CAPITAL, December 31, 1993..................................................       19,939,000
  Net loss -- 1994..........................................................       (9,514,000)
                                                                                 ------------
CAPITAL, December 31, 1994..................................................       10,425,000
  Net loss -- 1995..........................................................       (1,698,000)
                                                                                 ------------
CAPITAL, December 31, 1995..................................................      $ 8,727,000
                                                                                 ============

          See accompanying notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------------
                                                      1995              1994             1993
                                                  -------------     ------------     ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss......................................  $  (1,698,000)    $ (9,514,000)    $ (5,869,000)
  Adjustments to reconcile net loss to net cash
     used in operating activities
     Provision for loan losses..................      3,289,000        6,096,000        4,655,000
     Provision for losses on other real
       estate...................................      1,188,000          202,000        1,069,000
     Net gain on sale of other real estate......       (469,000)        (625,000)        (345,000)
     Proceeds from sale of loans................    145,266,000       29,315,000        4,252,000
     Originations of loans held for sale........   (151,538,000)     (41,055,000)      (6,320,000)
     Depreciation and amortization..............        919,000          776,000          303,000
  Net change in assets and liabilities
     Accounts receivable........................      1,734,000       (1,731,000)        (359,000)
     Accrued interest receivable................        222,000          966,000          122,000
     Receivable from related party..............        131,000          316,000         (411,000)
     Excess yield receivable....................     (1,837,000)           7,000          117,000
     Goodwill...................................       (172,000)        (127,000)        (309,000)
     Other assets...............................     (1,500,000)        (420,000)         (79,000)
     Payable to related party...................        147,000         (442,000)         576,000
     Accounts payable, accrued expenses, and
       accrued interest payable.................       (584,000)         186,000        2,200,000
                                                  --------------    ------------      -----------
Net cash used in operating activities...........     (4,902,000)     (16,050,000)        (398,000)
                                                  --------------    ------------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of loans...................     13,371,000       28,402,000       25,884,000
  Increase in loans receivable..................    (12,325,000)     (10,249,000)     (16,069,000)
  Proceeds from sale of other real estate.......     14,253,000        5,994,000        7,001,000
  Mortgage assumed (repaid) in connection
     with other real estate.....................     (1,702,000)         536,000         (730,000)
  Purchase of property and equipment............       (482,000)        (883,000)        (853,000)
                                                  --------------    ------------      -----------
Net cash provided by investing activities.......     13,115,000       23,800,000       15,233,000
                                                  --------------    ------------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in thrift
  certificates..................................     (9,345,000)       7,080,000       11,860,000
  Paydowns of note payable......................     (8,007,000)      (8,422,000)     (10,200,000)
  Proceeds from issuance of partnership
     shares.....................................             --               --           35,000
  Capital contributions from general partner....             --               --          266,000
  Distributions to partners.....................             --               --       (1,943,000)
  Withdrawals of partnership shares.............             --               --       (2,086,000)
                                                  --------------    ------------      -----------
Net cash used in financing activities...........    (17,352,000)      (1,342,000)      (2,068,000)
                                                  --------------    ------------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...................................     (9,139,000)       6,408,000       12,767,000
CASH AND CASH EQUIVALENTS,
  AT BEGINNING..................................     19,628,000       13,220,000          453,000
                                                  --------------    ------------      -----------
CASH AND CASH EQUIVALENTS, AT END...............  $  10,489,000     $ 19,628,000     $ 13,220,000
                                                  ==============    ============      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for Interest........  $   5,331,000     $  4,704,000     $  5,838,000
  State franchise taxes.........................          2,000            1,000            1,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
  Loans transferred to other real estate........  $  10,489,000     $  7,542,000     $  7,270,000
  Mortgage payable assumed in connection
     with other real estate.....................      1,545,000        2,499,000        3,289,000
  Loans to facilitate sales of other real
     estate.....................................        895,000          898,000        3,344,000
                                                  ==============    ============      ===========

          See accompanying notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  Organization

     Presidential Mortgage Company is a California limited partnership whose principal purpose is to make loans secured by real estate. In these financial statements, "the Partnership" refers to Presidential Mortgage Company itself and "the Company" refers to Presidential Mortgage Company and its subsidiaries.

     The Partnership's general partner, Presidential Management Company, is a California limited partnership. Presidential Management Company's general partner, Presidential Services Corporation, is a California corporation owned by Joel R. Schultz, John A. DeRosa and Constance DeRosa.

     The Partnership's limited partners consist of approximately 2,500 individuals and entities in classes A, B, C, D, and E. The differences between the various classes primarily relate to the different offering dates and unit prices as well as profit priorities and percentages. In addition, certain partners have elected to reinvest their distributions in Distribution Reinvestment Plan (DRP) Units.

     In 1988, Pacific Thrift and Loan Company (Pacific Thrift), a California corporation, was formed as a wholly owned subsidiary of the Partnership. Pacific Thrift conducts business under the California Industrial Loan Law and originates, purchases and sells loans secured by real estate. In addition, Pacific Thrift originates loans through loan representatives who reside in other states, but Pacific Thrift does not maintain any offices for such representatives, with the exception of Bellevue, Washington.

     Pacific Thrift issues certificates to investors that are redeemable at maturity at the option of investors, although penalties for early withdrawal may be assessed. The California Industrial Loan Law maintains provisions governing the amount of thrift certificates that may be issued, the amount of funds that may be borrowed, and the types of loans that may be made. During 1988, the Federal Deposit Insurance Corporation approved Pacific Thrift for deposit insurance coverage. Accordingly, Pacific Thrift is subject to annual assessments by the FDIC.

     In 1990, the Partnership purchased 100% of the limited partnership interests (which constitutes 99% of all partnership interests) of Consolidated Reconveyance Company (CRC) and Lenders Posting and Publishing Company (LPPC). These entities provide trustee and related foreclosure services to the Partnership, Pacific Thrift, and unaffiliated lenders. Both CRC and LPPC were purchased from the Partnership's general partner.

     In October 1995, the Partnership incorporated a new wholly-owned subsidiary, Consolidated Reconveyance Corporation, a Washington corporation ("CRC Washington"). CRC Washington will provide foreclosure related services on real estate trust deeds secured by property located in the State of Washington. CRC Washington will reimburse Pacific Thrift for office space used by CRC Washington at the office of Pacific Thrift in Bellevue, Washington.

     PacificAmerica Money Center, Inc. (the Corporation) (formerly Pacific United Group, Inc.) is a financial institution holding company that was formed by the Partnership in February 1994, in preparation for a possible Restructuring Plan. (See Note 21). At December 31, 1995, the Corporation has no results of operations. A stock option plan has been set up and is contingent on the completion of the Company's Restructuring Plan. In addition, the Partnership recently formed PacificAmerica Mortgage, Inc. (PacificAmerica Mortgage). PacificAmerica Mortgage has no business operations. If the proposed Restructuring Plan is completed, the Corporation will assign all of the loan receivables transferred to it by the Partnership to PacificAmerica Mortgage. The loans will continue to be serviced by Pacific Thrift for a servicing fee of 1.5% per year of the principal balance of each loan serviced.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Partnership Agreement

     The Partnership is governed by the Fifth Amended and Restated Certificate and Agreement of Limited Partnership entered into as of September 1989, as amended by the First Amendment, dated as of May 1993, and the Second Amendment, dated as of January 1, 1994. The First Amendment provides for a special allocation of loss to the general partner and income to the limited partners based on certain capital contributions by the general partner from 1993 through 1996 (the "Capital Plan"). The Second Amendment provides that Pacific Thrift will directly hire its own employees and directly pay its own overhead and that the Partnership will continue to pay the general partner for fees in connection with loans of Pacific Thrift and the Partnership. The agreement and amendments are collectively referred to as the "Partnership Agreement."

     In accordance with the Partnership Agreement, the net profits of the Partnership (after deduction of the management fee) are allocated to the partners, based on specified annual percentage rates for each class of partners and the average daily balance of each partner's capital contributions. Net losses are allocated to all partners in proportion to their average daily capital contributions. In addition, there is a special allocation based on the Capital Plan.

     The Partnership Agreement provides certain rights to the partners to withdraw the balance in their capital accounts. Such withdrawal rights are restricted by certain percentage limitations and a determination by the general partner that such withdrawal will not impair the capital or operations of the Partnership. Since July 1993, no distributions have been made and no withdrawals have been permitted.

     Upon dissolution of the Partnership, the Partnership Agreement provides that the net assets will be distributed to the partners in proportion to their capital accounts and that the general partner will fund any deficit balance in its capital account as defined in the Partnership Agreement.

  Operating Results and Business Plan

     The Company has suffered losses from operations of the Partnership and Pacific Thrift from 1992 through 1994, and the Company continued to sustain operating losses for the year ended December 31, 1995. These losses have resulted primarily from significant amounts of nonperforming loans, large provisions for loan losses, and relatively high levels of overhead and have caused a substantial reduction in the capital of the Company. While this portion of the losses attributable to Pacific Thrift had caused it to become "undercapitalized" and subject to certain regulatory mandates at the end of 1994, Pacific Thrift had net profit of $3,155,000 for the year ended December 31, 1995 and was classified as "adequately capitalized" by the FDIC based on the examination as of March 31, 1995 and a later examination as of September 30, 1995. See Notes 19 and 20. CRC and LPPC had net profits of $582,000 and $279,000 for the year ended December 31, 1995.

     Management expects that stabilizing real estate values and general economic conditions will result in reduced loan losses for 1996. In connection with the Partnership, management is in the process of evaluating alternative business strategies. In connection with Pacific Thrift, management has taken certain steps to return the operations to even greater profitability and improved financial condition through an emphasis on originating residential real estate loans for sale in order to generate fee and loan sale income, achieving and maintaining targeted capital ratios, and controlling overhead expenses.

     Management expects that Pacific Thrift, CRC, and LPPC will continue to be profitable for 1996 and believes that Pacific Thrift is in total compliance with all regulatory mandates. Management also expects that, although the Partnership incurred a loss, the Company will be profitable in 1996. In connection with the note payable to its lender (see Note 7), management expects that the Partnership will be able to generate sufficient cash flow from operations (including real estate and loan sales), and its proposed restructuring plan to satisfy its debt service requirements. See Notes 7, 20, and 21.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     There is no assurance that the Company will be successful. These consolidated financial statements do not include any provisions or adjustments that might result from the outcome of these uncertainties.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. BASIS OF ACCOUNTING

     These consolidated financial statements are prepared in accordance with generally accepted accounting principles.

  B. CONSOLIDATION

     The consolidated financial statements include the accounts of the Corporation, Partnership, Pacific Thrift, CRC, and LPPC. While CRC Washington has been organized prior to December 31, 1995, it has no operations or accounts to be included in consolidation. All significant intercompany balances and transactions have been eliminated. Consolidating information is presented in Schedules I, II, III and IV.

  C. CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

  D. LOANS RECEIVABLE

     Loans receivable are stated at the principal amount outstanding, less unamortized deferred fees and costs and the allowance for loan losses (ALL). Loans receivable are primarily secured by first and second trust deeds.

     Interest income is accrued as earned and is based on the principal balance outstanding. The Company's policy is to cease accruing interest on loans that are more than two monthly payments past due and for which there appears to be insufficient collateral to support collectibility. In many cases, interest, late fees, and other charges continue to accrue until the time management deems that such amounts are not collectible. When a loan is placed on a nonaccrual status, the Company reverses all accrual income that is uncollected income.

     Nonrefundable loan fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are recognized in interest income over the loan term as an adjustment to the yield, using a method that approximates the effective interest (level yield) method.

  E. ALLOWANCE FOR LOAN LOSSES

     Loan losses are charged to the ALL; recoveries are credited to the allowance. The provision for loan losses charged to expense and added to the ALL is based upon management's judgment and evaluation of the known and inherent risks in the loan portfolio. Management's judgment takes into consideration such factors as changes in the nature and volume of the portfolio, continuing review of delinquent loans, current economic conditions, risk characteristics of the various categories of loans, and other pertinent factors that may affect the borrower's ability to repay. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures). The effect of adopting this new

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

accounting standard was immaterial to the operating results of the Company for the year ended December 31, 1995. Prior financial statements are prohibited from restatement to apply the new accounting standard.

     Under the new accounting standard, a loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The ALL related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's effective interest rate. Prior to 1995, the ALL for all loans which would have qualified as impaired under the new accounting standard was primarily based upon the estimated fair market value of the related collateral.

     For impaired loans that are on non-accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or portion of a cash payment received on a non-accrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance of the loan.

     A restructuring of a debt is considered a troubled debt restructuring when the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that it would not otherwise grant. Troubled debt restructurings may include changing repayment terms, reducing the stated interest rate and reducing the amounts of principal and/or interest due or significantly extending the maturity date. The restructuring of a loan is intended to recover as much of the Company's investment as possible and to achieve the highest yield possible.

  F. LOANS HELD FOR SALE

     The Company has designated certain of its loans receivable as being held for sale. In determining the level of loans held for sale, the Company considers the extent to which loans will be required to be sold in response to liquidity needs, asset/liability management requirements, and other factors.

     Loans held for sale are recorded at the lower of cost or market value. Any unrealized losses are recorded as a reduction in income. Realized gains and losses from the sale of loans receivable are based on the specific identification method.

  G. EXCESS YIELD RECEIVABLE

     Excess yield receivable represents the excess of the estimated present value of net amounts to be received over normal servicing fees for loan sales for which the Company continues to service the loans. Excess yield receivable also represents the estimated present value of the excess interest income to be received over the yield acquired by the investor for loan sales for which the Company does not continue to service the loans. The receivable is amortized to operations based on a method which approximates the effective interest method.

  H. OTHER REAL ESTATE

Other real estate is comprised of formally foreclosed property and in-substance foreclosed property to which the Company does not have legal title. These assets are recorded at the lower of the net investment in the loan or the fair value of the property less selling costs. At the time of foreclosure, any excess of the net investment in the loan over its fair value is charged to the allowance for loan losses. Any subsequent declines in value are charged to operations. Prior to 1995, loans were classified as in-substance foreclosures when they exhibited characteristics more closely associated with the risk of real estate ownership than with loans. Collateral that has been classified as an in- substance foreclosure was reported in the same manner as collateral that has been

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

formally foreclosed. Effective January 1, 1995, with the adoption date of SFAS No. 114, the category of loan classified as in-substance foreclosures was eliminated resulting in such loans being reflected as loan receivable rather than as foreclosed real estate.

  I. PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is based on the asset's estimated useful life, ranging from two to eight years, and is computed using the straight-line method. Expenditures that improve or extend the service lives of assets are capitalized. Repairs and maintenance are charged to expense as incurred.

  J. GOODWILL

     Goodwill represents the excess of the total purchase price (consisting of the initial consideration and subsequent consideration) of CRC and LPPC over the fair value of purchased net assets. Goodwill is being amortized using the straight-line method over approximately 20 years. The Company routinely reviews recoverability using estimated future cash flows attributable to the goodwill.

  K. INCOME TAXES

     Partnerships are generally not subject to income taxes, accordingly, the Partnership income or loss is reported in the individual partners' tax returns. However, Pacific Thrift, the Partnership's wholly owned corporate subsidiary, is subject to federal income and state franchise taxes.

     Pacific Thrift follows the "asset and liability" method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. All tax benefits are recorded and then reduced by a valuation allowance when it is more likely than not that the benefit is not fully realizable.

  L. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments. The estimated fair values of financial instruments are disclosed as of December 31, 1995. SFAS No. 107 defines fair value as the amount which the instrument could be exchanged for in a current transaction between willing parties, other than in a forced sale or liquidation. Where possible, the Company has utilized quoted market prices to estimate fair value. Since quoted market prices were not available for a significant portion of the financial instruments, the fair values were approximated using discounted cash flow techniques.

     Fair value estimates are made at a specific point in time, based on judgments regarding future expected loss experience, current economic conditions, risk conditions, risk characteristics of various financial instruments and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Fair value estimates were based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

     The following presents the carrying value and estimated fair value of the various classes of financial instruments held by the Company at December 31, 1995. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors. Because no market exists for a significant portion of the financial instruments presented below and the inherent imprecision involved in the estimation process, management does not believe the information presented reflects the amounts that would be received if the Company's assets and liabilities were sold.

                                                                   DECEMBER 31, 1995
                                                               -------------------------
                                                                CARRYING      ESTIMATED
                                                                 VALUE        FAIR VALUE
                                                               ----------     ----------
     ASSETS
     Cash and cash equivalents...............................  $10,489,000    $10,489,000
     Loans receivable........................................  48,137,000     48,060,000
     Allowance for loan losses...............................  (4,229,000)    (4,229,000)
                                                               -----------    -----------
               Total loans...................................  43,908,000     43,831,000
                                                               -----------    -----------
     Loans held for sale.....................................  12,577,000     12,577,000
     Excess yield receivable.................................   2,725,000      2,725,000
     LIABILITIES
     Installment certificates................................  24,275,000     24,275,000
     Fully-paid certificates.................................  35,881,000     35,800,000
     Notes payable...........................................   6,771,000      6,771,000

  Cash, Short Term-Investments, Trade Receivables, and Trade Payables

     The carrying amount approximates fair value because of the short maturity of these instruments.

  Loans

     Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type such as commercial, commercial real estate, residential mortgage, and other consumer. Each loan category was further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

     The fair value for performing fixed rate commercial and commercial real estate loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The fair values for performing commercial and commercial real estate loans indexed to a market lending rate with normal credit risk were assumed to approximate their carrying value. For residential mortgage loans, fair value was estimated by using quoted market prices for loans with similar credit and interest rate risk characteristics.

     Fair value for significant nonperforming loans was based on recent external appraisals or broker opinions adjusted for anticipated credit loss risk, estimated time for resolution, valuation of the underlying collateral and other related resolution costs. If appraisals or recent broker opinions are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Loans Held for Sale

     The fair values were estimated by using current institutional purchaser yield requirements.

  Excess Yield Receivable

     The fair value was determined by using estimated discounted future cash flows taking into consideration current prepayment rates and default experience. The carrying amount is considered to be a reasonable estimate of fair market value.

  Thrift Certificates Payable

     Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                               AT DECEMBER 31, 1995
                                                            ---------------------------
                                                             CARRYING        ESTIMATED
                                                               VALUE        FAIR VALUE
                                                            -----------     -----------
        Installment certificates..........................  $24,275,000     $24,275,000
                                                            -----------     -----------
        Fully-paid certificates:
          Maturing in six months or less..................   26,162,000      26,162,000
          Maturing between six months and one year........    9,084,000       9,053,000
          Maturing between one and three years............      635,000         635,000
                                                            -----------     -----------
        Total fully-paid certificates.....................  $35,881,000     $35,850,000
                                                            ===========     ===========

  Notes Payable

     The fair values for long-term debt are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses based on the Company's borrowing rates at December 31, 1995 for comparable types of borrowing arrangements.

     The remaining assets and liabilities of Presidential are not considered financial instruments and have not been valued differently than is customary under historical cost accounting. Since assets and liabilities that are not financial instruments are excluded, the difference between total financial assets and financial liabilities does not, nor is it intended to, represent the market value of Presidential. Furthermore, the estimated fair value information may not be comparable between financial institutions due to the wide range of valuation techniques permitted, and assumptions necessitated, in the absence of an available trading market.

  M. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  N. RECLASSIFICATIONS

     Certain reclassifications of balances from prior years have been made to conform to the current year's reporting format.

  O. NEW ACCOUNTING STANDARDS

     See Management's Discussion and Analysis of Financial Condition and Results of Operations.

  3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     Loans Receivable

     Loans receivable at December 31, 1995 and December 31, 1994 are summarized as follows:

                                                                  DECEMBER 31,
                                                          -----------------------------
                                                              1995             1994
                                                          ------------     ------------
        Residential real estate loans...................  $ 48,545,000     $ 55,235,000
        Participations sold.............................   (21,783,000)     (16,129,000)
                                                          ------------     ------------
        Residential real estate loans -- net............    26,762,000       39,106,000
                                                          ------------     ------------
        Commercial real estate loans....................    34,270,000       30,153,000
        Participations sold.............................   (12,009,000)     (10,479,000)
                                                          ------------     ------------
        Commercial real estate loans -- net.............    22,261,000       19,674,000
                                                          ------------     ------------
        Total loans receivable..........................  $ 49,023,000     $ 58,780,000
                                                          ============     ============
        Loans receivable held for investment............  $ 49,023,000     $ 58,780,000
        Net deferred loan fees and costs................      (886,000)      (1,428,000)
        Allowance for loan losses.......................    (4,229,000)      (4,307,000)
                                                          ------------     ------------
                                                          $ 43,908,000     $ 53,045,000
                                                          ============     ============

     The components of the loan portfolio at December 31, 1995 and December 31, 1994 were as follows:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995            1994
                                                            -----------     -----------
        One-to-four family residential....................  $14,672,000     $20,088,000
        Five-or-more family residential...................   10,347,000      16,720,000
        Home improvement..................................    1,743,000       2,298,000
        Commercial........................................   20,387,000      17,869,000
        Land and other....................................    1,874,000       1,805,000
                                                            -----------     -----------
                                                            $49,023,000     $58,780,000
                                                            ===========     ===========

     During 1995 and 1994, the Company sold, without recourse to the Company, approximately $13,371,000 and $25,632,000, respectively, of real estate loans to various outside parties.

  Significant Concentrations of Risk

     The Company makes mortgage loans primarily secured by first or second trust deeds on Southern California real estate. The loans are secured by single-family residential and other types of real estate and collateralized by the equity in the borrowers' real estate. Prior to the fourth quarter of 1993, these borrowers generally had a credit standing such that the Company relied heavily on the value of the underlying collateral

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

in its lending practices. In the fourth quarter of 1993, however, the Company began implementing a revised policy to place more emphasis on the creditworthiness of the borrower. Loans are expected to be repaid either by cash from the borrower at maturity or by borrower refinancing.

  Allowance for Loan Losses

     Changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                              -------------------------------------------
                                                 1995            1994            1993
                                              -----------     -----------     -----------
        Balances at beginning...............  $ 4,307,000     $ 3,123,000     $ 2,646,000
        Provision charged to expense........    3,289,000       6,096,000       4,655,000
        Loan charge-offs....................   (3,367,000)     (4,912,000)     (4,178,000)
                                               ----------      ----------      ----------
        Balance at end......................  $ 4,229,000     $ 4,307,000     $ 3,123,000
                                               ==========      ==========      ==========

     At December 31, 1995 and 1994, loans with more than two monthly payments past due and on nonaccrual status totaled $1,128,000 and $3,408,000, respectively. If interest on these loans had been accrued, interest income would have increased by approximately $151,000 and $955,000 in 1995 and 1994, respectively. At December 31, 1995 and 1994, loans with more than two monthly payments past due and on accrual status totaled $1,508,000 and $3,474,000, respectively. Interest income recognized on these loans totaled approximately $130,000 and $298,000 in 1995 and 1994, respectively.

     The following information relates to the Company's impaired loans which includes troubled debt restructurings that meet the definition of impaired loans as of and for the year ended December 31, 1995:

                                                                            DECEMBER
                                                                              31,
                                                                              1995
                                                                           ----------
        Impaired loans with a specific allowance.........................  $2,175,000
        Impaired loans with no specific allowance........................     619,000
                                                                           ----------
        Total impaired loans.............................................  $2,794,000
        Total allowance related to impaired loans........................  $  430,000
        Average balance of impaired loans for the period.................  $3,579,000
        Interest income on impaired loans for the period recorded on a cash basis.....................................................  $  163,000

  Pledging of Partnership Loans Receivable

     In connection with the origination of the line of credit, the Partnership pledged all of its loans receivable as security to its lender.

  Loans Held for Sale

     Loans held for sale at December 31, 1995 and 1994 are summarized as follows:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995            1994
                                                            -----------     -----------
        Real estate loans.................................  $12,577,000     $10,885,000
        Title I loans.....................................           --       1,126,000
                                                            -----------     -----------
                                                            $12,577,000     $12,011,000
                                                            ===========     ===========

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Accounts receivable of $1,713,000 at December 31, 1994 consisted of proceeds from loan sales. These proceeds were received in early January, 1995.

     In December 1993, management developed a loan securitization program under which the Partnership or Pacific Thrift could sell certain loans receivable to a primary buyer (the Purchaser). The securitization agreements provided that the Partnership or Pacific Thrift offer to sell all newly originated qualifying loans, up to $75,000,000, to the Purchaser through June 1995.

     Pacific Thrift had sold $75 million of loans under that agreement as of May 26, 1995. All loans sold by Pacific Thrift were included in pools of loans securitized by the Purchaser who also acts as loan servicer for each of the pools. All loans were sold nonrecourse except for the obligation to repurchase any loan which does not meet certain customary representations and warranties or to repurchase loans adversely affected by any breach of general representations and warranties. As of December 31, 1995, three loans ($57,000 aggregate principal amount) from the original sale of $3.9 million to the Purchaser have been repurchased by Pacific Thrift and no additional loans related to this sale have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on the three loans repurchased. Except for an initial sale of approximately $3.9 million in loans, all loans sold by Pacific Thrift to the Purchaser were sold for a premium above face value. Pacific Thrift received a servicing released fee payable quarterly on the principal amount of each loan sold from September 19, 1994 to January 1995. Effective February 1, 1995, the servicing released fee was increased on the principal amount of each loan sold, including the loans sold from September 1994 to May 26, 1995, until each loan is paid off. Pacific Thrift retains an interest in the net spread (i.e. all interest and fees paid on the loans less servicing and other costs) in the $3.9 million of loans sold to Purchaser in December 1993, which management estimates will represent an additional return of approximately 3.3% on the principal amount of the $3.9 million of loans sold.

     Pacific Thrift entered into a new agreement with the Purchaser effective June 21, 1995, pursuant to which it will continue to sell pre-approved residential loans to the Purchaser. As of December 31, 1995 two loans under the new agreement ($218,000 aggregate principal amount) have been repurchased by Pacific Thrift and no additional loans have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on these two loans repurchased. The new agreement provides for Pacific Thrift to receive a higher premium on the face amount of each loan sold which meets preset interest rate requirements upon date of sale. An additional premium will be paid for all loans sold during any quarter if at least $22.5 million of loans are sold during that quarter. The premium for all loans sold in excess of $25 million per calendar quarter will be further increased. In addition, Pacific Thrift will receive a servicing released fee on the principal amount of each loan sold, payable on a quarterly basis, until the loan is paid off. At January 1, 1996, the Agreement was revised to eliminate, for all new loans sold, the servicing released fee and replace it with a higher premium on sale.

     As a result of changes in the lending market, Pacific Thrift's primary source of revenues has changed from interest income on portfolio loans to fee and premium income from the origination and sale of real estate loans. During the year ended December 31, 1995, Pacific Thrift has sold an aggregate of $132.5 million of pre-approved securitizable loans to the Purchaser and $12.5 million pre-approved securitizable loans to other purchasers. Pacific Thrift has no commitment to offer or sell any specified amount of loans to any purchaser, but has entered arrangements whereby other purchasers may pre-approve loans to be made by Pacific Thrift prior to funding, which are sold within approximately one month from origination.

     To the extent that Pacific Thrift originates loans for sale, it bears an interest rate risk between the date of origination of each loan and the time that each loan is sold. However, loans are generally sold on a monthly basis, which reduces the risk of interest rate fluctuations between the date of origination and date of sale.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Prior to March 31, 1993, Pacific Thrift originated Title I home improvement loans that were 90% insured by the Federal Housing Administration, provided that the total amount of claims did not exceed 10% of the amount of all Title I loans. During 1995 and 1994, Pacific Thrift sold $1,126,000 and $2,770,000, respectively, of these loans and recorded losses totaling $-0- and $39,000, respectively. As of March 31, 1993, Pacific Thrift discontinued the origination and sale of Title I and other similar loans.

     In August 1995 Pacific Thrift resumed a Title I Loan origination program, in which Pacific Thrift acts exclusively as a correspondent lender for one or more larger mortgage lenders who securitize Title I Loans. Pacific Thrift anticipates that these loans would be sold without recourse within 30 days of origination.

     During 1995, Pacific Thrift sold $1,126,000 of seasoned home improvement loans originated prior to March 1993 at par value and $850,000 in new Title I loans at a premium.

4. OTHER REAL ESTATE

     Other real estate consisted of the following at December 31, 1995 and 1994:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995           1994
                                                              ----------     ----------
        Foreclosed real estate..............................  $5,590,000     $7,478,000
        In-substance foreclosures...........................          --        545,000
        Allowance for losses on other real estate...........  (2,434,000)      (402,000)
                                                              ----------     ----------
                                                              $3,156,000     $7,621,000
                                                              ==========     ==========

     Changes in the allowance for losses on other real estate for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                ----------------------------------------
                                                   1995          1994           1993
                                                ----------     ---------     -----------
        Balance at beginning..................  $  402,000     $ 783,000     $   867,000
        Provisions for losses.................   1,188,000       202,000       1,069,000
        Net (charge-offs) recoveries..........     844,000      (583,000)     (1,153,000)
                                                ----------     ---------     -----------
        Balance at end........................  $2,434,000     $ 402,000     $   783,000
                                                ==========     =========     ===========

     Operations of other real estate for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                                         YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                    1995           1994           1993
                                                 ----------     ----------     ----------
        Provision for losses...................  $1,188,000     $  202,000     $1,069,000
        Net (gain) on sales....................    (469,000)      (625,000)      (345,000)
        Other expenses.........................     493,000      1,155,000      2,583,000
                                                 ----------     ----------     ----------
                                                 $1,212,000     $  732,000     $3,307,000
                                                 ==========     ==========     ==========

     Other expenses in 1993 included $1,494,000 of estimated costs for remediation of toxic substances on other real estate. See Note 13.

     Upon foreclosure of a junior lien, the Company takes title to the real estate, subject to existing senior liens. These mortgage notes payable totaled $611,000 and $2,313,000 at December 31, 1995 and 1994, respectively.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1995
1994:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995            1994
                                                            -----------     -----------
        Computer equipment and software...................  $ 1,211,000     $ 1,078,000
        Furniture and fixtures............................      745,000         583,000
        Leasehold improvements............................      519,000         455,000
                                                            -----------     -----------
                                                              2,475,000       2,116,000
        Accumulated depreciation and amortization.........   (1,077,000)       (794,000)
                                                            -----------     -----------
                                                            $ 1,398,000     $ 1,322,000
                                                            ===========     ===========

 6. THRIFT CERTIFICATES PAYABLE

     Thrift certificates are comprised of full-paid certificates and installment certificates. The approximate weighted average interest rate of full-paid and installment certificate accounts at December 31, 1995 was 6.08% and 5.66%, respectively. The interest payable on the thrift certificates totaled $104,000 and $171,000 at December 31, 1995 and 1994, respectively.

     At December 31, 1995 and 1994, full-paid thrift certificates consisted of the following:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995            1994
                                                            -----------     -----------
        Certificates greater than $100,000................  $        --     $   102,000
        Certificates less than $100,000...................   35,881,000      57,956,000
                                                            -----------     -----------
                                                            $35,881,000     $58,058,000
                                                            ===========     ===========

     At December 31, 1995, scheduled maturities of full-paid thrift certificates were as follows:

                                                                            AMOUNT
                                                                          -----------
        Less than 3 months..............................................  $12,723,000
        3 to 6 months...................................................   13,439,000
        6 to 12 months..................................................    9,084,000
        1 to 5 years....................................................      635,000
                                                                          -----------
                                                                          $35,881,000
                                                                          ===========

 7. NOTE PAYABLE

     In 1990, the Partnership obtained financing under a $105,000,000 line of credit agreement with National Westminster Bank (NatWest), as agent for a group of banks, which was modified on September 30, 1991 to $56,000,000 and subsequently modified further. The amounts advanced under the agreement were based upon a specified percentage of the amount of eligible loans assigned as security. Under the agreement that existed at December 31, 1991, the Partnership could elect any of three interest rates: (i) 0.50% above NatWest's prime rate,
(ii) 2.0% above the certificate of deposit rate, or (iii) 1.875% above LIBOR. At December 31, 1991, the Partnership had $56,250,000 outstanding on the line of credit.

     In April 1992, NatWest delivered a commitment letter to the Partnership, followed by a formal amendment of the loan agreement, to continue to provide a revolving loan of $48,000,000, decreasing to

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$44,000,000 by May 15, 1992, and decreasing by $1,500,000 each month to a new maximum of $36,500,000 by September 30, 1992.

     In connection with the amendment, the general partner loaned the Partnership $600,000 in subordinated debt, which bears interest at the prime rate and may only be repaid upon consent by NatWest or at such time as the Partnership repays all of its outstanding indebtedness to NatWest. In addition, the general partner and the three managing officers of the general partner personally guaranteed the performance by the Partnership of all terms of the line of credit agreement.

     On September 30, 1992, NatWest amended and extended the term of the revolving loan through March 31, 1993, requiring further paydowns of $1,000,000 per month for four of the months and $1,100,000 for two of the months during the six-month extension period.

     Under the terms of the September 30, 1992 amendment, the Partnership could borrow, on a revolving credit basis, up to the lesser of (i) a specified borrowing base equal to 93.75% of the aggregate principal balance of all eligible mortgage loans secured by first or second trust deeds on single-family residences, and 85% of the aggregate principal balance of all eligible mortgage loans secured by first or second trust deeds on multifamily residences or commercial properties; or (ii) $36,500,000 as of September 30, 1992, reduced by required reductions through March 31, 1993. Total loans secured by trust deeds on multifamily residences and commercial properties that could be included as eligible loans could not exceed 35% of all eligible loans.

     Under the September 30, 1992 amendment, the interest rate charged on new advances was based on (i) 1% above NatWest's prime rate; (ii) 3.125% over NatWest's certificate of deposit rate; or (iii) 3% over the LIBOR rate. In addition, the Partnership paid a commitment fee equal to 0.50% per annum of the average daily unused portion of the aggregate commitment. During 1993, the Partnership elected an interest rate of 1% above the NatWest prime rate.

     On April 1, 1993, the line of credit agreement was further amended and extended to June 30, 1993. The amendment required paydowns of $1,000,000 per month to a new maximum of $27,300,000 as of June 30, 1993.

     In June 1993, the line of credit was further amended and extended until June 30, 1994. Under the terms of the extension, the Partnership was required to make monthly payments of $300,000, plus the amount by which 80% of the Partnership's monthly net operating cash flow (after payment of rent, salaries and employee benefits, interest under the line of credit agreement, senior liens on mortgage loans and other real estate, and up to $50,000 per month of office expenses) exceeded $300,000. In addition, the Partnership was not allowed to make distribution or withdrawal payments to the partners.

     The line of credit agreement, as amended in June 1993, could terminate upon certain customary events of default. Events of default included failure to meet the following financial standards: (i) minimum excess tangible financial assets not less than $15,000,000; (ii) a maximum ratio of total liabilities to excess tangible financial assets not greater than 3.25-to-1; and (iii) a minimum interest coverage ratio of net income plus interest expense to interest expense of 1.5-to-1. Upon the occurrence of an event of default under the agreement, NatWest had the right, among other remedies, to declare all advances due immediately, cease making any further advances, and sell the collateral assigned as security. NatWest also had the right to charge a higher interest rate (3% above prime) on amounts due and unpaid.

     In December 1993, the Partnership notified NatWest that certain loans in the borrowing base had become ineligible loans. Such reduction in the eligible loans caused a payment of approximately $2,100,000 to become immediately due. Subsequently, the Partnership notified NatWest that other loans had become ineligible loans, resulting in a total payment in excess of $6,000,000 being immediately due.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In May 1994, the Partnership notified NatWest of additional defaults on the line of credit, including those pertaining to the financial standards for excess tangible financial assets and interest coverage as well as material litigation, environmental liabilities, and defaults under other provisions.

     During the period April 1994 through September 1994, the Partnership and NatWest negotiated to restructure and renew the line of credit. In September 1994, the line of credit was amended and extended through June 30, 1996 under the following primary terms:

          (1) the Partnership is required to make mandatory quarterly principal payments sufficient to reduce the outstanding balance to $15,410,000 by December 31, 1994; $13,222,000 by March 31, 1995; $10,978,000 by June 30,
     1995; $8,878,000 by September 30, 1995; $6,883,000 by December 31, 1995,
     $4,993,000 by March 31, 1996; and $0 by June 30, 1996;

          (2) the Partnership will incur interest on the line of credit at the rate of prime plus 1%;

          (3) the Partnership is required to pay 100% of its net cash flow to NatWest;

          (4) the Partnership is required to maintain a ratio, based on the outstanding principal balance of performing loans compared to the outstanding principal balance of the line of credit, greater than or equal to 1.10 to June 30, 1995 and 1.20 from July 1, 1995 to June 30, 1996;

          (5) the Partnership is required to maintain a ratio, based on the outstanding principal balance of all loans and the estimated fair value of other real estate compared to the outstanding principal balance of the line of credit, greater than or equal to 1.60 to June 30, 1995 and 1.80 from July 1, 1995 to June 30, 1996;

          (6) the Partnership is allowed to make actual cash disbursements equal to 110% of budgeted cash disbursements for general and administrative expenses;

          (7) the Partnership is allowed to make actual cash disbursements equal to 120% of budgeted cash disbursements for loan and real estate expenses, other than specified environmental remediation costs;

          (8) the Partnership is allowed to pay specified environmental remediation costs up to $1,465,000;

          (9) CRC and LPPC are required to pay cash balances in excess of $250,000 as of January 31, 1995 and January 31, 1996 to the Partnership;

          (10) the Partnership is not allowed to pay any amounts to the general partner, including fees, reimbursements, or distributions, except to the extent of 110% of the budgeted overhead of the general partner;

          (11) the Partnership is not allowed to pay any distributions or withdrawals to the limited partners;

          (12) the Partnership is not allowed to make capital contributions to Pacific Thrift, except for specified environmental remediation costs of Pacific Thrift and other limited purposes; and

          (13) in the event that the Partnership does not reduce the outstanding principal balance of the line of credit to $10,455,000 by June 30, 1995, $8,455,000 by September 30, 1995, $6,555,000 by December 31, 1995,
     $4,755,000 by March 31, 1996, and $0 by June 30, 1996, the Partnership will incur a nonperformance fee of $1,000,000 for each target, up to a maximum of $5,000,000, payable on June 30, 1996; however, if the partnership incurs one or more nonperformance fees and subsequently repays the entire line of credit by June 30, 1996, the nonperformance fees are reduced to the greater of 25% of the nonperformance fees or $500,000.

     In addition, the general partner and three managing officers reaffirmed their guarantees.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     As consideration for the September 1994 amended and restated loan agreement, NatWest waived the defaults which existed under the previous agreement. In addition, certain financial standards under the previous agreement are no longer required, including the borrowing base and eligible loan restrictions, a minimum amount of excess tangible financial assets, a maximum ratio of total liabilities to excess tangible financial assets, and a minimum interest coverage ratio.



     Upon the occurrence of an event of default under the line of credit, NatWest has the right, among other remedies, to charge prime plus 3% on amounts due and unpaid. In addition, NatWest has the right to declare all advances due immediately and sell the collateral assigned as security.


     As of December 31, 1994, the Partnership reduced the outstanding balance of the note payable to $14,778,000 and was in compliance with the principal reduction requirement of the new agreement. However, the Partnership was not in compliance with certain technical conditions of such agreement.

     At December 31, 1995, the Partnership owed a total balance of $6,771,000 under the Loan Agreement. As of December 31, 1995, the Partnership was in compliance with all paydown requirements under the amended and restated Loan Agreement but certain technical conditions relating to expenses had not been met. The Bank agreed to waive this technical violation of the Loan Agreement in February, 1996.

     On December 22, 1995 the line of credit was further amended, effective November 29, 1995 to allow Presidential until June 30, 1997, to fully repay the outstanding balance owed to the Bank. The Loan Agreement requires the Partnership to utilize 100% of its net cash flow to pay down the loan. Net cash flow is defined as total cash receipts less collection costs, loan servicing expenses and general and administrative expenses, subject to certain maximum levels based upon projected expenses prepared by the Partnership. The loan balance would bear interest at prime plus 1.5%. Mandatory pay down levels require that the principal balance be paid down to: $4,993,000 by March 31, 1996; $3,755,000 by June 30, 1996; $2,755,000 by September 30, 1996; $1,755,000
by December 31, 1996; $755,000 by March 31, 1997; and to zero by June 30, 1997. The Partnership is further required to maintain a collateral coverage ratio of performing loans relative to its loan balance equal to 1.2:1 and a total collateral coverage ratio of total loans receivable and net OREO relative to its loan balance equal to 1.6:1. In addition, under the modifications, commencing December 31, 1995 the non-performance fee note penalties are eliminated.

 8. INCOME TAXES

     The Partnership is not subject to income taxes. However, the Partnership is still required to file partnership returns in order to report its income or loss in total as well as the distributable share of income or loss of each of the partners. These partnership returns, as all tax returns, are potentially subject to examination by the taxing authorities.

     The cumulative differences between the total capital of the Partnership for financial reporting purposes and the total capital reported for federal income tax purposes at December 31, 1995 and 1994 are summarized as follows:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995            1994
                                                            -----------     -----------
        Total partners' capital for financial reporting
          purposes........................................  $ 8,780,000     $10,614,000
        Investment in Pacific Thrift, syndication costs,
          bad debt and real estate reserves, and various
          other differences...............................   14,030,000      17,336,000
                                                            -----------     -----------
        Total partners' capital for federal income tax
          purposes........................................  $22,810,000     $27,950,000
                                                            ===========     ===========

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Pacific Thrift is subject to federal income and California franchise taxes but has incurred net operating losses. Accordingly, the provision for income taxes (benefit) consists of the minimum California franchise taxes for 1994 and 1993. Significant components of the provision for income taxes (benefits) included in the consolidated statements of operations are as follows:

                                                          1995          1994       1993
                                                       -----------     ------     ------
        Current......................................  $ 1,135,000     $1,000     $1,000
        Utilization of net operating loss............   (1,135,000)        --         --
        Deferred.....................................   (1,222,000)        --         --
                                                       -----------     ------     ------
                                                       $(1,222,000)    $1,000     $1,000
                                                       ===========     ======     ======

     Pacific Thrift adopted Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" as of January 1, 1993. The adoption of the statement had no significant effect on the financial position or results of operations.

     The tax effects of temporary differences that give rise to the deferred tax assets and liabilities on Pacific Thrift's books at December 31, 1995 and 1994, which is included with other assets on the consolidated balance sheets, are as follows:

                                                                 1995           1994
                                                              ----------     ----------
        Deferred tax assets
          Net operating loss carryforward...................  $1,361,000     $2,457,000
          Loan loss reserves................................     179,000        477,000
          Interest reserves.................................     233,000        226,000
          Write-down of other real estate...................     365,000         39,000
          Loans held for sale...............................     220,000         78,000
          Deferred rent.....................................     106,000         59,000
          Environmental remediation.........................          --        270,000
          Other.............................................       5,000          3,000
                                                              ----------     ----------
        Total deferred tax assets...........................   2,469,000      3,609,000
                                                              ----------     ----------
        Less valuation allowance............................     857,000      2,946,000
                                                              ----------     ----------
                                                               1,612,000        663,000
                                                              ----------     ----------
        Deferred tax liabilities
          Depreciation......................................      34,000         28,000
          Deferred loan costs...............................     225,000        433,000
          Excess yield......................................     128,000        202,000
                                                              ----------     ----------
        Total deferred tax liabilities......................     387,000        663,000
                                                              ----------     ----------
        Total net deferred tax asset........................  $1,225,000     $       --
                                                              ==========     ==========

     A valuation allowance has been established to reduce the deferred tax assets to the amount considered realizable at December 31, 1995 and 1994. The valuation allowance reserves the amount of income tax benefit recognized that is dependent on future taxable income to be realizable. During 1995, $1,225,000 of the valuation allowance was reversed to reflect the expected utilization of the net operating loss over the next twelve months. However should there occur a 50% ownership change of the Company as defined under Section 382 of the Internal Revenue Code of 1986, the Company's ability to use the net operating losses would be restricted to a prescribed annual amount.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     At December 31, 1995, Pacific Thrift has net operating loss carryforwards for federal income tax purposes of approximately $3,979,000 that are available to offset future federal taxable income. These federal net operating losses expire in the years 2007 through 2009. Pacific Thrift has net operating loss carryforwards for California franchise tax purposes of approximately $142,000. These California carryforwards expire in the year 1999.

     The following summarizes the difference between the 1995, 1994 and 1993 provision for income taxes (benefit) and the federal statutory tax rate:

                                                                  1995     1994     1993
                                                                  ----     ----     ----
        Federal statutory tax rate..............................   34 %    (34 )%   (34 )%
        Nonrecognition of net operating loss carryforward.......   --       34       34
        Utilization of net operating loss.......................  (34 )     --       --
        Reversal of valuation allowance.........................  (42 )     --       --
                                                                  ---      ---      ---
        Effective tax rate (benefit)............................  (42 )%     0 %      0 %
                                                                  ===      ===      ===

 9. ANNUAL MANAGEMENT FEE

     The general partner receives an annual management fee based on the proportion that net profits, before the effects of the management fee, bear to the total capital contributions as defined in the Partnership Agreement.

     The Partnership Agreement permits the general partner to calculate the management fee based on annual net income that includes loan origination fees generated. During 1992, the annual management fee was calculated on such basis. During 1995, 1994 and 1993, there was no management fee because the Partnership incurred net losses in excess of loan origination fees generated.

     During 1993, the general partner received payments of $441,000 on the anticipated annual management fees. Since the general partner ultimately did not earn such fees, the general partner agreed to repay these amounts to the Partnership under a promissory note. No interest was paid or accrued for 1993. However, quarterly principal payments of approximately $110,000 commenced in December 1994 and interest at prime plus 1% will be accrued from January 1994 through December 1995 (Note 10).

10. RELATED PARTIES AND AFFILIATES

     Accounts receivable from the general partner consisted of the following at December 31, 1995 and 1994:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
        Unearned annual management fees........................  $220,000     $330,000
        Amounts due for salaries, rent and overhead............   127,000      148,000
                                                                 --------     --------
                                                                 $347,000     $478,000
                                                                 ========     ========

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Accounts payable to the general partner consisted of the following at December 31, 1995 and 1994:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
        Base fee and loan servicing fees.......................  $203,000     $ 86,000
        Contingent consideration in connection with the
          purchase of CRC and LPPC.............................    78,000       48,000
                                                                 --------     --------
                                                                 $281,000     $134,000
                                                                 ========     ========

     The Partnership had various related party transactions with the following entities:

     - PRESIDENTIAL MANAGEMENT COMPANY -- The general partner received specified fees for services performed and reimbursements of certain expenses. Under the Partnership Agreement, the general partner receives a base fee of up to 35% of the loan origination fees paid by borrowers to the Company. The base fee was 35% of loan origination fees for the Company in 1995 and 35% in 1994. The general partner also received a loan servicing fee of 3/8 of 1% per annum on loans with terms over three years.

       Amounts charged by the general partner for services performed and overhead-related expenses for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------
                                                    1995          1994          1993
                                                 ----------     --------     -----------
        Base fee...............................  $  767,000     $589,000     $   669,000
        Loan servicing fee.....................     245,000      216,000         178,000
        Total fees.............................  $1,012,000     $805,000     $   847,000
                                                 ==========     ========      ==========
        Salaries and overhead reimbursements...  $   82,000     $ 90,000     $ 5,184,000
                                                 ==========     ========      ==========

     During 1992, the general partner absorbed certain expenses (data processing, legal, and business promotion) related to the Company. During 1995, 1994 and 1993, however, the general partner did not absorb any such expenses for the Company.

     Under the Capital Plan, the general partner agreed to contribute, over a three-year period, additional capital up to $1,730,000 if the Company generated certain levels of loan origination fees. Pursuant to the agreement, the general partner contributed $266,000 of the $1,730,000 in late 1993 and early 1994, but has not contributed any additional amounts based on continued operating losses and the level of loan origination fees.

     Effective January 1, 1994, in order for Pacific Thrift to comply with a section of a regulatory agreement covering payments to affiliates, Pacific Thrift commenced directly employing personnel for loan origination, processing, and servicing. In addition, Pacific Thrift revised its policies for payment of rent and other overhead expenses. As a result, Pacific Thrift terminated reimbursements to the Partnership and general partner for such services and expenses. However, the Partnership is continuing to pay the general partner for base fees and loan servicing fees of Pacific Thrift and the Partnership in accordance with the Partnership Agreement.

     During 1994, Pacific Thrift paid and allocated certain salaries and overhead for the Partnership, CRC, and general partner totaling $495,000, $220,000 and $356,000, respectively, and was reimbursed on a monthly basis.

     During 1995, Pacific Thrift paid and allocated certain salaries and overhead for the Partnership, CRC, LPPC and the general partner totaling $386,000, $251,000, $8,000 and $597,000, respectively, and was reimbursed on a monthly basis.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company incurs salary and employee-related expenses for individuals who perform services for the Partnership and Pacific Thrift and do not own more than a 1% interest in the general partner. The Company also incurs these expenses for all individuals who perform services for CRC and LPPC, regardless of their ownership interest in the general partner. The general partner, however, incurs salary and employee-related expenses for three managing officers who perform services for the Partnership and Pacific Thrift and own more than a 1% interest in the general partner.

     - CONSOLIDATED RECONVEYANCE COMPANY -- (CRC) serves as a trustee on all trust deeds obtained by the Company as security for portfolio loans originated or purchased by the Company. Fees paid to CRC are paid by the borrowers.

     A managing officer of the Partnership and general partner provides legal services in connection with the Company's loan accounts, for which he receives $100 from the fees paid by each borrower for legal services related to each loan origination. Total fees of $175,000, $62,000 and $56,000 were paid by the Partnership to the managing officer for the years ended December 31, 1995, 1994 and 1993, respectively.

     A limited partner of the Partnership and of the general partner is a partner with a law firm that provides legal services to the Company. Total fees for the services provided to the Company by the law firm were approximately $689,000, $716,000 and $432,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

     A member of the Board of Directors of Pacific Thrift was paid hourly and contingent fees for services related to the sale of loans under the loan securitization agreement entered into in December 1993. Total fees for the services provided by the board member were approximately $165,000, $111,000 and $84,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Former officers of the Partnership have loans payable to the Partnership, secured by real estate, totaling approximately $269,000 and $271,000 as of December 31, 1995 and 1994, respectively. These loans are included in loans receivable.

     Thrift certificates purchased by members of management totaled approximately $63,000 and $236,000 at December 31, 1995 and 1994, respectively, on terms slightly more favorable than the terms for unrelated parties. Interest expense on these certificates totaled approximately $2,000, $11,000 and $8,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     As of December 31, 1993, Pacific Thrift purchased various furniture and office equipment from the Partnership. The replacement value was determined by an experienced interior design consultant (a related party) who obtained information from used furniture dealers, and the purchase price of $223,000, 10% under the replacement value, was approved by the Board of Directors of Pacific Thrift. The Partnership realized a gain, including depreciation recapture, of $135,000 on the sale of the furniture and office equipment; however, such gain was eliminated upon consolidation.

     The Partnership and general partner sold computer equipment and software to Pacific Thrift as of December 31, 1993. Subsequently, management obtained additional information about the value of the software and the need to reallocate the price. As a result of the additional information, management determined that Pacific Thrift had overpaid for the software. To correct the situation, the general partner repaid $177,000. In addition, the Partnership agreed to repay $173,000 by causing CRC to issue an interest-bearing promissory note, secured by CRC's accounts receivable, payable in monthly installments through June 1995. As of December 31, 1993, the Partnership and the general partner realized gains on the sale of $54,000 and $333,000 respectively, including depreciation recapture and adjustment for the subsequent refunds.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     During 1995 and 1994, the Partnership paid to Pacific Thrift a loan servicing fee at the rate of 1.5% of the outstanding balances of the Partnership's loans and other real estate. Such fees totaled $351,000 and $545,000 in 1995 and 1994 and were eliminated in the consolidation.

     Also, during 1994, the Partnership had loans receivable, with balances totaling $464,000, that were refinanced into two loans: one a Pacific Thrift loan in first position and the remainder a Partnership loan in second position. In order to satisfy regulatory requirements applicable to affiliate transactions, such refinances were subject to certain underwriting and performance requirements.

11. PURCHASE OF CRC AND LPPC

     Effective, July 1, 1990, the Partnership purchased 100% of the limited partnership interests in CRC and LPPC from the general partner for their combined estimated fair market value of $908,000 as determined by an independent appraiser. CRC serves as trustee on all trust deeds obtained by the Company as security for portfolio loans originated or purchased by the Company, as well as trust deeds for many unaffiliated lenders. LPPC publishes information regarding sales of foreclosed properties. The transaction was treated as a purchase and resulted in goodwill of approximately $651,000.

     The Partnership also agreed to pay the general partner an additional amount (contingent consideration) annually for five years beginning January 1, 1991. The contingent consideration, based on an amended agreement, is calculated as 50% of the total annual net profits earned by CRC and LPPC in excess of a base profit amount of $465,000. The contingent consideration totaled $172,000, $224,000 and $466,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and was treated as an addition to goodwill. Accumulated amortization relating to the goodwill totaled $400,000 and $253,000 December 31, 1995 and 1994, respectively.

12. LITIGATION AND UNASSERTED CLAIMS

     Although they were never been served, the Partnership and its Chief Executive Officer (CEO) received a complaint in October 1993 that named them as defendants, along with four other unaffiliated defendants. The complaint contained allegations of securities fraud and breach of fiduciary duty in connection with companies affiliated with Alexander Spitzer (who, until approximately twelve years ago but not thereafter, was an affiliate of the Partnership and CEO). The complaint was filed by two long-time business associates of Spitzer, including one individual who was a general partner of a Spitzer-affiliated entity and one individual who owned another Spitzer-affiliated entity.

     The complaint charges all defendants with participation in securities fraud in connection with the sale of securities of the Spitzer entities (although there are no allegations that either the Partnership or CEO participated in the sale of such securities) and charges the Partnership and CEO with aiding and abetting other defendants in a violation of their fiduciary duties to the Spitzer-affiliated entities. The primary facts alleged against the Partnership and CEO are alleged to have occurred in 1984. The Partnership and CEO denied the merits of all allegations stated against them in the complaint.

     Counsel for both the Partnership and CEO, in a letter dated October 20, 1993, advised counsel for the plaintiffs that the complaint appeared to state no claim on the merits against the Partnership or CEO and that no claims could be stated because of statute of limitations problems. The only response of plaintiffs' counsel, by letter dated November 16, 1993, was to notify all defendants that they had an open extension of time to answer.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     An earlier class action involving Spitzer-affiliated entities was filed in March 1990 by investors and certain lenders in the bankrupt Spitzer-affiliated entities. Although the Partnership and CEO are discussed in the complaint, neither the Partnership nor CEO has ever been named as a defendant in that class action.

     The allegations involving the Partnership and CEO in both complaints concern the May 1984 sales of the general partnership interests in the Partnership (which were owned at that time by entities owned by the CEO and a relative of Spitzer) and of the stock of a former affiliated thrift and loan company to a large, unaffiliated mortgage banking group headquartered in the state of New York (the Buyer). The complaints allege that, in connection with the sales to the Buyer, the CEO and Spitzer agreed for the former affiliated thrift and loan company to sell certain allegedly poor-quality loans to other Spitzer-affiliated entities. The complaints further allege that Spitzer and his affiliates engaged in a continuing scheme, both before and after the sales to the Buyer, to lend money and sell real estate to nominees (which did not include the Partnership or CEO), who assertedly purchased the real estate at inflated prices and were guaranteed against loss.

     Although not mentioned in either of the two complaints, but based on hearsay contained in a document prepared in 1985, Spitzer allegedly stated that in 1984 the CEO reimbursed Spitzer for the CEO's share of funding such guarantees involving one Spitzer-affiliated entity in 1982 through 1984. The CEO acknowledges that he made payments to Spitzer but has stated that they were for proper purposes.

     Neither the Partnership nor CEO had any ownership interest in any Spitzer-affiliated entity after the sales to the Buyer in May 1984. However, as a result of loans made to Spitzer-affiliated entities prior to the sales to the Buyer, the Partnership continued to be a creditor to these entities. These loans were substantially performing in accordance with their terms and were considered by management to be well secured until 1989, shortly before certain Spitzer-affiliated entities declared bankruptcy in November 1989. Ultimately, as previously reported, the Partnership wrote off the loans not secured by real estate, disposed of real estate collateral securing one of the loans to the Spitzer-affiliated entities, and recorded losses on these loans in 1990 and 1991 in excess of $3.7 million.

     The Partnership and CEO denied the merits of the allegations stated against them in the complaints. Management does not believe that any of these matters will result in any material additional losses to the Partnership or any material adjustments to these financial statements.

     On October 31, 1995 plaintiff's counsel, in the October 1993 complaint which had named the Partnership and its CEO alleging securities fraud and breach of fiduciary duty, as discussed above, filed a request for dismissal without prejudice. The clerk of the Court entered the dismissal as requested on November 2, 1995.

13. COMMITMENTS AND CONTINGENCIES

     In January and February 1993, the Partnership and Pacific Thrift foreclosed on two loans secured by real estate that contained toxic substances. The real estate was used by the former owners for metal-plating purposes. Management commenced the process of obtaining environmental studies.

     In connection with the activities of the former owner of the Partnerships property, the District Attorney's office filed a civil complaint against the Partnership alleging violations of hazardous waste control laws. In September 1994, the Partnership entered into a consent agreement requiring the Partnership to pay a civil compromise of $115,000 and to develop and implement a remedial action plan. Legal counsel has stated that the likelihood of further civil or any criminal action is remote if the Partnership complies with the terms of the consent agreement. Management states that the Partnership intends to comply with the consent agreement.

     In July and September 1994, management obtained soil investigation studies for the foreclosed properties to determine the extent of the toxic substances. Management was completing proposed remediation plans for

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

approval by local government agencies. Based on the proposed remediation plans, management estimated that the cost of remediation, including consulting and legal expenses, would be approximately $1,494,000. Accordingly, the Company recorded a provision for the liability of $1,494,000 in the financial statements for 1993.

     Management does not expect the extent of the liability to exceed $1,494,000; however, such estimate is based on the assumption that the appropriate authorities will approve the remediation plans and that no additional toxic substances will be discovered during the remediation. For one of the properties the accrued remediation liability was reduced by $378,000 during the year ended December 31, 1995 based on a lower bid. The remediation work was completed in 1995 for this property and in early 1996 the property was listed as available for sale. Remediation work on the second property, subject to formal approval by the appropriate authorities, was completed in early 1996.

     The Company conducts its operations from leased facilities. Rental expenses of approximately $905,000, $926,000 and $908,000 have been charged to general and administrative expenses in the consolidated statements of operations for the years ended December 31, 1995, 1994 and 1993, respectively. At December 31, 1995, the approximate minimum rental commitments under all noncancelable operating leases (which are subject to annual escalations based on the consumer price index) are as follows:

                                      YEAR                               AMOUNT
            ---------------------------------------------------------  ----------
            1996.....................................................  $  969,000
            1997.....................................................     807,000
            1998.....................................................     736,000
            1999.....................................................     701,000
            2000.....................................................     701,000
            Thereafter...............................................   1,393,000
                                                                       ----------
                                                                       $5,307,000
                                                                       ==========

     At December 31, 1995 and 1994, the Company was servicing Title I loans for others totaling approximately $10,744,000 and $12,545,000, respectively. In addition, the Company has filed claims with the Federal Housing Administration that depleted the insurance on these loans during 1994.

     In connection with certain real estate loan sales by Pacific Thrift in 1995 and 1994, the Partnership guaranteed one buyer against losses up to $2,365,000 and $1,800,000, respectively. As security for the guarantee, the Partnership deposited $237,000 in 1995 and $180,000 in 1994 with the buyer.

     The California Franchise Tax Board examined the California corporate tax returns for Pacific Thrift for 1990, 1991, and 1992 and did not result in a significant adjustment.

     On June 6, 1995, Consolidated and Lenders were served with a complaint by Consumer Action and two consumers suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Contra Costa County, California. The complaint names Consolidated and Lenders, along with thirteen other foreclosure service and foreclosure publishing companies, and alleges that all named defendants charge fees in excess of the statutorily permitted amount for publication of notices of trustee sales. The complaint seeks restitution of all excess charges, an injunction against the charging of excessive fees in the future and attorneys fees. In January 1996, Lenders and two other posting and publishing companies were dismissed from the action without prejudice. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified. Management believes that Consolidated had charged publication fees in compliance with applicable law. Consolidated denies the merits of the allegations stated against it in the complaint. Management does not believe that any of these matters

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

will result in any material additional losses to the Partnership or any material adjustments to these financial statements.

     The Partnership, Pacific Thrift, CRC, and LPPC are involved in certain lawsuits and there are claims pending against these entities which management considers incidental to normal operations. The legal responsibility and financial impact with respect to such litigation and claims cannot presently be determined. However, management considers that any ultimate liability which would likely arise from these lawsuits and claims would not materially affect the financial position or results of operations of the Company.

14. RETIREMENT SAVINGS PLAN

     The Company implemented a retirement savings plan (defined contribution plan) in 1994. All full-time employees who have completed six months of service and reached age 21 are eligible to participate in the plan. Contributions are made from employee-elected salary deferrals. The Company matched the first 6% of employee contributions to the plan at the rate of $.50 on the dollar. During the years ended December 31, 1995 and December 31, 1994, the Company's contribution to the plan totaled $118,000 and $111,000, respectively.

15. WITHDRAWALS


     Partnership withdrawals payable of $1,120,000 at December 31, 1995 and December 31, 1994 represent the capital withdrawals by limited partners that were approved by the general partner but not paid by the Partnership. At December 31, 1995 and December 31, 1994, respectively, other limited partners with original capital contributions totaling $9,400,000 and $9,103,000 have requested withdrawals; however, these requests have not been approved. Withdrawals were not paid or approved after July 1993 due to limitations on withdrawals in the Partnership Agreement and the restriction on such withdrawals in the amendments to the line of credit agreement with NatWest.


16. CHANGES IN GENERAL AND LIMITED PARTNER'S CAPITAL

     The changes in general and limited partnership interests for 1994 and 1993 are as follows:




                                                 GENERAL         LIMITED
                                               PARTNERSHIP     PARTNERSHIP
                                                INTEREST        INTERESTS          TOTAL
                                               -----------     ------------     ------------
                                               (UNAUDITED)     (UNAUDITED)
      Capital (deficit) -- December 31,
        1992.................................   $   63,000     $ 28,767,000     $ 28,830,000
      Contributions..........................      266,000           35,000          301,000
      Distributions..........................      (25,000)      (1,918,000)      (1,943,000)
      Withdrawals............................           --       (1,380,000)      (1,380,000)
      Net loss -- 1993.......................      (42,000)      (5,827,000)      (5,869,000)
      Special allocation -- 1993 (Note 10)...     (266,000)         266,000               --
      Capital (deficit) -- December 31,          ---------     ------------     ------------
        1993.................................       (4,000)      19,943,000       19,939,000
      Contributions..........................           --               --               --
      Distributions..........................           --               --               --
      Withdrawals............................           --               --               --
      Net loss -- 1994.......................      (68,000)      (9,446,000)      (9,514,000)
      Capital (deficit) -- December 31,          ---------     ------------     ------------
        1994.................................      (72,000)      10,497,000       10,425,000
                                                 =========     ============     ============

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The changes in general and limited partnership interests for 1995 are as follows:

                                                 GENERAL         LIMITED
                                               PARTNERSHIP     PARTNERSHIP
                                                INTEREST        INTERESTS          TOTAL
                                               -----------     ------------     ------------
      Capital (deficit) -- January 1, 1995...   $  (72,000)    $ 10,497,000     $ 10,425,000
      Net loss -- 1995.......................      (12,000)      (1,686,000)      (1,698,000)
                                                 ---------     ------------     ------------
      Capital (deficit) -- December 31,
        1995.................................   $  (84,000)    $  8,811,000     $  8,727,000
                                                 =========     ============     ============

     Presidential Management Company holds the entire general partnership interest in the Partnership. In addition, Presidential Management Company holds approximately 3.8% of the limited partnership interests.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The unaudited quarterly results of operations for 1995 and 1994 are as follows:

                                                                   QUARTER ENDED
                                                 --------------------------------------------------
                                                  MAR 31,      JUN 30,      SEPT 30,      DEC 31,
                                                    1995         1995         1995         1995
                                                 ----------   ----------   ----------   -----------
Interest income................................  $2,612,000   $2,424,000   $2,368,000   $ 2,173,000
Interest expense...............................   1,405,000    1,426,000    1,248,000     1,120,000
                                                 ----------   ----------   ----------    ----------
Net interest income............................   1,207,000      998,000    1,120,000     1,053,000
Provision for loan losses......................     446,000      554,000      861,000     1,428,000*
Other income...................................   2,608,000    2,841,000    3,366,000     4,450,000
Other expense..................................   3,592,000    3,905,000    4,494,000     5,283,000
Income tax benefit.............................     430,000       84,000      664,000        44,000
                                                 ----------   ----------   ----------    ----------
Net income (loss)..............................  $  207,000   $ (536,000)  $ (205,000)  $(1,164,000)
                                                 ==========   ==========   ==========    ==========

                                                                  QUARTER ENDED
                                              -----------------------------------------------------
                                                MAR 31,       JUN 30,      SEPT 30,       DEC 31,
                                                 1994          1994          1994          1994
                                              -----------   -----------   -----------   -----------
Interest income.............................  $ 2,915,000   $ 3,514,000   $ 3,414,000   $ 1,561,000
Interest expense............................    1,185,000     1,200,000     1,182,000     1,360,000
Net interest income.........................    1,730,000     2,314,000     2,232,000       201,000
Provision for loan losses...................      217,000       468,000     2,064,000     3,347,000**
Other income................................    1,143,000     1,091,000     1,149,000     2,619,000
Other expense...............................    3,684,000     4,738,000     4,139,000     3,336,000
                                              -----------   -----------   -----------   -----------
Net loss....................................  $(1,028,000)  $(1,801,000)  $(2,822,000)  $(3,863,000)
                                              ===========   ===========   ===========   ===========

- ---------------

* The increase in the provision for loan losses is primarily a result of an increased general reserve. Management represents that it was not practical to determine whether or not a portion of these additional provisions should have been recorded in earlier quarters.

** The substantial increase in the provision for loan losses is due to an increase in the level of nonperforming loans and the high level of charge-offs. Management represents that it was not practical to determine whether or not a portion of these substantial additional provisions should have been recorded in earlier quarters.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. SEGMENT FINANCIAL REPORTING

     The Company operates principally in two industries, real estate secured lending (including the origination and sale of loans) and trustee and foreclosure services. A summary of selected financial information by industry segment is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------
                                               1995             1994             1993
                                            -----------     ------------     ------------
        Revenues
        Interest and other income from
          real estate secured lending.....  $19,016,000     $ 13,475,000     $ 15,210,000
        Fees from trustee.................    3,826,000        3,931,000        4,307,000
                                            -----------      -----------      -----------
        Total revenues....................  $22,842,000     $ 17,406,000     $ 19,517,000
                                            -----------      -----------      -----------
        Operating profit (loss)
          Real estate secured lending.....  $(3,148,000)    $ (9,741,000)    $ (6,737,000)
          Trustee and foreclosure
             services.....................      747,000          811,000        1,319,000
          General expenses................     (519,000)        (583,000)        (450,000)
                                            -----------      -----------      -----------
        Loss before income taxes..........  $(2,920,000)    $ (9,513,000)    $ (5,868,000)
                                            -----------      -----------      -----------
        Identifiable assets
          Real estate secured lending.....  $76,896,000     $ 97,930,000     $108,966,000
          Trustee and foreclosure
             services.....................    5,532,000        5,564,000        5,201,000
          General assets..................      129,000          253,000          157,000
                                            -----------      -----------      -----------
        Total assets......................  $82,557,000     $103,747,000     $114,324,000
                                            ===========      ===========      ===========

19. REGULATORY MATTERS AND CAPITAL ADEQUACY

     Memorandum of understanding and initial orders to cease and desist with the Federal Deposit Insurance Corporation and California Department of Corporations

     In February 1993, Pacific Thrift, the FDIC, and the California Department of Corporations (DOC) entered into a Memorandum of Understanding (MOU). In connection with the MOU, Pacific Thrift was required to maintain primary capital in an amount that equals or exceeds 7.5% of its total assets; obtain and retain qualified management; notify and obtain approval from the FDIC and the DOC prior to adding any individual to the Board of Directors or employing any individual as a senior executive officer of Pacific Thrift; eliminate loans classified loss and reduce loans classified substandard to specified levels within a specified period of time; revise, adopt, and implement policies to provide effective guidance and control over Pacific Thrift's lending function; develop, adopt, and implement written policies governing relationships between Pacific Thrift, the Partnership, and other affiliated companies; establish and maintain an adequate reserve for loan losses and develop, adopt, and implement a policy and methodology for determining the adequacy of the reserve for loan losses; formulate and implement a budget for all categories of income and expense; revise, adopt, and implement a written liquidity and funds management policy; maintain assets within certain limits; obtain written consent from the FDIC and DOC prior to paying any cash dividends; refrain from extending additional credit to any borrower who has a loan from Pacific Thrift that has been adversely classified, unless the loan is classified as substandard or doubtful and the proper approval has been obtained; and take certain other actions.

     As of March 31, 1993, Pacific Thrift's total assets had moderately exceeded the limitation provided in the MOU. In addition, Pacific Thrift made certain payments in 1993 to the Partnership in excess of the amounts

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

authorized under the Personnel Services Agreement between Pacific Thrift and the Partnership. The overpayment amount was repaid by the Partnership in April 1993. The Audit Committee of the Board of Directors of Pacific Thrift performed an investigation of the circumstances that allowed the overpayments to occur and determined that such overpayments reflected a weakness in the internal control procedures of Pacific Thrift with respect to intercompany payments. Accordingly, new control procedures were adopted by the Board of Directors of Pacific Thrift to prevent overpayments of any kind by Pacific Thrift to the Partnership in the future.

     In November 1993, the FDIC and DOC terminated the MOU and issued an Order to Cease and Desist (C&D) with the consent of Pacific Thrift. The C&D prohibits Pacific Thrift from paying excessive fees to affiliates in such a manner as to produce operating losses; prohibits Pacific Thrift from including accrued interest in the carrying amount of a property acquired by foreclosure on a loan; prohibits Pacific Thrift from accepting or renewing brokered deposits unless it is adequately capitalized and a waiver is obtained; requires Pacific Thrift to disclose any extensions of credit to executive officers or principal shareholders from a correspondent bank; requires Pacific Thrift to prepare and display minimum information in its disclosure statement; requires Pacific Thrift to comply with the limits specified in the California Industrial Loan Company regulations on the amount of outstanding thrift certificates, based on its unimpaired capital and surplus; requires Pacific Thrift to develop a comprehensive asset/liability dependency policy, including establishing a range for, and reducing, the volatile liability dependency ratio; requires Pacific Thrift to adopt and implement a written policy to increase its liquidity; and requires Pacific Thrift to adopt and implement a satisfactory policy governing the relationship between Pacific Thrift and its affiliates and to reduce the payment of management, consulting, and other fees to the affiliates to amounts that are reasonable and necessary for the services. See Note 20.

     In September 1994, the FDIC issued a second C&D with the consent of Pacific Thrift. The second C&D prohibits Pacific Thrift from operating in such a manner as to produce low earnings; requires Pacific Thrift to refrain from opening any additional offices without the prior written approval of the FDIC; requires Pacific Thrift to formulate and implement a written profit plan; and requires Pacific Thrift to provide the FDIC with a study of the operations and profitability of its loan production office opened in June 1994. See Note 20.

  Capital Adequacy

     Pacific Thrift is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly discretionary -- actions by the FDIC that, if undertaken, could have a direct material effect on Pacific Thrift's financial statements. The regulations require Pacific Thrift to meet specific capital adequacy guidelines that involve quantitative measures under of Pacific Thrift's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Pacific Thrift's capital classification is also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Pacific Thrift to maintain minimum amounts and ratios of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized as defined under the Prompt Corrective Action (PCA) provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, Pacific Thrift must maintain the

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios presented in the table. Pacific Thrift's actual unaudited capital amounts and ratios as of December 31, 1993 were as follows:

                                                          CAPITAL ADEQUACY
                                                      AS OF DECEMBER 31, 1993
                                                            (UNAUDITED)
                                          ------------------------------------------------
                                                 REQUIRED                   ACTUAL
                                          ----------------------    ----------------------
                                            AMOUNT       (RATIO)      AMOUNT        RATIO
                                          ----------     -------    ----------     -------
        Tier 1 capital (to average
          assets).......................  $2,646,000      (4.0%)    $4,654,000      (7.0%)
        Tier 1 capital (to risk-weighted
          assets).......................   2,161,000      (4.0%)     4,654,000      (8.6%)
        Total capital (to risk-weighted
          assets).......................   4,322,000      (8.0%)     5,330,000      (9.9%)

     Pacific Thrift incurred losses in 1994 and, in December 1994, Pacific Thrift was notified by the FDIC that its tangible capital ratio (tangible capital compared to average total assets) as of October 31, 1994 was less than 2%. Based on the tangible and other capital ratios, Pacific Thrift was considered to be "critically undercapitalized" as defined under the PCA provisions. The PCA notice also stated that the FDIC may be required to place Pacific Thrift in receivership in March 1995. See Subsequent Events, Note 20.

     As a result of such PCA designation, Pacific Thrift became subject to mandatory requirements as of October 31, 1994, including, but not limited to, a requirement to submit a capital restoration plan to the FDIC and various restrictions on asset growth, acquisitions, new activities and branches, dividend payments, management fees, and executive compensation.

     Subsequent to October 31, 1994, Pacific Thrift improved its capital position from "critically undercapitalized" to "undercapitalized" as a result of certain capital contributions and loan sales prior to December 31, 1994. Pacific Thrift's actual unaudited capital amounts and ratios as of December 31, 1994 were as follows:

                                                          CAPITAL ADEQUACY
                                                      AS OF DECEMBER 31, 1993
                                                            (UNAUDITED)
                                          ------------------------------------------------
                                                 REQUIRED                   ACTUAL
                                          ----------------------    ----------------------
                                            AMOUNT       (RATIO)      AMOUNT        RATIO
                                          ----------     -------    ----------     -------
        Tier 1 capital (to average
          assets).......................  $3,216,000      (4.0%)    $3,112,000      (3.9%)
        Tier 1 capital (to risk-weighted
          assets).......................   2,301,000      (4.0%)     3,112,000      (5.4%)
        Total capital (to risk-weighted
          assets).......................   4,602,000      (8.0%)     3,831,000      (6.7%)

     In addition, Pacific Thrift received an Order to Cure Deficiency of Net Worth (Order) from the DOC in connection with a $1,414,000 deficiency in its capital as of December 31, 1994. The Order requires that Pacific Thrift increase its capital to a level where the ratio of its outstanding thrift certificates compared to capital does not exceed the permitted ratio of 15 to 1. Based on the applicable section of the California Financial Code, failure to increase its capital within 120 days would require the DOC to take possession of the property and business of Pacific Thrift. See Subsequent Events, Note 20.

  Settlement with Department of Housing and Urban Development

     In April 1993, Pacific Thrift was notified by the Mortgagee Review Board of the Department of Housing and Urban Development (HUD) of certain alleged violations of certain requirements in the origination of 59 loans selected during its examination of Title I loan origination activities. Pacific Thrift was advised that HUD intended to seek civil money penalties and was considering an administrative action. Pacific Thrift filed

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

a response to the allegations affirming its compliance with HUD requirements. On September 15, 1993, HUD and Pacific Thrift entered into a settlement agreement in which Pacific Thrift agreed not to seek claims for insurance on 24 loans that violated the prohibition against subordinating Title I loans to non-Title I loans, as well as on three loans in which the proceeds were used for ineligible purposes. HUD did not impose any penalties or take any other action.

20. EVENTS SUBSEQUENT TO DECEMBER 31, 1994

     During February 1995, Pacific Thrift submitted its original capital restoration plan to the FDIC, but the FDIC denied approval of the plan and required certain modifications. During March 1995, Pacific Thrift submitted a revised capital restoration plan, including a guarantee by the Partnership and, in May 1995, the revised capital restoration plan was incorporated by reference in a new C&D (see below).

     In May 1995, Pacific Thrift was informed by the FDIC that, based on unaudited financial information in the Consolidated Report of Condition and Income (Call Report) filed for the first quarter of 1995, Pacific Thrift was "adequately capitalized" as of March 31, 1995. Based on such Call Report, Pacific Thrift's unaudited capital ratios as of March 31, 1995 were as follows:

                                                                     CAPITAL RATIO AS OF
                                                                       MARCH 31, 1995
                                                                         (UNAUDITED)
                                                                     -------------------
                                                                     REQUIRED     ACTUAL
                                                                     --------     ------
        Tier 1 capital (to average assets).........................     4.0%        5.5%
        Tier 1 capital (to risk-weighted assets)...................     4.0         7.2
        Total capital (to risk-weighted assets)....................     8.0         8.5

     In addition, Pacific Thrift was informed by the DOC that Pacific Thrift had cured the deficiency in its net worth as of April 30, 1995 and has complied with the Order.

     Also in May 1995, the FDIC terminated the prior C&Ds, and the FDIC and DOC issued a new comprehensive Order to Cease and Desist (the new C&D) with the consent of Pacific Thrift. The new C&D: requires that Pacific Thrift have and retain qualified management; requires that Pacific Thrift have Tier 1 capital which equals or exceeds 8% of total assets on or before September 30, 1995; requires that Pacific Thrift maintain at least the minimum risk-based capital levels throughout the life of the new C&D; requires Pacific Thrift to eliminate from its books, through charge-off or collection, all assets classified "loss" as of September 1994 within 10 days from the effective date of the new C&D; requires Pacific Thrift to reduce assets classified "substandard" as of September 1994 to $6.5 million within 180 days and to $5 million within 365 days; prohibits Pacific Thrift from extending any additional credit to any borrower who has a loan with Pacific Thrift which has been charged off or classified "loss"; requires Board of Directors or loan committee approval prior to the extension of additional credit to a borrower who has a loan classified "substandard"; requires Pacific Thrift to establish within 10 days, and then to maintain on a quarterly basis, an adequate allowance for loan losses; requires that Pacific Thrift implement within 60 days the provisions of the capital restoration and business/profitability plans submitted to the FDIC in order to control overhead and other expenses and restore profitability; requires that Pacific Thrift correct the violation of the thrift-to-capital ratio required under California law within 60 days; requires that Pacific Thrift file with the FDIC amended Call Reports as of December 31, 1993 and as of the end of the first three quarters of 1994 which accurately reflect Pacific Thrift's financial condition as of those dates; requires that throughout the life of the new C&D, Pacific Thrift shall file Call Reports which accurately reflect Pacific Thrift's financial condition as of the end of each period; prohibits Pacific Thrift from paying cash dividends in any amount without the prior written approval of the FDIC; prohibits Pacific Thrift from opening any additional offices without the prior written approval of the

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FDIC; and requires the Company to submit written progress reports on a quarterly basis until the Company accomplishes the corrections and is released by the Regional Director of the FDIC and the Commissioner of the DOC.

     Noncompliance with the terms of the new C&D could result in various regulatory actions, including the assessment of civil money penalties, termination of deposit insurance, and placing Pacific Thrift in conservatorship of receivership. Although there is no assurance as to the ultimate outcome, these consolidated financial statements do not include any provisions or adjustments that might result from the outcome of these uncertainties.

     At December 31, 1995, management of Pacific Thrift believes that it is in full compliance with the terms of the New C&D.

     On February 26, 1996, Pacific Thrift was notified by the FDIC that, based on the FDIC examination of the September 30, 1995 financial information, full compliance with the new C&D is reported. In addition, Pacific Thrift would be allowed to enter into a Memorandum of Understanding (MOU) that, when received by the FDIC, would provide for the initial step towards removal of the New C&D. The proposed MOU provides a framework for Pacific Thrift's recovery and its provisions are similar to crucial sections of the existing C&D. However, since the New C&D and the proposed MOU contain provisions requiring the maintenance of a specified capital level, Pacific Thrift would be classified as "adequately capitalized" under the regulations, and continue to be considered a troubled institution for all regulatory purposes.

     As of December 31, 1995, Pacific Thrift had increased its total risk-based capital ratio to 12.4%, its Tier 1 risk-based capital ratio to 11.2% and its leverage capital ratio to 9.1%, which meet the FDIC definition of "well capitalized." However, due to the requirement of maintaining a specific capital level, the Company would be classified as "adequately capitalized" under the regulation.

21. POTENTIAL RESTRUCTURING PLAN

     On November 24, 1995, the Partnership filed a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in connection with a proposed restructuring plan of the Partnership, the terms of which will be presented for the vote of the limited partners in 1996. On March 1, 1996, an Amendment to the Registration Statement on Form S-4 was filed with the SEC, together with a Registration Statement on Form S-4 in connection with a proposed public offering to be conducted concurrently with the restructuring plan. The terms of the restructuring plan and concurrent public offering are subject to change, and will not be finalized until the Registration Statements are declared effective by the SEC. Management currently anticipates that the restructuring plan will be presented for the vote of the limited partners of the Partnership in April 1996.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                                   SCHEDULE I
                  CONSOLIDATING SCHEDULE -- FINANCIAL POSITION
                               DECEMBER 31, 1994

                                          PACIFIC                  LENDERS
                        PRESIDENTIAL      THRIFT   CONSOLIDATED  POSTING AND       ELIMINATING ENTRIES
                          MORTGAGE       AND LOAN  RECONVEYANCE   PUBLISHING   ------------------------
                           COMPANY        COMPANY     COMPANY      COMPANY         DR            CR       CONSOLIDATED
                        ------------   ----------- ------------  -----------  -----------   -----------   ------------
ASSETS
Cash and cash
  equivalents.........   $   655,000   $18,700,000   $  197,000   $ 76,000    $        --   $        --   $ 19,628,000
Accounts receivable...         1,000     1,713,000    3,348,000     48,000             --        39,000      5,071,000
Accrued interest
  receivable..........       478,000       647,000           --         --             --            --      1,125,000
Loans receivable......    13,064,000    39,981,000           --         --             --            --     53,045,000
Loans held for sale...     2,605,000     9,406,000           --         --             --            --     12,011,000
Receivable from
  related party.......       426,000       235,000           --         --             --       183,000        478,000
Excess yield
  receivable..........            --       888,000           --         --             --            --        888,000
Other real estate.....     6,479,000     1,142,000           --         --             --            --      7,621,000
Property and
 equipment............        64,000     1,304,000      139,000      4,000             --       189,000      1,322,000
Goodwill..............     1,749,000            --           --         --             --            --      1,749,000
Other assets..........       379,000       388,000       34,000      8,000             --            --        809,000
Investment in
  subsidiaries........     4,732,000            --           --         --      7,640,000    12,372,000             --
                         -----------   -----------   ----------   --------     ----------   -----------   ------------
                         $30,632,000   $74,404,000   $3,718,000   $136,000    $ 7,640,000   $12,783,000   $103,747,000
                         ===========   ===========   ==========   ========     ==========   ===========   ============
LIABILITIES AND
  PARTNERS' CAPITAL
Thrift certificates
  payable
  Full-paid
    certificates......   $        --    58,058,000   $       --   $     --    $        --   $        --     58,058,000
  Installment
    certificates......            --    11,443,000           --         --             --            --     11,443,000
                         -----------   -----------   ----------   --------     ----------   -----------   ------------
                                  --    69,501,000           --         --             --            --     69,501,000
Accounts payable and
  accrued expenses....       971,000     1,280,000    2,187,000     89,000         56,000            --      4,471,000
Accrued interest
  payable.............       234,000       171,000           --         --             --            --        405,000
Payable to related
  party...............       214,000            --           --         --         80,000            --        134,000
Mortgage notes
  payable.............     2,101,000       212,000           --         --             --            --      2,313,000
Notes payable.........    14,778,000            --           --         --             --            --     14,778,000
Note payable to
  related party......        600,000            --       86,000         --         86,000            --        600,000
Partnership
  withdrawals
  payable............      1,120,000            --           --         --             --            --      1,120,000
                         -----------   -----------   ----------   --------     ----------   -----------   ------------
                          20,018,000    71,164,000    2,273,000     89,000        222,000            --     93,322,000
                         -----------   -----------   ----------   --------     ----------   -----------   ------------
Commitments and
  contingencies
Partners' capital
  Common stock.......             --     3,000,000           --         --      3,000,000            --             --
  Additional paid-in
   capital...........             --     7,880,000           --         --      7,880,000            --             --
  Accumulated
    deficit..........             --    (7,640,000)          --         --             --     7,640,000             --
  Partners' capital..     10,614,000            --    1,445,000     47,000      1,681,000            --     10,425,000
                         -----------   -----------   ----------   --------     ----------   -----------   ------------
                          10,614,000     3,240,000    1,445,000     47,000     12,561,000     7,640,000     10,425,000
                         -----------   -----------   ----------   --------     ----------   -----------   ------------
                         $30,632,000   $74,404,000   $3,718,000   $136,000    $12,783,000   $ 7,640,000   $103,747,000
                         ===========   ===========   ==========   ========     ==========   ===========   ============

See independent auditors' report and notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                                  SCHEDULE II

                      CONSOLIDATING SCHEDULE -- OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                              PACIFIC                      LENDERS
                             PRESIDENTIAL     THRIFT      CONSOLIDATED   POSTING AND        ELIMINATING ENTRIES
                               MORTGAGE      AND LOAN     RECONVEYANCE   PUBLISHING      -------------------------
                               COMPANY        COMPANY       COMPANY        COMPANY           DR             CR       CONSOLIDATED
                             ------------   -----------   ------------   -----------     ----------     ----------   ------------
INTEREST INCOME
  Loans receivable.........  $ 2,969,000    $ 8,034,000    $       --     $      --      $       --     $       --   $11,003,000
  Deposits with financial
    institutions...........        1,000        400,000            --            --              --             --       401,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
Total interest income......    2,970,000      8,434,000            --            --              --             --    11,404,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
INTEREST EXPENSE
  Thrift certificates
    greater than $100,000..           --         28,000            --            --              --             --        28,000
  Other thrift
    certificates...........           --      2,917,000            --            --              --             --     2,917,000
  Notes payable............    1,974,000          8,000            --            --              --             --     1,982,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
Total interest expense.....    1,974,000      2,953,000            --            --              --             --     4,927,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
Net interest income........      996,000      5,481,000            --            --              --             --     6,477,000
Provision for loan
  losses...................    4,682,000      1,414,000            --            --              --             --     6,096,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
Net interest income after
  provision for loan
  losses...................   (3,686,000)     4,067,000            --            --              --             --       381,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
NONINTEREST INCOME
  Trust and reconveyance
    fees...................           --             --     3,344,000            --              --             --     3,344,000
  Other income.............      319,000        806,000            --       587,000              --             --     1,712,000
  Gain on sale of loans....           --        946,000            --            --              --             --       946,000
  Loan servicing fees......           --        545,000            --            --         545,000             --            --
  Equity in income (loss)
    of subsidiaries........   (2,001,000)            --            --            --         907,000      2,908,000            --
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
                              (1,682,000)     2,297,000     3,344,000       587,000       1,452,000      2,908,000     6,002,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
NONINTEREST EXPENSE
  Salaries and employee
    benefits...............      295,000      4,460,000     1,569,000       169,000              --             --     6,493,000
  General and
    administrative.........    1,752,000      4,081,000     1,168,000        89,000              --             --     7,090,000
  Related party fees.......    1,350,000             --            --            --              --        545,000       805,000
  Operations of other real
    estate.................      439,000        293,000            --            --              --             --       732,000
  Depreciation and
    amortization...........      310,000        437,000        29,000            --              --             --       776,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
                               4,146,000      9,271,000     2,766,000       258,000              --        545,000    15,896,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
INCOME (LOSS) BEFORE INCOME
  TAXES....................   (9,514,000)    (2,907,000)      578,000       329,000       1,452,000      3,453,000    (9,513,000)
INCOME TAXES...............           --          1,000            --            --              --             --         1,000
                             -----------    -----------    ----------      --------      ----------     ----------   -----------
NET INCOME (LOSS)..........  $(9,514,000)   $(2,908,000)   $  578,000     $ 329,000      $1,452,000     $3,453,000   $(9,514,000)
                             ===========    ===========    ==========      ========      ==========     ==========   ===========

See independent auditors' report and notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                                  SCHEDULE III

                 CONSOLIDATING SCHEDULE -- FINANCIAL OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                               PACIFIC                      LENDERS
                              PRESIDENTIAL     THRIFT      CONSOLIDATED   POSTING AND
                                MORTGAGE      AND LOAN     RECONVEYANCE   PUBLISHING
                                COMPANY        COMPANY       COMPANY        COMPANY
                              ------------   -----------   ------------   -----------
ASSETS
Cash and cash equivalents...  $   609,000    $ 9,550,000    $  283,000     $  47,000
Accounts receivable.........        1,000        126,000     2,925,000       285,000
Accrued interest
 receivable.................      357,000        546,000            --            --
Loans receivable............    3,332,000     40,576,000            --            --
Loans held for sale.........    3,000,000      9,577,000            --            --
Receivable from related
 party......................      417,000        116,000            --            --
Excess yield receivable.....           --      2,725,000            --            --
Other real estate...........    1,408,000      1,748,000            --            --
Property and equipment......       48,000      1,269,000       115,000        20,000
Goodwill....................    1,808,000             --            --            --
Other assets................       90,000      1,665,000        44,000         6,000
Investment in subsidiaries..    7,970,000             --            --            --
                              -----------    -----------    ----------      --------
                              $19,040,000    $67,898,000    $3,367,000     $ 358,000
                              ===========    ===========    ==========      ========

LIABILITIES AND PARTNERS'
 CAPITAL
Thrift certificates payable
  Full-paid certificates....  $        --    $35,881,000    $       --     $      --
  Installment certificates..           --     24,275,000            --            --
                              -----------    -----------    ----------      --------
                                       --     60,156,000            --            --
Accounts payable and accrued
  expenses..................      694,000        769,000     2,444,000       132,000
Accrued interest payable....      170,000        103,000            --            --
Payable to related party....      345,000             --            --            --
Mortgage notes payable......      560,000         51,000            --            --
Notes payable...............    6,771,000             --            --            --
Note payable to related
 party......................      600,000             --            --            --
Partnership withdrawals
  payable...................    1,120,000             --            --            --
                              -----------    -----------    ----------      --------
                               10,260,000     61,079,000     2,444,000       132,000
                              -----------    -----------    ----------      --------
Commitments and
 contingencies
Partners' capital
  Common stock..............           --      3,000,000            --            --
  Additional paid-in capital           --      8,304,000            --            --
  Accumulated deficit.......           --     (4,485,000)           --            --
  Partners' capital.........    8,780,000             --       923,000       226,000
                              -----------    -----------    ----------      --------
                                8,780,000      6,819,000       923,000       226,000
                              -----------    -----------    ----------      --------
                              $19,040,000    $67,898,000    $3,367,000     $ 358,000
                              ===========    ===========    ==========      ========



                              PACIFICAMERICA     ELIMINATING ENTRIES
                              MONEY CENTER,    ------------------------
                                   INC.            DR           CR        CONSOLIDATED
                              --------------  -----------   -----------   ------------
ASSETS
Cash and cash equivalents...     $     --     $        --   $        --   $10,489,000
Accounts receivable.........           --              --            --     3,337,000
Accrued interest
 receivable.................           --              --            --       903,000
Loans receivable............           --              --            --    43,908,000
Loans held for sale.........           --              --            --    12,577,000
Receivable from related
 party......................           --              --       186,000       347,000
Excess yield receivable.....           --              --            --     2,725,000
Other real estate...........           --              --            --     3,156,000
Property and equipment......           --              --        54,000     1,398,000
Goodwill....................           --              --            --     1,808,000
Other assets................      104,000              --            --     1,909,000
Investment in subsidiaries..           --       4,485,000    12,455,000            --
                                 --------     -----------   -----------   -----------
                                 $104,000     $ 4,485,000   $12,695,000   $82,557,000
                                 ========     ===========   ===========   ===========
LIABILITIES AND PARTNERS'
 CAPITAL
Thrift certificates payable
  Full-paid certificates....     $     --     $        --   $        --   $35,881,000
  Installment certificates..           --              --            --    24,275,000
                                 --------     -----------   -----------   -----------
                                       --              --            --    60,156,000
Accounts payable and accrued
  expenses..................           --          21,000            --     4,018,000
Accrued interest payable....           --              --            --       273,000
Payable to related party....      101,000         165,000            --       281,000
Mortgage notes payable......           --              --            --       611,000
Notes payable...............           --              --            --     6,771,000
Note payable to related
 party......................           --              --            --       600,000
Partnership withdrawals
  payable...................           --              --            --     1,120,000
                                 --------     -----------   -----------   -----------
                                  101,000         186,000            --    73,830,000
                                 --------     -----------   -----------   -----------
Commitments and
 contingencies
Partners' capital
  Common stock..............           --       3,000,000            --            --
  Additional paid-in capital        3,000       8,307,000            --            --
  Accumulated deficit.......           --              --     4,485,000            --
  Partners' capital.........           --       1,202,000            --     8,727,000
                                 --------     -----------   -----------   -----------
                                    3,000      12,509,000     4,485,000     8,727,000
                                 --------     -----------   -----------   -----------
                                 $104,000     $12,695,000   $ 4,485,000   $82,557,000
                                 ========     ===========   ===========   ===========



See independent auditors' report and notes to consolidated financial statements.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                                  SCHEDULE IV

                      CONSOLIDATING SCHEDULE -- OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                  PACIFIC                      LENDERS
                                 PRESIDENTIAL     THRIFT      CONSOLIDATED   POSTING AND
                                   MORTGAGE      AND LOAN     RECONVEYANCE   PUBLISHING
                                   COMPANY        COMPANY       COMPANY        COMPANY
                                 ------------   -----------   ------------   -----------
INTEREST INCOME
  Loans receivable............   $ 1,872,000    $ 7,013,000  $        --     $      --
  Deposits with financial
    institutions..............        10,000        682,000           --            --
                                 -----------    -----------  ------------    ----------
Total interest income.........     1,882,000      7,695,000           --            --
                                 -----------    -----------  ------------    ----------
INTEREST EXPENSE
  Thrift certificates greater
    than $100,000.............            --          7,000           --            --
  Other thrift certificates...            --      3,813,000           --            --
  Notes payable...............     1,379,000            --            --            --
                                 -----------    -----------  ------------    ----------
Total interest expense........     1,379,000      3,820,000           --            --
                                 -----------    -----------  ------------    ----------
Net interest income...........       503,000      3,875,000           --            --
Provision for loan losses.....     1,894,000      1,395,000           --            --
                                 -----------    -----------  ------------    ----------
Net interest income (expense)
  after provision for loan
  losses......................    (1,391,000)     2,480,000           --            --
                                 -----------    -----------  ------------    ----------
NONINTEREST INCOME
  Trust and reconveyance fees.           --             --      3,248,000           --
  Other income................       139,000        353,000           --        577,000
  Gain on sale of loans.......           --       8,895,000           --            --
  Loan servicing fees.........           --         351,000           --            --
  Equity in income of
   subsidiaries...............     4,016,000            --            --            --
                                 -----------    -----------  ------------    ----------
                                   4,155,000      9,599,000     3,248,000       577,000
                                 -----------    -----------    ----------      --------
NONINTEREST EXPENSE
 Salaries and employee
   benefits...................       392,000      5,608,000     1,712,000       146,000
  General and administrative..     1,192,000      4,002,000       927,000       152,000
  Related party fees..........     1,363,000            --            --            --
  Operations of other real
    estate....................     1,120,000         92,000           --            --
  Depreciation and
    amortization..............       529,000        446,000        26,000           --
                                 -----------    -----------  ------------    ----------
                                   4,596,000     10,148,000     2,665,000       298,000
                                 -----------    -----------  ------------    ----------
INCOME (LOSS) BEFORE INCOME
  TAXES (BENEFIT).............    (1,832,000)     1,931,000       583,000       279,000
INCOME TAXES (BENEFIT)........         1,000     (1,224,000)        1,000           --
                                 -----------    -----------  ------------    ----------
NET INCOME (LOSS).............   $(1,833,000)   $ 3,155,000    $  582,000     $ 279,000
                                 ===========    ===========  ============    ==========


                                  PACIFICAMERICA         ELIMINATING ENTRIES
                                   MONEY CENTER,      -------------------------
                                       INC..              DR             CR       CONSOLIDATED
                                  ---------------     ----------     ----------   ------------
INTEREST INCOME
  Loans receivable............       $      --        $       --     $       --   $ 8,885,000
  Deposits with financial
    institutions..............              --                --             --       692,000
                                      --------        ----------     ----------   -----------
Total interest income.........              --                --             --     9,577,000
                                      --------        ----------     ----------   -----------
INTEREST EXPENSE
  Thrift certificates greater
    than $100,000.............              --                --             --         7,000
  Other thrift certificates...              --                --             --     3,813,000
  Notes payable...............              --                --             --     1,379,000
                                      --------        ----------     ----------   -----------
Total interest expense........              --                --             --     5,199,000
                                      --------        ----------     ----------   -----------
Net interest income...........              --                --             --     4,378,000
Provision for loan losses.....              --                --             --     3,289,000
                                      --------        ----------     ----------   -----------
Net interest income (expense)
  after provision for loan
  losses......................              --                --             --     1,089,000
                                      --------        ----------     ----------   -----------
NONINTEREST INCOME
  Trust and reconveyance fees.              --                --             --     3,248,000
  Other income................              --                --         53,000     1,122,000
  Gain on sale of loans.......              --                --             --     8,895,000
  Loan servicing fees.........              --           351,000             --            --
  Equity in income of
    subsidiaries..............              --         4,016,000             --            --
                                      --------        ----------     ----------   -----------
                                            --         4,367,000         53,000    13,265,000
                                      --------        ----------     ----------   -----------
NONINTEREST EXPENSE
 Salaries and employee
   benefits...................              --                --             --     7,858,000
  General and administrative..              --                --             --     6,273,000
  Related party fees..........              --                --        351,000     1,012,000
  Operations of other real
    estate....................              --                --             --     1,212,000
  Depreciation and
    amortization..............              --                --         82,000       919,000
                                      --------        ----------     ----------   -----------
                                            --                --        433,000    17,274,000
                                      --------        ----------     ----------   -----------
INCOME (LOSS) BEFORE INCOME
  TAXES (BENEFIT).............              --         4,367,000        486,000    (2,920,000)
INCOME TAXES (BENEFIT)........              --                --             --    (1,222,000)
                                      --------        ----------     ----------   -----------
NET INCOME (LOSS).............       $      --        $4,367,000     $  486,000    (1,698,000)
                                      ========        ==========     ==========   ===========


See independent auditors' report and notes to consolidated financial statements.

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS REPORT

To the Board of Directors
PacificAmerica Money Center, Inc.

     We have audited the accompanying balance sheet of PacificAmerica Money Center, Inc. (a wholly owned subsidiary of Presidential Mortgage Company) as of December 31, 1995. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of PacificAmerica Money Center, Inc. (a wholly owned subsidiary of Presidential Mortgage Company) at December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying balance sheet has been prepared assuming that the Company will continue as a going concern. Should the proposed restructuring plan, as discussed in Note 1, not be completed, the Company would have no apparent source of future revenues and cash to operate independently which raises substantial doubt about the ability of the Company to continue as a going concern.

     The accompanying balance sheet does not include any provision or adjustments which might result from the outcome of the uncertainties discussed above.

BDO SEIDMAN, LLP

Los Angeles, California
February 29, 1996

                       PACIFICAMERICA MONEY CENTER, INC.
                     (FORMERLY PACIFIC UNITED GROUP, INC.)
                         (A WHOLLY OWNED SUBSIDIARY OF
                         PRESIDENTIAL MORTGAGE COMPANY)

                                 BALANCE SHEET

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  -------------
                                            ASSETS
Deferred offering costs (Note 2)................................................    $ 104,000
                                                                                     --------
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
  Due to Presidential Mortgage Company..........................................    $ 101,000
  Commitments and Contingencies (Note 3)
Stockholder's Equity
  Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued and
     outstanding................................................................           --
  Common stock, $.01 par value; authorized 8,000,000 shares; issued and outstanding
     3,000......................................................................           30
  Additional paid-in capital....................................................        2,970
                                                                                     --------
Total stockholder's equity......................................................        3,000
                                                                                     --------
                                                                                    $ 104,000
                                                                                     ========

                  See accompanying notes to the balance sheet.

                       PACIFICAMERICA MONEY CENTER, INC.
                     (FORMERLY PACIFIC UNITED GROUP, INC.)
                         (A WHOLLY OWNED SUBSIDIARY OF
                         PRESIDENTIAL MORTGAGE COMPANY)

                             NOTES TO BALANCE SHEET

 1. ORGANIZATION

     PacificAmerica Money Center, Inc. (the "Corporation") a Delaware corporation (formerly known as Pacific United Group, Inc.), is a financial institution holding company that was formed in February 1994 and has not yet commenced operations. The Corporation is a wholly owned subsidiary of Presidential Mortgage Company (the "Partnership"), a California limited partnership.

     In May 1996, the Partnership intends to transfer all of the outstanding capital stock of its subsidiaries Pacific Thrift and Loan Company, a California corporation, Consolidated Reconveyance Corporation, a Washington corporation, and PacificAmerica Mortgage, Inc., a Delaware corporation, to the Corporation, in order to allow those entities to file consolidated tax returns.

     In connection with a proposed restructuring plan of the Partnership, the Partnership intends to transfer all of its assets and liabilities to the Corporation in exchange for common stock of the Corporation, which the Partnership would transfer to its general and limited partners on the basis of their respective net contributed capital in the Partnership. The completion of the restructuring plan is subject to the vote of the limited partners of the Partnership, as well as certain other terms and conditions.

 2. DEFERRED OFFERING COSTS

     Deferred offering costs represent incremental costs directly attributable to the proposed offering that are being deferred and will be charged against the proceeds of the offering.

 3. COMMITMENTS AND CONTINGENCIES

     Under a 1995 Stock Option Plan the Corporation may award or grant from time to time until December 31, 2003 stock options to management, key employees and non-employee directors.

     Under a 1995 Employee Stock Purchase Plan, the Corporation may grant stock options to eligible employees of the Corporation.

     Under a Supplemental Executive Retirement Plan, participants, to be determined by the Compensation Committee will receive 1% of their average compensation for their highest three consecutive years, multiplied by the actual number of years of service. Any years of service in excess of 30 will not be taken into account. The amount of benefit is further reduced by estimated social security benefits and estimated section 401(k) plan benefits.

     The Corporation has entered into employment agreements with five officers, subject to completion of the Restructuring Plan.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Corporation's Certificate of Incorporation provides that the directors will not be personally liable to the Corporation or to any Stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

     The Bylaws provide that the Corporation will indemnify its directors and officers to the full extent permitted under the Delaware law. Pursuant to the Bylaws and Delaware law, the Corporation will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, except that no such indemnification will be made if the director or officer is judged to be liable to the Corporation, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses.

     The Bylaws authorize the Corporation to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

     The Corporation will enter into agreements with the Corporation's directors and executive officers, indemnifying them to the fullest extent permitted by Delaware law. Stockholders may have more limited recourse against such persons than would apply absent these provisions.

     The Corporation intends to obtain insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (A) EXHIBITS


        EXHIBIT
        NUMBER                                      DESCRIPTION
        -------     ---------------------------------------------------------------------------
          1.1       Underwriting Agreement*
          2.1       Restructuring Plan of Presidential Mortgage Company (the "Partnership")*
          3.1       Certificate of Incorporation of the Registrant*
          3.2       Bylaws of the Registrant*
          3.3       Fifth Amended and Restated Certificate and Agreement of Limited Partnership
                    of the Registrant (the "Partnership Agreement"), dated as of September 7,
                    1989, incorporated by reference to Exhibit 3.1 of the Registrant's
                    Registration Statement on Form S-2, as filed with the Securities and
                    Exchange Commission August 15, 1989, as amended by Amendment No. One thereto, as filed with the Securities and Exchange Commission on October
                    10, 1989 (Registration No. 33-30517) (the "1989 Registration Statement").

        EXHIBIT
        NUMBER                                      DESCRIPTION
        -------     ---------------------------------------------------------------------------
          3.4       Certificate of Limited Partnership of the Registrant on Form LP-1, as filed with the California Secretary of State and currently in effect, incorporated by reference to Exhibit 3.2 of the Registration Statement on
                    Form S-11, filed with the Securities and Exchange Commission on November
                    13, 1984, as amended on February 4 and March 1, 1985, and declared effective on March 6, 1985 (Registration No. 2-94289) (the "1984
                    Registration Statement").
          3.5       First Amendment to the Partnership Agreement dated as of May 15, 1993, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, as filed with the
                    Securities and Exchange Commission on November 27, 1994 (the "1993 Annual
                    Report").
          3.6       Second Amendment to the Partnership Agreement dated as of January 1, 1994, incorporated by reference to Exhibit 3.4 of the 1993 Annual Report.
          3.7       Certificate of Amendment of Certificate of Incorporation changing name of
                    Corporation from Pacific United Group, Inc. to PacificAmerica Money Center,
                    Inc.*
          4.1       Specimen Common Stock Certificate.
          4.2       General Partner Warrant Agreement and Warrant.
          4.3       Subscriber Warrant and Warrant Agreement.
          5.1       Opinion of Jeffer, Mangels, Butler & Marmaro regarding validity of securities being registered
          8.1       Opinion of Jeffer, Mangels, Butler & Marmaro regarding tax matters
         10.1       Employment Agreement by and between the Registrant and Joel R. Schultz*
         10.2       Employment Agreement by and between the Registrant and Richard D. Young*
         10.3       Employment Agreement by and between the Registrant and Kenneth A. Carmona*
         10.4       Employment Agreement by and between the Registrant and Norman A.
                    Markiewicz*
         10.5       Employment Agreement by and between the Registrant and Richard B. Fremed*
         10.6       Employment Agreement by and between Pacific Thrift and Loan Company, Inc.
                    and Frank Landini*
         10.7       Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers*
         10.8       Stock Option Plan, dated January 1, 1996, subject to completion of
                    Restructuring Plan*
         10.9       Stock Purchase Plan, dated January 1, 1996, subject to completion of
                    Restructuring Plan*
         10.10      Supplemental Executive Retirement Plan, dated January 1, 1996, subject to completion of Restructuring Plan*
         10.11      Employment Agreement, dated May 9, 1984, by and among Pacific and Loan
                    Association and the Registrant, as employers, and Joel R. Schultz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.2 of the 1984 Registration Statement.
         10.12      Employment Agreement, dated May 9, 1984, by and among Pacific and Loan
                    Association and the Registrant, as employers, and Norman A. Markiewicz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.3 of the 1984 Registration Statement.

        EXHIBIT
        NUMBER                                      DESCRIPTION
        -------     ---------------------------------------------------------------------------
         10.13      Loan Agreement (the "Loan Agreement"), dated as of August 28, 1990, as amended and restated May 20, 1992, and as further amended and restated as of September 28, 1994, by and among National Westminster Bank USA, as Agent and a participating Bank, the banks signatory thereto (the "Banks"), and the Registrant, incorporated by reference to Exhibit 10.4 of the 1993
                    Annual Report.
         10.14      Letter Agreement to amend Loan Agreement, dated October 26, 1995*
         10.15      Agreement for Purchase of Limited Partnership Interests of Consolidated
                    Reconveyance Company and Lenders Posting and Publishing Company, dated as of July 1, 1990, incorporated by reference to Exhibit 10.6 of the
                    Registrant's Annual Report on Form 10-K for the year ended December 31,
                    1990, as filed with the Securities and Exchange Commission on March 31,
                    1991.
         10.16      Master Loan Purchase Agreement dated as of June 21, 1995 by and between
                    Pacific Thrift and Loan Company and Aames Capital Corporation, incorporated by reference to Exhibit 10.7 of the Partnership's Annual Report on Form
                    10-K for the year ended December 31, 1994, as filed with the Securities and
                    Exchange Commission on July 26, 1995.
         10.17      Amendment to Loan Agreement dated November 28, 1995.*
         10.18      Amendment to Loan Agreement dated March 15, 1996, incorporated by reference to the Partnership's Annual Report on Form 10-K for the year ended December
                    31, 1995.
         16.1       Letter of Ernst & Young regarding termination dated September 27, 1995, incorporated by reference to the Partnership's Report on Form 8-K dated
                    September 12, 1995, as filed with the Securities and Exchange Commission on
                    September 28, 1995.
         21.1       Subsidiaries of the Registrant*
         23.1       Consent of Attorneys*
         23.2       Consent of Accountants
         23.3       Consent of Accountants
         23.4       Consent of Houlihan, Lokey, Howard & Zukin*
         23.5       Consent of Paul D. Weiser*
         23.6       Consent of James C. Neuhauser*
         24.1       Power of attorney, incorporated by reference to Power of Attorney set forth on page 7 of Part II of the Registration Statement filed November 24, 1995.
         99.1       Fairness Opinion by Houlihan, Lokey, Howard & Zukin.
         99.2       Limited Partner Ballot
         99.3       Subscription Agreement


- ---------------


* Indicates previously filed.


     (B) FINANCIAL STATEMENT SCHEDULES

        None.

     (C) OPINIONS OR APPRAISALS RELATING TO TRANSACTION


          Fairness Opinion by Houlihan, Lokey, Howard and Zukin, filed as
     Exhibit 99.1 of the Registration Statement.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities to be purchased by others, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the Prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h) (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 12, 1996.


                                          (Registrant)
                                          PacificAmerica Money Center, Inc.

                                          By:      /s/  JOEL R. SCHULTZ
                                             -------------------------------
                                                      Joel R. Schultz
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                   TITLE                   DATE
                /s/  JOEL R. SCHULTZ                 President, Chief Executive      May 12, 1996
                -------------------------            Officer, and Director
                     Joel R. Schultz

                /s/  CHARLES J. SIEGEL               Chief Financial and             May 12, 1996
                -------------------------            Accounting Officer
                     Charles J. Siegel

                /s/  RICHARD D. YOUNG                Senior Executive Vice           May 12, 1996
                -------------------------            President and Director
                     Richard D. Young

                /s/  RUSSELL G. ALLISON              Director                        May 12, 1996
                -------------------------
                     Russell G. Allison

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 EXHIBIT VOLUME

                                       TO


                             AMENDMENT NO. THREE TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                       PACIFICAMERICA MONEY CENTER, INC.
                     (FORMERLY PACIFIC UNITED GROUP, INC.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                    DESCRIPTION                                    PAGES
- -------     ------------------------------------------------------------------------  ------------
  1.1       Underwriting Agreement*.................................................
  2.1       Restructuring Plan of Presidential Mortgage Company (the
            "Partnership")*.........................................................
  3.1       Certificate of Incorporation of the Registrant*.........................
  3.2       Bylaws of the Registrant*...............................................
  3.3       Fifth Amended and Restated Certificate and Agreement of Limited
            Partnership of the Registrant (the "Partnership Agreement"), dated as of
            September 7, 1989, incorporated by reference to Exhibit 3.1 of the
            Registrant's Registration Statement on Form S-2, as filed with the
            Securities and Exchange Commission August 15, 1989, as amended by
            Amendment No. One thereto, as filed with the Securities and Exchange
            Commission on October 10, 1989 (Registration No. 33-30517) (the "1989
            Registration Statement")................................................
  3.4       Certificate of Limited Partnership of the Registrant on Form LP-1, as
            filed with the California Secretary of State and currently in effect, incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-11, filed with the Securities and Exchange Commission on
            November 13, 1984, as amended on February 4 and March 1, 1985, and declared effective on March 6, 1985 (Registration No. 2-94289) (the
            "1984 Registration Statement")..........................................
  3.5       First Amendment to the Partnership Agreement dated as of May 15, 1993, incorporated by reference to Exhibit 3.3 of the Registrant's Annual
            Report on Form 10-K for the year ended December 31, 1993, as filed with the Securities and Exchange Commission on November 27, 1994 (the "1993
            Annual Report").........................................................
  3.6       Second Amendment to the Partnership Agreement dated as of January 1,
            1994, incorporated by reference to Exhibit 3.4 of the 1993 Annual
            Report..................................................................
  3.7       Certificate of Amendment of Certificate of Incorporation changing name of Corporation from Pacific United Group, Inc. to PacificAmerica Money
            Center, Inc.*
  4.1       Specimen Common Stock Certificate.......................................
  4.2       General Partner Warrant Agreement and Warrant...........................
  4.3       Subscriber Warrant and Warrant Agreement................................
  5.1       Opinion of Jeffer, Mangels, Butler & Marmaro regarding validity of securities being registered.............................................
  8.1       Opinion of Jeffer, Mangels, Butler & Marmaro regarding tax matters......
 10.1       Employment Agreement by and between the Registrant and Joel R.
            Schultz*................................................................
 10.2       Employment Agreement by and between the Registrant and Richard D.
            Young*..................................................................
 10.3       Employment Agreement by and between the Registrant and
            Kenneth A. Carmona*.....................................................
 10.4       Employment Agreement by and between the Registrant and
            Norman A. Markiewicz*...................................................
 10.5       Employment Agreement by and between the Registrant and Richard B.
            Fremed*.................................................................
 10.6       Employment Agreement by and between Pacific Thrift and Loan Company,
            Inc. and Frank Landini*.................................................
 10.7       Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers*................................
 10.8       Stock Option Plan, dated January 1, 1996, subject to completion of
            Restructuring Plan*.....................................................
 10.9       Stock Purchase Plan, dated January 1, 1996, subject to completion of
            Restructuring Plan*.....................................................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                    DESCRIPTION                                    PAGES
- -------     ------------------------------------------------------------------------  ------------
 10.10      Supplemental Executive Retirement Plan, dated January 1, 1996, subject to completion of Restructuring Plan*....................................
 10.11      Employment Agreement, dated May 9, 1984, by and among Pacific and Loan
            Association and the Registrant, as employers, and Joel R. Schultz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.2 of the 1984 Registration Statement.........
 10.12      Employment Agreement, dated May 9, 1984, by and among Pacific and Loan
            Association and the Registrant, as employers, and Norman A. Markiewicz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.3 of the 1984 Registration
            Statement...............................................................
 10.13      Loan Agreement (the "Loan Agreement"), dated as of August 28, 1990, as amended and restated May 20, 1992, and as further amended and restated
            as of September 28, 1994, by and among National Westminster Bank USA, as
            Agent and a participating Bank, the banks signatory thereto (the
            "Banks"), and the Registrant, incorporated by reference to Exhibit 10.4 of the 1993 Annual Report...............................................
 10.14      Letter Agreement to amend Loan Agreement, dated October 26, 1995*.......
 10.15      Agreement for Purchase of Limited Partnership Interests of Consolidated
            Reconveyance Company and Lenders Posting and Publishing Company, dated as of July 1, 1990, incorporated by reference to Exhibit 10.6 of the
            Registrant's Annual Report on Form 10-K for the year ended December 31,
            1990, as filed with the Securities and Exchange Commission on March 31,
            1991....................................................................
 10.16      Master Loan Purchase Agreement dated as of June 21, 1995 by and between
            Pacific Thrift and Loan Company and Aames Capital Corporation,
            incorporated by reference to Exhibit 10.7 of the Partnership's Annual
            Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission on July 26, 1995.................
 10.17      Amendment to Loan Agreement dated November 28, 1995*....................
 10.18      Amendment to Loan Agreement dated March 15, 1996, incorporated by reference to the Partnership's Annual Report on Form 10-K for the year ended December 31, 1995.
 16.1       Letter of Ernst & Young regarding termination dated September 27, 1995, incorporated by reference to the Partnership's Report on Form 8-K dated
            September 12, 1995, as filed with the Securities and Exchange Commission on September 28, 1995...................................................
 21.1       Subsidiaries of the Registrant*.........................................
 23.1       Consent of Attorneys*...................................................
 23.2       Consent of Accountants..................................................
 23.3       Consent of Accountants..................................................
 23.4       Consent of Houlihan, Lokey, Howard & Zukin *
 23.5       Consent of Paul D. Weiser*
 23.6       Consent of James C. Neuhauser*
 24.1       Power of attorney, incorporated by reference to Power of Attorney set forth on page 7 of Part II of the Registration Statement filed November
            24, 1995................................................................
 99.1       Fairness Opinion by Houlihan, Lokey, Howard & Zukin.....................
 99.2       Limited Partner Ballot..................................................
 99.3       Subscription Agreement..................................................


- ---------------


* Indicates previously filed.